Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Exhibit 99.1
[          ], 20[     ]
Dear Aramark (“Aramark”) Stockholder:
In May 2022, Aramark announced its plan to separate Aramark Uniform Services (“AUS”) into an independent public company. The separation will occur through a distribution by Aramark of [           ] of the outstanding shares of a newly formed company named Epic NewCo, Inc. (“NewCo”), which will hold AUS, to current Aramark stockholders.
Under the intended structure, Aramark will continue to operate as a proven global leader in food and facilities services, with world-class scale and capabilities focused on serving clients across 19 countries in five principal sectors: Education, Sports, Leisure & Corrections, Healthcare, Business & Industry and Facilities & Other. We believe that Aramark and AUS can best execute their respective value-creating strategies operating as two independent, publicly traded companies.
Upon completion of the separation, each Aramark stockholder as of [          ], the record date for the distribution, will receive [          ] shares of NewCo common stock for every share of Aramark common stock held as of the close of business on the record date. NewCo common stock will be issued in book-entry form only, which means that no physical share certificates will be issued. For U.S. federal income tax purposes, the distribution is intended to be tax-free to Aramark stockholders (other than any cash that Aramark stockholders receive in lieu of fractional shares).
No vote of Aramark stockholders is required for the distribution. You do not need to take any action to receive shares of NewCo common stock to which you are entitled as an Aramark stockholder, and you do not need to pay any consideration or surrender or exchange your Aramark common stock or take any other action to receive your shares of NewCo common stock.
NewCo intends to apply to have its common stock authorized for listing on the New York Stock Exchange (the “NYSE”) under the symbol “[     ].” Following the distribution, Aramark common stock will continue to trade on the NYSE under the symbol “ARMK.”
We encourage you to read the attached information statement, which is being made available to Aramark stockholders as of the record date for the distribution. The information statement describes the distribution in detail and contains important business and financial information about NewCo.
We believe the separation provides tremendous opportunities for our businesses, as we work to continue to build long-term value. We appreciate your continuing support of Aramark and look forward to your future support of Aramark and NewCo.

Sincerely,

[ ]

John Zillmer
Chief Executive Officer
Aramark

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83

[Epic NewCo, Inc. Logo]

[ ], 20[ ]
Dear Future Epic NewCo, Inc. Stockholder:
I am pleased to welcome you as a future stockholder of Epic NewCo, Inc. (“NewCo”), a leading provider of uniform rentals and workplace supplies across the United States and Canada. We have over 75 years of experience providing our services and products to a wide variety of customers. The planned separation of NewCo from Aramark represents an exciting new chapter in our organization’s history.
As an independent, publicly traded company, we believe we will have enhanced ability to align resource and capital allocation decisions to our enhanced business strategy, enabling us to unlock significant value. The key value creation opportunities ahead of us include:
•A new emphasis on driving high-quality revenue growth within our existing customer base and with new customers in attractive verticals, applications and product categories.
•An increased, persistent focus on operating efficiencies including improving our network optimization, strategically managing our workforce and lowering in service inventory costs across our system.
•A performance-driven culture fostered by decisions that are informed by data and incentives linked to performance and aligned to the achievement of our strategic objectives.
As we invest in our business to deliver future value, we intend to take a disciplined approach to capital allocation with a clear, delineated investment framework.
We are eager to take this next step toward becoming a standalone company, recognizing that our historical operation within Aramark has given us a strong foundation to create compelling future opportunities for our business and for our investors.
We are pleased to have you as a stockholder as we prepare to become a publicly traded company and invite you to learn more about NewCo by reviewing the enclosed information statement.

Sincerely,

[ ]

Kim Scott
President and Chief Executive Officer
Epic NewCo, Inc.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been confidentially submitted to the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.
Preliminary and Subject to Completion, Dated [          ]
INFORMATION STATEMENT
Epic NewCo, Inc.
Common Stock
(par value $0.01 per share)

This information statement is being furnished in connection with the distribution by Aramark (“Aramark”) to its stockholders of [          ] of the outstanding shares of Epic NewCo, Inc. (“NewCo”), a wholly owned subsidiary of Aramark that will hold Aramark Uniform Services (“AUS”). To implement the separation, a subsidiary of Aramark will contribute to NewCo all of the assets and liabilities associated with AUS and then distribute [          ] of the shares of NewCo common stock on a pro rata basis to Aramark stockholders in a distribution that is intended to qualify as tax-free to Aramark stockholders for U.S. federal income tax purposes (other than any cash that Aramark stockholders receive in lieu of fractional shares). Following the distribution, NewCo will be a separate public company.
For every share of common stock of Aramark held of record by you as of the close of business on [          ], 20[     ], which is the record date for the distribution, you will receive [          ] shares of NewCo common stock. You will receive cash in lieu of any fractional shares of NewCo common stock that you would have received after application of the above ratio. As discussed under “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your shares of Aramark common stock in the “regular-way” market after the record date and before the distribution date, you also will be selling your right to receive shares of NewCo common stock in connection with the distribution. NewCo expects the shares of NewCo common stock to be distributed by Aramark to you at [          ], Eastern Time, on [          ], 20[     ]. This information statement refers to the date of the distribution of the NewCo common stock as the “distribution date.”
Until the separation and distribution occur, NewCo will be a wholly owned subsidiary of Aramark, and consequently, Aramark will have the sole and absolute discretion to determine and change the terms of the separation (or to terminate the separation).
No vote of Aramark stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Aramark a proxy in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing shares of Aramark common stock or take any other action to receive your shares of NewCo common stock.
There is no current trading market for NewCo common stock, although NewCo expects that a limited market, commonly known as a “when-issued” trading market, will develop on the third trading day prior to the distribution date, and NewCo expects “regular-way” trading of NewCo common stock to begin on the first trading day following the completion of the distribution. NewCo intends to apply to have its common stock listed on the New York Stock Exchange (the “NYSE”) under the symbol “[     ].” The distribution is contingent on the shares of NewCo common stock having been accepted for listing on the NYSE, subject to official notice of distribution. Following the distribution, Aramark common stock will continue to trade on the NYSE under the symbol “ARMK.”
In reviewing this information statement, you should carefully consider the matters described under the section entitled “Risk Factors.”
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is [          ].
This information statement will be made publicly available on or about [          ]. Notice of this information statement’s availability will be first sent to Aramark stockholders on or about [          ].

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Presentation of Information
Unless the context otherwise requires:
•The information included in this information statement about NewCo, including the Combined Financial Statements and unaudited Condensed Combined Financial Statements of AUS, assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution.
•References in this information statement to “NewCo,” “we,” “us,” “our,” “our company” and “the company” refer to Epic NewCo, Inc., a Delaware corporation, and its subsidiaries, unless the context otherwise requires or as otherwise specified.
•References in this information statement to “Aramark” refer to Aramark, a Delaware corporation, and its consolidated subsidiaries, including AUS, prior to completion of the separation, unless the context otherwise requires or as otherwise specified.
•References in this information statement to “AUS” refer to Aramark Uniform Services (“AUS”), a full-service employee uniform solution, including design, sourcing and manufacturing, delivery, cleaning and maintenance on a contract basis.
•References in this information statement to the “Aramark Business” refer to Aramark’s businesses other than AUS, which includes Aramark’s Food and Support Services United States segment and Food and Support Services International segment.
i

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
•References in this information statement to the “separation” refer to the separation of AUS from Aramark’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, NewCo, to hold the assets and liabilities associated with AUS after the distribution.
•References in this information statement to the “distribution” refer to the distribution by Aramark of [          ] of NewCo’s issued and outstanding shares of common stock to Aramark stockholders as of the close of business on the record date for the distribution.
•References in this information statement to NewCo’s per share data assume a distribution ratio of [          ] shares of NewCo common stock for every share of Aramark common stock.
•References in this information statement to NewCo’s historical assets, liabilities, products, businesses or activities generally refer to the historical assets, liabilities, products, businesses or activities of AUS as the business was conducted as part of Aramark prior to the completion of the separation.
•NewCo’s fiscal year ends on the Friday nearest September 30 in each year. When this information statement refers to NewCo’s fiscal years, it uses the word “fiscal” and the year number, as in “fiscal 2022,” which refers to NewCo’s fiscal year ended September 30, 2022.
Trademarks and Trade Names
Among the trademarks that NewCo owns or has rights to use that appear in this information statement is the name “[          ].” Solely for convenience, this information statement only uses the TM or ® symbols the first time any trademark or trade name is mentioned. Each trademark or trade name of any other company appearing in this information statement is, to NewCo’s knowledge, owned by such other company.
Industry Information
Unless indicated otherwise, the information concerning the industries in which NewCo participates contained in this information statement is based on NewCo’s general knowledge of and expectations concerning the industry. NewCo’s competitive position and industry size are based on estimates using NewCo’s internal data and estimates, data from various industry analyses, NewCo’s internal research and adjustments and assumptions that NewCo believes to be reasonable. In addition, NewCo believes that data regarding the industry, market size and its market position and market share within such industry provide general guidance but are inherently imprecise. Further, NewCo’s estimates and assumptions involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in the estimates and assumptions.
Non-GAAP Financial Data
All financial information presented in this information statement is derived from the Combined Financial Statements and unaudited Condensed Combined Financial Statements of AUS included elsewhere in this information statement. All financial information presented in this information statement has been prepared in United States (“U.S.”) dollars in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), except for the presentation of the following non-GAAP financial measures: Adjusted Revenue, Adjusted Operating Income, Adjusted Operating Income Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow.
NewCo presents Adjusted Revenue, Adjusted Operating Income, Adjusted Operating Income Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow in this information statement because it believes such measures provide investors with additional information to measure NewCo’s performance. Because of their limitations, these non-GAAP financial measures are not intended as alternatives to U.S. GAAP financial measures as indicators of NewCo’s operating performance and should not be considered as measures of cash available to NewCo to invest in the growth of NewCo’s business or that will be available to NewCo to meet its obligations. NewCo compensates for these limitations by using these non-GAAP financial measures along with other comparative tools, together with U.S. GAAP financial measures, to assist in the evaluation of operating performance.
ii

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
For more information on the use of Adjusted Revenue, Adjusted Operating Income, Adjusted Operating Income Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow and reconciliations to their nearest U.S. GAAP financial measures, see “Information Statement Summary—Summary Historical and Unaudited Pro Forma Condensed Combined Financial Information.”
iii

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is NewCo and why is Aramark separating AUS and distributing NewCo common stock?	NewCo, which is currently an indirect wholly owned subsidiary of Aramark, was formed to hold AUS. Aramark intends to separate NewCo from the rest of Aramark by distributing [ ] of the NewCo common stock to Aramark stockholders as of the record date for the distribution. The separation of NewCo from Aramark is intended, among other things, to enable the management of the two companies to best execute their respective value-creating strategies. Aramark expects that the separation will result in enhanced long-term performance of the businesses held by both Aramark and NewCo for the reasons discussed in the section entitled “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?	Aramark is delivering this document to you because you are a holder of shares of Aramark common stock. If you are a holder of shares of Aramark common stock as of the close of business on [ ], 20[ ], the record date of the distribution, you will be entitled to receive [ ] shares of NewCo common stock for every share of Aramark common stock that you hold at the close of business on such date. This document will help you understand how the separation and distribution will affect your post-separation ownership in Aramark and NewCo.

How will the separation of AUS from Aramark work?	As part of the separation, Aramark and its subsidiaries expect to conduct an internal reorganization (which this information statement refers to as the “internal reorganization”) in order to transfer AUS to NewCo. Aramark will then distribute [ ] of the outstanding shares of NewCo common stock to Aramark stockholders as of the record date on a pro rata basis. The distribution is intended to be tax-free to Aramark and Aramark stockholders for U.S. federal income tax purposes (other than any cash that Aramark stockholders receive in lieu of fractional shares). Following the separation, the number of shares of Aramark common stock you own will not change as a result of the separation.

Why is the separation of NewCo structured as a distribution?
Aramark believes that a distribution of shares of NewCo common stock to Aramark stockholders that is structured to be generally tax-free for U.S. federal income tax purposes is an efficient way to separate AUS in a manner that will create long-term value for Aramark stockholders.

What is the record date for the distribution?	The record date for the distribution will be [ ], 20[ ].

When will the distribution occur?	The distribution is subject to a number of conditions, but subject to the satisfaction or waiver of such conditions, it is expected that the distribution will occur at [ ], Eastern Time, on [ ], 20[ ], to holders of record of shares of Aramark common stock at the close of business on [ ], 20[ ], the record date for the distribution.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83

What do stockholders need to do to participate in the distribution?	Stockholders of Aramark as of the record date for the distribution are not required to take any action to receive NewCo common stock in the distribution, but you are urged to read this entire information statement carefully. No Aramark stockholder approval is required for the distribution, and you are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of Aramark common stock or take any other action to receive your shares of NewCo common stock. The distribution will not affect the number of outstanding shares of Aramark common stock or any rights of Aramark stockholders, although it will affect the market value of each outstanding share of Aramark common stock.

How will shares of NewCo common stock be issued?
You will receive shares of NewCo common stock through the same channels that you currently use to hold or trade shares of NewCo common stock, whether through a brokerage account, 401(k) plan or other channels. Receipt of NewCo shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements and 401(k) statements.
If you own shares of Aramark common stock as of the close of business on the record date for the distribution, including shares owned in certificate form, Aramark, with the assistance of Computershare Trust Company, N.A., the distribution agent for the distribution (the “distribution agent” or “Computershare”), will electronically distribute shares of NewCo common stock to you or to your brokerage firm on your behalf in book-entry form. Computershare will mail you a book-entry account statement that reflects your shares of NewCo common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of NewCo common stock will I receive in the distribution?	You are entitled to receive [ ] shares of NewCo common stock for every share of Aramark common stock held by you as of close of business on the record date for the distribution. Based on approximately [ ] shares of Aramark common stock outstanding as of [ ], 20[ ], a total of approximately [ ] shares of NewCo common stock will be distributed to Aramark stockholders. For additional information on the distribution, see “The Separation and Distribution.”

Will NewCo issue fractional shares of its common stock in the distribution?	No. NewCo will not issue fractional shares of its common stock in the distribution. Fractional shares that Aramark stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. A U.S. holder that receives cash in lieu of a fractional share of NewCo common stock in the distribution will generally be treated as having received such fractional share pursuant to the distribution and then as having sold such fractional share for cash. See “Material U.S. Federal Income Tax Consequences—Distribution.” Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83

What are the conditions to the distribution?
The distribution is subject to the satisfaction (or waiver by Aramark in its sole and absolute discretion) of the following conditions:
•the U.S. Securities and Exchange Commission (the “SEC”) shall have declared effective the registration statement of which this information statement forms a part; there shall be no order suspending the effectiveness of the registration statement in effect; and there shall be no proceedings for such purposes having been instituted or threatened by the SEC;
•this information statement shall have been made available to the holders of record of shares of Aramark common stock at the close of business on [          ], 20[     ], the record date for the distribution;
•Aramark shall have received a private letter ruling from the Internal Revenue Service (the “IRS”) and opinions of its outside tax advisors, in each case, satisfactory to the Aramark Board of Directors, regarding certain U.S. federal income tax matters relating to the separation and distribution and which shall not have been withdrawn or rescinded;
• the transfer of assets and liabilities contemplated to be transferred from Aramark to NewCo on or prior to the distribution shall have occurred in accordance with a separation and distribution agreement to be entered into by Aramark and NewCo in connection with the separation and distribution (the “separation and distribution agreement”), and the transfer of assets and liabilities contemplated to be transferred from NewCo to Aramark on or prior to the distribution shall have occurred in accordance with the separation and distribution agreement;
•the Aramark Board of Directors shall have received one or more opinions from an independent appraisal firm acceptable to Aramark confirming the solvency and financial viability of Aramark before the completion of the distribution and each of Aramark and NewCo after the completion of the distribution, in each case, in a form and substance acceptable to the Aramark Board of Directors in its sole and absolute discretion, and such opinion(s) shall not have been withdrawn or rescinded;
•all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities or blue sky laws and the rules and regulations thereunder shall have been taken or made and, where applicable, shall have become effective or been accepted by the applicable governmental authority;
•certain agreements contemplated by the separation and distribution agreement shall have been executed;
•there shall be no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions pending or in effect;

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83

•the shares of NewCo common stock to be distributed shall have been accepted for listing on the NYSE, subject to official notice of distribution;
•NewCo shall have completed the debt financing arrangements described under “Description of Material Indebtedness,” and Aramark shall be satisfied in its sole and absolute discretion that, as of the effective time of the distribution, Aramark will have no further liability under such debt financing arrangements; and
•there shall be no other events or developments existing or having occurred that, in the judgment of the Aramark Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and the other related transactions.
Aramark and NewCo cannot assure you that any or all of these conditions will be met, or that the separation or distribution will be consummated even if all of the conditions are met. Aramark can decline at any time to go forward with the separation or distribution. In addition, Aramark may waive any of the conditions to the distribution. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the distribution?
The completion and timing of the distribution are dependent upon a number of conditions. It is currently expected that the shares of NewCo common stock will be distributed by Aramark at [          ], Eastern Time, on [          ], 20[     ], to the holders of record of shares of Aramark common stock at the close of business on [          ], 20[     ], the record date for the distribution. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

Can Aramark decide to cancel the distribution of NewCo common stock even if all the conditions have been met?
Yes. Until the distribution has occurred, the Aramark Board of Directors has the right to terminate the distribution, even if all of the conditions described in the section entitled “The Separation and Distribution—Conditions to the Distribution” are satisfied.

What if I want to sell my Aramark common stock or my NewCo common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. If you sell your shares of Aramark common stock in the “regular-way” market after the record date and before the distribution date, you also will be selling your right to receive shares of NewCo common stock in connection with the distribution.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83

What is “regular-way” and “ex-distribution” trading of Aramark common stock?	Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, NewCo expects that there will be two markets in Aramark common stock: a “regular-way” market and an “ex-distribution” market. Aramark common stock that trades in the “regular-way” market will trade with an entitlement to shares of NewCo common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to NewCo common stock distributed pursuant to the distribution. If you are the registered holder of your shares and want to sell your shares, you should determine whether you want to sell your shares with or without an entitlement to shares of NewCo common stock in the distribution, and make any trades in the “regular-way” or “ex-distribution” market accordingly. If you decide to sell any shares of Aramark common stock before the distribution date and hold your shares in “street name,” you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Aramark common stock with or without your entitlement to NewCo common stock pursuant to the distribution.

Where will I be able to trade shares of NewCo common stock?
NewCo intends to apply for authorization to list its common stock on the NYSE under the symbol “[     ].” It is anticipated that trading in shares of NewCo common stock will begin on a “when-issued” basis on the third trading day prior to the distribution date and will continue up to and through the distribution date, and that “regular-way” trading in NewCo common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell NewCo common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. NewCo cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of Aramark common stock?	Aramark common stock will continue to trade on the NYSE after the distribution under the symbol “ARMK.”

Will the number of shares of Aramark common stock that I own change as a result of the distribution?	No. The number of shares of Aramark common stock that you own will not change as a result of the distribution.

Will the distribution affect the market price of my Aramark common stock?	Yes. As a result of the distribution, it is expected that the trading price of shares of Aramark common stock immediately following the distribution will be different from the “regular-way” trading price of such shares immediately prior to the distribution because the trading price of Aramark common stock will no longer reflect the value of AUS. There can be no assurance whether the sum of the market value of the Aramark common stock and the NewCo common stock following the separation will be higher or lower than the market value of Aramark common stock if the separation did not occur. This means, for example, that the combined trading prices of one share of Aramark common stock and [ ] shares of NewCo common stock after the distribution may be equal to, greater than or less than the trading price of one share of Aramark common stock before the distribution.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83

What are the material U.S. federal income tax consequences of the separation and distribution?
It is a condition to the distribution that Aramark receive a private letter ruling from the IRS and opinions of Aramark’s outside tax advisors, in each case, satisfactory to the Aramark Board of Directors, regarding certain U.S. federal income tax matters relating to the separation and distribution and which shall not have been withdrawn or rescinded.
Accordingly, for U.S. federal income tax purposes, it is expected that “U.S. holders” (as defined in the section entitled “Material U.S. Federal Income Tax Consequences”) generally will not recognize gain or loss or otherwise include any amount in income for U.S. federal income tax purposes upon their receipt of NewCo common stock in the distribution. U.S. holders will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of fractional shares of NewCo common stock.
For more information regarding the U.S. federal income tax consequences of the distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.” All holders of Aramark common stock should consult their own tax advisors as to the particular tax consequences of the distribution to them, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any non-U.S. tax laws.

What will NewCo’s relationship be with Aramark following the separation?	After the distribution, Aramark and NewCo will be separate companies with separate management teams and separate boards of directors. Aramark and NewCo will enter into the separation and distribution agreement to effect the separation and to provide a framework for NewCo’s relationship with Aramark after the separation, and they will enter into certain other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement, a stockholder and registration rights agreement and other transaction agreements. See “Certain Relationships and Related Party Transactions.” These agreements will provide for the allocation between NewCo and Aramark of the assets, employees, liabilities and obligations (including, among others, investments, property (including intellectual property) and employee benefits and tax-related assets and liabilities) of Aramark and its subsidiaries attributable to periods prior to, at and after NewCo’s separation from Aramark and will govern the relationship between NewCo and Aramark subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution” and “Certain Relationships and Related Party Transactions.”

Who will manage NewCo after the separation?	NewCo’s management team will be led by Kim Scott, who will be NewCo’s President and Chief Executive Officer. For more information regarding NewCo’s management and directors, see “Management” and “Directors.”

Are there risks associated with owning NewCo common stock?	Yes. Ownership of NewCo common stock is subject to both general and specific risks relating to its business, the industry in which it operates, its ongoing contractual relationships with Aramark and its status as a separate, publicly traded company. Ownership of NewCo common stock is also subject to risks relating to the separation. Certain of these risks are described in the “Risk Factors” section of this information statement. NewCo encourages you to read that section carefully.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83

Does NewCo plan to pay dividends?
NewCo has not yet determined whether it expects to pay a regular dividend after the separation and distribution, but expects to make such determination prior to the effectiveness of the registration statement of which this information statement forms a part. The timing, declaration, amount of and payment of any dividends following the separation and distribution will be within the discretion of NewCo’s Board of Directors and will depend upon many factors. See “Dividend Policy.”

Will NewCo incur any indebtedness prior to or at the time of the distribution?	Yes. NewCo expects to complete one or more financing transactions on or prior to the completion of the distribution. Approximately $1,468 million of the proceeds of such financings are expected to be used to transfer cash to Aramark. As a result of such transactions, NewCo anticipates having approximately $1,500 million of indebtedness upon completion of the distribution. On the distribution date, NewCo expects to enter into senior secured financing with a syndicate of banks, financial institutions and/or other institutional lenders, with JPMorgan Chase Bank, N.A. acting as the administrative agent and the collateral agent, in an expected aggregate amount of $1,800 million, consisting of one or more senior secured term loan facilities in an expected aggregate amount of $1,500 million (the “Term Loan Facilities”) and a revolving credit facility in an expected aggregate amount of $300 million (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Credit Facilities”). The Term Loan Facilities are expected to mature no more than five years from the date thereof. Interest on the loans under the Credit Facilities is expected to be calculated by reference to the Secured Overnight Financing Rate (“SOFR”) or an alternative base rate, plus an applicable margin, which in the case of any SOFR loan will include a customary spread adjustment. See “Description of Material Indebtedness” and “Risk Factors—Risks Related to NewCo’s Business.”

Who will be the distribution agent for the distribution and transfer agent and registrar for NewCo common stock?	The distribution agent, transfer agent and registrar for the NewCo common stock will be Computershare Trust Company, N.A. For questions relating to the transfer or mechanics of the stock distribution, you should contact [ ] toll free at [ ] or non-toll free at [ ].

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83

Where can I find more information about Aramark and NewCo?
Before the distribution, if you have any questions relating to Aramark’s business performance, you should contact:
Aramark
2400 Market Street
Philadelphia, PA 19103
Attention: Corporate Secretary
Telephone: (215) 238-3000
After the distribution, NewCo stockholders who have any questions relating to NewCo’s business performance should contact NewCo at:
Epic NewCo, Inc.
[          ]
[          ]
Attention: [          ]
Telephone: [          ]
The NewCo website (www.[          ].com) will be operational on or around [          ], 20[     ]. The NewCo website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
INFORMATION STATEMENT SUMMARY
The following is a summary of selected information discussed in this information statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and NewCo’s business and financial position, you should carefully review this entire information statement. Unless the context otherwise requires or as otherwise specified, the information included in this information statement about NewCo, including the Combined Financial Statements and unaudited Condensed Combined Financial Statements of AUS, assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires or as otherwise specified references in this information statement to “NewCo,” “we,” “us,” “our,” “our company” and “the company” refer to NewCo, a Delaware corporation, and its subsidiaries. Unless the context otherwise requires or as otherwise specified references in this information statement to “Aramark” refer to Aramark, a Delaware corporation, and its consolidated subsidiaries, including AUS prior to completion of the separation.
Unless the context otherwise requires or as otherwise specified references in this information statement to NewCo’s historical assets, liabilities, products, businesses or activities of NewCo’s businesses are generally intended to refer to the historical assets, liabilities, products, businesses or activities of AUS as it was conducted as part of Aramark prior to completion of the separation.
Overview
NewCo is a leading provider of uniform rentals and workplace supplies across the United States and Canada. We provide uniforms, mats, towels, linens, restroom supplies, first-aid supplies, safety products and other workplace supplies. In fiscal year 2022, we generated revenue of approximately $2.7 billion. We are one of the largest companies operating within the United States and Canada in our industry.
We have over 75 years of experience providing uniforms and workplace supplies and a broad footprint that supports efficient delivery of our services and products to more than 300,000 customer locations across the United States and Canada. Our customer base participates in a wide variety of industries including manufacturing, hospitality, retail, food processing, pharmaceuticals, healthcare and automotive. We serve customers ranging from small, family-owned operations with a single location to large corporations and national franchises with multiple locations.
Our customers value the uniforms and workplace supplies we deliver as our services and products can help them reduce operating costs, enhance brand image, maintain a safe and clean workplace and focus on their core business. We provide a full range of uniform programs, managed restroom supply services and first-aid and safety products, as well as ancillary items such as floor mats, towels and linens. Additionally, we provide garments and contamination control supplies that help customers maintain controlled, cleanroom environments commonly used in the manufacturing of electronics, pharmaceuticals and medical equipment.
Our team consists of approximately 19,000 teammates who operate over 350 sites including laundry plants, satellite plants, distribution centers and manufacturing plants. We leverage our broad footprint and our supply chain, delivery fleet and route logistics capabilities to serve customers on a recurring basis, typically weekly, and primarily through multi-year contracts. In addition, we offer customized uniforms through direct sales agreements, typically for large regional or national companies.
NewCo is led by Kim Scott, President and Chief Executive Officer, Rick Dillon, Executive Vice President and Chief Financial Officer and Tim Donovan, Executive Vice President and General Counsel. These executives have deep expertise in their respective fields. They were recruited to lead NewCo as a standalone, independent company and are complemented by long-tenured members of management across the company’s commercial and operational functions as well as newly appointed leaders who bring functional expertise, diversity and depth to the NewCo leadership team.

Confidential Treatment Requested by Epic NewCo, Inc.
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Our Competitive Advantages
We believe we have significant competitive advantages including our full-service uniform solution offering, size and scale, extensive network footprint, long-tenured customer relationships and experienced leadership team. Given our robust capabilities, scale and talent, we are well positioned to partner with customers for their future needs across a range of services, use cases and business strategies. Some of our key competitive strengths include:
Full-Service Uniforms and Workplace Supplies Offering: We offer a full-service uniform solution including the ability to design, source, manufacture, customize, personalize, deliver, launder, sanitize, mend and replace uniforms on a regular and recurring basis. Our uniform offerings include shirts, pants, outerwear, gowns, scrubs, high visibility garments, particulate-free garments and flame-resistant garments, along with shoes and accessories. In addition to uniforms, we also provide workplace supplies including managed restroom supply services, first-aid supplies and safety products, floor mats, towels, linens and other workplace supplies.
Critical Scale in Growing, Fragmented Industry: We believe the market opportunity for our services is significant and growing. We estimate our total addressable market to be approximately $48 billion as of March 31, 2023. Within the United States and Canada, we are the second largest provider in our industry, based on publicly reported information related to revenue, number of employees and facilities data for each of Cintas, Aramark and Unifirst. We believe our size and scale provide a competitive advantage in purchasing power, route density, operating efficiencies and ability to attract and retain talent as compared to smaller local and regional competitors.
Extensive Network Footprint: We serve over 95% of the largest metropolitan statistical areas in the United States and every province in Canada. Our footprint enables us to serve large, national customers across the United States and Canada.
Long-Tenured Customer Relationships: We deliver to over 300,000 customer locations and serve businesses which participate across numerous industries. We maintain long-term relationships with our customers due to the quality of our services and products, our ability to deliver on-time and our ability to provide workplace supplies and services that support our customers’ individual strategies and needs.
We believe a key differentiator in our service model is the relationship between our route service representatives and customers. We work to build relationships and trust through weekly, face-to-face interactions with our customers. We believe our customer retention rate was in excess of 90% in the five years ended September 30, 2022, according to internal estimates. Retaining existing customers affords us more opportunities to cross-sell high-value workplace supplies.
Experienced Leadership Team: NewCo is led by Kim Scott, President and Chief Executive Officer, and Rick Dillon, Executive Vice President and Chief Financial Officer. These executives have deep experience in their respective areas. They were hired to lead NewCo as a standalone, independent company and are complemented by seasoned industry executives across the company’s commercial and operational functions as well as newly appointed leaders who bring functional expertise, diversity and depth to the NewCo leadership team.
Ms. Scott has deep and relevant expertise with recurring revenue models having led and operated multiple businesses of this nature over the past 16 years. She also has extensive experience in logistics, route-based distribution and complex rental or subscription-based programs, including in her role as Chief Operating Officer of Terminix. Additionally, she has a broad operating background that includes plant management, logistics, procurement, engineering, acquisitions and large-scale integrations. She joined Aramark in October 2021 as President and CEO of Aramark Uniform Services to develop and launch an accelerated growth and value creation strategy for the company, while also preparing NewCo to be a standalone, independent public company.
Mr. Dillon is a seasoned public company executive with more than 20 years of experience in finance leadership roles. Prior to joining Aramark, Mr. Dillon served as the Chief Financial Officer and Executive Vice President of two publicly traded companies, Enerpac Tool Group and Century Aluminum. He joined Aramark in May 2022 to serve as Chief Financial Officer of Aramark Uniform Services and to prepare NewCo to be a standalone, independent public company.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Our executive leaders foster a culture of investing in our people, supporting their growth and development, instilling a sense of higher purpose, winning through teamwork with integrity and creating a safe environment for all. In addition, our commitment to diversity, equity and inclusion continues to shape our teammate engagement and recruiting efforts.
Value Creation Strategy
As an independent company, we will focus on the development, growth and expansion of our business, with increased flexibility to pursue independent strategic and financial plans, adapt quickly to the changing needs of our customers and sector dynamics, effectively allocate capital to invest in growth areas and accelerate decision-making processes. We are focused on long-term opportunities to make deliveries in our service network more effective, which we expect will drive revenue growth and margin expansion. Our new independence will enable sharper focus on our customers, which we believe will also enhance our competitive positioning and performance.
Our strategy is focused on creating shareholder value through high-quality and profitable revenue growth that is underpinned by efficient operations and a performance-driven culture. We plan to pursue the following key strategies to drive value creation and grow our business:
High-Quality Revenue Growth
Going forward, our strategy will continue to focus on retaining customers, with an increased emphasis on increasing revenue per stop through cross-selling, investing in attractive sectors, margin accretive products and service offerings and adding new customers on existing routes to increase our route density. We believe that, by focusing on these areas, we will achieve higher growth rates with more attractive margin profiles.
Customer Retention: We serve an attractive, large and long-tenured customer base with services and products that generate recurring revenue streams that typically allow more predictability of revenue than non-recurring revenue business models. We continue to remain focused on retaining these customers, including by ensuring we are delivering new value through new or updated services and products. We will continue to modernize the customer experience to make it easier for our customers to continue to do business with us. This includes investments in new technology, such as sophisticated, digital customer portals, as well as investments in our customer service process to enhance our route check-in process and predictive analytics that help us better anticipate customer service opportunities.
Increasing Revenue Per Stop Through Cross-Selling to Leverage Fixed Costs: On average, our current customers take advantage of approximately 30% to 40% of our full line of services and products. We believe there is a significant opportunity to increase our wallet share with our existing customers through cross-selling additional services and products, including compelling adjacent services such as first aid and managed restroom services. This is expected to result in high-margin growth with existing customers by increasing revenue per stop and leveraging our existing delivery costs. We have invested in tools to support our trusted and tenured route service representative teammates, and we are incentivizing them to pursue these opportunities with our existing customer base.
Targeting Attractive Sectors, Services and Products: We are implementing more targeted sales strategies to drive growth across high-value sectors, services and products. Using enhanced data analytics and insights will enable us to focus on customer wins that improve our revenue mix. An example is our cleanroom offering, where we have established distinct capabilities that allow us to provide this quality-sensitive service that also delivers higher margins.
Increasing Route Density: We are establishing route density metrics to target sales along existing customer routes. We will focus on implementing analytical and geographical prospecting tools that will aid and reward our sales representatives for delivering growth that increases route density and lowers our overall cost to serve per route.
Efficient Operations
Our operations currently include significant cost inputs in areas such as labor, in service inventory costs, plant operating costs and service-related costs. We are working to instill a continuous improvement mindset in our

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
teammates by instituting disciplined, financial metrics and reporting, key performance indicator monitoring and strengthening our leadership in key functional areas such as supply chain, logistics and plant operations.
In our collaboration with new function leaders, we have identified key areas of opportunity to reduce our operating costs and expand margins across our business:
Network Optimization: A comprehensive analysis of our plant network and customer flows (route movements from plant to customer) has revealed a significant opportunity throughout our network to lower our cost to serve our customers. Further, we have identified a portfolio of initiatives related to routing and scheduling efficiencies and transport and logistics improvements. We believe we can deliver margin expansion through this flow optimization.
Workforce Management: We are working to reduce our labor costs by decreasing frontline turnover to improve plant productivity, reducing general and administrative costs and increasing plant automation.
Merchandise Inventory Management: We are focused on lowering in service inventory costs across our system in order to improve the profitability of new and existing business. Examples include delivering higher levels of garment and product reuse to reduce the issuance of new products and supply chain procurement strategies to reduce purchasing costs.
Performance-Driven Culture
Fostering a performance-driven culture is essential to the delivery of high-quality revenue growth and margin expansion. We are focused on further strengthening our capabilities and enhancing competencies in functional areas that are core to the delivery of our strategy such as sales and marketing, pricing, procurement, logistics, technology, talent acquisition and retention and plant operations. We have invested across these areas over the past year and will continue to strengthen these teams to support our strategy. We will make decisions that are informed by data and design performance measurements and incentives that are aligned to the achievement of our strategic objectives.
Summary of Risk Factors
An investment in NewCo is subject to a number of risks, including risks relating to its business, risks related to NewCo’s separation from Aramark and risks related to NewCo common stock. Set forth below is a high-level summary of some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” of this information statement for a more thorough description of these and other risks.
Risks Related to NewCo’s Business
•Unfavorable economic conditions have in the past adversely affected, are currently adversely affecting and in the future could adversely affect NewCo’s business, financial condition or results of operations.
•Increases in fuel and energy costs could materially and adversely affect NewCo’s business, financial condition or results of operations.
•NewCo’s failure to retain its current customers, renew its existing customer contracts on comparable terms and obtain new customer contracts could adversely affect NewCo’s business, financial condition or results of operations.
•Natural disasters, global calamities, climate change, political unrest and other adverse incidents beyond NewCo’s control could adversely affect NewCo’s business, financial condition or results of operations.
•Competition in NewCo’s industry could adversely affect NewCo’s business, financial condition or results of operations.
•NewCo may be adversely affected if customers reduce their outsourcing or use of preferred vendors.
•Risks associated with NewCo’s suppliers and service providers could adversely affect NewCo’s business, financial condition or results of operations.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
•NewCo’s contracts may be subject to challenge by its customers, which, if determined adversely, could affect NewCo’s business, financial condition or results of operations.
•NewCo’s expansion strategy involves risks.
•NewCo’s international business faces risks that could have an effect on NewCo’s business, financial condition or results of operations.
•The ultimate scale and scope of recurring outbreaks stemming from the COVID-19 pandemic (“COVID-19”) and the pace and degree of recovery are unknown and may continue to impact NewCo’s business for an extended period. The overall impact on NewCo’s business, financial condition and results of operations has been material and it may continue to be material.
•NewCo’s business may suffer if it is unable to hire and retain sufficient qualified personnel or if labor costs increase.
Risks Related to the Separation and Distribution
•NewCo has no history of operating as an independent company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.
•Following the separation, NewCo’s financial profile will change, and it will be a smaller, less diversified company than Aramark prior to the separation.
•NewCo may not achieve some or all of the expected benefits of the separation.
•If NewCo is unable to replace the services that Aramark currently provides to AUS on terms that are at least as favorable to NewCo as the terms on which Aramark is providing such services, NewCo’s business, financial condition or results of operations could be adversely affected.
•NewCo’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which it will be subject as a standalone publicly traded company following the distribution.
•Following the separation, NewCo will reposition its brand to remove the Aramark name, which could adversely affect its ability to attract and maintain customers.
•NewCo will incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations.
Risks Related to NewCo’s Common Stock and Organizational Documents
•There can be no assurance that NewCo will have access to the capital markets on terms acceptable to NewCo.
•As an independent, publicly traded company, NewCo may not enjoy the same benefits that it did as a part of Aramark.
•There is no assurance that an active trading market for NewCo common stock will develop or be sustained after the distribution and, following the distribution, the price of NewCo common stock may fluctuate significantly.
•A significant number of shares of NewCo common stock may be sold following the distribution, which may cause the NewCo stock price to decline.
•Your percentage of ownership in NewCo may be diluted in the future.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
•NewCo has not yet determined its dividend policy, and even if NewCo determines that its dividend policy will be to pay a regular dividend, NewCo cannot guarantee the timing, declaration, amount or payment of dividends on its common stock.
•Anti-takeover provisions could enable NewCo’s Board of Directors to resist a takeover attempt by a third party and limit the power of its stockholders.
The Separation and Distribution
On May 10, 2022, Aramark announced that it intended to separate AUS into an independent public company. Aramark intends to effect the separation through a pro rata distribution to the Aramark stockholders of [          ] of the common stock of a new entity formed to hold the assets and liabilities associated with AUS.
On [          ], 20[     ], the Aramark Board of Directors approved the distribution of [          ] of NewCo’s issued and outstanding shares of common stock on the basis of [          ] shares of NewCo common stock for every share of Aramark common stock held as of the close of business on [          ], 20[     ], the record date for the distribution.
NewCo’s Post-Separation Relationship with Aramark
After the distribution, Aramark and NewCo will each be separate companies with separate management teams and separate boards of directors. Prior to the distribution, Aramark and NewCo will enter into the separation and distribution agreement. In connection with the separation, NewCo will also enter into various other agreements to effect the separation and to provide a framework for NewCo’s relationship with Aramark after the separation, including a transition services agreement, a tax matters agreement, an employee matters agreement, a stockholder and registration rights agreement and other transaction agreements. See “Certain Relationships and Related Party Transactions.” These agreements will provide for the allocation between NewCo and Aramark of the assets, employees, liabilities and obligations (including, among others, investments, property (including intellectual property) and employee benefits and tax-related assets and liabilities) of Aramark and its subsidiaries attributable to periods prior to, at and after NewCo’s separation from Aramark and will govern the relationship between NewCo and Aramark subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution” and “Certain Relationships and Related Party Transactions.”
Reasons for the Separation
The Aramark Board of Directors believes that the separation of AUS from Aramark into an independent, publicly traded company is in the best interests of Aramark and its stockholders for a number of reasons, including:
•Enhanced Focus on Strategic, Operational Drivers to Accelerate Revenue Growth. The separation will permit each of Aramark and NewCo to more effectively pursue its own distinct operating priorities and strategies, and will enable the management teams of each of the two companies to focus on strengthening its core business and addressing its unique operating and other needs, and pursue distinct and targeted opportunities for long-term revenue growth and profitability.
•More Efficient Resource and Capital Allocation to Pursue Each Company’s Strategic Goals. The separation will permit each of Aramark and NewCo to allocate its financial resources to meet the unique needs of its own business, which will allow each company to intensify its focus on its distinct strategic priorities. The separation will also allow each business to more effectively pursue its own distinct capital structures and capital allocation strategies, and allow flexibility for optimizing each business’s respective capital structure. In addition, after the separation, the respective businesses within each company will no longer compete internally with the businesses of the other company for capital and other corporate resources.
•Targeted Investment Opportunity. The separation will allow each of Aramark and NewCo to more effectively articulate a clear investment thesis to attract a long-term investor base suited to its business, and

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
will facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities.
•Creation of Independent Equity Currencies. The separation will create independent equity securities for each of Aramark and NewCo, affording each direct access to the capital markets and enabling it to use its own industry-focused stock to consummate future acquisitions or other transactions. As a result, Aramark and NewCo will have more flexibility to capitalize on its unique strategic opportunities.
•Employee Incentives, Recruitment and Retention. The separation will allow each of Aramark and NewCo to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and business performance. In addition, the separation will allow incentive structures and targets at each company to be better aligned with each underlying business. Similarly, recruitment and retention will be enhanced by more consistent talent requirements across the businesses, allowing both recruiters and applicants greater clarity and understanding of talent needs and opportunities associated with the core business activities, principles and risks of each company.
•Other Business Rationales. The separation will separate and simplify the structures currently required to manage a number of distinct and differing underlying businesses. These differences include exposure to industry cycles, manufacturing and procurement methods, customer base, research and development activities, and overhead structures.
The Aramark Board of Directors also considered a number of potentially negative factors in evaluating the separation, including that (1) the anticipated benefits of the separation may not be achieved for a variety of reasons; and (2) after the separation, as a standalone company, NewCo may be unable to obtain the goods and services that AUS previously obtained as part of Aramark at prices or on terms as favorable as those currently obtained by Aramark. In determining to pursue the separation, the Aramark Board of Directors concluded the potential benefits of the separation outweighed the foregoing factors. See the sections entitled “The Separation and Distribution—Reasons for the Separation” and “Risk Factors” included elsewhere in this information statement.
Corporate Information
NewCo was incorporated in Delaware for the purpose of holding AUS in connection with the separation and distribution described in this information statement. Prior to the transfer of AUS to NewCo by Aramark, which will occur prior to the distribution, NewCo will have no operations other than those incidental to the separation. The address of NewCo’s principal executive offices following the distribution will be [          ]. Its telephone number after the distribution will be [          ]. NewCo will maintain an Internet site at www.[          ].com. This website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.
Reason for Furnishing This Information Statement
This information statement is being furnished solely to provide information to Aramark stockholders who will receive shares of NewCo common stock in the distribution. It is not to be construed as an inducement or encouragement to buy or sell any of NewCo’s securities. The information contained in this information statement is believed by NewCo to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Aramark nor NewCo will update the information, except as may be required in the normal course of their respective disclosure obligations and practices.
Summary Historical and Unaudited Pro Forma Condensed Combined Financial Information
The following summary financial data reflects the combined operations of AUS. The summary historical and unaudited pro forma condensed combined financial information shown below should be read in conjunction with the sections herein entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Certain

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Relationships and Related Party Transactions” as well as the AUS audited Combined Financial Statements and unaudited Condensed Combined Financial Statements and the corresponding notes included elsewhere in this information statement. For factors that could cause actual results to differ materially from those presented in the summary historical and pro forma condensed combined financial information, see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this information statement.
The summary historical condensed combined financial information for each of the fiscal years in the three-year period ended September 30, 2022 was derived from the AUS audited Combined Financial Statements and for each of the six months ended March 31, 2023 and April 1, 2022 from the AUS unaudited Condensed Combined Financial Statements, which are included elsewhere in this information statement.
The summary unaudited pro forma condensed combined financial information for the six months ended March 31, 2023 and the fiscal year ended September 30, 2022, has been derived from the AUS unaudited pro forma combined financial information, which is included elsewhere in this information statement.

	Pro Forma		Historical
	Six Months Ended	Fiscal Year Ended	Six Months Ended		Fiscal Year Ended
	March 31,	September 30,	March 31,	April 1,	September 30,	October 1,	October 2,
Thousands of Dollars	2023	2022	2023	2022	2022	2021	2020
Revenue	$1,400,002	$2,687,005	$1,400,002	$1,324,112	$2,687,005	$2,456,577	$2,561,996
Cost of services provided (exclusive of depreciation and amortization)	995,576	1,909,676	995,576	921,967	1,909,676	1,765,635	1,813,985
Depreciation and amortization	68,663	136,665	67,507	66,868	134,352	133,306	137,158
Selling, general and administrative expenses	243,964	462,926	243,151	230,499	450,734	461,397	461,133
Total Operating Expenses	1,308,203	2,509,267	1,306,234	1,219,334	2,494,762	2,360,338	2,412,276
Operating Income	$91,799	$177,738	$93,768	$104,778	$192,243	$96,239	$149,720
Operating Income Margin	6.6%	6.6%	6.7%	7.9%	7.2%	3.9%	5.8%
Net Income	$27,317	$47,820	$70,323	$75,821	$141,679	$74,270	$111,647
Net Income Margin	2.0%	1.8%	5.0%	5.7%	5.3%	3.0%	4.4%
Earnings per share
Basic			n/a	n/a	n/a	n/a	n/a
Diluted			n/a	n/a	n/a	n/a	n/a
Net cash provided by operating activities	n/a	n/a	$68,765	$86,393	$232,847	$244,335	$231,291
Other Financial Information
Adjusted Revenue(a)	$1,400,002	$2,687,005	$1,400,002	$1,324,112	$2,687,005	$2,456,577	$2,517,256
Adjusted Operating Income(a)	$116,779	$239,261	$122,256	$114,688	$247,214	$146,574	$179,506
Adjusted Operating Income Margin(a)	8.3%	8.9%	8.7%	8.7%	9.2%	6.0%	7.1%
EBITDA(a)	$160,462	$314,403	$161,275	$171,646	$326,595	$229,545	$286,878
Adjusted EBITDA(a)	$180,389	$367,422	$184,710	$177,146	$373,062	$270,295	$298,633
Adjusted EBITDA Margin(a)	12.9%	13.7%	13.2%	13.4%	13.9%	11.0%	11.9%
Free Cash Flow(a)	n/a	n/a	$47,072	$68,339	$163,714	$156,903	$199,857
__________________
(a)In addition to NewCo’s operating results, as calculated in accordance with U.S. GAAP, NewCo uses non-GAAP financial measures, which include Adjusted Revenue, Adjusted Operating Income, Adjusted Operating Income Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow, when monitoring and evaluating operating performance. The non-GAAP financial measures presented in this information statement are supplemental measures of NewCo’s performance that NewCo believes help investors because they enable better comparisons of NewCo’s historical results and allow NewCo’s investors to evaluate its performance based on the same metrics that NewCo uses to evaluate its performance and trends in its results. NewCo’s presentation of these metrics has limitations as an

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
analytical tool and should not be considered in isolation or as a substitute for analysis of NewCo’s results as reported under U.S. GAAP. You should not consider these measures as alternatives to revenue, operating income, operating income margin, net income, net income margin or net cash provided by operating activities determined in accordance with U.S. GAAP. NewCo believes that these non-GAAP financial measures, in addition to the corresponding U.S. GAAP financial measures, are important supplemental measures which exclude non-cash or other items that may not be indicative of or are unrelated to NewCo’s core operating results and the overall health of NewCo. Adjusted Revenue, Adjusted Operating Income, Adjusted Operating Income Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow as presented by NewCo may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Thousands of Dollars	Pro Forma	Historical
	Six Months Ended	Six Months Ended	Fiscal Year Ended
	March 31,	March 31,	September 30,	October 1,
	2023	2023	2022	2021
Cash and cash equivalents	$30,000	$10,493	$23,736	$41,106
Working Capital(a)	655,765	643,198	585,086	548,602
Total property and equipment, net	659,359	652,419	649,599	665,450
Total Assets	3,176,541	3,146,514	3,133,012	3,108,383
Total Liabilities	2,271,552	773,582	797,200	776,398
Total parent’s equity	904,989	2,372,932	2,335,812	2,331,985
__________________
(a)Working Capital represents Total current assets less Total current liabilities.
The tables below reconcile NewCo’s non-GAAP financial measures to the nearest financial measure that is in accordance with U.S. GAAP for the periods presented.
Adjusted Revenue (Non-GAAP financial measure)

	Pro Forma		Historical
	Six Months Ended	Fiscal Year Ended	Six Months Ended		Fiscal Year Ended
	March 31,	September 30,	March 31,	April 1,	September 30	October 1,	October 2,
Thousands of Dollars	2023	2022	2023	2022	2022	2021	2020
Revenue (U.S. GAAP)	$1,400,002	$2,687,005	$1,400,002	$1,324,112	$2,687,005	$2,456,577	$2,561,996
Estimated Impact of 53rd Week(a)	—	—	—	—	—	—	(44,740)
Adjusted Revenue (Non-GAAP)(b)	$1,400,002	$2,687,005	$1,400,002	$1,324,112	$2,687,005	$2,456,577	$2,517,256
__________________
(a)Adjustments to eliminate the estimated impact of a 53rd week of operations during fiscal 2020.
(b)Adjusted Revenue represents Revenue adjusted for the Estimated Impact of 53rd Week.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Adjusted Operating Income (Non-GAAP financial measure)

	Pro Forma		Historical
	Six Months Ended	Fiscal Year Ended	Six Months Ended		Fiscal Year Ended
	March 31,	September 30,	March 31,	April 1,	September 30,	October 1,	October 2,
Thousands of Dollars	2023	2022	2023	2022	2022	2021	2020
Operating Income (U.S. GAAP)	$91,799	$177,738	$93,768	$104,778	$192,243	$96,239	$149,720
Amortization of Acquired Intangibles(a)	13,003	$25,902	13,003	12,875	25,902	25,012	24,849
Severance and Other Charges(b)	5,450	—	5,450	—	—	7,970	4,923
Merger and Integration Related Charges(c)	—	—	—	—	—	22,169	24,576
Separation Related Charges(d)	3,448	10,695	6,956	—	4,143	—	—
Estimated Impact of 53rd Week(e)	—	—	—	—	—	—	(2,885)
Gain, Losses, Settlements and Other Items(f)	3,079	24,926	3,079	(2,965)	24,926	(4,816)	(21,677)
Adjusted Operating Income (Non- GAAP)(g)	$116,779	$239,261	$122,256	$114,688	$247,214	$146,574	$179,506
Operating Income Margin (U.S. GAAP)	6.6%	6.6%	6.7%	7.9%	7.2%	3.9%	5.8%
Adjusted Operating Income Margin (Non-GAAP)(h)	8.3%	8.9%	8.7%	8.7%	9.2%	6.0%	7.1%
__________________
(a)Adjustments to eliminate amortization expense recognized on acquisition-related intangible assets.
(b)Adjustments to eliminate severance expenses in the applicable period.
(c)Adjustments to eliminate merger and integration charges related to the AmeriPride acquisition, including costs for transitional employees and integration related consulting costs, charges related to plant consolidation, mainly asset write-downs, the implementation of a new laundry enterprise resource planning system and other expenses.
(d)Adjustments to eliminate charges related to the separation of AUS, including salaries and benefits and one-time expenses relating to recruiting and relocation costs, accounting and legal related expenses, information system separation and implementation costs, branding and other costs.

	Pro Forma		Historical
	Six Months Ended	Fiscal Year Ended	Six Months Ended	Fiscal Year Ended
Thousands of Dollars	March 31, 2023	September 30, 2022	March 31, 2023	September 30, 2022
Salaries and Benefits	$—	$—	$3,508	$1,434
One-Time Expenses	3,448	$2,709	3,448	2,709
Pro Forma One-Time Expenses	—	7,986	—	—
Total Separation Related Charges	$3,448	$10,695	$6,956	$4,143
(e)Adjustments to eliminate the estimated impact of a 53rd week of operations during fiscal 2020.
(f)Adjustments to eliminate certain transactions that are not indicative of NewCo’s ongoing operational performance, primarily for non-cash charges for inventory write-downs to net realizable value, excess inventory and fixed asset write-offs related to personal protective equipment ($20.5 million for fiscal 2022), the impact of the change in fair value related to certain gasoline and diesel agreements ($1.3 million loss for the six months ended March 31, 2023, $0.1 million loss for the six months ended April 1, 2022, $5.8 million loss for fiscal 2022, $5.4 million gain for fiscal 2021 and $0.3 million loss for fiscal 2020), gain from the insurance proceeds received related to the impact of property damage from a tornado in Nashville ($3.1 million gain for the six months ended April 1, 2022, $3.1 million gain for fiscal 2022 and $16.3 million gain for fiscal 2020), pension plan charges related to a withdrawal liability ($0.7 million in fiscal 2021), a favorable settlement related to a withdrawal liability obligation ($6.6 million for fiscal 2020), non-cash charges for the impairment of operating lease right-of-use assets and property and equipment related to certain real estate properties ($7.7 million for the six months ended March 31, 2023), gain from the sale of land ($6.8 million for the six months ended March 31, 2023), charges related to a legal settlement ($0.9 million for the six months ended March 31, 2023 and $1.8 million for fiscal 2022) and other costs.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
(g)Adjusted Operating Income represents Operating Income adjusted for Amortization Expense of Acquired Intangibles; Severance and Other Charges; Merger and Integration Related Charges; Separation Related Charges; Estimated Impact of 53rd Week; and Gain, Losses, Settlements and Other Items impacting comparability.
(h)Adjusted Operating Income Margin represents Adjusted Operating Income as a percentage of Adjusted Revenue.
Adjusted EBITDA (Non-GAAP financial measure)

	Pro Forma		Historical
	Six Months Ended	Fiscal Year Ended	Six Months Ended		Fiscal Year Ended
	March 31,	September 30,	March 31,	April 1,	September 30,	October 1,	October 2,
Thousands of Dollars	2023	2022	2023	2022	2022	2021	2020
Net Income (U.S. GAAP)	$27,317	$47,820	$70,323	$75,821	$141,679	$74,270	$111,647
Provision for Income Taxes	8,889	15,746	23,796	25,902	48,280	23,089	37,867
Interest Expense and Other, net	55,593	114,172	(351)	3,055	2,284	(1,120)	206
Depreciation and Amortization	68,663	136,665	67,507	66,868	134,352	133,306	137,158
EBITDA (Non-GAAP)(a)	160,462	314,403	161,275	171,646	326,595	229,545	286,878
Share-Based Compensation	7,950	17,398	7,950	8,465	17,398	15,427	6,818
Severance and Other Charges(b)	5,450	—	5,450	—	—	7,970	4,923
Merger and Integration Related Charges(c)	—	—	—	—	—	22,169	24,576
Separation Related Charges(d)	3,448	10,695	6,956	—	4,143	—	—
Estimated Impact of 53rd Week(e)	—	—	—	—	—	—	(2,885)
Gain, Losses, Settlements and Other Items(f)	3,079	24,926	3,079	(2,965)	24,926	(4,816)	(21,677)
Adjusted EBITDA (Non-GAAP)(g)	$180,389	$367,422	$184,710	$177,146	$373,062	$270,295	$298,633
Net Income Margin (U.S. GAAP)	2.0%	1.8%	5.0%	5.7%	5.3%	3.0%	4.4%
Adjusted EBITDA Margin (Non-GAAP)(h)	12.9%	13.7%	13.2%	13.4%	13.9%	11.0%	11.9%
__________________
(a)EBITDA represents Net Income adjusted for Provision for Income Taxes; Interest Expense and Other, net; and Depreciation and Amortization.
(b)Adjustments to eliminate severance expenses in the applicable period.
(c)Adjustments to eliminate merger and integration charges related to the AmeriPride acquisition, including costs for transitional employees and integration related consulting costs, charges related to plant consolidation, mainly asset write-downs, the implementation of a new laundry enterprise resource planning system and other expenses.
(d)Adjustments to eliminate charges related to the separation of AUS, including salaries and benefits and one-time expenses relating to recruiting and relocation costs, accounting and legal related expenses, information system separation and implementation costs, branding and other costs.

	Pro Forma		Historical
	Six Months Ended	Fiscal Year Ended	Six Months Ended	Fiscal Year Ended
Thousands of Dollars	March 31, 2023	September 30, 2022	March 31, 2023	September 30, 2022
Salaries and Benefits	$—	$—	$3,508	$1,434
One-Time Expenses	3,448	$2,709	3,448	2,709
Pro Forma One-Time Expenses	—	7,986	—	—
Total Separation Related Charges	$3,448	$10,695	$6,956	$4,143

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
(e)Adjustments to eliminate the estimated impact of a 53rd week of operations during fiscal 2020.
(f)Adjustments to eliminate certain transactions that are not indicative of NewCo’s ongoing operational performance, primarily for non-cash charges for inventory write-downs to net realizable value, excess inventory and fixed asset write-offs related to personal protective equipment ($20.5 million for fiscal 2022), the impact of the change in fair value related to certain gasoline and diesel agreements ($1.3 million loss for the six months ended March 31, 2023, $0.1 million loss for the six months ended April 1, 2022, $5.8 million loss for fiscal 2022, $5.4 million gain for fiscal 2021 and $0.3 million loss for fiscal 2020), gain from the insurance proceeds received related to the impact of property damage from a tornado in Nashville ($3.1 million gain for the six months ended April 1, 2022, $3.1 million gain for fiscal 2022 and $16.3 million gain for fiscal 2020), pension plan charges related to a withdrawal liability ($0.7 million in fiscal 2021), a favorable settlement related to a withdrawal liability obligation ($6.6 million for fiscal 2020), non-cash charges for the impairment of operating lease right-of-use assets and property and equipment related to certain real estate properties ($7.7 million for the six months ended March 31, 2023), gain from the sale of land ($6.8 million for the six months ended March 31, 2023), charges related to a legal settlement ($0.9 million for the six months ended March 31, 2023 and $1.8 million for fiscal 2022) and other costs.
(g)Adjusted EBITDA represents EBITDA adjusted for Share-Based Compensation; Severance and Other Charges; Merger and Integration Related Charges; Separation Related Charges; Estimated Impact of 53rd Week; and Gain, Losses, Settlements and Other Items impacting comparability.
(h)Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of Adjusted Revenue.
Free Cash Flow (Non-GAAP financial measure)

	Historical
	Six Months Ended		Fiscal Year Ended
	March 31,	April 1,	September 30,	October 1,	October 2,
Thousands of Dollars	2023	2022	2022	2021	2020
Net cash provided by operating activities (U.S. GAAP)	$68,765	$86,393	$232,847	$244,335	$231,291
Purchases of Property and Equipment and Other(a)	(32,345)	(24,192)	(76,449)	(90,138)	(58,074)
Disposals of property and equipment(b)	10,652	6,138	7,316	2,706	26,640
Free Cash Flow (Non-GAAP)(c)	$47,072	$68,339	$163,714	$156,903	$199,857
__________________
(a)Adjustments for purchases of property and equipment and other.
(b)Adjustments for disposals of property and equipment.
(c)Free Cash Flow represents Net cash provided by operating activities adjusted for Purchases of Property and Equipment and Other and Disposals of property and equipment.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
RISK FACTORS
You should carefully consider the following risks and other information in this information statement in evaluating NewCo and NewCo common stock. Any of the following risks and uncertainties could materially adversely affect NewCo’s business, financial condition or results of operations.
Risks Related to NewCo’s Business
Operational Risks
Unfavorable economic conditions have in the past adversely affected, are currently adversely affecting and in the future could adversely affect NewCo’s business, financial condition or results of operations.
Unfavorable economic conditions may arise during times of national and international economic downturns, or may be attributed to natural disasters, calamities, public health crises, political unrest and global conflicts. Unfavorable economic conditions may also contribute to supply chain disruptions, geopolitical events, global energy shortages, major central bank policy actions including interest rate increases, public health crises or other factors. Unfavorable economic conditions could adversely affect the demand for NewCo’s products and services. For example, in the early stages of the COVID-19 pandemic, NewCo was negatively affected by reduced employment levels at its customers’ locations and declining levels of business and customer spending. In addition, adverse economic conditions, including increases in labor costs, labor shortages, higher materials and other costs, supply chain disruptions, inflation and other economic factors could increase NewCo’s costs of selling and providing the products and services it offers, which in turn could have a material adverse impact on its business, financial condition or results of operations. Moreover, the impact of inflation on various areas of NewCo’s business, including labor and product costs, has recently affected NewCo’s business, financial condition or results of operations, and NewCo may not be able to mitigate any future impacts of inflation by increases in pricing for NewCo’s goods and services. NewCo is unable to predict any future trends in the rate of inflation, and if (and to the extent that) NewCo is unable to recover higher costs in the event of future increases in inflation, such increases in inflation could adversely affect NewCo’s business, financial condition or results of operations.
Conditions or events that adversely affect NewCo’s current customers or sales prospects may cause such customers or prospects to restrict expenditures, reduce workforces or even to cease to conduct their businesses. Any of these circumstances would have the effect of reducing the number of employees utilizing NewCo’s uniform services, which could have a material adverse impact on NewCo’s business, financial condition or results of operations. In addition, financial distress and insolvency experienced by customers, especially larger customers, has in the past made it difficult and in the future could make it difficult for NewCo to collect amounts NewCo is owed and could result in the voiding, termination or modification of existing contracts. For example, in response to the changed circumstances caused by shutdowns earlier in the COVID-19 pandemic, NewCo worked with customers to renegotiate contracts in order to mitigate lost revenues caused by partial or full closure of customer premises. Similarly, financial distress or insolvency, if experienced by NewCo’s key vendors and service providers such as insurance carriers, could significantly increase NewCo’s costs.
Increases in fuel and energy costs could materially and adversely affect NewCo’s business, financial condition or results of operations.
The prices of fuel and energy to run NewCo’s vehicles, equipment and facilities are volatile and fluctuate based on factors outside of NewCo’s control. For example, the ongoing conflict between Russia and Ukraine has disrupted supply chains and caused increases in fuel prices. NewCo’s operating margins have been and may continue to be impacted by such increased fuel prices. Continuing or additional increases in fuel and energy costs could have a material adverse effect on NewCo’s result of operations.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
NewCo’s failure to retain its current customers, renew its existing customer contracts on comparable terms and obtain new customer contracts could adversely affect NewCo’s business, financial condition or results of operations.
NewCo’s success depends on its ability to retain its current customers, renew its existing customer contracts and obtain new business on commercially favorable terms. NewCo’s ability to do so generally depends on a variety of factors, including the quality, price and responsiveness of its services, as well as NewCo’s ability to market these services effectively and differentiate itself from its competitors. In addition, customers are increasingly focused on and requiring NewCo to set targets and meet standards related to environmental sustainability matters, such as greenhouse gas emissions, packaging, waste and wastewater. When NewCo renews existing customer contracts, it is often on terms that are less favorable or less profitable for NewCo than the then-current contract terms. In addition, NewCo typically incurs substantial start-up and operating costs and experiences lower profit margin and operating cash flows in connection with the establishment of new business, and in periods with higher rates of new business, NewCo has experienced and expects to continue to experience negative impact to NewCo’s profit margin and its cash flows. There can be no assurance that NewCo will be able to obtain new business, renew existing customer contracts at the same or higher levels of pricing or that NewCo’s current customers will not turn to competitors, cease operations, elect to in-source or terminate contracts with NewCo. These risks may be exacerbated by current economic conditions due to, among other things, increased cost pressure at NewCo’s customers, tight labor markets and heightened competition in a contracted marketplace. The failure to renew a significant number of NewCo’s existing contracts, including on the same or more favorable terms, would have a material adverse effect on NewCo’s business, financial condition or results of operations, and the failure to obtain new business could have an adverse impact on NewCo’s growth and financial results.
Natural disasters, global calamities, climate change, political unrest and other adverse incidents beyond NewCo’s control could adversely affect NewCo’s business, financial condition or results of operations.
Natural disasters, including hurricanes and earthquakes, global calamities and political unrest have affected, and in the future could affect, NewCo’s business, financial condition or results of operations. In the past, due to more geographically isolated natural disasters, such as wildfires in the western United States and hurricanes and extreme cold conditions in the southern United States, NewCo experienced lost and closed customer locations, business disruptions and delays, the loss of inventory and other assets, and asset impairments. The effects of global climate change will likely increase the frequency and severity of such natural disasters and may also impact the availability of water resources, forests or other natural resources.
In addition, political unrest and global conflicts like the ongoing conflict between Russia and Ukraine have disrupted, and in the future may further continue to disrupt, global supply chains and heighten volatility and disruption of global financial markets. While NewCo does not have direct operations within Russia or Ukraine, the conflict involving these nations has heightened the disruption to NewCo’s supply chain, triggered inflation in NewCo’s labor costs and may increase NewCo’s risk of cyberattacks. The impact of these global events on NewCo’s longer-term operational and financial performance will depend on future developments, NewCo’s response and governmental response to inflation, and the duration and severity of the conflict in Ukraine. Any terrorist attacks or incidents prompted by political unrest also may adversely affect NewCo’s revenue and operating results.
Competition in NewCo’s industry could adversely affect NewCo’s business, financial condition or results of operations.
The uniform apparel and workplace supply services industry is highly competitive. NewCo faces competition from major national competitors with significant financial resources. In addition, there are regional and local uniform suppliers whom NewCo believes have strong customer loyalty. The primary areas of competition within the industry are price, design, quality of products and quality of services. While many customers focus primarily on quality of service, uniform rental is also a price-sensitive service and if existing or future competitors seek to gain customers or accounts by reducing prices, NewCo may be required to lower prices, which would reduce its revenue and profits. NewCo’s industry competitors are also competitors for acquisitions, which may increase the cost of acquisitions or lower the number of potential targets. The uniform rental business requires investment capital for

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
growth. Failure to maintain capital investment in this business would put NewCo at a competitive disadvantage. In addition, to maintain a cost structure that allows for competitive pricing, it is important for NewCo to source garments and other products internationally. To the extent NewCo is not able to effectively source such products internationally and gain the related cost savings, NewCo may be at a disadvantage in relation to some of its competitors. An increase in competition, from any of the foregoing or other sources, may require NewCo to reduce prices and/or result in reduced profits and loss of market share, which may have a material adverse impact on NewCo’s business and results of operations.
NewCo may be adversely affected if customers reduce their outsourcing or use of preferred vendors.
NewCo’s business and growth strategies depend in large part on the continuation of a current trend toward outsourcing services. Customers will outsource if they perceive that outsourcing may provide quality services at a lower overall cost and permit them to focus on their core business activities. NewCo cannot be certain this trend will continue or not be reversed or that customers that have outsourced functions will not decide to perform these functions themselves. Unfavorable developments with respect to either outsourcing or the use of preferred vendors could have a material adverse effect on NewCo’s business and results of operations.
Risks associated with NewCo’s suppliers and service providers could adversely affect NewCo’s business, financial condition or results of operations.
The raw materials NewCo uses in its business and the finished products NewCo sells are sourced from a variety of domestic and international suppliers. NewCo seeks to require its suppliers and service providers to comply with applicable laws and otherwise meet its quality and/or conduct standards. In addition, customer and stakeholder expectations regarding environmental, social and governance consideration for suppliers are evolving. NewCo’s ability to find qualified suppliers who meet its standards and to access raw materials and finished products in a timely and efficient manner is a challenge, especially with respect to suppliers located and goods sourced outside the United States.
Insolvency or business disruption experienced by suppliers could make it difficult for NewCo to source the items it needs to run its business. Political and economic stability in the countries in which foreign suppliers are located, the financial stability of suppliers, suppliers’ failure to meet NewCo’s standards, labor problems experienced by NewCo’s suppliers, the availability of raw materials and labor to suppliers, cybersecurity issues, currency exchange rates, transport availability and cost, tariffs, inflation and other factors relating to the suppliers and the countries in which they are located are beyond NewCo’s control. Certain of NewCo’s raw materials and products (including NewCo’s mats) are currently and may in the future be limited to a single supplier, and if such a supplier faces any difficulty in supplying the materials or products, NewCo may not be able to find an alternative supplier in a timely manner or at all. Current global supply chain disruptions caused by the current macroeconomic environment, the COVID-19 pandemic and the Russia/Ukraine conflict have resulted, and may continue to result, in delivery delays as well as lower fill rates and higher substitution rates for a wide-range of products. While NewCo has continued to modify its business model in response to the current environment, including proactively managing inflation and global supply chain disruption, through supply chain initiatives and by implementing pricing, including pass-throughs, as appropriate, to cover incremental costs, there is no guarantee that NewCo will be able to continue to do so successfully or on comparable terms in the future if supply chain disruptions continue or worsen.
Domestic foreign trade policies, tariffs and other impositions on imported goods, trade sanctions imposed on certain countries, the limitation on the importation of certain types of goods or of goods containing certain materials from other countries and other factors relating to foreign trade are beyond NewCo’s control. If one of NewCo’s suppliers were to violate the law, or engage in conduct that results in adverse publicity, NewCo’s reputation may be harmed simply due to its association with that supplier. Drought, flood, natural disasters and other extreme weather events caused by climate change or other environmental conditions could also result in supply chain disruptions. These and other factors affecting NewCo’s suppliers and its access to raw materials and finished products could adversely affect NewCo’s business, financial condition or results of operations.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
NewCo’s contracts may be subject to challenge by its customers, which, if determined adversely, could affect NewCo’s business, financial condition or results of operations.
NewCo’s business is contract-intensive, and NewCo is party to many contracts with customers. From time to time, NewCo’s customers may challenge NewCo’s contract terms or NewCo’s interpretation of its contract terms. These challenges could result in disputes between NewCo and its customers. The resolution of these disputes in a manner adverse to NewCo’s interests could negatively affect revenue and operating results. If a large number of NewCo’s customer arrangements were modified in response to any such matter, the effect could be materially adverse to NewCo’s business, financial condition or results of operations.
NewCo’s expansion strategy involves risks.
NewCo may seek to acquire companies or interests in companies, or enter into joint ventures that complement its business. NewCo’s inability to complete acquisitions, integrate acquired companies successfully or enter into joint ventures may render NewCo less competitive. NewCo’s ability to engage in acquisitions, joint ventures and related business opportunities may be subject to additional limitations due to the separation. For additional information on the restrictions related to the separation, please see “—Risks Related to the Separation and Distribution—NewCo may be affected by restrictions under the tax matters agreement, including restrictions on its ability to engage in certain corporate transactions for a two-year period after the distribution, in order to avoid triggering significant tax-related liabilities” included elsewhere in this information statement.
At any given time, NewCo may be evaluating one or more acquisitions or engaging in acquisition negotiations. NewCo cannot be sure that it will be able to continue to identify acquisition candidates or joint venture partners on commercially reasonable terms or at all. If NewCo makes acquisitions, it also cannot be sure that any benefits anticipated from the acquisitions will actually be realized. Likewise, NewCo cannot be sure it will be able to obtain necessary financing for acquisitions. Such financing could be restricted by the terms of NewCo’s debt agreements or it could be more expensive than NewCo’s current debt. The amount of such debt financing for acquisitions could be significant and the terms of such debt instruments could be more restrictive than NewCo’s current covenants. In addition, NewCo’s ability to control the planning and operations of its joint ventures and other less than majority-owned affiliates may be subject to numerous restrictions imposed by the joint venture agreements and majority stockholders. NewCo’s joint venture partners may also have interests which differ from NewCo’s.
The process of integrating acquired operations into NewCo’s existing operations may result in operating, contract and supply chain difficulties, such as the failure to retain existing customers or attract new customers, maintain relationships with suppliers and other contractual parties, or retain and integrate acquired personnel. In addition, cost savings that NewCo expects to achieve, for example, from the elimination of duplicative expenses and the realization of economies of scale or synergies, may take longer than expected to realize or may ultimately be smaller than NewCo expects. Also, in connection with any acquisition, NewCo could fail to discover liabilities of the acquired company for which NewCo may be responsible as a successor owner or operator in spite of any investigation NewCo makes prior to the acquisition, or significant compliance issues which require remediation, resulting in additional unanticipated costs, risk creation and potential reputational harm. In addition, labor laws in certain countries may require NewCo to retain more employees than would otherwise be optimal from entities NewCo acquires. Such integration difficulties may divert significant financial, operational and managerial resources from NewCo’s existing operations and make it more difficult to achieve NewCo’s operating and strategic objectives, which could have a material adverse effect on NewCo’s business, financial condition or results of operations. Similarly, NewCo’s business depends on effective information technology and financial reporting systems. Delays in or poor execution of the integration of these systems could disrupt NewCo’s operations and increase costs, and could also potentially adversely impact the effectiveness of NewCo’s disclosure controls and internal controls over financial reporting.
Possible future acquisitions could also result in additional contingent liabilities and amortization expenses related to intangible assets being incurred, which could have a material adverse effect on NewCo’s business, financial condition or results of operations. In addition, goodwill and other intangible assets resulting from business combinations represent a significant portion of NewCo’s assets. If goodwill or other intangible assets were deemed to be impaired, NewCo would need to take a charge to earnings to write down these assets to their fair value.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
NewCo’s international business faces risks that could have an effect on NewCo’s business, financial condition or results of operations.
NewCo operates primarily in the United States and Canada. During fiscal 2022, approximately 91% of NewCo’s revenue was generated in the United States and approximately 9% of NewCo’s revenue was generated in Canada. In addition, NewCo operates manufacturing plants and a distribution center in Mexico that collectively employ approximately 2,000 personnel. NewCo’s international operations are subject to risks that are different from those NewCo faces in the United States, including the requirement to comply with changing or conflicting national and local regulatory requirements and laws, as well as cybersecurity, data protection and supply chain laws; potential difficulties in staffing and labor disputes; managing and obtaining support and distribution for local operations; credit risk or financial condition of local customers; potential imposition of restrictions on investments; potentially adverse tax consequences, including imposition or increase of withholding, value-added tax (“VAT”) and other taxes on remittances and other payments by subsidiaries; foreign exchange controls; local political and social conditions; and the ability to comply with the terms of government assistance programs.
The operating results of NewCo’s international subsidiaries (which are currently primarily in Canada) are translated into U.S. dollars and such results are affected by movements in foreign currencies relative to the U.S. dollar. Recently, the strength of the U.S. dollar has generally increased as compared to other currencies (including the Canadian dollar), which has had, and may continue to have, an adverse effect on NewCo’s operating results as reported in U.S. dollars.
NewCo owns and operates facilities in Mexico. Violence, crime and instability in Mexico may have an adverse effect on NewCo’s operations. NewCo is not insured against such criminal attacks and there can be no assurance that losses that could result from an attack on NewCo trucks or personnel would not have a material adverse effect on NewCo’s business, financial condition or results of operations.
NewCo may continue to consider opportunities to develop its business in emerging countries over the long term. Emerging international operations present several additional risks, including greater fluctuation in currencies relative to the U.S. dollar; economic and governmental instability; civil disturbances; volatility in gross domestic production; and nationalization and expropriation of private assets.
There can be no assurance that the foregoing factors will not have a material adverse effect on NewCo’s international operations or on NewCo’s consolidated financial condition and results of operations.
The ultimate scale and scope of recurring outbreaks stemming from the COVID-19 pandemic and the pace and degree of recovery are unknown and may continue to impact NewCo’s business for an extended period. The overall impact on NewCo’s business, financial condition and results of operations has been material and it may continue to be material.
The COVID-19 pandemic has disrupted, and it may in the future disrupt, NewCo’s business and has materially affected, and may in the future affect, results of operations and/or financial condition. The COVID-19 pandemic and the pace of recovery has in the past adversely impacted NewCo’s business and financial condition in specific ways, and it may continue to do so, including its impact on: NewCo’s ability to maintain sufficient qualified personnel due to employee illness, quarantine, willingness to return to work, vaccine and/or testing mandates, face coverings and other safety requirements, general scarcity of employees, or other restrictions; the financial health of NewCo’s customers and their demand and ability to pay for certain of its services; legal actions or proceedings related to COVID-19; the pace of return of employees to places where NewCo provides services; the pace at which customers resume certain services; and NewCo’s ability to maintain a cost-effective supply chain as COVID-19 may continue to adversely affect NewCo’s suppliers and distributors.
The duration and extent of the impact from COVID-19 depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of different variants, the extent and effectiveness of governmental responses and other preventative treatment and containment actions, including the distribution and acceptance of vaccines, availability of testing, shifts in behavior going forward and the impact of these and other factors on NewCo’s employees, customers, suppliers and partners. In addition, even after the COVID-19 pandemic subsides, any permanent increase in and acceptance of remote and hybrid working

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
arrangements may continue to adversely impact NewCo’s revenues and business model. There is the risk that certain mitigation and cost-saving initiatives to date may not be sustainable or repeatable, or that the prolonged effects of COVID-19 may be different than what NewCo has experienced thus far, including permanent closures of customer facilities or reductions in service offerings. Further, while NewCo has benefited from government assistance programs to date, there is no assurance that such programs will be available in the future. For more information on the impact of COVID-19 on NewCo’s business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Labor-Related Risks
NewCo’s business may suffer if it is unable to hire and retain sufficient qualified personnel or if labor costs increase.
NewCo believes much of its future growth and success depends on the continued availability, service and well-being of entry level personnel. NewCo has had and may continue to have difficulty in hiring and retaining qualified personnel, particularly at the entry level. NewCo will continue to have significant requirements to hire such personnel. At times when the United States or other geographic regions experience reduced levels of unemployment or a general scarcity of labor like has been seen in recent periods, there may be a shortage of qualified workers at all levels. Given that NewCo’s workforce requires large numbers of entry level and skilled workers and managers, low levels of unemployment when such conditions exist, a general difficulty finding sufficient employees or mismatches between the labor markets and NewCo’s skill requirements can compromise NewCo’s ability in certain areas of its businesses to continue to provide quality service or compete for new business. NewCo is also impacted by the costs and other effects of compliance with U.S. and international regulations affecting its workforce. These regulations are increasingly focused on employment issues, including wage and hour, healthcare, immigration, retirement and other employee benefits and workplace practices. Compliance and claims of non-compliance with these regulations could result in liability and expense to NewCo. Competition for labor has at times resulted in wage increases in the past and future competition could substantially increase NewCo’s labor costs. Due to the labor-intensive nature of NewCo’s businesses, a shortage of labor or increases in wage levels in excess of normal levels could have a material adverse effect on NewCo’s business, financial condition or results of operations.
Continued or further unionization of NewCo’s workforce may increase NewCo’s costs and work stoppages could damage NewCo’s business.
As of March 31, 2023, approximately 10,700 of NewCo’s employees were represented by labor unions and covered by over 200 collective bargaining agreements with various terms and dates of expiration. There can be no assurance that any current or future issues with NewCo employees will be resolved or that NewCo will not encounter future strikes, work stoppages or other disputes with labor unions or NewCo employees. A work stoppage or other limitations on NewCo’s operations and facilities for any reason could have an adverse effect on NewCo’s business, financial condition or results of operations.
The continued or further unionization of NewCo’s workforce could increase NewCo’s overall costs and adversely affect NewCo’s flexibility to run its business in the most efficient manner, to remain competitive and acquire new business. In addition, any significant increase in the number of work stoppages at any of NewCo’s operations could adversely affect NewCo’s business, financial condition or results of operations.
NewCo may incur significant liability as a result of its participation in multiemployer-defined benefit pension plans.
A number of NewCo’s locations operate under collective bargaining agreements. Under some of these agreements, NewCo is obligated to contribute to multiemployer-defined benefit pension plans. As a contributing employer to such plans, should NewCo trigger either a “complete” or “partial” withdrawal, or should the plan experience a “mass” withdrawal, NewCo could be subject to withdrawal liability for its proportionate share of any unfunded vested benefits which may exist for the particular plan. In addition, if a multiemployer-defined benefit pension plan fails to satisfy the minimum funding standards, NewCo could be liable to increase its contributions to meet minimum funding standards. Also, if another participating employer withdraws from the plan or experiences financial difficulty, including bankruptcy, NewCo’s obligation could increase. The financial status of a small

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
number of the plans to which NewCo contributes has deteriorated in the recent past and continues to deteriorate. NewCo proactively monitors the financial status of these and the other multiemployer-defined benefit pension plans in which it participates. In addition, any increased funding obligations for underfunded multiemployer-defined benefit pension plans could have an adverse financial impact on NewCo.
Legal, Regulatory, Safety and Security Risks
If NewCo fails to comply with requirements imposed by applicable law or other governmental regulations, it could become subject to lawsuits, investigations and other liabilities and restrictions on its operations that could significantly and adversely affect NewCo’s business, financial condition or results of operations.
NewCo is subject to governmental regulation at the federal, state, international, national, provincial and local levels in many areas of NewCo’s business, such as employment laws, wage and hour laws, discrimination laws, immigration laws, human health and safety laws, import and export controls and customs laws, environmental laws, false claims or whistleblower statutes, tax codes, antitrust and competition laws, customer protection statutes, procurement regulations, intellectual property laws, supply chain laws, the Foreign Corrupt Practices Act and anti-corruption laws, lobbying laws, motor carrier safety laws and data privacy and security laws. NewCo is from time to time subject to varied and changing rules and regulations at the federal, state, international, national, provincial and local level, including vaccine and testing mandates, capacity limitations and cleaning and sanitation standards, which may in the future impact NewCo’s operations across customer locations and business sectors.
From time to time, government agencies have conducted reviews and audits of certain of NewCo’s practices as part of routine inquiries of providers of services under government contracts, or otherwise. Like others in its business, NewCo also receives requests for information from government agencies in connection with these reviews and audits.
While NewCo attempts to comply with all applicable laws and regulations, there can be no assurance that NewCo is in full compliance with all applicable laws and regulations or interpretations of these laws and regulations at all times or that it will be able to comply with any future laws, regulations or interpretations of these laws and regulations.
Government agencies may make changes in the regulatory frameworks within which NewCo operates that may require NewCo to incur substantial increases in costs in order to comply with such laws and regulations. For example, during the outbreak of the COVID-19 pandemic, businesses, such as NewCo, were subject to new, varied and evolving rules and regulations at all levels of government, including vaccine and testing mandates, capacity limitations, cleaning and sanitation standards and travel restrictions, which have impacted, and may in the future, materially impact NewCo’s operations.
If NewCo fails to comply with applicable laws and regulations, including those referred to above, NewCo may be subject to investigations, criminal sanctions or civil remedies, including fines, penalties, damages, reimbursement, injunctions, seizures, disgorgements or debarments from government contracts or the loss of the ability to operate its motor vehicles. The cost of compliance or the consequences of non-compliance, including debarments, could have a material adverse effect on NewCo’s business, financial condition or results of operations and cause reputational harm.
Environmental regulations may subject NewCo to significant liability and limit NewCo’s ability to grow.
NewCo uses and manages chemicals and hazardous materials as part of its operations. NewCo is subject to various environmental protection laws and regulations, including the United States Federal Clean Water Act, Clean Air Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation, and Liability Act and similar local, provincial, state, federal and international laws and regulations governing the use, treatment, management, transportation, and disposal of wastes and hazardous materials. NewCo is mindful of the environmental concerns surrounding the use, treatment, management, transportation and disposal of these chemicals and hazardous materials, and has taken and continues to take measures to comply with environmental protection laws and regulations.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
In particular, industrial laundries generate wastewater, air emissions and related wastes as part of operations relating to the laundering of garments and other merchandise. Residues removed from soiled garments and other merchandise laundered at NewCo’s facilities and from detergents and chemicals used in NewCo’s wash process may be contained in discharges to air and water (through sanitary sewer systems and publicly owned treatment works) and in waste generated by NewCo’s wastewater treatment systems. Similar to other companies in its industry, NewCo’s industrial laundries are subject to certain air and water pollution discharge limits, monitoring, permitting and recordkeeping requirements.
NewCo also owns or operates a limited number of aboveground and underground storage tank systems at some locations to store petroleum or propane for use in NewCo’s operations. Certain of these storage tank systems are subject to performance standards, periodic monitoring and recordkeeping requirements. NewCo also uses and manages hazardous materials, chemicals and wastes in its operations from time to time. In the course of NewCo’s business, NewCo may be subject to penalties and fines and reputational harm for non-compliance with environmental protection laws and regulations, and NewCo may settle, or contribute to the settlement of, actions or claims relating to the handling and disposal of wastes or hazardous materials. NewCo may, in the future, be required to expend material amounts to rectify the consequences of any such events.
In addition, changes to environmental laws may subject NewCo to additional costs or cause NewCo to change aspects of its business. In particular, new laws and regulations related to climate change (including, but not limited to, certain requirements relating to the disclosure of greenhouse gas emissions and associated business risks), could affect NewCo’s operations or result in significant additional expense and operating restrictions on NewCo. Under environmental laws, NewCo may be liable for the costs of removal or remediation of certain hazardous materials located on or in or migrating from its owned or leased property or located at sites to which it has sent waste for off-site disposal, as well as related costs of investigation and property damage. Such laws may impose liability without regard to NewCo’s fault, knowledge, or responsibility for the presence of such hazardous materials. There can be no assurance that locations that NewCo owns, leases, or otherwise operates, or that NewCo may acquire in the future, have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of liability upon NewCo under such laws or expose NewCo to third-party actions such as tort suits. In addition, such regulations may limit NewCo’s ability to identify suitable sites for new or expanded facilities. In connection with NewCo’s present or past operations and the present or past operations of AUS, including those by companies that AUS has acquired, hazardous substances may migrate from properties on which NewCo operates or which were operated by NewCo’s predecessors or companies AUS acquired to other properties. NewCo may be subject to significant liabilities to the extent that human health is adversely affected or the value of such properties is diminished by such migration.
On a quarterly basis, NewCo assesses each of its environmental sites to determine whether the costs of investigation and remediation of environmental conditions are probable and can be reasonably estimated as well as the adequacy of its accruals with respect to such costs. There can be no assurance that NewCo’s accruals with respect to its environmental sites will be sufficient or that the costs of remediation and investigation will not substantially exceed its accruals as new facts, circumstances or estimates arise.
Increases or changes in income tax rates or laws relating to tax matters could adversely impact NewCo’s financial results.
NewCo is subject to income taxes, as well as non-income-based taxes, in both the United States and the foreign jurisdictions within which it conducts business (currently primarily Canada and Mexico). Changes in tax laws or regulations in the jurisdictions in which NewCo does business could increase NewCo’s effective tax rate, restrict NewCo’s ability to repatriate undistributed offshore earnings, or impose new restrictions, costs or prohibitions on NewCo’s current practices and reduce NewCo’s net income and adversely affect NewCo’s cash flows.
Additionally, at any point in time, NewCo may be under examination for income-based, sales-based, payroll, or other non-income taxes. NewCo regularly assesses the likelihood of adverse outcomes resulting from these audits to determine the adequacy of its provision for income taxes. Although NewCo believes that its current tax provisions are reasonable and appropriate, there can be no assurance that these items will be settled for the amounts accrued, that additional tax exposures will not be identified in the future or that additional tax reserves will not be necessary

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
for any such exposures. Any increase in the amount of taxation incurred as a result of challenges to NewCo’s tax filing positions could result in a material adverse effect on NewCo’s business, consolidated results of operations and consolidated financial condition.
Changes in tax laws or tax rulings may have a significant adverse impact on NewCo’s effective tax rate. Considering the unpredictability of possible changes to the United States or foreign tax laws and regulations and their potential interdependency, it is very difficult to predict the cumulative effect of such tax laws and regulations on NewCo’s results of operations and cash flow, but such laws and regulations (and changes thereto) could adversely impact its financial results.
NewCo’s operations and reputation may be adversely affected by disruptions to or breaches of NewCo’s information systems or if NewCo’s data is otherwise compromised.
NewCo is increasingly utilizing information technology systems, including with respect to administrative functions, financial and operational data, ordering, point-of-sale processing and payment and the management of NewCo’s supply chain, to enhance the efficiency of its business and to improve the overall experience of NewCo’s customers. NewCo maintains confidential, proprietary and personal information about, or on behalf of, its potential, current and former customers, employees and other third parties in these systems or engages third parties in connection with storage and processing of this information. Such information includes employee, customer and third-party data, including credit card numbers, social security numbers, healthcare information and other personal information.
NewCo’s systems and the systems of its vendors and other third parties are subject to damage or interruption from power outages, computer or telecommunication failures, computer viruses, catastrophic events and implementation delays or difficulties, as well as usage errors by NewCo’s employees or third-party service providers. These systems are also vulnerable to an increasing threat of rapidly evolving cyber-based attacks, including malicious software, attempts to deny access to systems or networks, attempts to gain unauthorized access to data, including through phishing emails, attempts to fraudulently induce employees or others to disclose information, the exploitation of software and operating vulnerabilities and physical device tampering/skimming at card reader units. The techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently, may be difficult to detect for a long time and often are not recognized until after an attack is launched or occurs. As a result, NewCo and such third parties may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, NewCo or such third parties may decide to upgrade existing information technology systems from time to time to support the needs of its business and growth strategy and the risk of system disruption is increased when significant system changes are undertaken.
Aramark has maintained and NewCo intends to maintain a global cybersecurity program governed by an information security management system aligned with ISO27001. NewCo will establish and maintain a cross-functional Cyber Governance Committee that will be responsible for prioritizing and managing evolving cyber risks. During the normal course of business, NewCo has experienced and expects to continue to experience cyber-based attacks and other attempts to compromise its information systems, although none, to NewCo’s knowledge, has had a material adverse effect on NewCo’s business, financial condition or results of operations.
Any damage to, or compromise or breach of, NewCo’s systems or the systems of its vendors could impair NewCo’s ability to conduct its business, result in transaction errors, result in corruption or loss of accounting or other data, which could cause delays in NewCo’s financial reporting, and result in a violation of applicable privacy and other laws, significant legal and financial exposure, reputational damage, adverse publicity and a loss of confidence in NewCo’s security measures. Any such event could cause NewCo to incur substantial costs, including costs associated with systems remediation, customer protection, litigation, lost revenue or the failure to retain or attract customers following an attack. The failure to properly respond to any such event could also result in similar exposure to liability. While NewCo maintains insurance coverage that may cover certain aspects of cyber risks, such insurance coverage may be unavailable or insufficient to cover all losses or all types of claims that may arise. Further, as cybersecurity risks evolve, such insurance may not be available to NewCo on commercially reasonable terms or at all. The occurrence of some or all of the foregoing could have a material adverse effect on NewCo’s results of operations, financial condition, business and reputation.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
NewCo is subject to numerous laws and regulations in the United States and internationally as well as contractual obligations and other security standards, each designed to protect the personal information of customers, employees and other third parties that NewCo collects and maintains. These laws and regulations are evolving to match changes in cyber-attacks and protection programs, which require NewCo to review and amend the legal framework it has in place.
Because NewCo accepts debit and credit cards for payment from customers, NewCo is also subject to various industry data protection standards and protocols, such as payment network security operating guidelines and the Payment Card Industry Data Security Standard. In certain circumstances, payment card association rules and obligations make NewCo liable to payment card issuers if information in connection with payment cards and payment card transactions that NewCo holds is compromised, the liabilities for which could be substantial.
These laws, regulations and obligations are increasing in complexity and number, change frequently and may be inconsistent across the various jurisdictions in which NewCo operates. Additionally, the federal government and some states have adopted, are considering or in the future may adopt similar data protection laws. NewCo’s systems and the systems maintained or used by third parties and service providers to process data on NewCo’s behalf may not be able to satisfy these changing legal and regulatory requirements, or may require significant additional investments or time to do so. If NewCo fails to comply with these laws or regulations, it could be subject to significant litigation, monetary damages, regulatory enforcement actions or fines in one or more jurisdictions and NewCo could experience a material adverse effect on its results of operations, financial condition and business.
NewCo expects that stakeholder expectations relating to environmental, social and governance (“ESG”) considerations may expose NewCo to liabilities, increased costs, reputational harm and other adverse effects on NewCo’s business.
NewCo, along with many governments, regulators, investors, employees, customers and other stakeholders, is increasingly focused on ESG considerations relating to NewCo’s business, including greenhouse gas emissions, human and civil rights and diversity, equity and inclusion. New laws and regulations in these areas have been proposed and may be adopted, and the criteria used by regulators and other relevant stakeholders to evaluate NewCo’s ESG practices, capabilities and performance may change rapidly, which in each case could require NewCo to undertake costly initiatives or operational changes. Non-compliance with these emerging rules or standards or a failure to address regulator, stakeholder and societal expectations may result in potential cost increases, litigation, fines, penalties, production and sales restrictions, brand or reputational damage, loss of customers, suppliers and commercial partners, failure to retain and attract talent, lower valuation and higher investor activism activities. In addition, NewCo may make statements about NewCo’s ESG goals and initiatives through periodic financial and non-financial reports, information provided on NewCo’s website, press statements and other communications. Managing these considerations and implementing these goals and initiatives involves risks and uncertainties, including increased costs, requires investments and often depends on third-party performance or data that is outside NewCo’s control. NewCo cannot guarantee that it will achieve any ESG goals and initiatives it may announce, satisfy all stakeholder expectations, or that the benefits of implementing or achieving these goals and initiatives will not surpass their projected costs. Any failure, or perceived failure, to achieve ESG goals and initiatives, as well as to manage ESG risks, adhere to public statements, comply with federal, state or international ESG laws and regulations or meet evolving and varied stakeholder expectations and standards could result in legal and regulatory proceedings against NewCo and materially adversely affect NewCo’s business, financial condition or results of operations.
NewCo is subject to legal proceedings that may adversely affect its business, financial condition or results of operations.
NewCo is subject to various litigation claims and legal proceedings arising from the ordinary course of its business, including personal injury, customer contract, environmental and employment claims. Certain of these lawsuits or potential future lawsuits, if decided adversely to NewCo or settled by NewCo, may result in liability and expense material to NewCo’s consolidated financial condition and consolidated results of operations.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Risks Related to the Separation and Distribution
NewCo has no history of operating as an independent company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.
The historical information about NewCo in this information statement refers to AUS as operated by and integrated with Aramark. The historical and pro forma financial information of NewCo included in this information statement is derived from the Combined Financial Statements and accounting records of Aramark. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that NewCo would have achieved as a separate, publicly traded company during the periods presented or those that NewCo will achieve in the future primarily as a result of the factors described below:
•Generally, NewCo’s working capital requirements and capital for its general corporate purposes, including capital expenditures and acquisitions, have historically been satisfied as part of the corporate-wide cash management policies of Aramark. Following the completion of the distribution, NewCo’s results of operations and cash flows may be more volatile, and it may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly.
•Prior to the distribution, NewCo’s business has been operated by Aramark as part of its broader corporate organization, rather than as an independent company. Aramark or one of its affiliates performed various corporate functions for NewCo, such as legal, treasury, accounting, auditing, human resources, investor relations and finance. NewCo’s historical and pro forma financial results reflect allocations of corporate expenses from Aramark for such functions, which are likely to be less than the expenses NewCo would have incurred had it operated as a separate publicly traded company.
•Currently, NewCo’s business is integrated with the other businesses of Aramark. Historically, this business shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. While Aramark has sought to minimize the impact on NewCo when separating these arrangements, there is no guarantee these arrangements will continue to capture these benefits in the future.
•As a current part of Aramark, NewCo’s business currently takes advantage of Aramark’s overall size and scope to procure more advantageous arrangements. After the distribution, as a standalone company, NewCo may be unable to obtain similar arrangements to the same extent as Aramark did, or on terms as favorable as those Aramark obtained, prior to completion of the distribution.
•After the completion of the distribution, the cost of capital for NewCo’s business may be higher than Aramark’s cost of capital prior to the distribution.
•NewCo’s historical financial information does not reflect the debt that NewCo will incur as part of the distribution.
•As an independent public company, NewCo will separately become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and will be required to prepare its standalone financial statements according to the rules and regulations required by the SEC. These reporting and other obligations will place significant demands on NewCo’s management and administrative and operational resources. Moreover, to comply with these requirements, NewCo anticipates that it will need to migrate its systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff. NewCo expects to incur additional annual expenses related to these steps, and those expenses may be significant. If NewCo is unable to upgrade its financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, its ability to comply with financial

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired.
Other significant changes may occur in NewCo’s cost structure, management, financing and business operations as a result of operating as a company separate from Aramark. For additional information about the past financial performance of its business and the basis of presentation of the historical Combined Financial Statements and the Unaudited Pro Forma Condensed Combined Financial Statements of its business, see “Unaudited Pro Forma Condensed Combined Financial Information,” “Information Statement Summary—Summary Historical and Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical Combined Financial Statements and accompanying notes included elsewhere in this information statement.
Following the separation, NewCo’s financial profile will change, and it will be a smaller, less diversified company than Aramark prior to the separation.
The separation will result in NewCo being a smaller, less diversified company than Aramark. As a result, NewCo may be more vulnerable to changing market conditions, which could have a material adverse effect on its business, financial condition or results of operations. In addition, the diversification of NewCo’s revenues, costs, and cash flows will diminish as a standalone company, such that its results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and its ability to fund capital expenditures and investments, pay dividends and service debt may be diminished. Following the separation, NewCo may also lose capital allocation efficiency and flexibility, as NewCo will no longer have access to cash flow from Aramark to fund NewCo’s business.
NewCo will incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations. Please refer to the section entitled “—NewCo will incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations” included elsewhere in this information statement for additional information regarding NewCo’s leverage upon completion of the separation.
NewCo may not achieve some or all of the expected benefits of the separation.
NewCo may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation is expected to provide the following benefits, among others: (1) permitting each of Aramark and NewCo to more effectively pursue the distinct operating priorities and strategies of their respective businesses; (2) permitting each of Aramark and NewCo to allocate financial resources to meet the unique needs of its own business, which will allow each company to intensify its focus on its distinct strategic priorities and to more effectively pursue its own distinct capital structures and capital allocation strategies; (3) allowing each of Aramark and NewCo to more effectively articulate a clear investment thesis to attract a long-term investor base suited to its business and facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities; (4) creating an independent equity security for NewCo, affording NewCo direct access to the capital markets and enabling it to use its own industry-focused stock to consummate future acquisitions or other transactions; and (5) permitting each of Aramark and NewCo to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and business performance and allow incentive structures and targets at each company to be better aligned with each underlying business.
NewCo may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (1) the separation will demand significant management resources and require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing NewCo’s business; (2) following the separation, NewCo may be more susceptible to market fluctuations and other adverse events than if it were still a part of Aramark because NewCo’s business will be less diversified than Aramark’s businesses prior to the completion of the separation; (3) after the separation, as a standalone company, NewCo may be unable to obtain certain goods, services and technologies at prices or on terms as favorable as those Aramark obtained prior to completion of the separation; (4) the separation may require NewCo to pay costs that could be substantial and

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
material to its financial resources, including accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management and personnel new to NewCo, tax costs and costs to separate information systems; (5) under the terms of the tax matters agreement that NewCo will enter into with Aramark, it will be restricted from taking certain actions that could cause the distribution or certain related transactions to fail to qualify as tax-free to Aramark and Aramark stockholders, or could result in certain other taxes to Aramark, and these restrictions may limit NewCo for a period of time from pursuing certain strategic transactions and equity issuances or engaging in other transactions that might increase the value of its business; and (6) the contractual arrangements between NewCo and Aramark may be on less favorable terms than the existing intercompany arrangements from which AUS benefits, and such arrangements may be inadequate to provide for the ongoing operation and growth of NewCo’s business. If NewCo fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, it could have a material adverse effect on its competitive position, cash flows and its business, financial condition or results of operations.
If NewCo is unable to replace the services that Aramark currently provides to AUS on terms that are at least as favorable to NewCo as the terms on which Aramark is providing such services, NewCo’s business, financial condition or results of operations could be adversely affected.
NewCo will engage in the process of creating its own, or engaging third parties separate from Aramark to provide, systems and services to replace many of the systems and services that Aramark currently provides to AUS, including, for example, information technology infrastructure and systems and accounting and reporting systems. NewCo may incur temporary interruptions in business operations if it cannot transition effectively from Aramark’s existing operating systems, databases and programming languages that support these functions to its own systems. The failure to implement the new systems and transition data successfully and cost-effectively could disrupt NewCo’s business operations and have a material adverse effect on its profitability. In addition, NewCo’s costs for the operation of these systems may be higher than the amounts reflected in its historical Combined Financial Statements.
NewCo’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which it will be subject as a standalone publicly traded company following the distribution.
NewCo’s financial results previously were included within the consolidated results of Aramark. NewCo was not directly subject to the reporting and other requirements of the Exchange Act. As a result of the distribution, NewCo will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of its internal control over financial reporting and a report by its independent registered public accounting firm addressing these assessments. These reporting and other obligations will place significant demands on NewCo’s management and administrative and operational resources, including accounting resources.
Moreover, to comply with these requirements, NewCo anticipates that it will need to migrate its systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. NewCo expects to incur additional annual expenses related to these steps, and those expenses may be significant. If NewCo is unable to upgrade its financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, its ability to comply with its financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on its cash flows and its business, financial condition or results of operations.
Following the separation, NewCo will reposition its brand to remove the Aramark name, which could adversely affect its ability to attract and maintain customers.
AUS has historically marketed its products and services using the “Aramark” name and logo, which is a globally recognized brand with a strong reputation for high-quality products and services. Following the separation, subject to limited exceptions, NewCo may reposition its brand and update, as applicable, its products and services

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
using the “NewCo” name or other names and marks and remove the “Aramark” name and logo on its products and to discontinue its use in connection with its service offerings. These new names and brands may not benefit from the same recognition and association with product quality as the Aramark name, which could adversely affect NewCo’s ability to attract and maintain its customers, who may prefer to use products with a stronger brand identity.
NewCo will incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations.
NewCo is expected to complete one or more financing transactions on or prior to the completion of the distribution. Approximately $1,468 million of the proceeds of such financings are expected to be used to distribute cash to Aramark. As a result of such transactions, NewCo anticipates having approximately $1,500 million of indebtedness upon completion of the distribution. On the distribution date, NewCo expects to enter into senior secured financing with a syndicate of banks, financial institutions and/or other institutional lenders, with JPMorgan Chase Bank, N.A. acting as the administrative agent and the collateral agent, in an expected aggregate amount of $1,800 million, consisting of the Term Loan Facilities and the Revolving Credit Facility. The Term Loan Facilities are expected to mature no more than five years from the date thereof. Interest on the loans under the Credit Facilities is expected to be calculated by reference to SOFR or an alternative base rate, plus an applicable margin, which in the case of any SOFR loan will include a customary spread adjustment. NewCo may also incur additional indebtedness in the future.
This significant amount of debt could potentially have important consequences to NewCo and its debt and equity investors, including:
•requiring a substantial portion of its cash flow from operations to make interest payments, thereby reducing NewCo’s ability to use its cash flow to fund operations, capital expenditures and future business opportunities;
•making it more difficult to satisfy debt service and other obligations;
•increasing the risk of a future credit ratings downgrade of its debt, which could increase future debt costs and limit the future availability of debt financing;
•increasing its vulnerability to general adverse economic and industry conditions;
•reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow its business;
•limiting NewCo’s flexibility in planning for, or reacting to, changes in its business and the industry;
•limiting NewCo’s ability to adjust to changing market conditions and placing NewCo at a competitive disadvantage relative to its competitors that may not be as highly leveraged with debt; and
•limiting NewCo’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise.
To the extent that NewCo incurs additional indebtedness, the foregoing risks could increase. In addition, NewCo’s actual cash requirements in the future may be greater than expected. Its cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and NewCo may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance its debt.
NewCo may be affected by restrictions under the tax matters agreement, including restrictions on its ability to engage in certain corporate transactions for a two-year period after the distribution, in order to avoid triggering significant tax-related liabilities.
Under current U.S. federal income tax law, a spin-off that otherwise qualifies for tax-free treatment can be rendered taxable to the parent corporation and its stockholders as a result of certain post-spin-off transactions, including certain acquisitions of shares or assets of the spun-off corporation. Under the tax matters agreement that

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
NewCo will enter into with Aramark, NewCo will be restricted from taking certain actions that could prevent the distribution and certain related transactions from being tax-free for U.S. federal income tax purposes. In particular, under the tax matters agreement, for the two-year period following the distribution, as described in the section entitled “Certain Relationships and Related Party Transactions—Agreements with Aramark—Tax Matters Agreement,” NewCo will be subject to specific restrictions on its ability to pursue or enter into acquisition, merger, sale and redemption transactions with respect to NewCo stock. These restrictions may limit NewCo’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its stockholders or that might increase the value of its business. In addition, under the tax matters agreement, NewCo may be required to indemnify Aramark and its affiliates against any tax-related liabilities incurred by them as a result of the acquisition of NewCo’s stock or assets, even if NewCo does not participate in or otherwise facilitate the acquisition. Furthermore, NewCo will be subject to specific restrictions on discontinuing the active conduct of its trade or business, the issuance or sale of stock or other securities (including securities convertible into NewCo stock but excluding certain compensatory arrangements), and sales of assets outside the ordinary course of business. Such restrictions may reduce NewCo’s strategic and operating flexibility. For more information, see the section entitled “Certain Relationships and Related Party Transactions—Agreements with Aramark—Tax Matters Agreement.”
NewCo may be held liable to Aramark if it fails to perform under its agreements with Aramark, and the performance of such services may negatively affect NewCo’s business, financial condition or results of operations.
In connection with the separation, NewCo and Aramark will enter into various agreements, including a separation and distribution agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, a stockholder and registration rights agreement and other transaction agreements. See “Certain Relationships and Related Party Transactions.” These agreements will provide for the performance of certain services by each company for the benefit of the other for a period of time after the separation. If NewCo does not satisfactorily perform its obligations under these agreements, it may be held liable for any resulting losses suffered by Aramark, subject to certain limits. In addition, during the transition services periods under the transition services agreement, NewCo’s management and employees may be required to divert their attention away from its business in order to provide services to Aramark, which could adversely affect NewCo’s business.
NewCo’s agreements with Aramark may be on terms that are less beneficial to NewCo than the terms may have otherwise been from unaffiliated third parties.
The agreements that NewCo will enter into with Aramark in connection with the separation include the separation and distribution agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, a stockholder and registration rights agreement and other transaction agreements. See “Certain Relationships and Related Party Transactions.” These agreements were prepared in the context of the separation while NewCo was still a wholly owned subsidiary of Aramark. Accordingly, during the period in which the terms of those agreements were prepared, NewCo did not have an independent Board of Directors or a management team that was independent of Aramark. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties.
If there is a determination that the distribution or certain related transactions are taxable for U.S. federal income tax purposes, Aramark and its stockholders could incur significant tax liabilities, and NewCo could incur significant liabilities pursuant to its indemnification obligations under the tax matters agreement.
It is a condition to the distribution that Aramark receive a private letter ruling from the IRS and opinions of its outside tax advisors, in each case, satisfactory to the Aramark Board of Directors, regarding certain U.S. federal income tax matters relating to the separation and distribution and which shall not have been withdrawn or rescinded. The receipt and continued effectiveness of the IRS private letter ruling and the opinions of outside tax advisors are separate conditions to the distribution, either or both of which may be waived by the Aramark Board of Directors in its sole and absolute discretion. The opinions of its outside tax advisors will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Aramark and NewCo, including facts, assumptions, representations, statements and undertakings relating to the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions,

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
representations and statements are or become inaccurate or incomplete, or if any such undertaking is not complied with, Aramark may not be able to rely on the opinions of its outside tax advisors, and the conclusions reached therein could be jeopardized.
Notwithstanding Aramark’s receipt of the opinions of its outside tax advisors, the IRS could determine on audit that the distribution or certain related transactions are taxable for U.S. federal income tax purposes if it determines that any of the facts, assumptions, representations, statements and undertakings upon which the opinions were based are incorrect or have been violated, or if it disagrees with any of the conclusions in the opinions. Accordingly, notwithstanding Aramark’s receipt of the opinions of its outside tax advisors, there can be no assurance that the IRS will not assert that the distribution or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes, or that a court would not sustain such a challenge. In the event the IRS were to prevail in such a challenge, Aramark and Aramark’s stockholders could incur significant tax liabilities. For a discussion of the U.S. federal income tax consequences of the distribution, see “Material U.S. Federal Income Tax Consequences.”
Under the tax matters agreement that NewCo will enter into with Aramark, NewCo generally will be required to indemnify Aramark for any taxes incurred by Aramark that arise as a result of (i) any representations made by NewCo being inaccurate, (ii) an acquisition of NewCo’s stock or assets or (iii) any other action undertaken or failure to act by NewCo. Any such indemnification could materially adversely affect NewCo’s business, financial condition or results of operations. For a more detailed discussion, see “Certain Relationships and Related Party Transactions—Agreements with Aramark—Tax Matters Agreement.”
The transfer to NewCo of certain contracts, permits and other assets and rights may require the consents, approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, NewCo may not be entitled to the full benefit of such contracts, permits and other assets and rights, which could increase its expenses or otherwise harm its business, financial condition or results of operations.
The separation and distribution agreement will provide that certain contracts, permits and other assets and rights are to be transferred from Aramark or its subsidiaries to NewCo or its subsidiaries in connection with the separation. The transfer of certain of these contracts, permits and other assets and rights may require consents or approvals of third parties or governmental authorities or provide other rights to third parties.
Some parties may use consent requirements or other rights to seek to terminate contracts or obtain more favorable contractual terms from NewCo, which, for example, could take the form of price increases. This could require NewCo to expend additional resources in order to obtain the services or assets previously provided under the contract, or require NewCo to seek arrangements with new third parties or obtain letters of credit or other forms of credit support. If NewCo is unable to obtain required consents or approvals, it may be unable to obtain the benefits, permits, assets and contractual commitments that are intended to be allocated to NewCo as part of its separation from Aramark, and NewCo may be required to seek alternative arrangements to obtain services and assets that may be more costly and/or of lower quality. The termination or modification of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could negatively affect NewCo’s cash flows and its business, financial condition or results of operations.
Until the distribution occurs, the Aramark Board of Directors has sole and absolute discretion to change the terms of the separation in ways which may be unfavorable to NewCo, including to determine not to effect the distribution at all.
On May 10, 2022, Aramark announced its plan to separate AUS into an independent, publicly traded company, NewCo. The distribution is subject to the satisfaction of certain conditions (or waiver by Aramark in its sole and absolute discretion), including that there shall be no other events or developments existing or having occurred that, in the judgment of the Aramark Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and the other related transactions. See “The Separation and Distribution—Conditions to the Distribution.” The separation is complex in nature, and unanticipated developments or changes, including changes in the law, the macroeconomic environment, competitive conditions of Aramark’s markets, regulatory

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
approvals or clearances, the uncertainty of the financial markets and challenges in executing the separation and distribution, could delay or prevent the completion of the proposed separation or distribution, or cause the separation and distribution to occur on terms or conditions that are different or less favorable than expected. If the distribution is completed and the Aramark Board of Directors waived any condition to the distribution, such waiver could have a material adverse effect on (i) Aramark’s and NewCo’s respective businesses, financial conditions or results of operations, (ii) the trading price of NewCo’s common stock or (iii) the ability of stockholders to sell their NewCo shares after the distribution, including, without limitation, as a result of (a) illiquid trading if the Aramark Board of Directors waived the condition relating to NewCo common stock having been accepted for listing and such common stock was not in fact accepted for listing or (b) litigation relating to any injunctions sought to prevent the consummation of the distribution if the Board of Directors determined to waive the related condition and proceed with the distribution. Additionally, the Aramark Board of Directors, in its sole and absolute discretion, may decide not to proceed with the distribution at any time prior to the distribution date, which could have a material adverse effect on (i) Aramark’s and AUS’s respective business, financial condition or results of operations or (ii) the trading price of Aramark’s common stock.
No vote of Aramark stockholders is required in connection with the distribution. As a result, if the distribution occurs and you do not want to receive NewCo common stock in the distribution, your sole recourse will be to divest yourself of your Aramark common stock prior to the distribution date.
No vote of Aramark stockholders is required in connection with the distribution. Accordingly, if the distribution occurs and you do not want to receive NewCo common stock in the distribution, your only recourse will be to divest your Aramark common stock prior to the record date for the distribution or, following the record date, in the “regular-way” market for Aramark common stock before the distribution date.
Satisfaction of indemnification obligations following the distribution could have a material adverse effect on NewCo’s cash flows and its business, financial condition or results of operations.
Pursuant to the separation and distribution agreement and certain other agreements NewCo expects to enter into with Aramark in connection with the separation and distribution, Aramark will agree to indemnify NewCo for certain liabilities, and NewCo will agree to indemnify Aramark for certain liabilities as discussed further in “Certain Relationships and Related Party Transactions.” Indemnities that NewCo will be required to provide Aramark could negatively affect NewCo’s business.
The indemnity from Aramark may not be sufficient to protect NewCo against the full amount of such liabilities if, for example, Aramark is not able to fully satisfy its indemnification obligations. Moreover, even if NewCo ultimately succeeds in recovering from Aramark any amounts for which it is held liable, NewCo may be temporarily required to bear these losses itself, requiring NewCo to divert cash that would otherwise have been used in furtherance of its operating business. In addition, third parties could also seek to hold NewCo responsible for any of the liabilities that Aramark has agreed to retain. Each of these risks could have a material adverse effect on NewCo’s cash flows and its business, financial condition or results of operations.
There can be no assurance that NewCo will have access to the capital markets on terms acceptable to NewCo.
From time to time NewCo may need to access the long-term and short-term capital markets to obtain financing. Although NewCo believes that the sources of capital in place at the time of the separation will permit it to finance its operations for the foreseeable future on acceptable terms and conditions, NewCo’s access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors, including, but not limited to: (1) NewCo’s financial performance; (2) NewCo’s credit ratings or absence of a credit rating; (3) the liquidity of the overall capital markets; and (4) the state of the economy. There can be no assurance, particularly as a new company, that NewCo will have access to the capital markets on terms acceptable to it.
As an independent, publicly traded company, NewCo may not enjoy the same benefits that it did as a part of Aramark.
There is a risk that, by separating from Aramark, NewCo may become more susceptible to market fluctuations and other adverse events than it would have been if it was still a part of the current Aramark organizational structure.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
As part of Aramark, AUS has been able to enjoy certain benefits from Aramark’s operating diversity, size, purchasing power, cost of capital, and opportunities to pursue integrated strategies with Aramark’s other businesses. As an independent, publicly traded company, NewCo will not have the same benefits. Additionally, as part of Aramark, AUS has been able to leverage Aramark’s historical reputation, performance and brand identity to recruit and retain key personnel to run and operate NewCo’s business. As an independent, publicly traded company, NewCo will need to develop new strategies, and it may be more difficult for NewCo to recruit or retain such key personnel.
Risks Related to NewCo’s Common Stock and Organizational Documents
There is no assurance that an active trading market for NewCo common stock will develop or be sustained after the distribution and, following the distribution, the price of NewCo common stock may fluctuate significantly.
A public market for NewCo common stock does not currently exist. NewCo anticipates that on the third trading day prior to the distribution date, trading of shares of NewCo common stock will begin on a “when-issued” basis and will continue through the distribution date. However, NewCo cannot guarantee that an active trading market will develop or be sustained for NewCo common stock after the distribution, nor can NewCo predict the prices at which shares of NewCo common stock may trade after the distribution. Similarly, NewCo cannot predict the effect of the distribution on the trading prices of NewCo common stock or whether the combined market value of [          ] shares of NewCo common stock and one share of Aramark common stock will be less than, equal to or greater than the market value of one share of Aramark common stock prior to the distribution.
The prices at which shares of NewCo common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The market price of NewCo common stock may fluctuate significantly due to a number of factors, some of which may be beyond NewCo’s control, including:
•actual or anticipated fluctuations in NewCo’s operating results;
•changes in earnings estimated by securities analysts or NewCo’s ability to meet those estimates;
•the operating and stock price performance of comparable companies;
•changes to the regulatory and legal environment under which NewCo operates;
•actual or anticipated fluctuations in commodities prices;
•analyst research reports, recommendation and changes in recommendations, price targets and withdrawals of coverage;
•whether NewCo common stock is included in stock market indices; and
•domestic and worldwide economic conditions.
A significant number of shares of NewCo common stock may be sold following the distribution, which may cause the NewCo stock price to decline.
Any sales of substantial amounts of NewCo common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of NewCo common stock to decline. Upon completion of the distribution, NewCo expects that it will have an aggregate of approximately [          ] shares of common stock issued and outstanding. Shares distributed to Aramark stockholders in the separation will generally be freely tradeable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), except for shares owned by NewCo’s “affiliates,” as that term is defined in Rule 405 under the Securities Act.
NewCo cannot predict whether large amounts of NewCo common stock will be sold in the open market following the distribution. NewCo is also unable to predict whether a sufficient number of buyers of NewCo

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
common stock to meet the demand to sell shares of NewCo common stock at attractive prices would exist at that time.
Following the distribution, Aramark will retain approximately [          ] shares of NewCo common stock. NewCo expects that pursuant to the IRS private letter ruling, Aramark will be required to dispose of such shares of NewCo common stock as soon as practicable following the distribution. NewCo understands that Aramark intends to responsibly dispose of all shares of NewCo common stock that it retains after the distribution, which may include one or more subsequent exchanges for debt, distributions to Aramark stockholders, exchanges for Aramark shares or one or more sales of such shares for cash. NewCo will agree that, upon the request of Aramark, it will use reasonable best efforts to effect a registration under applicable federal and state securities laws of any shares of NewCo common stock retained by Aramark. See “Certain Relationships and Related Persons Transactions—Stockholder and Registration Rights Agreement.” Any disposition by Aramark, or any significant stockholder, of NewCo common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices for NewCo common stock.
Your percentage of ownership in NewCo may be diluted in the future.
In the future, your percentage ownership in NewCo may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including any equity awards that NewCo will grant to its directors, officers and employees. NewCo employees will have stock-based awards that correspond to shares of NewCo common stock after the distribution as a result of conversion of their Aramark stock-based awards. Such awards will have a dilutive effect on NewCo’s earnings per share, which could adversely affect the market price of NewCo common stock. From time to time, NewCo will issue additional stock-based awards to its employees under its employee benefits plans.
NewCo has not yet determined its dividend policy, and, even if NewCo determines that its dividend policy will be to pay a regular dividend, NewCo cannot guarantee the timing, declaration, amount or payment of dividends on its common stock.
NewCo has not yet determined whether it expects to pay a regular dividend after the separation and distribution, but expects to make such determination prior to the effectiveness of the registration statement of which this information statement forms a part. The timing, declaration, amount and payment of any dividends following the separation and distribution will be within the discretion of NewCo’s Board of Directors, and will depend upon many factors, including NewCo’s financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of NewCo’s debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by NewCo’s Board of Directors. The aggregate amount of dividends paid by NewCo and Aramark may differ from historical dividends paid by Aramark due to, among other matters, changes in the level of cash generated by NewCo’s operations and changes in NewCo’s capital needs. Moreover, if NewCo determines to pay any dividend in the future, there can be no assurance that it will continue to pay such dividends or the amount of such dividends. For more information, see the section entitled “Dividend Policy.”
Anti-takeover provisions could enable NewCo’s Board of Directors to resist a takeover attempt by a third party and limit the power of its stockholders.
NewCo’s amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with NewCo’s Board of Directors rather than to attempt a hostile takeover.
For example, NewCo will be subject to Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with persons that acquire, more than 15% of the outstanding voting stock of a Delaware corporation may not engage in a business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
which that person or any of its affiliates becomes the holder of more than 15% of the corporation’s outstanding voting stock.
NewCo believes these provisions will protect NewCo stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with NewCo’s Board of Directors and by providing the Board with more time to assess any acquisition proposal. These provisions are not intended to make NewCo immune from takeovers; however, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that NewCo’s Board of Directors determines is not in the best interests of NewCo and its stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors. See “Description of NewCo Capital Stock—Anti-Takeover Effects of Governance Provisions.”
In addition, an acquisition or further issuance of NewCo common stock could trigger the application of Section 355(e) of the Code, causing the distribution to be taxable to Aramark. For a discussion of Section 355(e) of the Code, see “Material U.S. Federal Income Tax Consequences.” Under the tax matters agreement, NewCo would be required to indemnify Aramark for the resulting tax, and this indemnity obligation might discourage, delay or prevent a change of control that NewCo stockholders may consider favorable.
NewCo’s amended and restated certificate of incorporation will designate the state courts within the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by NewCo stockholders, which could discourage lawsuits against NewCo and its directors and officers.
NewCo’s amended and restated certificate of incorporation will provide that, unless NewCo (through approval of NewCo’s Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (1) any derivative action brought on behalf of NewCo, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of NewCo to NewCo or NewCo’s stockholders, (3) any action asserting a claim against NewCo or any director or officer or other employee of NewCo arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Delaware General Corporation Law (the “DGCL”) or NewCo’s amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended from time to time), (4) any action asserting a claim against NewCo or any director or officer or other employee of NewCo governed by the internal affairs doctrine, which is a conflict of laws principle which recognizes that only one state should have the authority to regulate a corporation’s internal affairs or (5) any action as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware. If and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). This exclusive forum provision will apply to all covered actions, including any covered action in which the plaintiff chooses to assert a claim or claims under federal law in addition to a claim or claims under Delaware law. However, the exclusive forum provision will not apply to actions asserting only federal law claims under the Securities Act or the Exchange Act, regardless of whether the state courts in the State of Delaware have jurisdiction over those claims. Although NewCo believes the exclusive forum provision benefits it by providing increased consistency in the application of law in the types of lawsuits to which it applies, the provision may limit the ability of NewCo stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with NewCo or its directors or officers, and it may be costlier for NewCo stockholders to bring a claim in the Court of Chancery of the State of Delaware than other judicial forums, each of which may discourage such lawsuits against NewCo and its directors and officers.
Although NewCo’s amended and restated certificate of incorporation will include this exclusive forum provision, it is possible that a court could rule that this provision is inapplicable or unenforceable. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, NewCo may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect its business, financial condition or results of operations.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The combined post-separation value of one share of Aramark common stock and [          ] shares of NewCo common stock may not equal or exceed the pre-distribution value of one share of Aramark common stock.
As a result of the separation, the trading price of shares of Aramark common stock immediately following the separation may be different from the “regular-way” trading price of such shares immediately prior to the separation because the trading price of Aramark common stock will no longer reflect the value of AUS. There can be no assurance that the aggregate market value of a share of Aramark common stock and [          ] shares of NewCo common stock following the separation will be higher than, lower than or the same as the market value of a share of Aramark common stock if the separation did not occur.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This information statement and other materials Aramark and NewCo have filed or will file with the SEC (and oral communications that Aramark or NewCo may make) contain or incorporate by reference “forward-looking statements” within the meaning of the securities laws. All statements that reflect Aramark’s or NewCo’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to discussions of future operations and financial performance (including volume growth, pricing, sales and earnings per share growth and cash flows) and statements regarding Aramark’s or NewCo’s strategy for growth, future product development, regulatory approvals, competitive position and expenditures. These statements include, but are not limited to, statements related to Aramark’s or NewCo’s expectations regarding the impact of the ongoing COVID-19 pandemic, the performance of Aramark’s or NewCo’s business, Aramark’s or NewCo’s financial results, Aramark’s or NewCo’s operations, Aramark’s or NewCo’s liquidity and capital resources, the conditions in Aramark’s or NewCo’s industry and Aramark’s or NewCo’s growth strategy. In some cases, forward-looking statements can be identified by words such as “outlook,” “aim,” “anticipate,” “are or remain or continue to be confident,” “have confidence,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “see,” “look to” and other words and terms of similar meaning or the negative versions of such words. These forward-looking statements are subject to risks and uncertainties that may change at any time, and actual results or outcomes may differ materially from those that Aramark or NewCo expected. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although each of Aramark and NewCo believes that the expectations reflected in any forward-looking statements it makes are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Such risks and uncertainties include, but are not limited to:
•unfavorable economic conditions;
•increases in fuel and energy costs;
•the failure to retain current customers, renew existing customer contracts and obtain new customer contracts;
•natural disasters, global calamities, climate change, new pandemics, sports strikes and other adverse incidents;
•competition in NewCo’s industry;
•increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of NewCo’s support services contracts;
•a determination by NewCo’s customers to reduce their outsourcing or use of preferred vendors;
•risks associated with suppliers from whom NewCo’s products are sourced;
•challenge of contracts by NewCo’s customers;
•NewCo’s expansion strategy and its ability to successfully integrate the businesses it acquires and costs and timing related thereto;
•currency risks and other risks associated with international operations, including compliance with a broad range of laws and regulations, including the United States Foreign Corrupt Practices Act;
•the COVID-19 pandemic’s impact on the United States and global economies, including particularly the customer sectors NewCo serves and governmental responses to the pandemic;

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
•NewCo’s inability to hire and retain key or sufficient qualified personnel or increases in labor costs;
•continued or further unionization of NewCo’s workforce;
•liability resulting from NewCo’s participation in multiemployer-defined benefit pension plans;
•liability associated with noncompliance with applicable law or other governmental regulations;
•laws and governmental regulations including those relating to the environment, wage and hour and government contracting;
•increases or changes in income tax rates or tax-related laws;
•new interpretations of or changes in the enforcement of the government regulatory framework;
•a cybersecurity incident or other disruptions in the availability of NewCo’s computer systems or privacy breaches;
•the expected benefits and timing of the separation, and the risk that conditions to the separation will not be satisfied and/or that the separation will not be completed within the expected time frame, on the expected terms or at all;
•the risk of increased costs from lost synergies, costs of restructuring transactions and other costs incurred in connection with the separation;
•retention of existing management team members as a result of the separation;
•reaction of customers, employees and other parties to the separation, and the impact of the separation on each of NewCo’s and Aramark’s businesses;
•NewCo’s leverage;
•risks associated with expected financing transactions undertaken in connection with the separation and risks associated with indebtedness incurred in connection with the separation;
•any failure by Aramark to perform of its obligations under the various separation agreements to be entered into in connection with the separation and distribution;
•a determination by the IRS that the distribution or certain related transactions are taxable;
•the possibility that any consents or approvals required in connection with the separation will not be received or obtained within the expected time frame, on the expected terms or at all; and
•the impact of the separation on its businesses and the risk that the separation may be more difficult, time consuming or costly than expected, including the impact on its resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties.
There can be no assurance that the separation, distribution or any other transaction described above will in fact be consummated in the manner described or at all. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under “Risk Factors” in this information statement. Any forward-looking statement speaks only as of the date on which it is made, and each of Aramark and NewCo assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
THE SEPARATION AND DISTRIBUTION
Background
On May 10, 2022, Aramark announced that it intended to separate AUS into an independent public company. Aramark intends to effect the separation through a pro rata distribution to the Aramark stockholders of [          ] of the common stock of a new entity formed to hold the assets and liabilities associated with AUS.
In connection with the distribution, it is expected that:
•Aramark will complete the internal reorganization as a result of which NewCo will become the parent company of AUS;
•NewCo is expected to enter into senior secured financing with a syndicate of banks, financial institutions and/or other institutional lenders, with JPMorgan Chase Bank, N.A. acting as the administrative agent and the collateral agent, in an expected aggregate amount of $1,800 million, consisting of the Term Loan Facilities and the Revolving Credit Facility. The Term Loan Facilities are expected to mature no more than five years from the date thereof. Interest on the loans under the Credit Facilities is expected to be calculated by reference to SOFR or an alternative base rate, plus an applicable margin, which in the case of any SOFR loan will include a customary spread adjustment; and
•using a portion of the proceeds from one or more financing transactions on or prior to the completion of the distribution, NewCo will transfer approximately $1,468 million of cash to Aramark.
On [          ], 20[     ], the Aramark Board of Directors approved the distribution of [          ] of NewCo’s issued and outstanding shares of common stock on the basis of [          ] shares of NewCo common stock for every share of Aramark common stock held as of the close of business on [          ], 20[     ], the record date for the distribution.
Subject to the satisfaction or waiver of the conditions to the distribution (see “—Conditions to the Distribution” below), at [          ], Eastern time, on [          ], 20[     ], the distribution date, each Aramark stockholder holding outstanding Aramark common stock as of [          ], 20[     ] will receive [          ] shares of NewCo common stock for every share of Aramark common stock held at the close of business on the record date for the distribution, as described below. Aramark stockholders will receive cash in lieu of any fractional shares of NewCo common stock that they would have received after application of this ratio. Upon completion of the separation, each Aramark stockholder as of the record date will continue to own shares of Aramark common stock and will receive a proportionate share of the outstanding common stock of NewCo to be distributed. You will not be required to make any payment, surrender or exchange your Aramark common stock or take any other action to receive your shares of NewCo common stock in the distribution. The distribution of NewCo common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “—Conditions to the Distribution” below.
Reasons for the Separation
The Aramark Board of Directors believes that the separation of AUS from Aramark into an independent, publicly traded company is in the best interests of Aramark and its stockholders for a number of reasons, including:
•Enhanced Focus on Strategic, Operational Drivers to Accelerate Revenue Growth. The separation will permit each of Aramark and NewCo to more effectively pursue its own distinct operating priorities and strategies, and will enable the management teams of each of the two companies to focus on strengthening its core business and addressing its unique operating and other needs, and pursue distinct and targeted opportunities for long-term revenue growth and profitability.
•More Efficient Resource and Capital Allocation to Pursue Each Company’s Strategic Goals. The separation will permit each of Aramark and NewCo to allocate its financial resources to meet the unique needs of its own business, which will allow each company to intensify its focus on its distinct strategic priorities. The separation will also allow each business to more effectively pursue its own distinct capital structures and capital allocation strategies, and allow flexibility for optimizing each business’s respective

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
capital structure. In addition, after the separation, the respective businesses within each company will no longer compete internally with the businesses of the other company for capital and other corporate resources.
•Targeted Investment Opportunity. The separation will allow each of Aramark and NewCo to more effectively articulate a clear investment thesis to attract a long-term investor base suited to its business, and will facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities.
•Creation of Independent Equity Currencies. The separation will create independent equity securities for each of Aramark and NewCo, affording each direct access to the capital markets and enabling it to use its own industry-focused stock to consummate future acquisitions or other transactions. As a result, Aramark and NewCo will have more flexibility to capitalize on its unique strategic opportunities.
•Employee Incentives, Recruitment and Retention. The separation will allow each of Aramark and NewCo to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and business performance. In addition, the separation will allow incentive structures and targets at each company to be better aligned with each underlying business. Similarly, recruitment and retention will be enhanced by more consistent talent requirements across the businesses, allowing both recruiters and applicants greater clarity and understanding of talent needs and opportunities associated with the core business activities, principles and risks of each company.
•Other Business Rationales. The separation will separate and simplify the structures currently required to manage a number of distinct and differing underlying businesses. These differences include exposure to industry cycles, manufacturing and procurement methods, customer base, research and development activities, and overhead structures.
The Aramark Board of Directors also considered a number of potentially negative factors in evaluating the separation, including:
•Risk of Failure to Achieve Anticipated Benefits of the Separation. The anticipated benefits of the separation may not be achieved for a variety of reasons, including, among others: the separation will demand significant management resources and require significant amounts of management’s time and effort; and following the separation, NewCo’s business may be more susceptible to market fluctuations and other adverse events than if it were still part of Aramark because NewCo’s business will be less diversified than Aramark’s businesses prior to the completion of the separation.
•Loss of Scale and Increased Administrative Costs. As a part of Aramark, AUS currently takes advantage of Aramark’s size and purchasing power in procuring certain goods and services. After the separation, as a standalone company, NewCo may be unable to obtain these goods and services at prices or on terms as favorable as those currently obtained by Aramark for AUS. In addition, as part of Aramark, AUS benefits from certain functions performed by Aramark, such as accounting, tax, legal, human resources and other general and administrative functions. After the separation, Aramark will not perform these functions for NewCo, other than certain functions that will be provided for a limited time pursuant to the transition services agreement, and, because of NewCo’s smaller scale as a standalone company, its cost of performing such functions could be higher than the amounts reflected in its historical Combined Financial Statements.
In determining to pursue the separation, the Aramark Board of Directors concluded the potential benefits of the separation outweighed the foregoing factors. See the section entitled “Risk Factors” included elsewhere in this information statement.
Formation of NewCo
NewCo was formed in Delaware on February 22, 2023, for the purpose of holding AUS. As part of the plan to separate AUS from the remainder of Aramark’s businesses, in connection with the internal reorganization, Aramark

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
plans to transfer the equity interests of certain entities and the assets and liabilities of the AUS to NewCo prior to the distribution.
When and How You Will Receive the Distribution
With the assistance of Computershare, and subject to the satisfaction or waiver of the conditions to the distribution, Aramark expects to distribute NewCo common stock at [          ], Eastern time, on [          ], 20[     ], the distribution date, to all holders of outstanding Aramark common stock as of the close of business on [          ], 20[     ], the record date for the distribution. Computershare, which currently serves as the transfer agent and registrar for Aramark common stock, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for NewCo common stock.
If you own Aramark common stock as of the close of business on the record date for the distribution, NewCo common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Computershare will then mail you a direct registration account statement that reflects your shares of NewCo common stock. If you hold your Aramark shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the NewCo shares. “Direct registration form” refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell Aramark common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of NewCo common stock in the distribution.
Most Aramark stockholders hold their common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm is said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Aramark common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the NewCo common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.
Transferability of Shares You Receive
Shares of NewCo common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except in certain cases for shares received by persons who may be deemed to be NewCo’s affiliates. Persons who may be deemed to be NewCo’s affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with NewCo, which may include certain of its executive officers or directors. Securities held by NewCo’s affiliates will be subject to resale restrictions under the Securities Act. NewCo’s affiliates will be permitted to sell shares of NewCo common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.
Number of Shares of NewCo Common Stock You Will Receive
For every share of Aramark common stock that you own at the close of business on [          ], 20[     ], the record date for the distribution, you will receive [          ] shares of NewCo common stock on the distribution date. No fractional shares of NewCo common stock will be distributed. Instead, if you are a registered holder, Computershare will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by Aramark or NewCo, will determine when, how and through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either Aramark or NewCo, and the distribution agent is not an affiliate of either Aramark or NewCo. Neither NewCo nor Aramark will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The net cash proceeds of these sales of fractional shares will be taxable for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences” for an explanation of certain material U.S. federal income tax consequences of the distribution. NewCo estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distribution of the net cash proceeds. If you hold your shares of Aramark common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.
Treatment of Equity-Based Compensation
Prior to the effectiveness of the registration statement of which this information statement forms a part, disclosure regarding the treatment of equity-based compensation granted by Aramark will be included in an amendment to this information statement.
Internal Reorganization
As part of the separation, and prior to the distribution, Aramark and its subsidiaries expect to complete an internal reorganization in order to transfer AUS to NewCo. The internal reorganization is expected to include various restructuring transactions pursuant to which (1) the operations, assets and liabilities of Aramark and its subsidiaries used to conduct AUS will be separated from the operations, assets and liabilities of Aramark and its subsidiaries used to conduct the Aramark Business and (2) such AUS operations, assets and liabilities will be contributed, transferred or otherwise allocated to NewCo or one of its direct or indirect subsidiaries. These restructuring transactions may take the form of asset transfers, mergers, demergers, dividends, contributions and similar transactions, and may involve the formation of new subsidiaries in U.S. and non-U.S. jurisdictions to own and operate AUS or the Aramark Business in such jurisdictions.
As part of this internal reorganization, Aramark will contribute to NewCo certain liabilities and certain assets, including equity interests in entities that are expected to conduct the operations comprising AUS.
Following the completion of the internal reorganization and immediately prior to the distribution, NewCo will be the parent company of the entities that are expected to conduct the operations comprising AUS and Aramark will remain the parent company of the entities that are expected to conduct the Aramark Business.
Results of the Distribution
After the distribution, NewCo will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on [          ], 20[     ], the record date for the distribution, and will reflect any exercise of Aramark options and Aramark shares issued under Aramark compensation awards between the date on which the Aramark Board of Directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of Aramark common stock or any rights of Aramark stockholders. No fractional shares of Aramark common stock will be distributed.
NewCo will enter into a separation and distribution agreement and other related agreements with Aramark to effect the separation and to provide a framework for its relationship with Aramark after the separation, and will enter into certain other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement, a stockholder and registration rights agreement and other transaction agreements. See “Certain Relationships and Related Party Transactions.” These agreements will provide for the allocation between NewCo and Aramark of the assets, employees, liabilities and obligations (including, among others, investments, property and employee benefits and tax-related assets and liabilities) of Aramark and its subsidiaries attributable to periods prior to, at and after NewCo’s separation from Aramark and will govern the relationship between NewCo and Aramark subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution” and “Certain Relationships and Related Party Transactions.”

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Market for NewCo Common Stock
There is currently no public trading market for NewCo common stock. NewCo intends to apply to list its common stock on the NYSE under the symbol “[     ].” NewCo has not and will not set the initial price of its common stock. The initial price will be established by the public markets.
NewCo cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices, after the distribution, of [          ] shares of NewCo common stock and [          ] shares of Aramark common stock may not equal the “regular-way” trading price of [          ] shares of Aramark common stock immediately prior to the distribution. The price at which NewCo common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for NewCo common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to NewCo Common Stock.”
Incurrence of Debt
NewCo expects to complete one or more financing transactions on or prior to the completion of the distribution. Approximately $1,468 million of the proceeds of such financings are expected to be used to transfer cash to Aramark. As a result of such transactions, NewCo anticipates having approximately $1,500 million of indebtedness upon completion of the distribution. On the distribution date, NewCo expects to enter into senior secured financing with a syndicate of banks, financial institutions and/or other institutional lenders, with JPMorgan Chase Bank, N.A. acting as the administrative agent and the collateral agent, in an expected aggregate amount of $1,800 million, consisting of the Term Loan Facilities and the Revolving Credit Facility. The Term Loan Facilities are expected to mature no more than five years from the date thereof. Interest on the loans under the Credit Facilities is expected to be calculated by reference to SOFR or an alternative base rate, plus an applicable margin, which in the case of any SOFR loan will include a customary spread adjustment. For more information, see “Description of Material Indebtedness.”
Trading Between the Record Date and Distribution Date
Beginning on or shortly before the record date for the distribution and continuing up to and including through the distribution date, Aramark expects that there will be two markets in Aramark common stock: a “regular-way” market and an “ex-distribution” market. Aramark common stock that trades on the “regular-way” market will trade with an entitlement to NewCo common stock distributed in the distribution. Aramark common stock that trades on the “ex-distribution” market will trade without an entitlement to NewCo common stock distributed in the distribution. Therefore, if you sell shares of Aramark common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive shares of NewCo common stock in the distribution. If you own Aramark common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of NewCo common stock that you are entitled to receive pursuant to your ownership of shares of Aramark common stock as of the record date.
Furthermore, beginning on the third trading day prior to the distribution date and continuing up to and including the distribution date, NewCo expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for NewCo common stock that will be distributed to holders of Aramark common stock on the distribution date. If you owned Aramark common stock at the close of business on the record date for the distribution, you would be entitled to NewCo common stock distributed pursuant to the distribution. You may trade this entitlement to shares of NewCo common stock, without trading the Aramark common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to NewCo common stock will end, and “regular-way” trading with respect to NewCo common stock will begin.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Conditions to the Distribution
The distribution will be effective at [          ], Eastern time, on [          ], 20[     ], which is the distribution date, provided that the conditions set forth in the separation and distribution agreement have been satisfied (or waived by Aramark in its sole and absolute discretion), including, among others:
•the SEC shall have declared effective the registration statement of which this information statement forms a part; there shall be no order suspending the effectiveness of the registration statement in effect; and there shall be no proceedings for such purposes having been instituted or threatened by the SEC;
•this information statement shall have been made available to the holders of record of shares of Aramark common stock at the close of business on [          ], 20[     ], the record date for the distribution;
•Aramark shall have received a private letter ruling from the IRS and opinions of its outside tax advisors, in each case, satisfactory to the Aramark Board of Directors, regarding certain U.S. federal income tax matters relating to the separation and distribution and which shall not have been withdrawn or rescinded;
•the transfer of assets and liabilities contemplated to be transferred from Aramark to NewCo on or prior to the distribution shall have occurred in accordance with the separation and distribution agreement, and the transfer of assets and liabilities contemplated to be transferred from NewCo to Aramark on or prior to the distribution shall have occurred in accordance with the separation and distribution agreement;
•the Aramark Board of Directors shall have received one or more opinions from an independent appraisal firm acceptable to Aramark confirming the solvency and financial viability of Aramark before the completion of the distribution and each of Aramark and NewCo after the completion of the distribution, in each case, in a form and substance acceptable to the Aramark Board of Directors in its sole and absolute discretion, and such opinion(s) shall not have been withdrawn or rescinded;
•all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities or blue sky laws and the rules and regulations thereunder shall have been taken or made and, where applicable, shall have become effective or been accepted by the applicable governmental authority;
•certain agreements contemplated by the separation and distribution agreement shall have been executed;
•there shall be no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions pending or in effect;
•the shares of NewCo common stock to be distributed shall have been accepted for listing on the NYSE, subject to official notice of distribution;
•NewCo shall have completed the debt financing arrangements described under “Description of Material Indebtedness,” and Aramark shall be satisfied in its sole and absolute discretion that, as of the effective time of the distribution, Aramark will have no further liability under such debt financing arrangements; and
•there shall be no other events or developments existing or having occurred that, in the judgment of the Aramark Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and the other related transactions.
Aramark will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio. Aramark will also have sole and absolute discretion to waive any of the conditions to the distribution. Aramark does not intend to notify its stockholders of any modifications to the terms of the separation or distribution that, in the judgment of its Board of Directors, are not material. The Aramark Board of Directors might consider material such matters as significant changes to the distribution ratio and the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the Aramark Board of Directors determines that any modifications by Aramark materially change the material terms

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
of the distribution, Aramark will notify Aramark stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or circulating a supplement to this information statement.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
DIVIDEND POLICY
NewCo has not yet determined whether it expects to pay a regular dividend after the separation and distribution, but expects to make such determination prior to the effectiveness of the registration statement of which this information statement forms a part. The timing, declaration, amount and payment of any dividends following the separation and distribution will be within the discretion of NewCo’s Board of Directors and will depend upon many factors, including its financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of its debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by NewCo’s Board of Directors.
The following table summarizes cash dividends declared by the Aramark Board of Directors to Aramark stockholders for the periods presented:

Quarter Ended	Aramark Cash Dividend Declared per Share of Common Stock
2020
December 27, 2019	$0.11
March 27, 2020	$0.11
June 26, 2020	$0.11
October 2, 2020	$0.11
2021
January 1, 2021	$0.11
April 2, 2021	$0.11
July 2, 2021	$0.11
October 1, 2021	$0.11
2022
December 31, 2021	$0.11
April 1, 2022	$0.11
July 1, 2022	$0.11
September 30, 2022	$0.11
2023
December 30, 2022	$0.11
March 31, 2023	$0.11
The aggregate amount of dividends paid by NewCo and Aramark may differ from historical dividends paid by Aramark due to, among other matters, changes in the level of cash generated by NewCo’s operations and changes in NewCo’s capital needs. Moreover, if NewCo determines to pay any dividend in the future, there can be no assurance that NewCo will continue to pay such dividends or the amount of such dividends.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
CAPITALIZATION
The following table sets forth the Cash and cash equivalents and capitalization of NewCo as of March 31, 2023, on a historical basis and on a pro forma basis, which reflects the adjustments described in more detail in the notes to the unaudited pro forma financial information included elsewhere in this information statement. You should read this information in conjunction with those notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited annual Combined Financial Statements and unaudited interim Condensed Combined Financial Statements and the related notes included elsewhere in this information statement.

Millions of Dollars	Actual	Pro Forma
Assets
Cash and cash equivalents	$10.5	$30.0
Liabilities
Current maturities of financing lease obligations	$24.5	$24.5
Noncurrent Financing Lease obligations	$97.6	$97.6
Long-term borrowings	$—	$1,487.5
Equity
Net parent investment	$2,398.8	$—
Common stock	$—	$—
Additional paid-in capital	$—	$930.9
Accumulated other comprehensive loss	$(25.9)	$(25.9)
Total capitalization	$2,495.0	$2,514.6
NewCo has not yet finalized its post-distribution capitalization. Pro forma financial information reflecting NewCo’s post-distribution capitalization will be included in an amendment to this information statement.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X, and consists of the unaudited pro forma condensed combined balance sheet as of March 31, 2023 and the unaudited pro forma condensed combined statements of income for the six months ended March 31, 2023 and the year ended September 30, 2022.
The unaudited pro forma condensed combined financial information reflects adjustments to the AUS historical unaudited condensed combined balance sheet as of March 31, 2023, historical unaudited condensed combined statement of income for the six months ended March 31, 2023, and historical audited combined statement of income for the year ended September 30, 2022.
The unaudited pro forma condensed combined balance sheet gives effect to the separation and related transactions, described below, as if they had occurred on March 31, 2023. The unaudited pro forma condensed combined statements of income give effect to the separation and related transactions as if they had occurred on October 2, 2021.
The unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to the AUS historical combined financial information for the following transaction accounting and autonomous entity adjustments:
•the anticipated post-separation capital structure, including: (1) the incurrence of debt of $1,500 million of gross proceeds; and (2) the distribution of approximately $1,468 million of such proceeds to Aramark in connection with the separation and distribution;
•the distribution of [          ] of NewCo’s issued and outstanding common stock by Aramark in connection with the separation;
•transaction costs specifically related to the separation;
•the impact of, and transactions contemplated by the separation and distribution agreement and the transition services agreement;
•the incremental costs NewCo expects to incur as a standalone entity; and
•other adjustments described in the notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is for informational purposes only and does not purport to represent what NewCo’s financial position and results of operations would have actually been had the separation occurred on the dates indicated and are not necessarily indicative of NewCo’s future financial position and future results of operations. The pro forma adjustments are based on available information and assumptions NewCo believes are reasonable; however, such adjustments are subject to change. As such, the pro forma statements may be revised in future amendments to reflect new information, to the extent any such revisions would be deemed material.
The AUS audited historical Combined Financial Statements and unaudited condensed combined interim financial statements, which were the basis for the unaudited pro forma condensed combined financial information, were prepared on a carve-out basis as NewCo did not operate as an independent, publicly traded company for the periods presented. Accordingly, such financial information reflects an allocation of certain Aramark corporate costs, such as finance, supply chain, human resources, information technology, share-based compensation, insurance, legal and other expenses that are either specifically identifiable or clearly applicable to NewCo. See Note 1, “Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies” and Note 4, “Related Party Transactions and Parent Company Investment” to the audited Combined Financial Statements and unaudited Condensed Combined Financial Statements included elsewhere in this Information Statement for further information on the allocation of corporate costs.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The unaudited pro forma condensed combined financial information should be read in conjunction with the sections herein entitled “Information Statement Summary—Summary Historical and Unaudited Pro Forma Condensed Combined Financial Information,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the AUS audited Combined Financial Statements and accompanying notes and the AUS unaudited Condensed Combined Financial Statements and accompanying notes, which are included elsewhere in this information statement. The unaudited pro forma condensed combined financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this information statement.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED MARCH 31, 2023
($ in thousands, except per share data)

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Revenue	$1,400,002	$—		$—		$1,400,002
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization)	995,576	—		—		995,576
Depreciation and amortization	67,507	—		1,156	(h)	68,663
Selling, general and administrative expenses	243,151	—		813	(h)	243,964
Total Operating Expenses	1,306,234	—		1,969		1,308,203
Operating Income	93,768	—		(1,969)		91,799
Interest Expense and Other, net	(351)	55,944	(b)	—		55,593
Income Before Income Taxes	94,119	(55,944)		(1,969)		36,206
Provision for Income Taxes	23,796	(14,400)	(c)	(507)	(c)	8,889
Net Income	$70,323	$(41,544)		$(1,462)		$27,317
Earnings per share:
Basic					(f)
Diluted					(g)
Weighted Average Shares Outstanding:
Basic					(f)
Diluted					(g)
See accompanying notes to unaudited pro forma condensed combined financial information.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2022
($ in thousands, except per share data)

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Revenue	$2,687,005	$—		$—		$2,687,005
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization)	1,909,676	—		—		1,909,676
Depreciation and amortization	134,352	—		2,313	(h)	136,665
Selling, general and administrative expenses	450,734	—		12,192	(h)	462,926
Total Operating Expenses	2,494,762	—		14,505		2,509,267
Operating Income	192,243	—		(14,505)		177,738
Interest Expense and Other, net	2,284	111,888	(b)	—		114,172
Income Before Income Taxes	189,959	(111,888)		(14,505)		63,566
Provision for Income Taxes	48,280	(28,800)	(c)	(3,734)	(c)	15,746
Net Income	$141,679	$(83,088)		$(10,771)		$47,820
Earnings per share:
Basic					(f)
Diluted					(g)
Weighted Average Shares Outstanding:
Basic					(f)
Diluted					(g)
See accompanying notes to unaudited pro forma condensed combined financial information.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
MARCH 31, 2023
($ in thousands)

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$10,493	$19,507	(a)	$—		$30,000
Receivables	379,647	—		—		379,647
Inventories	213,571	—		—		213,571
Rental merchandise in service	393,263	—		—		393,263
Other current assets	14,948	—		3,580	(h)	18,528
Total current assets	1,011,922	19,507		3,580		1,035,009
Property and Equipment, net	652,419	—		6,940	(h)	659,359
Goodwill	963,585	—		—		963,585
Other Intangible Assets	251,696	—		—		251,696
Operating Lease Right-of-Use Assets	63,584	—		—		63,584
Other Assets	203,308	—		—		203,308
Total Assets	$3,146,514	$19,507		$10,520		$3,176,541
LIABILITIES AND PARENT’S EQUITY
Current Liabilities:
Current maturities of financing lease obligations	$24,511	$—		$—		$24,511
Current operating lease liabilities	20,564	—		—		20,564
Accounts payable	153,908	—		10,520	(h)	164,428
Accrued payroll and related expenses	96,439	—		—		96,439
Accrued expenses and other current liabilities	73,302	—		—		73,302
Total current liabilities	368,724	—		10,520		379,244
Noncurrent Financing Lease Obligations	97,556	—		—		97,556
Long-Term Borrowings	—	1,487,450	(a)	—		1,487,450
Noncurrent Operating Lease Liabilities	52,001	—		—		52,001
Deferred Income Taxes	202,852	—		—		202,852
Other Noncurrent Liabilities	52,449	—		—		52,449
Total Liabilities	773,582	1,487,450		10,520		2,271,552
Commitments and Contingencies
Parent’s Equity:
Net parent investment	2,398,824	(2,398,824)	(d)	—		—
Common stock	—	—	(d)	—		—
Additional paid-in capital	—	930,881	(e)	—		930,881
Accumulated other comprehensive loss	(25,892)	—		—		(25,892)
Total parent’s equity	2,372,932	(1,467,943)		—		904,989
Total Liabilities and Parent’s Equity	$3,146,514	$19,507		$10,520		$3,176,541
See accompanying notes to unaudited pro forma condensed combined financial information.

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NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined balance sheet as of March 31, 2023, the unaudited pro forma condensed combined statements of income for the six months ended March 31, 2023 and the unaudited pro forma condensed combined statements of income for the year ended September 30, 2022 include the following adjustments:
(a)The unaudited pro forma condensed combined balance sheet reflects anticipated financing transactions of approximately $1,500 million, consisting of the Term Loan Facilities, and related debt issuance costs of $12.6 million, which are expected to be issued in connection with the separation and distribution. Approximately $1,468 million of the proceeds of such financing is expected to be distributed to Aramark in connection with the separation and distribution. As a result of such transactions, NewCo will have approximately $30 million in cash upon completion of the distribution. The terms of such indebtedness are being negotiated and will be finalized prior to the separation and distribution.
Additionally, NewCo anticipates entering into the Revolving Credit Facility in an expected aggregate amount of $300 million substantially concurrently with the separation. The Revolving Credit Facility will be available for immediate working capital needs and for general corporate purposes, but NewCo does not expect to draw upon the Revolving Credit Facility upon consummation of the separation. As a result, NewCo expects there to be $300 million available for borrowings thereafter. As such, impacts related to the Revolving Credit Facility are not reflected in the unaudited pro forma condensed combined financial information.
(b)The initial interest rate on the issued debt is expected to range from approximately 7.00% to 7.50%. As a result, NewCo used a rate of 7.25% to calculate the pro forma interest rate, which represents the midpoint of the range. The unaudited pro forma condensed combined statements of income reflect estimated interest expense of $54.4 million and $108.8 million and debt issuance cost amortization of $1.5 million and $3.1 million for the six months ended March 31, 2023 and for the year ended September 30, 2022, respectively. Interest expense was calculated assuming constant debt levels throughout the periods. A 1/8% change to the annual interest rate would change interest expense by $0.9 million and $1.9 million for the six months ended March 31, 2023 and for the year ended September 30, 2022, respectively
(c)Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rate of 25.74% based on the statutory rate for the respective jurisdiction. Management believes the statutory tax rate provides a reasonable basis for the pro forma adjustment. However, the effective tax rate of NewCo could be significantly different depending on actual operating results by jurisdiction and the application of enacted tax law to those specific results.
(d)Represents the reclassification of Aramark’s net parent investment in NewCo into additional paid-in capital and common stock, par value $0.01 per share, to reflect the number of shares of NewCo common stock expected to be outstanding at the distribution date. The assumed number of outstanding shares of common stock is based on the number of Aramark common stock outstanding of 260,548,025 as of March 31, 2023 and an assumed pro rata distribution ratio of [          ] shares of NewCo common stock for each share of Aramark common stock.
(e)Reconciliation of Additional paid-in capital (in thousands):

Cash and cash equivalent(a)	$19,507
Long-Term Borrowings(a)	(1,487,450)
Net parent investment(d)	2,398,824
Common stock issuance(d)	—
Additional paid-in capital	$930,881
(f)The number of NewCo shares used to compute basic earnings per share for the six months ended March 31, 2023 and for the year ended September 30, 2022 is based on the number of shares of NewCo common

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pursuant to 17 C.F.R. Section 200.83
stock assumed to be outstanding on March 31, 2023 and September 30, 2022, assuming the anticipated distribution ratio of [          ] shares of NewCo common stock for each share of Aramark common stock outstanding. The assumed number of outstanding shares of NewCo common stock is based on the number of shares of Aramark common stock outstanding as of March 31, 2023 and September 30, 2022.
(g)The number of shares used to compute diluted earnings per share is based on the number of basic shares of NewCo common stock as described in Note (e) above. The actual dilutive effect following the completion of the separation will depend on various factors, including the impact of share-based compensation arrangements. NewCo cannot fully estimate the dilutive effects at this time.
(h)As a standalone public company, NewCo expects to incur certain additional costs, based on contractual or negotiated arrangements that NewCo has executed or is probable of executing prior to the separation and distribution, including costs resulting from:
•separation and establishment of NewCo as a standalone company including recurring costs to perform reporting and regulatory compliance, costs associated with external reporting, internal audit, tax, treasury, human resources, legal, information technology, investor relations, and board of directors and officers. These costs include audit fees, professional service fees, subscription fees, board of director and officer compensation and annualized salaries and benefits for hired incremental headcount;
•one-time expenses associated with the separation and stand-up of functions required to operate as a standalone public entity, including the development and deployment of NewCo’s brand and information system separation and implementation costs;
•higher costs for the services to be provided by Aramark to NewCo under the transition services agreement with respect to information technology services, finance, tax and accounting, general administrative services and other support services; and
•annualized depreciation and amortization related to information technology infrastructure investments.
As a result, NewCo expects to incur approximately $1.5 million of expenses, net of income tax benefit of $0.5 million for the six months ended March 31, 2023 and $10.8 million of expenses, net of income tax benefit of $3.7 million (including one-time expenses of approximately $5.9 million, net of income tax benefit of $2.1 million) for the year ended September 30, 2022, which are incremental to Aramark’s allocation of corporate costs in the historical condensed combined financial statements. NewCo expects to incur the one-time costs over a period of 12 months post separation.

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BUSINESS
This section discusses NewCo’s business assuming the completion of all of the transactions described in this information statement, including the separation. References to “we,” “us” and “our” refer to AUS as held by NewCo.
Company Overview
NewCo is a leading provider of uniform rentals and workplace supplies across the United States and Canada. We provide uniforms, mats, towels, linens, restroom supplies, first-aid supplies, safety products and other workplace supplies. In fiscal year 2022, we generated revenue of approximately $2.7 billion. We are one of the largest companies operating within the United States and Canada in our industry.
We have over 75 years of experience providing uniforms and workplace supplies and a broad footprint that supports efficient delivery of our services and products to more than 300,000 customer locations across the United States and Canada. Our customer base participates in a wide variety of industries including manufacturing, hospitality, retail, food processing, pharmaceuticals, healthcare and automotive. We serve customers ranging from small, family-owned operations with a single location to large corporations and national franchises with multiple locations.
Our customers value the uniforms and workplace supplies we deliver as our services and products can help them reduce operating costs, enhance brand image, maintain a safe and clean workplace and focus on their core business. We provide a full range of uniform programs, managed restroom supply services and first-aid and safety products, as well as ancillary items such as floor mats, towels and linens. Additionally, we provide garments and contamination control supplies that help customers maintain controlled, cleanroom environments commonly used in the manufacturing of electronics, pharmaceuticals and medical equipment.
Our team consists of approximately 19,000 teammates who operate over 350 sites including laundry plants, satellite plants, distribution centers and manufacturing plants. We leverage our broad footprint and our supply chain, delivery fleet and route logistics capabilities to serve customers on a recurring basis, typically weekly, and primarily through multi-year contracts. In addition, we offer customized uniforms through direct sales agreements, typically for large regional or national companies.
NewCo is led by Kim Scott, President and Chief Executive Officer, Rick Dillon, Executive Vice President and Chief Financial Officer and Tim Donovan, Executive Vice President and General Counsel. These executives have deep expertise in their respective fields. They were recruited to lead NewCo as a standalone, independent company and are complemented by long-tenured members of management across the company’s commercial and operational functions as well as newly appointed leaders who bring functional expertise, diversity and depth to the NewCo leadership team.
Financial Profile
In fiscal year 2022, we generated revenue of approximately $2.7 billion, operating income of $192.2 million, or 7.2% of revenue, and net income of $141.7 million, or 5.3% of revenue. Adjusted operating income was $247.2 million, or 9.2% of revenue, and adjusted EBITDA was $373.1 million, or 13.9% of revenue. Cash provided from operating activities was $232.8 million.
In fiscal year 2022, revenue exceeded pre-COVID-19 fiscal 2019 levels, the highest annual revenue for our business. Revenue from our recurring rental business comprised 92% of total revenue, with 8% from direct sales. The contracted and recurring nature of our business provides a meaningful level of predictability to annual revenue. Additionally, the diversity of our customer base and the variety of industries in which our customers participate results in relatively low exposure to discrete industry trends. Our revenue is diversified across numerous sectors and customers operating primarily in manufacturing, hospitality, retail, food processing, automotive and healthcare.

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These are all sectors where we have decades of expertise. Geographically, 91% of our fiscal year 2022 revenue was from sales in the United States, with the remaining 9% from sales in Canada.

## Historical Financial Results

*$ millions*

Revenue
$2,562
$2,457
$2,687
2020
2021
2022

Operating Income
Operating Income Margin
$150
$96
$192
5.8%
3.9%
7.2%
2020
2021
2022

Net Cash Provided by Operating Activities
$231
$244
$233
2020
2021
2022

Net Income
Net Income as a % of Revenue
$112
$74
$142
4.4%
3.0%
5.3%
2020
2021
2022

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Figure A: Revenue, Operating Income, Net Cash Provided by Operating Activities and Net Income

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pursuant to 17 C.F.R. Section 200.83

## Historical Financial Results

*$ millions*

Adjusted Revenue
$2,517
$2,457
$2,687
2020*
2021
2022

*2020 revenue adjusted to exclude estimated impact of 53rd week

Adjusted Operating Income
Adjusted Operating Income Margin
$180
$147
$247
7.1%
6.0%
9.2%
2020
2021
2022

Free Cash Flow
$200
$157
$164
2020
2021
2022

Adjusted EBITDA
Adjusted EBITDA Margin
$299
$270
$373
11.9%
11.0%
13.9%
2020
2021
2022

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Figure B: Adjusted Revenue, Adjusted Operating Income, Free Cash Flow and Adjusted EBITDA

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Figure C: Revenue by Sector and Geography
Industry Overview
We operate within the uniforms, mats, towels, linens, restroom supplies, first-aid supplies and safety products industry in the United States and Canada. This includes businesses that outsource these services through rental programs or direct purchases, as well as non-programmers (which are businesses that maintain these services in-house).
We believe we are well positioned to take advantage of the various key trends and drivers that are impacting our industry. Demand in this industry is influenced primarily by macro-economic conditions, employment levels, increasing standards for workplace hygiene and safety and an ongoing trend of businesses outsourcing non-core, back-end operations. As noted above, the diversity of our customer base and the variety of industries in which our customers operate results in relatively low exposure to discrete industry trends.
Competition
Our industry is local in nature, fragmented and highly competitive. We believe we are a leading provider within this industry and we compete with national, regional and local providers who vary in size, scale, capabilities and product and service offering. Primary methods of competition include product quality, service quality and price.
Cintas Corporation and UniFirst Corporation are notable competitors of size and we have numerous local and regional competitors. Additionally, many businesses perform certain aspects of our product and service offerings in-house rather than outsourcing them.
Customers
Customers in our industry value the ability of providers to consistently deliver quality products on-time and with a high level of customer service. Additionally, they value trustworthy suppliers who partner with them to resolve workplace challenges that may arise with timely solutions that meet their needs.
We deliver to over 300,000 customer locations across the United States and Canada. We serve customers ranging from small, family-owned operations with a single location to large corporations and national franchises

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with multiple locations. Our revenue is diversified across our many customers as demonstrated by the revenue generated from our 10 largest customers accounting for less than 10% of total revenue in fiscal year 2022.
Our customers represent a diverse array of industries including sectors such as manufacturing, hospitality, retail, food processing, pharmaceuticals, healthcare and automotive. The competitive landscape across these sectors for our products and services is highly fragmented and driven primarily by product quality, service quality and pricing of our competitors. We believe our competitive advantages identified below apply to each of the sectors. Across these sectors, we also serve customers who operate cleanrooms, or controlled environments where pollutants like dust, airborne microbes, and aerosol particles are removed to aid in providing clean work environments. Cleanrooms are typically used in the manufacturing of electronics, pharmaceutical products and medical equipment.
The diversity of our customers and the wide variety of industries in which they participate results in the demand for our services and products not being specifically linked to the cyclical nature of any one sector.
The vast majority of our customers are served under multi-year contracts. While customers are not required to make an up-front investment for their rental uniforms or other rented merchandise, a rental customer typically agrees to pay specified exit costs if it terminates its agreement early without cause.
Our Services and Products
We provide a full-service uniform solution on a contracted and recurring basis. Our full-service uniform offering includes the design, sourcing, manufacturing, customization, personalization, delivery, laundering, sanitization, repair and replacement of uniforms. Our uniform options include shirts, pants, outerwear, gowns, scrubs, high visibility garments, particulate-free garments and flame-resistant garments, along with shoes and accessories. In addition to uniforms, we also provide workplace supplies including managed restroom supply services, first-aid supplies and safety products, floor mats, towels and linens.
We believe our customers value our services and products for a variety of reasons:
•Our full-service programs typically offer a lower-cost solution for customers than if they were serviced in-house, as evidenced by our historical experience and customer feedback, as we leverage our scale and network to achieve procurement and operating efficiencies.
•We enable customers to focus on operating their core businesses as we take care of their needs for clean uniforms, fully stocked restrooms, complete first-aid kits and other workplace supplies.
•We help customers establish corporate identity, foster a sense of team and belonging among employees, project a professional image and enhance brand awareness.
•Our uniforms are reusable and can be assigned to another employee (rather than being discarded) when employees transition to new opportunities.
•We offer a variety of specialty garments that help customers:
◦adhere to applicable regulatory standards;
◦safeguard against contamination in the production or service of items such as food, pharmaceuticals and healthcare products;
◦operate in static-free or low-static environments;
◦enhance visibility and safety in work environments including construction, utility services, waste management and public safety; and
◦promote employee safety in workplace environments that involve heavy soils, heat, flame or chemicals in the production process.

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We service our customers on a recurring basis, typically weekly, delivering clean uniforms and, in the same visit, picking up worn uniforms for inspection, cleaning and repair or replacement (illustrated in Figure D). In addition, we pick up used and soiled floor mats, towels and linens and replace them with clean products. We also restock restroom supplies, first-aid supplies and safety products as needed.
__________________
Figure D: Illustrative uniform services weekly process
For our cleanroom customers who operate highly regulated and/or contamination-free processes in the healthcare, pharmaceutical and technology industries, we provide advanced static dissipative garments, sterile garments, barrier apparel and cleanroom application accessories.
We market and sell our services and products through multiple channels including sales representatives, telemarketing sales channels, our delivery drivers (who we refer to as route service representatives), territory managers and digital platforms.
Operations and Supply Chain
We operate a network of over 350 facilities including laundry plants, satellite plants, distribution centers and manufacturing plants along with a fleet of service vehicles that support over 3,400 pick-up and delivery routes. Our services and products are delivered to customers by route service representatives via delivery routes that originate from one of our laundry plants or satellite sites. Approximately 50% of our uniforms and linens are manufactured in our two manufacturing plants in Mexico. Our Mexican operations include approximately 230,000 square feet of manufacturing capacity and a 76,000 square foot distribution facility.
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Figure E: U.S. and Canada geographic service footprint

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We are committed to operating sustainably with a focus on working to minimize fuel usage on our routes and to minimize energy and water usage in our laundry plant facilities. Additionally, we repair and reuse garments whenever possible to maximize the life cycle of our uniforms and support the circular economy.
We source raw materials as well as finished goods from a variety of domestic and international suppliers. Certain of NewCo’s raw materials and products (including NewCo’s mats) are currently limited to a single supplier. We maintain a Corporate Social Compliance Policy and related Code of Conduct both of which require the international manufacturing of our private label garments to occur under safe, lawful and humane working conditions. To support our Corporate Social Compliance Policy, our international private label garment manufacturers confirm annually their commitment to comply with our Code of Conduct. Further, the factories used to produce these products are subject to annual third-party social compliance audits.
Our Competitive Advantages
We believe we have significant competitive advantages including our full-service uniform solution offering, size and scale, extensive network footprint, long-tenured customer relationships and experienced leadership team. Given our robust capabilities, scale and talent, we are well positioned to partner with customers for their future needs across a range of services, use cases and business strategies. Some of our key competitive strengths include:
Full-Service Uniforms and Workplace Supplies Offering: We offer a full-service uniform solution including the ability to design, source, manufacture, customize, personalize, deliver, launder, sanitize, mend and replace uniforms on a regular and recurring basis. Our uniform offerings include shirts, pants, outerwear, gowns, scrubs, high visibility garments and flame-resistant garments, along with shoes and accessories. In addition to uniforms, we also provide workplace supplies including managed restroom supply services, first-aid supplies and safety products, floor mats, towels, linens and other workplace supplies.
Critical Scale in Growing, Fragmented Industry: We believe the market opportunity for our services is significant and growing. We estimate our total addressable market to be approximately $48 billion as of March 31, 2023. Within the United States and Canada, we are the second largest provider in our industry, based on publicly reported information related to revenue, number of employees and facilities data for each of Cintas, Aramark and Unifirst. We believe our size and scale provide a competitive advantage in purchasing power, route density, operating efficiencies and ability to attract and retain talent as compared to smaller local and regional competitors.
Extensive Network Footprint: We serve over 95% of the largest metropolitan statistical areas in the United States and every province in Canada. Our footprint enables us to serve large, national customers across the United States and Canada.
Long-Tenured Customer Relationships: We deliver to over 300,000 customer locations and serve businesses which participate across numerous industries. We maintain long-term relationships with our customers due to the quality of our services and products, our ability to deliver on-time and our ability to provide workplace supplies and services that support our customers’ individual strategies and needs.
We believe a key differentiator in our service model is the relationship between our route service representatives and customers. We work to build relationships and trust through weekly, face-to-face interactions with our customers. We believe our customer retention rate was in excess of 90% in the five years ended September 30, 2022, according to internal estimates. Retaining existing customers affords us more opportunities to cross-sell high value workplace supplies.
Experienced Leadership Team: NewCo is led by Kim Scott, President and Chief Executive Officer, and Rick Dillon, Executive Vice President and Chief Financial Officer. These executives have deep experience in their respective areas. They were hired to lead NewCo as a standalone, independent company and are complemented by seasoned industry executives across the company’s commercial and operational functions as well as newly appointed leaders who bring functional expertise, diversity and depth to the NewCo leadership team.
Ms. Scott has deep and relevant expertise with recurring revenue models having led and operated multiple businesses of this nature over the past 16 years. She also has extensive experience in logistics, route-based

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distribution and complex rental or subscription-based programs, including in her role as Chief Operating Officer of Terminix. Additionally, she has a broad operating background that includes plant management, logistics, procurement, engineering, acquisitions and large-scale integrations. She joined Aramark in October 2021 as President and CEO of Aramark Uniform Services to develop and launch an accelerated growth and value creation strategy for the company, while also preparing NewCo to be a standalone, independent public company.
Mr. Dillon is a seasoned public company executive with more than 20 years of experience in finance leadership roles. Prior to joining Aramark, Mr. Dillon served as the Chief Financial Officer and Executive Vice President of two publicly traded companies, Enerpac Tool Group and Century Aluminum. He joined Aramark in May 2022 to serve as Chief Financial Officer of Aramark Uniform Services and to prepare NewCo to be a standalone, independent public company.
Our executive leaders foster a culture of investing in our people, supporting their growth and development, instilling a sense of higher purpose, winning through teamwork with integrity and creating a safe environment for all. In addition, our commitment to diversity, equity and inclusion continues to shape our teammate engagement and recruiting efforts.
Value Creation Strategy
As an independent company, we will focus on the development, growth and expansion of our business, with increased flexibility to pursue independent strategic and financial plans, adapt quickly to the changing needs of our customers and sector dynamics, effectively allocate capital to invest in growth areas and accelerate decision-making processes. We are focused on long-term opportunities to make deliveries in our service network more effective, which we expect will drive revenue growth and margin expansion. Our new independence will enable sharper focus on our customers, which we believe will also enhance our competitive positioning and performance.
Our strategy is focused on creating shareholder value through high-quality and profitable revenue growth that is underpinned by efficient operations and a performance-driven culture. We plan to pursue the following key strategies to drive value creation and grow our business:
High-Quality Revenue Growth
Going forward, our strategy will continue to focus on retaining customers, with an increased emphasis on increasing revenue per stop through cross-selling, investing in attractive sectors, margin accretive products and service offerings and adding new customers on existing routes to increase our route density. We believe that, by focusing on these areas, we will achieve higher growth rates with more attractive margin profiles.
Customer Retention: We serve an attractive, large and long-tenured customer base with services and products that generate recurring revenue streams that typically allow more predictability of revenue than non-recurring revenue business models. We continue to remain focused on retaining these customers, including by ensuring we are delivering new value through new or updated services and products. We will continue to modernize the customer experience to make it easier for our customers to continue to do business with us. This includes investments in new technology, such as sophisticated, digital customer portals, as well as investments in our customer service process to enhance our route check-in process and predictive analytics that help us better anticipate customer service opportunities.
Increasing Revenue Per Stop Through Cross-Selling to Leverage Fixed Costs: On average, our current customers take advantage of approximately 30% to 40% of our full line of services and products. We believe there is a significant opportunity to increase our wallet share with our existing customers through cross-selling additional services and products, including compelling adjacent services such as first aid and managed restroom services. This is expected to result in high-margin growth with existing customers by increasing revenue per stop and leveraging our existing delivery costs. We have invested in tools to support our trusted and tenured route service representative teammates, and we are incentivizing them to pursue these opportunities with our existing customer base.
Targeting Attractive Sectors, Services and Products: We are implementing more targeted sales strategies to drive growth across high-value sectors, services and products. Using enhanced data analytics and insights will

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enable us to focus on customer wins that improve our revenue mix. An example is our cleanroom offering, where we have established distinct capabilities that allow us to provide this quality-sensitive service that also delivers higher margins.
Increasing Route Density: We are establishing route density metrics to target sales along existing customer routes. We will focus on implementing analytical and geographical prospecting tools that will aid and reward our sales representatives for delivering growth that increases route density and lowers our overall cost to serve per route.
Efficient Operations
Our operations currently include significant cost inputs in areas such as labor, in service inventory costs, plant operating costs and service-related costs. We are working to instill a continuous improvement mindset in our teammates by instituting disciplined, financial metrics and reporting, key performance indicator monitoring and strengthening our leadership in key functional areas such as supply chain, logistics and plant operations.
In our collaboration with new function leaders, we have identified key areas of opportunity to reduce our operating costs and expand margins across our business:
Network Optimization: A comprehensive analysis of our plant network and customer flows (route movements from plant to customer) has revealed a significant opportunity throughout our network to lower our cost to serve our customers. Further, we have identified a portfolio of initiatives related to routing and scheduling efficiencies and transport and logistics improvements. We believe we can deliver margin expansion through this flow optimization.
Workforce Management: We are working to reduce our labor costs by decreasing frontline turnover to improve plant productivity, reducing general and administrative costs and increasing plant automation.
Merchandise Inventory Management: We are focused on lowering in service inventory costs across our system in order to improve the profitability of new and existing business. Examples include delivering higher levels of garment and product reuse to reduce the issuance of new products and supply chain procurement strategies to reduce purchasing costs.
Performance-Driven Culture
Fostering a performance-driven culture is essential to the delivery of high-quality revenue growth and margin expansion. We are focused on further strengthening our capabilities and enhancing competencies in functional areas that are core to the delivery of our strategy such as sales and marketing, pricing, procurement, logistics, technology, talent acquisition and retention and plant operations. We have invested across these areas over the past year and will continue to strengthen these teams to support our strategy. We will make decisions that are informed by data and design performance measurements and incentives that are aligned to the achievement of our strategic objectives.
Human Capital Resources
Our success begins with our people, and ensuring a safe workplace is our first priority. Investing in, developing and caring for our teammates is paramount to retaining our teammates. We believe serving our teammates in this manner significantly improves our ability to serve and retain customers, accelerate profitable growth and enhance productivity. This requires an unwavering commitment to safety, diversity and inclusion, professional growth opportunities and competitive total compensation and benefits that meet the needs of our teammates and their families.
As of March 31, 2023, we had approximately 19,000 teammates, primarily based in the United States, Canada and Mexico. As of March 31, 2023, approximately 10,700 of our teammates were represented by labor unions. We work to maintain productive working relationships with these unions.
Diversity, Equity and Inclusion. We believe that it is beneficial to align our diversity, equity and inclusion priorities with our business strategy.

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At the time of the separation, we expect [          ]% of our Board of Directors to be from underrepresented groups, including females who are expected to represent [          ]% of our Board of Directors. Additionally, [          ]% of our executive management team are from underrepresented groups including females, who represent [          ]% of our executive management team. Continuing to increase diversity in executive and all levels of the leadership pipeline remains an organizational priority for the coming years. We have multiple employee resource groups; examples include those supporting women, racially and ethnically diverse employees and the LGBTQ+ community.
Talent Acquisition, Development and Retention. Hiring, developing and retaining teammates is critically important to our operations and we are focused on creating experiences and programs that foster growth, performance and retention. We sponsor training and education programs for our teammates, from hourly teammates to upper levels of management, designed to enhance leadership and managerial capability, help ensure quality execution of our programs, drive customer satisfaction and increase return on investment.
Community Engagement. Through Aramark’s legacy, we have a strong culture of community engagement. As we move forward as an independent, standalone company, we will continue to embrace that legacy and build upon it by developing a community engagement program unique to our business that is aligned with our strategy, teammates, the customers we serve and the communities where we operate.
Compensation, Benefits, Safety and Wellness. In addition to offering market-competitive salaries and wages, we offer comprehensive health and retirement benefits to our teammates. Our core health and welfare benefits are supplemented with specific programs to manage or improve common health conditions and include a variety of voluntary benefits and paid time away from work programs. We also provide programs designed to promote physical, emotional and financial well-being.
Government Regulation
Our business is subject to various federal, state, international, national, provincial and local laws and regulations, in areas such as environmental, labor, employment, immigration, privacy and data security, tax, transportation, health and safety, antitrust, anti-corruption, import/export, consumer protection, false claims and lobby and procurement laws. In addition, our facilities are subject to periodic inspection by federal, state, provincial, local and international authorities. We have various controls and procedures designed to maintain compliance with applicable laws and regulations. Our compliance requirements are subject to legislative changes, or changes in regulatory interpretation, implementation or enforcement. If we fail to comply with applicable laws, we may be subject to investigations, criminal sanctions or civil remedies, including fines, penalties, damages, reimbursement, injunctions, seizures, disgorgements or debarments from government contracts.
Our business is subject to various environmental protection laws and regulations, including the United States Federal Clean Water Act, Clean Air Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation, and Liability Act and similar local, provincial, state, federal and international laws and regulations governing the use, treatment, management, transportation, and disposal of wastes and hazardous materials.
We use and manage chemicals and hazardous materials as part of our operations. We are mindful of the environmental concerns surrounding the use, treatment, management, transportation and disposal of these chemicals and hazardous materials, and have taken and continue to take measures to comply with environmental protection laws and regulations. In particular, industrial laundries generate wastewater, air emissions and related wastes as part of operations relating to the laundering of garments and other merchandise. Residues removed from soiled garments and other merchandise laundered at our facilities and from detergents and chemicals used in our wash process may be contained in discharges to air and water (through sanitary sewer systems and publicly owned treatment works) and in waste generated by our wastewater treatment systems. Similar to other companies in our industry, our industrial laundries are subject to certain air and water pollution discharge limits, monitoring, permitting and recordkeeping requirements. Wastewater at our laundry facilities is treated as necessary to comply with local discharge requirements and permits prior to discharge to sanitary sewer systems or publicly owned treatment works. We also own or operate a limited number of aboveground and underground storage tank systems at some locations

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to store petroleum or propane for use in our operations. Certain of these storage tank systems are subject to performance standards, periodic monitoring, and recordkeeping requirements.
Given the regulated nature of some of our operations, we could face penalties and fines for noncompliance. In the past, we have settled, or contributed to the settlement of, actions or claims relating to the management of underground storage tanks and the handling and disposal of chemicals or hazardous materials, either on- or off-site. We may, in the future, be required to expend material amounts to rectify the consequences of any such events. Under environmental laws, we may be liable for the costs of removal or remediation of certain hazardous materials located on or in or migrating from our owned or leased property or located at sites to which we have sent waste for off-site disposal, as well as related costs of investigation and property damage. Such laws may impose liability without regard to our fault, knowledge or responsibility for the presence of such hazardous materials. We may not know whether our acquired or leased properties have been operated in compliance with environmental laws and regulations or that our future uses or conditions will not result in the imposition of liability upon us under such laws or expose us to third-party actions such as tort suits. We routinely review and evaluate sites that may require remediation and monitoring. Based on these reviews and various estimates and assumptions, we determine our estimated costs. As of March 31, 2023, we do not anticipate any expenditures for environmental remediation that would have a material effect on our financial condition. While environmental compliance is not a material component of our costs, we invest in equipment, technology and operating expenses, primarily for water treatment and waste removal, on a regular basis in order to comply with environmental laws and regulations, to promote the safety of our teammates and customers and to enhance the sustainability of our operations.
Intellectual Property
We have patents, trademarks, trade names and licenses that support the operation of our business. Historically, the Aramark brand, including its corporate starperson logo design, and the Aramark word mark have been used to market our business.
In connection with the separation and distribution, we will be repositioning our brand to better represent our customer value proposition and value creation strategy as an independent, standalone uniform rental and workplace supplies company. We anticipate the repositioning of our brand will occur in stages, over time, and we intend to use trade advertising and targeted digital marketing to promote recognition of our brand.
Environmental, Social and Governance (ESG)
We have been engaged in actively supporting the environmental, social and governance (“ESG”) efforts of Aramark as a whole. Below are key areas of focus NewCo has undertaken with the leadership of Aramark and that we intend to continue to pursue as a standalone entity:
•We maintain a Corporate Social Compliance Policy and related Code of Conduct that address the international manufacturing of our private label garments under safe, lawful and humane working conditions. To support our Corporate Social Compliance Policy, our international private label garment manufacturers annually confirm their commitment to comply with our Code of Conduct, and the factories used to produce these products are subject to annual third-party social compliance audits.
•We have made enhancements to our wash chemistry that allow us to conserve electricity, natural gas and water. Our most recent chemical enhancement has provided utility resource reductions with shorter washing machine run times (electricity), reduced water temperatures (natural gas) and fewer rinse cycles (water).
•We focus on the efficient use of fossil fuels to reduce related emissions. We seek to increase route efficiency with technology and processes that reduce travel time, distance and fuel consumption. For example, our new telematics technology allows us to proactively reduce fuel usage by limiting idling through real-time in-cab driver alerts.
NewCo’s Board of Directors and executive leadership are committed to leading a socially responsible organization that supports the health of our planet, cares for our employees, invests in the communities we work in

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
and conducts business in an ethical manner with appropriate governance. Following the separation, NewCo’s Board of Directors will oversee our ESG goals and objectives, and will support the implementation of our ESG priorities and commitments.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the other sections of this information statement, including “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Information Statement Summary—Summary Historical and Unaudited Pro Forma Condensed Combined Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information” and Aramark Uniform Services’ (“AUS”) historical audited Combined Financial Statements and unaudited Condensed Combined Financial Statements included elsewhere in this information statement. This discussion contains forward-looking statements, such as NewCo’s plans, objectives, opinions, expectations, anticipations, intentions, and beliefs, that are based upon NewCo’s current expectations but that involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in those forward-looking statements as a result of a number of factors, including those set forth under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Business” sections and elsewhere in this information statement. In the following discussion and analysis of financial condition and results of operations, certain financial measures may be considered “non-GAAP financial measures” under SEC rules. These rules require supplemental explanation and reconciliation, which is provided elsewhere in this information statement.
References to “we,” “us” and “our” refer to AUS as held by NewCo.
All amounts discussed are in millions of U.S. dollars, unless where otherwise indicated.
Company Overview
NewCo is a leading provider of uniforms and workplace supplies across the United States and Canada, with over 75 years of experience in the workplace apparel and supplies industry. We provide a full range of uniform programs, managed restroom supply services, first aid supplies and safety products, as well as ancillary items such as floor mats, towels, and linens, to more than 300,000 customer locations across the United States and Canada. We compete with national, regional, and local providers who vary in size, scale, capabilities and product and service offering. Primary methods of competition include product quality, service quality and price. Notable competitors of size include Cintas Corporation and UniFirst Corporation, as well as numerous regional and local competitors. Additionally, many businesses perform certain aspects of our product and service offerings in-house rather than outsourcing them and leveraging the benefits of full-service programs.
With approximately 19,000 employees, we operate a network of over 350 facilities including laundry plants, satellite plants, distribution centers and manufacturing plants along with a fleet of service vehicles that support over 3,400 pick-up and delivery routes. We have two manufacturing facilities in Mexico with approximately 230,000 square feet of manufacturing capacity between both plants that produce approximately 50% of our uniforms and linens products. We source raw materials, finished goods, equipment, and other supplies from a variety of domestic and international suppliers. We leverage our broad footprint, supply chain, delivery fleet and route logistic capabilities to serve customers on a recurring basis, typically weekly, and primarily through multi-year contracts.
Our full-service uniform offering (“Uniforms”) includes the design, sourcing, manufacturing, customization, personalization, delivery, laundering, sanitization, repair, and replacement of uniforms. Our uniform options include shirts, pants, outerwear, gowns, scrubs, high visibility garments, particulate-free garments and flame-resistant garments, along with shoes and accessories. We service our customers on a recurring rental basis, typically weekly, delivering clean uniforms while, during the same visit, picking up worn uniforms for inspection, cleaning and repair or replacement. In addition to our weekly, recurring customer contracts, we offer customized uniforms through direct sales agreements, typically for large, regional, or national companies.
In addition to Uniforms, we also provide workplace supplies (“Workplace Supplies”) including managed restroom supply services, first aid supplies and safety products, floor mats, towels, and linens. Similar to our uniform offering, on a recurring rental basis, generally weekly, we pick up used and soiled floor mats, towels and linens, replacing them with clean products. We also restock restroom supplies, first aid supplies and safety products as needed.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
We manage and operate our business in two reportable segments, United States and Canada. Both segments provide Uniforms and Workplace Supplies, as described above, to customers within their specific geographic territories.
Separation from Aramark
On May 10, 2022, Aramark announced that its Board of Directors approved a plan to separate its Uniform and Career Apparel business. Under the plan, Aramark would execute a separation of NewCo by way of a pro rata distribution of common stock of NewCo to Aramark stockholders at the close of business on the record date of the separation. The proposed separation is intended to be a tax-free transaction to Aramark and its stockholders for United States federal income tax purposes.
Relationship with Aramark
Following the separation, certain functions that Aramark provided to NewCo prior to the separation will either continue to be provided to NewCo by Aramark under transition services agreements or will be performed using NewCo’s own resources or third-party service providers. We expect to incur certain one-time charges in its establishment as a standalone public company, as well as ongoing additional costs associated with operating as an independent, publicly traded company.
Basis of Presentation
The Combined Financial Statements reflect the combined historical results of operations, comprehensive income and cash flows for the years ended September 30, 2022, October 1, 2021 and October 2, 2020, and the financial position as of September 30, 2022 and October 1, 2021 for AUS. The unaudited Condensed Combined Financial Statements reflect the combined historical results of operations, comprehensive income and cash flows for the six months ended March 31, 2023 and April 1, 2022 and the financial position as of March 31, 2023. The Combined Financial Statements and the unaudited Condensed Combined Financial Statements (collectively referenced as “Combined Financial Statements” hereafter) have been derived from Aramark’s historical accounting records and were prepared on a standalone basis in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. The assets, liabilities, revenue, and expenses of AUS have been reflected in these Combined Financial Statements on a historical cost basis, as included in the Combined Financial Statements of Aramark, using the historical accounting policies applied by Aramark. Historically, separate financial statements have not been prepared for AUS and it has not operated as a standalone business from Aramark. The historical results of operations, financial position and cash flows of AUS presented in these Combined Financial Statements may not be indicative of what they would have been had AUS been an independent standalone public company, nor are they necessarily indicative of AUS’s future results of operations, financial position, and cash flows.
AUS’s business has historically functioned together with other Aramark businesses. Accordingly, AUS relied on certain of Aramark’s corporate support functions to operate. The Combined Financial Statements include all revenues and costs directly attributable to AUS and an allocation of expenses related to certain Aramark corporate functions. These expenses have been allocated to AUS on the basis of direct usage where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount or other drivers. AUS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had AUS operated as an independent, standalone public entity, nor are they indicative of NewCo’s future expenses.
The Combined Financial Statements include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to AUS.
AUS’s cash flows within the United States segment are transferred to Aramark regularly as part of Aramark’s centralized cash management program. AUS’s cash flows within the Canada segment are reinvested locally. The cash and cash equivalents held by Aramark at the corporate level are not specifically identifiable to AUS and therefore were not allocated to any of the periods presented. Only cash amounts specifically attributable to AUS are reflected in the Combined Balance Sheets. Transfers of cash, both to and from Aramark’s central cash management

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
system, are reflected as a component of “Net parent investment” on the Combined Balance Sheets and in “Net cash used in financing activities” on the accompanying Combined Statements of Cash Flows.
Aramark’s long-term borrowings and related interest expense, exclusive of certain financing lease obligations, have not been attributed to AUS for any of the periods presented because the borrowings are neither directly attributable to AUS nor is AUS the primary legal obligor of such borrowings.
All intercompany transactions and balances within AUS have been eliminated. Transactions between AUS and Aramark have been included in these Combined Financial Statements and are considered related party transactions (see Note 4 to both the AUS audited Combined Financial Statements and AUS unaudited Condensed Combined Financial Statements).
The “Provision for Income Taxes” in the Combined Statements of Income has been calculated as if AUS filed a separate tax return and was operating as a standalone company. Therefore, income tax expense, cash tax payments and items of current and deferred income taxes may not be reflective of AUS’s actual tax balances prior to or subsequent to the distribution.
Sources of Revenue
NewCo generates and recognizes over 92% of its total revenue from route servicing contracts on both Uniforms, which NewCo generally manufactures, and Workplace Supplies, such as mats, towels, and linens that are procured from third-party suppliers. Revenue from these contracts represent a single-performance obligation and are recognized over time as services are performed based on the nature of services provided and contractual rates (output method). NewCo generates its remaining revenue primarily from the direct sale of uniforms to customers, with such revenue being recognized when NewCo’s performance obligation is satisfied, typically upon the transfer of control of the promised product to the customer. Revenue is recognized in an amount that reflects the consideration NewCo expects to be entitled to in exchange for the services or products described above and is presented net of sales and other taxes we collect on behalf of governmental authorities.
Costs and Expenses
Our costs and expenses are comprised of cost of services provided (exclusive of depreciation and amortization) (hereafter referred to as “cost of services provided”), depreciation and amortization and selling, general and administrative expenses.
Cost of services provided includes the costs associated with the recurring pickup, processing and delivery of products to rental customers, the amortized cost of in service inventory for the rental business, and the cost of products sold to customers through our direct sales offerings.
Depreciation and amortization expense reflects the cost of investments in our manufacturing plants, processing facilities, distribution centers and technology capabilities, and the amortization of intangible assets related to acquisitions. More specifically, depreciation expense is related to processing operation assets such as washers, dryers, steam tunnels and related equipment, distribution centers and related product handling and storage equipment, company-owned and financed delivery vehicles, information technologies and other assets for which we expect to receive an economic benefit for greater than one year. The cost of these investments is depreciated on a straight-line basis over three to 40 years based upon the estimated useful life of the asset.
Selling, general and administrative expenses include costs attributable to our sales team and the administrative functions required to support our customers and our team members.
Interest Expense and Other, net, is primarily comprised of interest expense recognized on financing leases and AUS’s share of the financial results for equity method investments.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Provision for Income Taxes
The Provision for Income Taxes represents federal, foreign, state, and local income taxes. Our effective tax rate differs from the statutory United States income tax rate due to the effect of state and local income taxes, the tax rate in Canada where we have operations, tax credits and certain nondeductible expenses.
Foreign Currency Fluctuations
The impact from foreign currency translation assumes constant foreign currency exchange rates based on the rates in effect for the prior fiscal year period being used in translation for the comparable current year period. We believe that providing the impact of fluctuations in foreign currency rates on certain financial results can facilitate analysis of period-to-period comparisons of business performance.
Fiscal Year
Our fiscal year is the 52- or 53-week period which ends on the Friday nearest to September 30th. The fiscal years ended September 29, 2023, September 30, 2022 and October 1, 2021 were each 52-week periods and the fiscal year ended October 2, 2020 was a 53-week period. The six months ended March 31, 2023 and April 1, 2022 were each 26-week periods.
Key Trends Affecting Our Results of Operations
We serve the uniforms, mats, towels, linens, restroom supplies, first-aid supplies and safety products industry within the United States and Canada. This includes businesses that outsource these services through rental programs or direct purchases, as well as non-programmers, or businesses that maintain these services in-house. We believe that demand in this industry is largely influenced by macro-economic conditions, employment levels, increasing standards for workplace hygiene and safety and an ongoing trend of businesses outsourcing non-core, back-end operations. As a result of the diversity of our customers and the wide variety of industries in which they participate, demand for our products and services is not specifically linked to the cyclical nature of any one sector.
Recent global events, including the COVID-19 pandemic, have adversely affected global economies, disrupted global supply chains and labor force participation, and created significant volatility and disruption of financial markets. COVID-19 related disruptions negatively impacted our financial and operating results beginning in the second quarter of fiscal 2020 through the first half of fiscal 2021. Our financial results started to improve during the second half of fiscal 2021 and continued to improve throughout fiscal 2022 as COVID-19 restrictions were lifted, and operations reopened.
In addition, the ongoing conflict between Russia and Ukraine, countries in which we do not have direct operations, further disrupted global supply chains and heightened volatility and disruption of global financial markets. The ongoing volatility and disruption of financial markets caused by these global events, as well as other current global economic factors, triggered inflation in labor and energy costs and has driven significant changes in foreign currencies. The impact on our longer-term operational and financial performance will depend on future developments, including our response and governmental response to inflation, the duration and severity of the ongoing volatility and disruption of global financial markets and our ability to effectively hire and retain personnel. Some of these future developments are outside of our control and are highly uncertain.
We continue to remain principally focused on the safety and well-being of our employees, customers, and everyone we serve, while simultaneously taking timely, proactive measures to adapt to the current environment. Throughout fiscal 2022, we saw continued improved profitability from customers reopening as COVID-19 restrictions eased as well as from effective management of operating costs and pricing pass-throughs to mitigate the effects of elevated inflation. We continue to evaluate and react to the effects of a prolonged global disruption, including items such as inflationary pressures on product and energy costs and greater labor challenges. These challenges have continued to impact our business during the six months ended March 31, 2023. Our actions to mitigate the effects of inflation in fiscal 2022 and the six months ended March 31, 2023 included operating cost reductions, reductions in discretionary spending and reductions in our non-operational footprint, along with the implementation of targeted and strategic price increases under the terms of our customer contracts. We do not know

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
whether we will be able to mitigate any future impacts of inflation with further increases in pricing for our goods and services. We continue to evaluate and react in order to take appropriate actions to mitigate the risk in these areas. See “Risk Factors—Operational Risks—Unfavorable economic conditions have in the past adversely affected, are currently affecting and in the future could adversely affect NewCo’s business, financial condition or results of operations.”
Results of Operations Consolidated
Six Months Ended March 31, 2023 Compared to Six Months Ended April 1, 2022
The following tables present an overview of our results on a combined basis with the amount of and percentage change between periods for each of the six months presented (dollars in thousands):

	For the Six Months Ended		Change	Change
	March 31,	April 1,
	2023	2022	$	%
Revenue	$1,400,002	$1,324,112	$75,890	5.7%
Operating Expenses:
Cost of services provided(1)	995,576	921,967	73,609	8.0%
Depreciation and amortization	67,507	66,868	639	1.0%
Selling, general and administrative expenses	243,151	230,499	12,652	5.5%
Total Operating Expenses	1,306,234	1,219,334	86,900	7.1%
Operating income	93,768	104,778	(11,010)	(10.5)%
Interest Expense and Other, net	(351)	3,055	(3,406)	(111.5)%
Income Before Income Taxes	94,119	101,723	(7,604)	(7.5)%
Provision for Income Taxes	23,796	25,902	(2,106)	(8.1)%
Net income	$70,323	$75,821	$(5,498)	(7.3)%
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(1)Exclusive of depreciation and amortization
Consolidated revenue of $1,400.0 million for the six months ended March 31, 2023 increased 5.7% compared to revenue for the six months ended April 1, 2022. This increase was primarily driven by pricing actions implemented to offset the impact of inflationary pressures.
Cost of services provided increased 8.0% for the six months ended March 31, 2023, relative to the comparable period in the prior fiscal year due primarily to roughly $45 million higher energy and labor costs from the continuation of inflationary pressures and approximately $20 million of incremental amortization of rental merchandise in service assets.
Selling, general and administrative expenses increased 5.5% in the six months ended March 31, 2023, relative to the comparable period in the prior fiscal year. The increase was primarily attributable to non-cash charges for the impairment of operating lease right-of-use assets and other costs ($7.7 million), personnel and other expenses related to Aramark’s intention to spin off its Uniforms segment ($7.0 million), and net severance charges ($5.5 million) offset by a gain on the sale of land ($6.8 million) recorded in the six months ended March 31, 2023.
Operating income of $93.8 million decreased 10.5% in the six months ended March 31, 2023 compared to the six months ended April 1, 2022.
Operating income as a percentage of revenue (“operating income margin”) decreased from 7.9% in the six months ended April 1, 2022, to 6.7% in the six months ended March 31, 2023.
Interest Expense and Other, net, decreased $3.4 million in the six months ended March 31, 2023, relative to the comparable six months ended April 1, 2022.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The provision for income taxes for the six months ended March 31, 2023 was recorded at an effective rate of 25.3% or approximately 20 basis points lower than the effective rate of 25.5% for the six months ended April 1, 2022.
Net income of $70.3 million in the six months ended March 31, 2023, represented a decrease of $5.5 million, or 7.3% relative to the comparable six months ended April 1, 2022.
Fiscal 2022 Compared to Fiscal 2021
The following table presents an overview of our results on a combined basis with the amount of and percentage change between periods for the fiscal years 2022 and 2021 (dollars in thousands).

	Fiscal Year Ended		Change	Change
	September 30,	October 1,
	2022	2021	$	%
Revenue	$2,687,005	$2,456,577	$230,428	9.4%
Operating Expenses:
Cost of services provided(1)	1,909,676	1,765,635	144,041	8.2%
Depreciation and amortization	134,352	133,306	1,046	0.8%
Selling, general and administrative expenses	450,734	461,397	(10,663)	(2.3)%
Total Operating Expenses	2,494,762	2,360,338	134,424	5.7%
Operating income	192,243	96,239	96,004	99.8%
Interest Expense and Other, net	2,284	(1,120)	3,404	303.9%
Income Before Income Taxes	189,959	97,359	92,600	95.1%
Provision for Income Taxes	48,280	23,089	25,191	109.1%
Net income	$141,679	$74,270	$67,409	90.8%
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(1)Exclusive of depreciation and amortization
Consolidated revenue of $2,687 million increased 9.4% in fiscal 2022 compared to the prior fiscal year. This increase was driven by approximately $144 million of growth within our existing rental customer base associated with customers reopening after COVID-19 restrictions were lifted and pricing actions implemented to offset the impact of inflationary pressures and an approximate $75 million increase in net new business driven by investments in our sales force.
Cost of services provided increased 8.2% in fiscal 2022 compared to the prior fiscal year. This increase is due primarily to higher year-over-year sales volumes resulting in roughly $90 million of incremental costs and inflationary pressures driving higher energy and labor costs of approximately $65 million. Additionally, two items associated with the COVID-19 pandemic impacted the cost of services provided from fiscal 2021 to fiscal 2022. First, as part of the Canadian government’s response to the COVID-19 pandemic and its impact on businesses, our Canadian segment received labor related tax credit subsidies resulting in income totaling $17.9 million in fiscal 2021, which impacted both cost of services provided and selling, general and administrative expenses. These subsidies had the impact of reducing our cost of services by $13.7 million in fiscal 2021. In fiscal 2022, these subsidies totaled only $0.4 million as the government initiative concluded in early fiscal 2022. The subsidies effectively resulted in an approximate $13 million increase in cost of services provided from fiscal 2021 to fiscal 2022. Second, in response to the COVID-19 pandemic, the business invested in inventories of personal protective equipment (“PPE”) in fiscal 2020. During fiscal 2021, management determined that a portion of PPE exceeded the expected future consumption from customers at that time, and a charge of approximately $34 million was recorded to reduce the value of this inventory. In fiscal 2022, an additional and final PPE write-off of approximately $26 million was recorded.
Selling, general and administrative expenses decreased 2.3% in fiscal 2022 compared to the prior fiscal year. The decrease resulted from the non-recurrence of approximately $17 million of implementation charges associated

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
with a new laundry ERP system in fiscal 2021 combined with $6.5 million of severance recorded in fiscal 2021 partially offset by the fiscal 2022 investment in additional sales resources to support growth and incremental personnel costs to support the anticipated separation of NewCo of $4 million.
Operating income of $192.2 million increased 99.8% in fiscal 2022 compared to the prior fiscal year.
Operating income margin increased from 3.9% in fiscal 2021 to 7.2% in fiscal 2022, an improvement of approximately 330 basis points.
Interest Expense and Other, net, increased $3.4 million in fiscal 2022 to $2.3 million.
The provision for income taxes for fiscal 2022 was recorded at an effective rate of 25.4% compared to an effective rate of 23.7% in fiscal 2021. The higher effective tax rate was due to the fiscal 2021 release of a valuation allowance related to our Canadian operations of $2.3 million.
Net income of $141.7 million in fiscal 2022 represented an increase of $67.4 million, or 90.8% compared to the prior fiscal year.
Fiscal 2021 Compared to Fiscal 2020
The following table presents an overview of our results on a combined basis with the amount of and percentage change between periods for the fiscal years 2021 and 2020 (dollars in thousands).

	Fiscal Year Ended		Change	Change
	October 1,	October 2,
	2021	2020	$	%
Revenue	$2,456,577	$2,561,996	$(105,419)	(4.1)%
Operating Expenses:
Cost of services provided(1)	1,765,635	1,813,985	(48,350)	(2.7)%
Depreciation and amortization	133,306	137,158	(3,852)	(2.8)%
Selling, general and administrative expenses	461,397	461,133	264	0.1%
Total Operating Expenses	2,360,338	2,412,276	(51,938)	(2.2)%
Operating income	96,239	149,720	(53,481)	(35.7)%
Interest Expense and Other, net	(1,120)	206	(1,326)	(643.7)%
Income Before Income Taxes	97,359	149,514	(52,155)	(34.9)%
Provision for Income Taxes	23,089	37,867	(14,778)	(39.0)%
Net income	$74,270	$111,647	$(37,377)	(33.5)%
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(1)Exclusive of depreciation and amortization
Consolidated revenue of $2,457 million decreased 4.1% in fiscal 2021 compared to the prior fiscal year. The year-over-year change in revenue was favorably impacted 0.5% by currency exchange rate movements and adversely impacted 1.7% by the 53rd week in fiscal 2020 as compared to 52 weeks of results in fiscal 2021. The remaining decrease was primarily attributable to the negative impact of COVID-19 on the full year in fiscal 2021 compared to only the second half of fiscal 2020.
Cost of services provided of $1,766 million decreased 2.7% in fiscal 2021 compared to the prior fiscal year primarily due to lower in service inventory amortization cost of approximately $51 million coupled with lower variable expense due to 4.1% decline in revenue compared to fiscal 2020. The decrease in amortization cost was due to lower issuances of in service inventory during fiscal 2021 and the second half of fiscal 2020 due to lower revenues from COVID-19. There were also several significant items impacting cost of services provided. First, as part of the Canadian government’s response to the COVID-19 pandemic and its impact on businesses, our Canadian segment received labor-related tax credit subsidies totaling approximately $23 million of income in fiscal 2020, which impacted both cost of services provided and selling, general and administrative expenses. These subsidies had

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
the impact of reducing our cost of services by approximately $17.0 million in fiscal 2020. In fiscal 2021, these subsidies totaled $17.9 million of income of which $13.7 million had the impact of reducing our fiscal 2021 cost of services provided. Second, in response to the COVID-19 pandemic, the business invested in inventories of PPE in fiscal 2020. During fiscal 2021, management determined that a portion of these inventories exceeded the expected future consumption from customers, and charges of approximately $34 million were recorded to reduce the value of this inventory at that time. These charges increased cost of services provided in fiscal 2021 as compared to fiscal 2020. Third, in fiscal 2020, we recorded a gain of approximately $16 million associated with the receipt of insurance proceeds resulting from the property damage and business interruption from a tornado at our Nashville, Tennessee location. Lastly, we recorded a $7 million favorable non-cash settlement of a multiemployer pension plan obligation in fiscal 2020.
Depreciation and amortization expense decreased 2.8% in fiscal 2021 compared to the prior fiscal year.
Selling, general and administrative expenses were essentially flat in fiscal 2021 compared to the prior fiscal year. Fiscal 2021 expense was impacted by higher personnel costs from incentive expenses related to our annual bonus and employer retirement matching contributions, equity compensation, sales growth initiatives of approximately $17 million, higher year-over-year severance costs of $3.0 million, and fiscal 2021 implementation costs of roughly $17 million associated with our new laundry ERP system. These items were offset by the favorable impact of headcount reductions taken during the second half of the prior fiscal year and approximately $24 million of AmeriPride acquisition integration charges recorded in fiscal 2020.
Operating income of $96.2 million decreased 35.7% in fiscal 2021 compared to the prior fiscal year.
Operating income margin of 3.9% in fiscal 2021 represented a decrease of approximately 195 basis points compared to the prior fiscal year.
Interest expense and Other, net was $0.2 million of expense in fiscal 2020 reversing to $1.1 million of income in fiscal 2021.
The provision for income taxes for fiscal 2021 was recorded at an effective rate of 23.7% compared to an effective rate of 25.3% in fiscal 2020. The lower effective tax rate was due to the fiscal 2021 release of a valuation allowance related to our Canadian operations of $2.3 million.
Net income of $74.3 million in fiscal 2021 represented a decrease of $37.4 million, or 33.5% compared to the prior fiscal year.
Results of Operations—United States Results
Six Months Ended March 31, 2023 Compared to Six Months Ended April 1, 2022
The following table presents an overview of our United States reportable segment results with the amount of and percentage change between periods for each of the six months presented (dollars in millions):

	Six Months Ended		Change	Change
	March 31,	April 1,
	2023	2022	$	%
Revenue	$1,274.7	$1,205.7	$69.0	5.7%
Segment Operating Income	132.1	126.8	5.3	4.2%
Segment Operating Income %	10.4%	10.5%
United States revenue increased 5.7% in the six months ended March 31, 2023, compared to the six months ended April 1, 2022. This increase was primarily driven by pricing actions implemented to offset the continued impact of inflationary pressures. Uniforms revenue for the six months ended March 31, 2023 of approximately $539 million increased approximately $2 million relative to the six months ended April 1, 2022. Workplace Supplies revenue for the six months ended March 31, 2023 of approximately $736 million increased roughly $67 million, or 9.9%, relative to the six months ended April 1, 2022.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Segment operating income of $132.1 million in the six months ended March 31, 2023 increased 4.2% relative to the six months ended April 1, 2022, primarily driven by:
•an approximate $55 million increase in operating income from the higher year-over-year revenue during the six months ended March 31, 2023 relative to the comparable prior year period; and
•a $6.8 million gain on the sale of real estate property during the six months ended March 31, 2023; partially offset by:
◦incremental labor and energy costs of approximately $40 million linked to a significant inflationary environment;
◦an approximate $17 million increase in rental merchandise amortization associated with incremental investments made in rental merchandise to support sales growth as we exited the COVID-19 pandemic; and
◦net severance costs of $5.7 million during the six months ended March 31, 2023.
Segment operating income margin decreased approximately 10 basis points from 10.5% in the six months ended April 1, 2022 to approximately 10.4% in the six months ended March 31, 2023.
Fiscal 2022 Compared to Fiscal 2021
The following table presents an overview of our United States reportable segment results with the amount of and percentage change between periods for the fiscal years 2022 and 2021 (dollars in millions).

	Fiscal Year Ended		Change	Change
	September 30,	October 1,
	2022	2021	$	%
Revenue	$2,447.0	$2,250.8	$196.2	8.7%
Segment Operating Income	243.0	136.3	106.7	78.3%
Segment Operating Income %	9.9%	6.1%
United States revenue increased 8.7% in fiscal 2022 compared to the prior fiscal year. This increase was primarily driven by base growth of roughly $115 million associated with customers reopening after COVID-19 restrictions were lifted and pricing actions implemented to offset the impact of inflationary pressures and an approximate $70 million increase in net new business driven by investments in our sales force. Fiscal 2022 Uniforms revenue of approximately $1,068 million was essentially flat compared to the prior fiscal year. Fiscal 2022 Workplace Supplies revenue of approximately $1,379 million increased roughly $205 million, or 17.4%, compared to the prior fiscal year, driven by the continued recovery of business activity from COVID-19.
Segment operating income of $243.0 million in fiscal 2022 increased 78.3% compared to the prior fiscal year, primarily driven by:
•the growth in revenue, including the favorable impact of higher rental revenues across our manufacturing plants, processing facilities and distribution network;
•an approximate $17 million reduction in costs associated with the implementation of a new laundry ERP system in fiscal 2021;
•approximately $8 million of lower year-over-year non-cash charges to write down PPE purchased in fiscal 2020 during the height of the COVID-19 pandemic; and
•prior year severance charges of $5.3 million.
Segment operating income margin improved approximately 385 basis points from 6.1% in fiscal 2021 to approximately 9.9% in fiscal 2022.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Fiscal 2021 Compared to Fiscal 2020
The following table presents an overview of our United States reportable segment results with the amount of and percentage change between periods for the fiscal years 2021 and 2020 (dollars in millions).

	Fiscal Year Ended		Change	Change
	October 1,	October 2,
	2021	2020	$	%
Revenue	$2,250.8	$2,357.9	$(107.1)	(4.5)%
Segment Operating Income	136.3	177.0	(40.7)	(23.0)%
Segment Operating Income %	6.1%	7.5%
United States revenue decreased 4.5% in fiscal 2021 compared to the prior fiscal year. The year-over-year change in revenue was adversely impacted 1.8% by the 53rd week in fiscal 2020. The remaining decrease was primarily attributable to the greater negative impact of COVID-19 in fiscal 2021 compared to fiscal 2020. Fiscal 2021 Uniforms revenue of approximately $1,076 million decreased approximately $82 million, or 7.1% compared to the prior fiscal year, driven by the impact of lower business activity due to COVID-19. Fiscal 2021 Workplace Supplies revenue of approximately $1,174 million decreased approximately $25 million, or 2.1% compared to the prior fiscal year, also driven by the impact of lower business activity due to COVID-19.
Segment operating income of $136.3 million in fiscal 2021 decreased 23.0% compared to the prior fiscal year primarily due to:
•lower business activity from the COVID-19 pandemic;
•an approximate $34 million charge from the write-off of PPE inventory in fiscal 2021;
•fiscal 2021 implementation costs of roughly $17 million associated with our new laundry ERP system;
•higher personnel costs in fiscal 2021 from incentive expenses related to our annual bonus and employer retirement matching contributions, equity compensation and sales growth initiatives of approximately $16 million;
•an approximate $16 million gain recorded in fiscal 2020 from the receipt of insurance proceeds resulting from the property damage and business interruption from a tornado at our Nashville, Tennessee location;
•an approximate $7 million favorable non-cash settlement of a multiemployer pension plan obligation in fiscal 2020; and
•an approximate $3 million increase in severance charges from fiscal 2020 to fiscal 2021.
The decrease in segment operating income in fiscal 2021 was partially offset by approximately $47 million reduction of in service inventory amortization and approximately $24 million of AmeriPride acquisition integration charges recorded in fiscal 2020.
Segment operating income margin of 6.1% in fiscal 2021 represented a decrease of approximately 145 basis points compared to the prior fiscal year.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Results of Operations—Canada Results
Six Months Ended March 31, 2023 Compared to Six Months Ended April 1, 2022
The following table presents an overview of our Canada reportable segment results with the amount of and percentage change between periods for each of the six months presented (dollars in millions):

	Six Months Ended		Change	Change
	March 31,	April 1,
	2023	2022	$	%
Revenue	$125.3	$118.4	$6.9	5.8%
Segment Operating Income	6.9	9.9	(3.0)	(30.3)%
Segment Operating Income %	5.5%	8.4%
Canada revenue increased 5.8% in the six months ended March 31, 2023 compared to the six months ended April 1, 2022. This increase was primarily driven by pricing actions implemented to offset the continued impact of inflationary pressures. Uniforms revenue for the six months ended March 31, 2023 of approximately $51 million was essentially flat relative to the six months ended April 1, 2022. Workplace Supplies revenue for the six months ended March 31, 2023 of approximately $75 million increased roughly $6 million, or 9.4%, relative to the six months ended April 1, 2022.
Segment operating income of $6.9 million in the six months ended March 31, 2023, decreased 30.3% relative to the six months ended April 1, 2022, primarily driven by:
•incremental labor and energy costs of approximately $5 million linked to a significant inflationary environment; and
•an approximate $3 million increase in rental merchandise amortization associated with incremental investments made in rental merchandise to support sales growth as we exited the COVID-19 pandemic; partially offset by
•an approximate $5 million increase in operating income from the higher year-over-year revenue during the six months ended March 31, 2023 relative to the comparable prior year period.
Segment operating income margin declined approximately 290 basis points from 8.4% in the six months ended April 1, 2022, to approximately 5.5% in the six months ended March 31, 2023.
Fiscal 2022 Compared to Fiscal 2021
The following table presents an overview of our Canada reportable segment results with the amount of and percentage change between periods for the fiscal years 2022 and 2021 (dollars in millions).

	Fiscal Year Ended		Change	Change
	September 30,	October 1,
	2022	2021	$	%
Revenue	$240.0	$205.8	$34.2	16.6%
Segment Operating Income	18.0	22.7	(4.7)	(20.7)%
Segment Operating Income %	7.5%	11.0%
Canada revenue increased 16.6% in fiscal 2022 compared to the prior fiscal year driven by growth within our rental business of roughly $29 million from customers reopening after COVID-19 restrictions were lifted and pricing actions implemented to offset the impact of inflationary pressures, and an approximate $5 million increase in net new business driven by investments in our sales force, with currency exchange rate movements having a 1.4% adverse impact on revenue. Fiscal 2022 Uniforms revenue of approximately $101 million remained relatively flat with the prior fiscal year. Fiscal 2022 Workplace Supplies revenue of approximately $139 million increased

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
approximately $34 million, or 32.2% compared to the prior fiscal year, driven by the impact of lower business activity during fiscal 2021 from the COVID-19 pandemic.
Segment operating income of $18.0 million decreased 20.7% in fiscal 2022 compared to the prior fiscal year from the reduction in labor-related tax credit subsidies from the Canadian government of approximately $17 million which was partially offset by the growth in revenue and the associated favorable impact to our manufacturing plants, processing facilities and distribution network.
Segment operating income margin decreased approximately 350 basis points from 11.0% in fiscal 2021 to 7.5% in fiscal 2022.
Fiscal 2021 Compared to Fiscal 2020
The following table presents an overview of Canada reportable segment results with the amount of and percentage change between periods for the fiscal years 2021 and 2020 (dollars in millions).

	Fiscal Year Ended		Change	Change
	October 1,	October 2,
	2021	2020	$	%
Revenue	$205.8	$204.1	$1.7	0.8%
Segment Operating Income	22.7	21.3	1.4	6.6%
Segment Operating Income %	11.0%	10.4%
Canada revenue increased 0.8% in fiscal 2021 compared to prior fiscal year. The year-over-year change in revenue was favorably impacted 6.0% from currency exchange rate movements and adversely impacted 1.9% by the 53rd week in fiscal 2020 as compared to only 52 weeks in fiscal 2021. The remaining decrease was primarily attributable to the greater negative impact of COVID-19 in fiscal 2021 compared to fiscal 2020. Fiscal 2021 Uniforms revenue and Workplace Supplies revenue of approximately $101 million and $105 million, respectively, remained essentially flat compared to the prior fiscal year.
Segment operating income of $22.7 million increased $1.4 million, or 6.6% in fiscal 2021, compared to the prior fiscal year. Segment operating income margin of 11.0% in fiscal 2021 represented an increase of approximately 60 basis points compared to the prior fiscal year.
Liquidity and Capital Resources
Historical Liquidity
Historically, AUS has generated positive cash flows from operations. AUS cash flows within its United States operations are transferred to Aramark regularly as part of Aramark’s centralized cash management program. This arrangement is used to manage liquidity of Aramark and fund the operations of our business as needed. This arrangement is not indicative of how AUS would have funded its operations had AUS been a standalone company separate from Aramark during the periods presented. Cash transferred to and from Aramark’s cash management accounts are reflected within net parent investment as a component of Aramark’s equity.
The cash and cash equivalents held by Aramark at the corporate level are not specifically identifiable to AUS and therefore were not allocated to any of the periods presented. The majority of AUS cash and cash equivalents balance is from its Canadian operations. Third-party debt and the related interest expense of Aramark has not been allocated to AUS for any of the periods presented because Aramark’s borrowings were not directly attributable to this standalone business.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Cash Flows for the Six Months Ended March 31, 2023 and April 1, 2022
The table below summarizes our cash activity for the six months ended March 31, 2023 and April 1, 2022 (dollars in millions):

	For the six months ended
	March 31,	April 1,
	2023	2022
Net cash provided by operating activities	$68.8	$86.4
Net cash used in investing activities	$(21.7)	$(35.3)
Net cash used in financing activities	$(60.8)	$(67.7)
Reference to the unaudited Condensed Combined Statements of Cash Flows will facilitate understanding of the discussion that follows.
Six Months Ended March 31, 2023 Compared to Six Months Ended April 1, 2022
Cash Flows Provided by Operating Activities
Net cash provided by operating activities of $68.8 million during the six months ended March 31, 2023 was $17.6 million lower than the six months ended April 1, 2022 amount of $86.4 million. The lower cash flow provided by operating activities was primarily a result of lower net income and unfavorable non-cash adjustments to net income relative to the six months ended April 1, 2022.
Cash Flows Used in Investing Activities
The net cash flows used in investing activities were lower during the six months ended March 31, 2023 relative to the comparable period in the prior fiscal year primarily due to the prior year use of $17.2 million of cash to fund the acquisition of certain businesses.
Cash Flows Used in Financing Activities
During the six months ended March 31, 2023, cash used in financing activities was impacted by the following:
•cash transferred to Aramark ($46.9 million); and
•payments related to finance leases ($13.9 million).
During the six months ended April 1, 2022, cash used in financing activities was impacted by the following:
•cash transferred to Aramark ($53.3 million); and
•payments related to finance leases ($14.4 million).
Cash Flows for Fiscal 2022, Fiscal 2021 and Fiscal 2020
The table below summarizes our cash activity (in millions):

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
Net cash provided by operating activities	$232.8	$244.3	$231.3
Net cash used in investing activities	$(86.1)	$(103.2)	$(43.4)
Net cash used in financing activities	$(162.5)	$(125.5)	$(175.1)
Reference to the audited Combined Statements of Cash Flows will facilitate understanding of the discussion that follows.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Fiscal 2022 Compared to Fiscal 2021
Cash Flows Provided by Operating Activities
Net cash provided by operating activities of $232.8 million during fiscal 2022 was slightly below the fiscal 2021 amount of $244.3 million. The recovery of our businesses after the easing of COVID-19 restrictions resulted in an approximate $90 million greater year-over-year use of cash to fund changes in operating assets and liabilities, which was partially offset by higher net income, as discussed in “Results of Operations” above, and favorable non-cash adjustments between fiscal years of $15.9 million. The greater use of cash to fund changes in operating assets and liabilities resulted from the fiscal 2022 payment of deferred social security taxes as permitted under the Coronavirus Aid, Relief, and Economic Security Act (see Note 1 to the Aramark Uniform Services audited Combined Financial Statements); higher fiscal 2022 employer retirement contributions and bonus payments; increased investment of in service merchandise in fiscal 2022 to support the sales recovery from exiting the COVID-19 pandemic; $9 million lower receipts of COVID-19 labor-related tax credit relief from the Canadian government; and carrying higher accounts receivable from the significant increase in year-over-year revenue offset partially by a $21 million increase in cash provided by accounts payable from increased purchasing activity as operations returned to normal levels during fiscal 2022 due to the lifting of COVID-19 restrictions.
Cash Flows Used in Investing Activities
The net cash flows used in investing activities were lower during fiscal 2022 compared to fiscal 2021 due to lower capital expenditures. The “Disposals of property and equipment” caption for fiscal 2022 includes $6.4 million of insurance proceeds related to the property damage from a tornado during fiscal 2020 at our Nashville location.
Cash Flows Used in Financing Activities
During fiscal 2022, cash used in financing activities was impacted by the following:
•cash transferred to Aramark ($134.5 million); and
•payments related to finance leases ($28.0 million).
During fiscal 2021, cash used in financing activities was impacted by the following:
•cash transferred to Aramark ($95.6 million); and
•payments related to finance leases ($29.9 million).
Fiscal 2021 Compared to Fiscal 2020
Cash Flows Provided by Operating Activities
Net cash provided by operating activities of $244.3 million during fiscal 2021 increased by $13.0 million compared to fiscal 2020, primarily driven by a lower year-over-year use of cash to fund changes in operating assets and liabilities and favorable year-over-year non-cash gains and losses offset partially by lower net income in fiscal 2021 as compared to fiscal 2020, as discussed in “Results of Operations” above. The lower use of cash to fund changes in operating assets and liabilities resulted from reduced investments in inventory (during fiscal 2020, we purchased significant PPE in response to the COVID-19 pandemic); lower bonus and benefit payments in fiscal 2021 as compared to fiscal 2020; and the fiscal 2021 deferral of social security tax payments permitted under the CARES Act offset by a greater investment in rental merchandise in service inventory and receivables as we started to see business recover in the second half of fiscal 2021 from the easing of COVID-19 pandemic restrictions as compared to the second half of fiscal 2020, which was heavily impacted by COVID-19.
Cash Flows Used in Investing Activities
Net cash used in investing activities were higher during fiscal 2021 compared to fiscal 2020 due to higher capital expenditures. The “Disposals of property and equipment” caption for fiscal 2020 includes approximately

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
$21.5 million of insurance proceeds related to property damage from a tornado during fiscal 2020 at our Nashville, Tennessee location.
Cash Flows Used in Financing Activities
During fiscal 2021, net cash used in financing activities was impacted by the following:
•cash transferred to Aramark ($95.6 million); and
•payments related to finance leases ($29.9 million).
During fiscal 2020, cash used in financing activities was impacted by the following:
•cash transferred to Aramark ($143.0 million); and
•payments related to finance leases ($32.1 million).
Future Liquidity and Contractual Obligations
We have historically relied on available cash, recurring cash flow provided by operations and Aramark’s centralized cash management program to fund operations. Going forward, we plan to primarily rely on cash and recurring cash flow provided by operations to fund our operations. We expect to have access to credit facilities and capital markets for additional funding. The cost and availability of debt financing will be influenced by market conditions and our future credit ratings.
As a part of the separation, we expect to incur indebtedness in an aggregate principal amount of approximately $1,500 million. We expect to make a cash distribution of approximately $1,468 million to Aramark concurrently with the consummation of the separation. On the distribution date, NewCo expects to enter into senior secured financing with a syndicate of banks, financial institutions and/or other institutional lenders, with JPMorgan Chase Bank, N.A. acting as the administrative agent and the collateral agent, in an expected aggregate amount of $1,800 million, consisting of the Term Loan Facilities and the Revolving Credit Facility. The Term Loan Facilities are expected to mature no more than five years from the date thereof. Interest on the loans under the Credit Facilities is expected to be calculated by reference to SOFR or an alternative base rate, plus an applicable margin, which in the case of any SOFR loan will include a customary spread adjustment. The terms of such indebtedness are subject to change and will be finalized prior to the closing of the separation. We expect to begin operations as an independent company with approximately $30 million of cash and cash equivalents as set forth under “Capitalization.” We believe that we will meet known and likely future cash requirements through the combination of cash flows from operating activities, available cash balances, available borrowings under our financing arrangements and access to capital markets.
Following the separation, our recurring cash needs will primarily be directed toward working capital requirements to support ongoing business activities, investments in growth initiatives, capital expenditures, acquisitions, interest payments and repayment of borrowings. Our ability to fund these needs will depend, in part, on our ability to generate or raise cash in the future, which is subject to general economic, financial, competitive, regulatory, and other factors that are beyond our control.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The following table summarizes our future obligations for finance leases, future minimum lease payments under non-cancelable operating leases and purchase obligations as of September 30, 2022 (dollars in thousands):

	Payments Due by Period
Contractual Obligations as of September 30, 2022	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Finance lease obligations	117,821	23,720	41,973	29,384	22,744
Operating leases	83,084	23,245	32,852	14,483	12,504
Purchase obligations(1)	11,454	8,854	2,600	—	—
Other liabilities(2)	20,000	20,000	—	—	—
	$232,359	$75,819	$77,425	$43,867	$35,248
__________________
(1)Represents purchase commitments for inventory.
(2)Includes deferred social security taxes and severance.
Critical Accounting Policies and Estimates
Our significant accounting policies are described in the notes to the Aramark Uniform Services audited Combined Financial Statements included elsewhere in this information statement. We have chosen accounting policies that management believes are appropriate to accurately and fairly report our operating results and financial position in conformity with U.S. GAAP. We apply these accounting policies in a consistent manner.
In preparing our Combined Financial Statements, management is required to make estimates and assumptions that, among other things, affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are most significant where they involve levels of subjectivity and judgment necessary to account for highly uncertain matters or matters susceptible to change, and where they can have a material impact on our financial condition and operating performance. If actual results were to differ materially from the estimates made, the reported results could be materially affected.
Critical accounting estimates and the related assumptions are evaluated periodically as conditions warrant, and changes to such estimates are recorded as new information or changed conditions require.
Revenue Recognition
NewCo generates and recognizes over 92% of its total revenue from route servicing contracts on both Uniforms, which NewCo generally manufactures, and Workplace Supplies, such as mats, towels, and linens that are procured from third-party suppliers. Revenue from these contracts represent a single-performance obligation and are recognized over time as services are performed based on the nature of services provided and contractual rates (output method). NewCo generates its remaining revenue primarily from the direct sale of uniforms to customers, with such revenue being recognized when NewCo’s performance obligation is satisfied, typically upon the transfer of control of the promised product to the customer.
Goodwill
Annually, in our fiscal fourth quarter, we perform an impairment assessment of goodwill at the reporting unit level. This assessment may first consider qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Examples of qualitative factors include macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, entity-specific events, events affecting reporting units and sustained changes in our stock price. If results of the qualitative assessment indicate a more likely than not determination or if a qualitative assessment is not performed, a quantitative test is performed by comparing the estimated fair value using discounted cash flow calculations of each reporting unit with its estimated net book value. Historically, AUS has represented one reporting unit under Aramark’s structure. During the fourth quarter of fiscal 2022, we performed the annual impairment test for goodwill using a quantitative testing approach. Based on our evaluation performed, we determined that the fair value of the reporting unit significantly exceeded its respective carrying amount, and therefore, we determined that goodwill was not impaired.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The determination of fair value for the AUS reporting unit includes assumptions, which are considered Level 3 inputs, that are subject to risk and uncertainty. The discounted cash flow calculations are dependent on several subjective factors including the timing of future cash flows, the underlying margin projection assumptions, future growth rates and the discount rate. If our assumptions or estimates in our fair value calculations change or if future cash flows, margin projections or future growth rates vary from what was expected, this may impact our impairment analysis and could reduce the underlying cash flows used to estimate fair values and result in a decline in fair value that may trigger future impairment charges.
We believe that an accounting estimate relating to goodwill impairment is a critical accounting estimate because the assumptions underlying future cash flow estimates are subject to change from time to time and the recognition of an impairment could have a significant impact on our Combined Statements of Income.
Litigation and Claims
From time to time, we and our subsidiaries are party to various legal actions, proceedings and investigations involving claims incidental to the conduct of our businesses, including actions by customers, employees, government entities and third parties, including under federal, state, international, national, provincial and local employment laws, wage and hour laws, discrimination laws, immigration laws, human health and safety laws, import and export controls and customs laws, environmental laws, false claims or whistleblower statutes, tax codes, antitrust and competition laws, customer protection statutes, procurement regulations, intellectual property laws, supply chain laws, the Foreign Corrupt Practices Act and other anti-corruption laws, lobbying laws, motor carrier safety laws, data privacy and security laws, or claims alleging negligence and/or breach of contractual and other obligations. We consider the measurement of litigation reserves as a critical accounting estimate because of the significant uncertainty in some cases relating to the outcome of potential claims or litigation and the difficulty of predicting the likelihood and range of potential liability involved, coupled with the material impact on our results of operations that could result from litigation or other claims. In determining legal reserves, we consider, among other issues:
•interpretation of contractual rights and obligations;
•the status of government regulatory initiatives, interpretations, and investigations;
•the status of settlement negotiations;
•prior experience with similar types of claims;
•whether there is available insurance; and
•advice of counsel.
Allowance for Credit Losses
We encounter credit loss risks associated with the collection of receivables. We analyze historical experience, current general and specific industry economic conditions, industry concentrations, such as exposure to small and medium-sized businesses, the nonprofit healthcare sector, federal and local governments, and reasonable and supportable forecasts that affect the collectability of the reported amount in estimating credit losses. The accounting estimate related to the allowance for credit losses is a critical accounting estimate because the underlying assumptions used for the allowance can change from time to time and credit losses could potentially have a material impact on our results of operations. We adopted a new accounting standard related to the measurement of expected credit losses as of October 3, 2020 (the first day of fiscal 2021) (see Note 1 to the Aramark Uniform Services audited Combined Financial Statements).
Inventories and Rental Merchandise In Service
We record an inventory obsolescence reserve for obsolete, excess, and slow-moving inventory. In calculating our inventory obsolescence reserve, we analyze historical and projected data regarding customer demand within specific product categories and make assumptions regarding economic conditions within customer specific

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
industries, as well as style and product changes. Our accounting estimate related to inventory obsolescence is a critical accounting estimate because customer demand in certain industries can be variable and changes in our reserve for inventory obsolescence could materially affect our results of operations.
Rental merchandise in service is valued at cost less amortization, calculated using the straight-line method. Rental merchandise in service is amortized over its useful life, which ranges from one to four years. The amortization rates are based on industry experience, intended use of the merchandise, our specific experience, and wear tests performed by NewCo. These factors are critical to determining the amount of rental merchandise in service and related cost of services provided that are presented in the Combined Financial Statements. Material differences may result in the amount and timing of operating income if management makes significant changes to these estimates.
Costs to Obtain a Contract
We defer employee sales commissions earned by our sales force that are considered to be incremental and recoverable costs of obtaining a contract. The deferred costs are amortized using the portfolio approach on a straight-line basis over the average period of benefit, approximately 9.0 years, and are assessed for impairment on a periodic basis.
New Accounting Standards Updates
See Note 1 to the AUS audited Combined Financial Statements and Note 1 to the AUS unaudited Condensed Combined Financial Statements for a full description of recent accounting standards updates, including the expected dates of adoption.
Quantitative and Qualitative Disclosure About Market Risk
We are exposed to market risk primarily from changes in foreign currency exchange rates. This exposure results from revenues and profits denominated in foreign currencies being translated into U.S. dollars and from our legal entities entering into transactions denominated in a foreign currency other than their functional currency. Approximately 10% of our consolidated revenue and profit are generated from foreign denominated revenue and profit.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
MANAGEMENT
Executive Officers Following the Distribution
The following table sets forth information regarding the individuals who are currently expected to serve as executive officers of NewCo following the distribution. Some of NewCo’s executive officers are currently employees of Aramark, but will cease to hold such positions upon the consummation of the separation. [          ] of NewCo’s executive officers ([          ]) will also hold a position as a member of NewCo’s Board of Directors. See “Directors.” NewCo is in the process of identifying the other persons who are expected to serve as executive officers of NewCo following the distribution and will include information concerning those persons in an amendment to this information statement.

Name	Age	Position
Kim Scott	50	President and Chief Executive Officer
Rick Dillon	52	Executive Vice President and Chief Financial Officer
Tim Donovan	67	Executive Vice President and General Counsel
Angela Kervin	48	Executive Vice President and Chief Human Resources Officer
[ ]	[ ]	[ ]
Kim Scott, 50, will serve as the President and Chief Executive Officer of NewCo. Ms. Scott has deep and relevant expertise with recurring revenue models having led and operated multiple businesses of this nature over the past 16 years. She also has extensive experience in logistics, route-based distribution and highly complex rental and subscription-based programs. Additionally, she has a broad operating background that includes plant management, logistics, procurement, engineering, acquisitions, and large-scale integrations. She joined Aramark in October 2021 as President and CEO of Aramark Uniform Services to develop and launch an accelerated growth and value creation strategy for the company, while also preparing NewCo to be a standalone, independent public company. Before joining Aramark, Ms. Scott served as Chief Operating Officer of Terminix Global Holdings, Inc. after having served as President of Terminix Residential. Prior to her roles at Terminix, she served as President for Rubicon Global, a role that followed an 11-year career at Brambles Limited which culminated in Ms. Scott serving as President, CHEP North America for four years. Early in her career, she gained industrial manufacturing experience at General Electric Company and U.S. Steel.
Rick Dillon, 52, will serve as an Executive Vice President and the Chief Financial Officer of NewCo. Mr. Dillon is a seasoned public company executive with more than 20 years of experience in finance leadership roles. Mr. Dillon joined Aramark in May 2022 to serve as Chief Financial Officer of Aramark Uniform Services and to prepare NewCo to be a standalone, independent public company. Prior to joining Aramark, Mr. Dillon served as Executive Vice President and Chief Financial Officer of publicly traded Enerpac Tool Group for over five years, during which time he led the transformation of Enerpac into a pure play leader in specialty industrial tools and services. In addition to his experience at Enerpac, Mr. Dillon served as Executive Vice President and Chief Financial Officer at publicly traded Century Aluminum for approximately two years. Prior to that, he held progressive leadership roles in finance and accounting at Joy Global, Newell Brands, Briggs and Stratton and in public accounting.
Tim Donovan, 67, will serve as an Executive Vice President and General Counsel of NewCo. Mr. Donovan joined Aramark Uniform Services as General Counsel and Senior Vice President in January 2022. Mr. Donovan has nearly 40 years of experience in legal and operational leadership roles and has served as a public company General Counsel since 1999. Before joining Aramark, Mr. Donovan served as Executive Vice President, General Counsel, Chief Regulatory & Compliance Officer, and Chief Legal, Risk & Security Officer for Caesars Entertainment Corporation, the world’s largest casino and integrated resorts operator. During his tenure at Caesars, the Legal Department was named “Best Law Department” in 2013 by Corporate Counsel Magazine, and in 2014 Mr. Donovan was named by the National Law Journal as one of “America’s 50 Outstanding General Counsel.” Prior to Caesars, Mr. Donovan was Executive Vice President, General Counsel and Corporate Secretary at Phoenix-based Allied Waste and thereafter at Republic Services following its 2008 merger with Allied Waste. Mr. Donovan earlier served as EVP and General Counsel at Tenneco Inc. During his tenure at Tenneco, Mr. Donovan also held executive

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level operational roles (including as Managing Director of Tenneco’s manufacturing operations in Asia, Australia and South America) and served as a member of the Tenneco Board of Directors. In addition to serving on Tenneco’s board, Mr. Donovan served 21 years as an independent director of publicly traded John B. Sanfilippo & Son, Inc., a leading nut and snack food processor. Mr. Donovan also served at various times as the chair of Sanfilippo’s Compensation Committee and Audit Committee. Prior to Tenneco, Mr. Donovan was a partner in the Chicago-based law firm of Jenner & Block and served as a member of the firm’s Executive Committee and as the Chair of the firm’s Corporate and Securities Department, leading the firm’s legal representation of several of its clients in major M&A transactions including spin-offs. Mr. Donovan holds a BS in Business Administration from The Ohio State University and a JD from Capital University Law School and currently serves as a member of the Capital University Board of Trustees. Mr. Donovan also serves on the Board of Directors of CNE Gaming Holdings, LLC, an owner of a Cherokee Nation integrated resort and casino.
Angela Kervin, 48, will serve as Executive Vice President and Chief Human Resources Officer of NewCo. Ms. Kervin is Senior Vice President and Chief Human Resources Officer of Aramark Uniform Services, a leading North American provider of uniforms, laundry, and workplace services. Prior to her appointment as the Chief Human Resources Officer in 2023, Ms. Kervin has held a series of progressive Human Resources (HR) positions at Aramark Uniform Services since joining Aramark in 2010. Ms. Kervin also spent more than 15 years leading HR programs across large, distributed workforces in the multi-unit retail sector. At Kohls, she held the position of Territory Human Resources Director and had responsibility for over 280 stores with revenues of $4.5 billion. At The Sports Authority, she held the position of Director, Field Human Resources and Talent Acquisition, with responsibility for 400 stores comprised of over 15,000 teammates. Earlier in her career, she gained multi-unit HR experience at both Party City and Footaction USA (A Footstar Company). Her time in retail provided her with broad experience in HR strategic execution, frontline engagement, training/development, employee relations, talent acquisition, and mergers and acquisitions. Ms. Kervin holds a Bachelor of Business Administration degree with a minor in Marketing from the University of North Texas.

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DIRECTORS
Board of Directors Following the Distribution
The following table sets forth those persons who are expected to serve on NewCo’s Board of Directors following completion of the distribution and until their respective successors are duly elected and qualified. NewCo is in the process of identifying the persons who are expected to serve on NewCo’s Board of Directors following the completion of the separation and will include information concerning those persons in an amendment to this information statement.

Name	Age	Position
[ ]	[ ]	[ ]
Director Independence
Providing objective, independent judgment will be at the core of NewCo’s Board of Directors’ oversight function. NewCo’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”) will set forth certain criteria to assess the independence of directors of NewCo. Under the Corporate Governance Guidelines, which will conform to the corporate governance listing standards of the NYSE, a director will not be considered “independent” unless NewCo’s Board of Directors affirmatively determines that the director has no direct or indirect material relationship with NewCo or any of its subsidiaries. The Corporate Governance Guidelines will contain a list of all categories of material relationships affecting the determination of a director’s independence. Any relationship that falls below a threshold set forth in the Corporate Governance Guidelines, or is not otherwise listed in the Corporate Governance Guidelines, and is not required to be disclosed under Item 404(a) of SEC Regulation S-K, will be deemed to be an immaterial relationship.
NewCo’s Board of Directors is expected to affirmatively determine that a majority of the directors of NewCo will be independent under the Corporate Governance Guidelines.
Committees of the Board of Directors
Effective upon the completion of the distribution, NewCo’s Board of Directors will have the following committees, each of which will operate under a written charter that will be posted to NewCo’s website concurrently with, or immediately after, the distribution: the Audit Committee, the Compensation and Human Resources Committee and the Nominating, Governance and Corporate Responsibility Committee.
Audit Committee
The Audit Committee will be established in accordance with Rule 10A-3 under the Exchange Act and the listing rules of the NYSE. The responsibilities of the Audit Committee will be more fully described in the Audit Committee charter. NewCo anticipates that these responsibilities will include:
•preparing the audit committee report required by the SEC to be included in NewCo’s proxy statement;
•assisting NewCo’s Board of Directors in overseeing and monitoring the quality and integrity of NewCo’s financial statements;
•overseeing NewCo’s management of enterprise risk and monitoring NewCo’s compliance with legal and regulatory requirements; and
•overseeing the work of NewCo’s internal auditors and the qualifications, independence, and performance of NewCo’s independent registered public accounting firm.
[          ], [          ] and [          ] are expected to be the members of the Audit Committee. [          ] is expected to be the Audit Committee Chair. NewCo’s Board of Directors is expected to determine that at least one member of the Audit Committee is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, NewCo expects that its Board of Directors will determine that each of the members of the Audit Committee will be

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independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Exchange Act, and in accordance with the Corporate Governance Guidelines.
Compensation and Human Resources Committee
The Compensation and Human Resources Committee will have the responsibilities set forth in the Compensation and Human Resources Committee charter. NewCo anticipates that these responsibilities will include:
•setting NewCo’s compensation program and compensation of NewCo’s executive officers and recommending the compensation program for NewCo’s directors;
•monitoring NewCo’s incentive and equity-based compensation plans and reviewing NewCo’s contribution policy and practices for NewCo’s retirement benefit plans;
•preparing the compensation committee report required to be included in NewCo’s proxy statement and annual report under the rules and regulations of the SEC; and
•overseeing Human Capital Management.
[          ], [          ] and [          ] are expected to be the members of the Compensation and Human Resources Committee. [          ] is expected to be the Chair of the Compensation and Human Resources Committee. NewCo’s Board of Directors is expected to determine that each member of the Compensation and Human Resources Committee will be independent, as defined by the rules of the NYSE and in accordance with the Corporate Governance Guidelines. In addition, NewCo expects that the members of the Compensation and Human Resources Committee will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
Nominating, Governance and Corporate Responsibility Committee
The Nominating, Governance and Corporate Responsibility Committee will have the responsibilities set forth in the Nominating, Governance and Corporate Responsibility Committee charter. NewCo anticipates that these responsibilities will include:
•identifying individuals qualified to become new members of NewCo’s Board of Directors, consistent with criteria approved by NewCo’s Board of Directors;
•reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that NewCo’s Board of Directors select, the director nominees for the next annual meeting of stockholders;
•identifying members of NewCo’s Board of Directors qualified to fill vacancies on any committee of NewCo’s Board of Directors and recommends that NewCo’s Board of Directors appoint the identified member or members to the applicable committee;
•reviewing and recommending to NewCo’s Board of Directors applicable corporate governance guidelines;
•overseeing the evaluation of NewCo’s Board of Directors and handling such other matters that are specifically delegated to the Nominating, Governance and Corporate Responsibility Committee by NewCo’s Board of Directors from time to time; and
•overseeing NewCo’s Environmental, Social and Governance activities.
[          ], [          ] and [          ] are expected to be the members of the Nominating, Governance and Corporate Responsibility Committee. [          ] is expected to be the Chair of the Nominating, Governance and Corporate Responsibility Committee. NewCo’s Board of Directors is expected to determine that each member of the Nominating, Governance and Corporate Responsibility Committee will be independent, as defined by the rules of the NYSE and in accordance with the Corporate Governance Guidelines.

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Compensation Committee Interlocks and Insider Participation
During the fiscal year ended September 30, 2022, NewCo was not an independent company and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as NewCo’s executive officers were made by Aramark, as described in the section of this information statement entitled “Compensation Discussion and Analysis.”
Corporate Governance
Corporate Governance Guidelines
NewCo’s commitment to good corporate governance is embodied in the Corporate Governance Guidelines. The Corporate Governance Guidelines set forth NewCo’s Board of Directors’ views and practices regarding a number of governance topics, and the Nominating, Governance and Corporate Responsibility Committee assesses the Corporate Governance Guidelines on an ongoing basis in light of current practices. The Corporate Governance Guidelines are available on NewCo’s website at [          ]. Printed copies of the Corporate Governance Guidelines may be obtained, without charge, by contacting the Corporate Secretary, Epic NewCo, Inc., [          ]; telephone: [          ].
The NewCo website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.
Board of Directors Structure and Leadership
NewCo’s Board of Directors will manage or direct the business and affairs of NewCo, as provided by Delaware law, and will conduct its business through meetings of the NewCo Board of Directors and three standing committees: the Audit Committee, the Compensation and Human Resources Committee and the Nominating, Governance and Corporate Responsibility Committee.
NewCo’s Board of Directors’ goal is to achieve the best board leadership structure for effective oversight and management of NewCo’s affairs. NewCo’s Board of Directors believes there is no single, generally accepted approach to providing effective board leadership, and that each leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what NewCo’s Board of Directors believes is the right board leadership structure for NewCo may vary as circumstances warrant.
NewCo expects that stockholders’ interests will be protected by effective and independent oversight of management. NewCo’s Board of Directors has determined that, at this time, having separate officers serve as Chairman and Chief Executive Officer is the best board organization for NewCo. Additionally, [          ] out of [          ] directors of NewCo are expected to be independent as defined by the listing standards of the NYSE and the Corporate Governance Guidelines. Each of NewCo’s Board of Directors’ three statutory standing committees—the Audit Committee, the Compensation and Human Resources Committee and the Nominating, Governance and Corporate Responsibility Committee—are expected to be comprised solely of independent directors.
Board of Directors Assessment
NewCo’s Board of Directors is focused on enhancing its performance through a rigorous assessment process of the effectiveness of itself and its committees in order to increase stockholder value. NewCo’s Board of Directors will conduct a self-evaluation of its performance that will solicit input and perspective from all of NewCo’s directors on various matters, including:
•the effectiveness of the Board of Directors and its operations;
•the Board of Directors leadership structure;
•the Board of Directors composition, including the directors’ capabilities, experiences and knowledge;

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•the quality of Board of Directors interactions; and
•the effectiveness of the committees of the Board of Directors.
As set forth in its charter, the Nominating, Governance and Corporate Responsibility Committee will oversee NewCo’s Board of Directors and committee evaluation process. Annually, the Nominating, Governance and Corporate Responsibility Committee will determine the appropriate form of evaluation and consider the design of the process to ensure it is both meaningful and effective. NewCo’s Board of Directors’ evaluation process will include engagement of an external, independent third-party advisor to conduct periodic evaluations. The results of NewCo’s Board of Directors’ self-evaluation will be presented by the Chair of the Nominating, Governance and Corporate Responsibility Committee to the full Board of Directors. As part of the evaluation, NewCo’s Board of Directors will assess the progress in the areas targeted for improvement in the previous year’s self-evaluation, and development actions to be taken to enhance the Board of Directors’ effectiveness over the next year. Each Committee will conduct an annual self-evaluation of its performance through a similar process.
Director Nomination Process
Stockholder Recommendations for Director Nominees
To recommend a candidate for consideration by the Nominating, Governance and Corporate Responsibility Committee, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to: Epic NewCo, Inc., Nominating, Governance and Corporate Responsibility Committee, c/o Corporate Secretary, [          ]. The written submission should comply with all requirements set forth in NewCo’s amended and restated certificate of incorporation and amended and restated bylaws. The committee will consider all candidates recommended by stockholders in compliance with the foregoing procedures and who satisfy the minimum qualifications for director nominees and Board of Directors member attributes.
Stockholder Nominations
NewCo’s amended and restated certificate of incorporation and amended and restated bylaws will provide that any stockholder entitled to vote at an annual meeting of stockholders may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. The stockholder must provide to NewCo’s Corporate Secretary timely written notice of the stockholder’s intent to make such a nomination or nominations. In order to be timely, the stockholder must provide such written notice not earlier than the [          ] day and not later than the [          ] day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the [          ] day prior to the date of such annual meeting and not later than the close of business on the later of the [          ] day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than [          ] days prior to the date of such annual meeting, the [          ] day following the day on which public announcement of the date of such meeting is first made. The notice must contain all of the information required in NewCo’s amended and restated certificate of incorporation and amended and restated bylaws. Any such notice must be sent to NewCo’s principal executive offices: Epic NewCo, Inc., c/o Corporate Secretary, [          ].
Role of the Nominating, Governance and Corporate Responsibility Committee
The Nominating, Governance and Corporate Responsibility Committee will not set specific, minimum qualifications that directors must meet in order for the Nominating, Governance and Corporate Responsibility Committee to recommend them to NewCo’s Board of Directors. Rather, it believes that directors and director candidates should be evaluated based on their individual merits, taking into account NewCo’s needs and the composition of NewCo’s Board of Directors. In nominating a slate of directors, the Nominating, Governance and Corporate Responsibility Committee’s objective will be to select individuals with skills and experience that can be of assistance in operating NewCo’s business and providing effective oversight of NewCo’s strategy and management. The Nominating, Governance and Corporate Responsibility Committee will consider candidates recommended by stockholders and all candidates will be evaluated in the same manner regardless of who

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recommended such candidate for nomination. When reviewing the qualifications of potential director candidates, the Nominating Committee will consider:
•whether individual directors possess the following personal characteristics: integrity, education, accountability, business judgment, business experience, reputation and high performance standards; and
•all other factors it considers appropriate, which may include accounting and financial expertise; industry knowledge; experience in compensation, human resources and culture; strategy development experience; CEO and senior management leadership experience; prior public company board service; international operations experience; corporate finance and capital markets experience; mergers and acquisitions and business development experience; supply chain experience; IT and cybersecurity experience; experience in R&D and innovation; both traditional and digital marketing and sales experience; experience with disruptive risk and innovation; age, gender and ethnic and racial background; civic and community relationships; existing commitments to other businesses; potential conflicts of interest with other pursuits; legal considerations, such as antitrust issues; and the size, composition and combined expertise of NewCo’s existing Board of Directors.
NewCo’s Board of Directors believes that, as a whole, it should strive to possess the following core competencies: accounting and finance, management, crisis response, industry knowledge, international leadership and strategy/vision, among others. While NewCo’s Board of Directors will not have a formal policy with regard to diversity, the Nominating, Governance and Corporate Responsibility Committee and the Board of Directors will strive to ensure that NewCo’s Board of Directors is composed of individuals who together possess a breadth and depth of experience relevant to NewCo’s Board of Directors’ oversight of NewCo’s business and strategy and a diversity of backgrounds and perspective in order to effectively understand the needs of NewCo’s employees, clients and customers. The Corporate Governance Guidelines provide that, except as may be approved by the Nominating, Governance and Corporate Responsibility Committee, no person may serve as a non-employee director if he or she would be 75 years or older at the commencement of such term as a director.
Oversight of Risk Management
Role of the Board of Directors and Committees. NewCo’s management will be responsible for day-to-day risk management activities. NewCo’s Board of Directors, acting directly and through its committees, will be responsible for the oversight of NewCo’s risk management.
The Audit Committee will periodically review NewCo’s accounting, reporting and financial practices, including the integrity of NewCo’s financial statements, the surveillance of administrative and financial controls and NewCo’s compliance with legal and regulatory requirements. In addition, the Audit Committee will review risks related to compliance with ethical standards, including NewCo’s Business Conduct Policy (discussed below), NewCo’s approach to enterprise risk management and operational risks, including those related to information security and system disruption. With respect to cybersecurity, the Audit Committee will monitor NewCo’s cybersecurity risk profile, receive periodic updates from management on all matters related to cybersecurity and report out to the full Board of Directors of NewCo. Through regular meetings with management, including the accounting, finance, legal, information technology and internal audit functions, the Audit Committee will review and discuss the risks related to its areas of oversight and report to NewCo’s Board of Directors with regard to its review. The Compensation and Human Resources Committee will oversee compensation-related risk management. The Nominating, Governance and Corporate Responsibility Committee will oversee risks associated with the structure of NewCo’s Board of Directors and other corporate governance policies and practices. The Compensation and Human Resources and Nominating, Governance and Corporate Responsibility Committees will also regularly report their findings to NewCo’s Board of Directors.
NewCo’s Chief Executive Officer and other executive officers will regularly report to the non-executive directors and the Audit, the Compensation and Human Resources and the Nominating, Governance and Corporate Responsibility Committees to ensure effective and efficient oversight of NewCo’s activities and to assist in proper risk management and the ongoing evaluation of management controls. In addition, NewCo’s Board of Directors will receive periodic detailed operating performance reviews from management. NewCo’s Vice President of Internal

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Audit will report functionally and administratively to NewCo’s Chief Financial Officer and directly to the Audit Committee. NewCo believes that the leadership structure of NewCo’s Board of Directors provides appropriate risk oversight of NewCo’s activities.
Risk assessment of compensation programs. With respect to NewCo’s compensation policies and practices, NewCo’s management will review its policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on NewCo. In connection with this risk assessment, management will review the design of NewCo’s compensation and benefits programs (in particular, NewCo’s performance-based compensation programs) and related policies, potential risks that could be created by the programs, and features of NewCo’s programs that help mitigate risk. Among the factors that will be considered will be an effective balance between the cash and equity mix and short- and long-term focus; the use of multiple performance metrics; substantial stock ownership guidelines; a clawback policy; an anti-hedging policy; and independent committee oversight of the compensation programs.
Business Conduct Policy
NewCo will maintain a Business Conduct Policy that is applicable to all directors, officers and associates of NewCo, including NewCo’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other senior financial officers. It will set forth NewCo’s policies and expectations on a number of topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of NewCo’s assets, and business ethics. The Business Conduct Policy will set forth procedures for addressing any potential conflict of interest (or the appearance of a conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal control and auditing matters. Every NewCo associate will be required to complete annual training on the Business Conduct Policy. The Business Conduct Policy will contain a “code of ethics,” as defined in Item 406(b) of Regulation S-K.
NewCo will also maintain an Ethics Hot Line telephone number (the “Hot Line”) for NewCo associates as a means of raising concerns or seeking advice. The Hot Line will be available to all associates worldwide. Associates using the Hot Line may choose to remain anonymous and all inquiries will be kept confidential to the extent practicable in connection with the investigation of an inquiry. All Hot Line inquiries will be forwarded to NewCo’s ethics and compliance department for investigation. The Audit Committee will be informed of any reported matters, whether through the Hot Line or otherwise, that could potentially be significant to NewCo, including accounting, internal control or auditing matters, or any fraud involving management or persons who have a significant role in NewCo’s internal controls.
Any waivers from any provisions of the Business Conduct Policy for executive officers and directors will be promptly disclosed to stockholders. In addition, certain amendments to the Business Conduct Policy, as well as any waivers from certain provisions of the Corporate Governance Guidelines given to NewCo’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer, will be posted at the website address set forth below.
The Business Conduct Policy will be available on NewCo’s website at www.[          ].com.
Printed copies of the Business Conduct Policy, once available, may be obtained, without charge, by contacting the Corporate Secretary, Epic NewCo, Inc., [          ]; telephone: [          ].
Communications with Directors
NewCo’s Board of Directors will be committed to meaningful engagement with NewCo stockholders and will welcome input and suggestions. Stockholders and other interested parties wishing to contact the Chairman or the non-management directors as a group will be able to do so by sending a written communication to the attention of the Chairman, c/o Epic NewCo, Inc., Corporate Secretary’s Office, [          ].
Communications addressed to NewCo’s Board of Directors or to a member of NewCo’s Board of Directors will be distributed to the Board of Directors or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication.

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NewCo’s Board of Directors is expected to ask the Corporate Secretary’s office to submit to the Board of Directors all communications received, including, but not limited to: product complaints and product inquiries, new product suggestions, job inquiries and resumes, advertisements or solicitations and surveys, but in all cases excluding those items that are not related to Board of Directors duties and responsibilities, such as junk mail and mass mailings.
Procedures for Approval of Related Persons Transactions
NewCo will have a written Related Person Transaction Approval Policy regarding the review, approval and ratification of transactions between NewCo and related persons of NewCo. This policy applies to any transaction or series of transactions in which NewCo or a subsidiary is a participant, the amount involved exceeds $120,000 and a “Related Person” (as defined in Item 404(a) of SEC Regulation S-K) has a direct or indirect material interest; provided, however, that NewCo’s Board of Directors is expected to determine that certain transactions not required to be reported pursuant to Item 404(a) of SEC Regulation S-K are not considered to be transactions covered by the policy. Under the policy, a related person transaction must be reported to NewCo’s General Counsel and be reviewed and approved or ratified by the Audit Committee (or disinterested members of NewCo’s Board of Directors) in accordance with the terms of the policy, prior to the effectiveness or consummation of the transaction, whenever practicable. The Audit Committee will review all relevant information available to it about the potential related person transaction. The Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on the company or the Related Person in connection with the approval of the Related Person transaction.

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COMPENSATION DISCUSSION AND ANALYSIS
As discussed elsewhere in this information statement, Aramark is separating into two publicly traded companies, Aramark and NewCo. NewCo is currently a subsidiary of Aramark and is not yet an independent company, and its compensation committee has not yet been formed. Following the separation and distribution, NewCo will have its own executive officers and its own compensation committee of NewCo’s Board of Directors (the “NewCo Compensation Committee”). As of the date of this information statement, the following individuals are expected to serve as executive officers of NewCo in the positions set forth below effective as of the separation and distribution:
•Kim Scott, President and Chief Executive Officer
•Rick Dillon, Executive Vice President and Chief Financial Officer
•Tim Donovan, Executive Vice President and General Counsel
•Angela Kervin, Executive Vice President and Chief Human Resources Officer
The following sections of this Compensation Discussion & Analysis describe Aramark’s executive compensation philosophy, the 2022 executive compensation program elements applicable to the Aramark named executive officers, and certain Aramark executive compensation plans, policies and practices, as well as certain aspects of NewCo’s anticipated executive compensation arrangements following the separation. Policies, practices and arrangements that are disclosed as those intended to apply to NewCo following the separation generally remain subject to the review of, and may generally be modified by, the NewCo Compensation Committee after the separation.
For purposes of this section, as a general matter, references to “named executive officers” or “NEOs” are to Aramark’s named executive officers, and references to “our executive officers” or “NewCo executive officers” refer to the executive officers of NewCo identified above. Since the NewCo executive officers are not Aramark named executive officers, some of the information described herein is not directly applicable to the determinations of their historic compensation, and we have sought to note that where relevant.
Aramark’s Executive Compensation Design
Aramark’s executive compensation program is designed to retain and motivate executives and reward achievement of Aramark’s performance goals aligned with value created for its shareholders. This is important because its performance is very much dependent on the talents, skills, and engagement of its leadership team. Aramark generally measures its performance by growth in sales, earnings, and free cash flow, and these metrics are reflected in its incentive plans. By focusing on these performance metrics, Aramark believes its incentive plans will drive broader shareholder value creation. Aramark ties its executives’ long-term interests with those of our shareholders through equity compensation awards in respect of Aramark common stock. The equity is typically delivered in the form of performance stock units (“PSUs”), stock options, and restricted stock units (“RSUs”). PSUs typically make up 50% of the grant to ensure value is delivered only to the extent long-term performance objectives are achieved. Aramark’s executives are also measured by their individual contributions to Aramark’s success, and this is a consideration in base salary adjustment decisions. NewCo expects to follow the design of Aramark’s executive compensation program as of immediately following the separation although the make-up of the mix of long-term incentive equity awards is expected to differ.
Aramark’s Executive Compensation Principles and Operating Framework
Aramark’s executive compensation program is overseen by its Compensation and Human Resources Committee, a committee of the Board of Directors of Aramark (the “Aramark Compensation Committee”) to support Aramark’s business strategy. The following are the compensation principles and operating framework of its

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executive compensation program, which we expect to be the principles and operating framework of our compensation policy for our executive officers as of immediately following the separation:

Executive Compensation Guiding Principles
1. Pay for Performance	2. Shareholder Alignment	3. Attract and Retain Key Talent
The vast majority of executive pay is at-risk and performance-based with metrics aligned to Aramark’s strategy and long-term shareholder value creation. Aramark’s approach strikes a balance between achieving both short- and long-term performance objectives.	Programs align executives’ interests with those of its shareholders. The majority of executive pay is provided through equity and linked to stock price. Aramark also maintains stock ownership guidelines for all executives reinforced with conditional holding requirements for executives who have not met their guideline.	Aramark provides competitive pay and benefits to attract and retain talented, high-performing executives with specific skill sets and relevant experience to drive Aramark’s business, create shareholder value, and develop future leaders.

General Executive Compensation Operating Framework
Risk Management – Aramark manages risk in incentive programs, while ensuring alignment between pay and performance, and with shareholder interests.
Governance Considerations – Aramark considers applicable requirements, as well as its corporate values and behavioral expectations in designing its incentive structures and making compensation decisions.
Affordability/Shareholder Dilution – Aramark conducts recurring reviews that balance goals and objectives of the program with fiscal soundness and shareholder dilution.
Executive Compensation Program and Practices Overview
Aramark’s executive compensation program adheres to the following high governance standards, which NewCo currently expects to adhere to following the separation.

What We Do	What We Don’t Do
✓Risk Mitigation – Multiple metrics and measurement periods in incentives mitigate risk that executives will be motivated to pursue results related to one metric
✓Compensation Recoupment Policy – Robust “clawback” policy for pay in certain circumstances
✓Stock Ownership Guidelines – Aramark’s NEOs and directors are subject to ownership guidelines with conditional holding requirements
✓Double-Trigger Change-in-Control Provisions – Both a change-in-control and termination are required for equity vesting acceleration and other benefits to apply
✓Annual Say-on-Pay Vote – Aramark seeks annual shareholder feedback on our executive pay program and directly engages with its shareholders on executive pay matters
✓Annual Evaluation – Aramark annually reviews our executive pay program to ensure it continues to align with market
✓Independent Advisor – Independent consultant provides advice directly to the Aramark Compensation Committee
✓Multiple LTI Vehicles – Use of PSUs, stock options, and RSUs provides a balanced approach that focuses executives on key financial achievements (PSUs), direct shareholder alignment (stock options), and retention and alignment with shareholders (RSUs)

×No Guaranteed Bonuses – Aramark’s annual bonus plans are performance-based and do not include any minimum payment levels or guarantees
×No Executive Pensions or Supplemental Executive Retirement Plan
×No Hedging and Restriction on Pledging – Aramark prohibits directors and employees from engaging in hedging and prohibits directors and named executive officers from pledging Aramark shares without specific pre-approval[1]
×No Dividends on Unvested Equity Awards – Aramark does not pay dividends or dividend equivalents on equity awards prior to vesting
×No Repricing or Exchange of Underwater Stock Option
×No Tax Gross-Ups – Aramark does not provide gross-ups on benefits or perquisites in any employment agreements
×No Recycling of Shares withheld for taxes

__________________
(1)There are certain limited exceptions to the prohibition on hedging and requirements with respect to pledging.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Detailed Compensation Program Discussion
Compensation Program Design
Overview of Compensation Components
As illustrated below, the principal components of Aramark’s executive compensation program are base salary, an annual cash incentive and long-term equity incentives which we expect will be the principle components of NewCo’s executive compensation program as of immediately following the separation although the make-up of the mix of long-term incentive equity awards is expected to differ.

Element	Vehicle/Description	Link to Strategy
Base Salary	•Cash •Base salaries are determined based on scope of responsibility, experience, and performance	•To attract and compensate high-performing and experienced leaders at a competitive level based on market (both internal and external)
Annual Incentives	•Cash •100% evaluated on a formulaic basis relative to pre-established financial performance goals	•To motivate and reward executives for achieving annual corporate, business, and function goals in key areas of financial performance
Fiscal 2022 Long-Term Incentives (“LTI”) granted in 2021	•Performance Stock Units: 50%

•Focuses executives on the achievement of specific long-term performance goals directly aligned with Aramark’s strategic operating plans
•60% of PSUs are earned based on three-year adjusted revenue growth and three-year adjusted operating income growth, the results of which are then modified +/-25% based on three-year TSR performance relative to the performance peer group
•40% of PSUs are earned based on three-year return on invested capital performance

	•Stock Options: 30%	•Directly aligns the interests of executives with shareholders. Stock options only have value for executives if performance results in stock price appreciation after the grant date
	•Restricted Stock Units: 20%	•Strengthens key executive retention to promote executive team consistency and successful execution of long-term strategies
Base Salary
Base salary reflects the value of the executive position and attributes the executive brings to the position, including tenure, experience, skill level, and performance. We expect that the NewCo Compensation Committee will review annual base salaries for NewCo’s executive officers each year in order to ensure alignment with current market levels. The NewCo Compensation Committee may take into account numerous factors when making its determination, including the executive officer’s experience relative to industry peers, competitive market data, time

Confidential Treatment Requested by Epic NewCo, Inc.
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in his or her position, individual performance, future potential and leadership qualities. The 2022 and 2023 annual base salary of each identified NewCo executive officer is set forth in the table below.

NewCo Executive Officer	Job Title	2022 Salary	2023 Salary
Kim Scott	President, CEO	$775,000	$775,000
Rick Dillon*	EVP, CFO	$600,000	$600,000
Tim Donovan**	EVP, General Counsel	$500,000	$500,000
Angela Kervin	EVP, CHRO	$274,275	$450,000
__________________
*Mr. Dillon commenced employment with NewCo on May 9, 2022.
**Mr. Donovan commenced employment with NewCo on January 18, 2022.
We expect that Ms. Scott’s annual base salary will be increased to $850,000 upon the separation subject to approval of NewCo’s Board of Directors, as set forth in Ms. Scott’s offer letter, dated September 20, 2021 (the “Scott Offer Letter”).
Target Annual Incentives
Aramark’s annual cash incentive is designed to drive and reward performance and is based on financial objectives established by the Aramark Compensation Committee at the beginning of each fiscal year. The incentive targets for each of Aramark’s named executive officers are established based on market competitive data (see “—Market Benchmarking”) related to each executive’s role. Annual incentive targets as a percentage of base salary are provided in the table below. Actual earned payouts can vary from 0% to 200% of target.
Similar to Aramark, NewCo expects to administer an annual incentive plan designed to reward the achievement of specific financial objectives results measured over one fiscal year (or, as applicable, a portion of a fiscal year). Each NewCo executive officer will be assigned an annual incentive target expressed as a percentage of base salary which is expected to be established based on market competitive data. The specific target bonus for each of our executive officers for fiscal years 2022 and 2023, as applicable, under the Aramark annual incentive plan is listed in the table below.

		Fiscal 2022	Fiscal 2023
NewCo Executive Officer	Job Title	Target	Target
Kim Scott	President, CEO	100%	100%
Rick Dillon*	EVP, CFO	75%	75%
Tim Donovan**	EVP, General Counsel	60%	60%
Angela Kervin	EVP, CHRO	35%	60%
__________________
*The amount of any award is subject to pro ration based on the effective date of Mr. Dillon’s employment of May 9, 2022.
**The amount of any award is subject to pro ration based on the effective date of Mr. Donovan’s employment of January 18, 2022.
We expect that Ms. Scott’s target annual bonus will be increased to 125% of base salary upon the separation subject to approval of NewCo’s Board of Directors, as set forth in the Scott Offer Letter.
Fiscal 2022 Aramark Annual Incentive Performance Metrics
The Annual Incentive Plan for Aramark named executive officers included three financial objectives – Net New Sales, Adjusted Operating Income Margin, and Free Cash Flow. Aramark must attain a threshold performance on

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each measure for the participant to be entitled to receive any payout for such metric. If maximum performance was achieved across all metrics, maximum payout for fiscal 2022 would be 200% (of target).

Metric	Description	Rationale
Net New Sales	•Annualized new business less annualized lost business
•Incentivize management to focus on a metric that the Aramark Compensation Committee believes executives can more directly impact and will contribute more immediately to Aramark’s success by driving sales growth through and after the pandemic

Adjusted Operating Income Margin	•Adjusted operating income divided by adjusted sales	•Focuses management on driving profitable growth while managing expenses •Focuses management on overall profitability of Aramark
Free Cash Flow	•Cash flows provided from operating activities less net purchases of property and equipment and other	•Focuses management on achievement of positive free cash flow through increased earnings and disciplined management of working capital levels and capital expenditures
__________________
Reconciliation of Free Cash Flow to measures calculated in accordance with generally accepted accounting principles (“GAAP”) is provided in Annex A to the Definitive Proxy Statement on Schedule 14A filed by Aramark with the SEC on December 23, 2022 (the “Aramark Proxy Statement”). Net New Sales is an internal statistical measure used by Aramark to evaluate Aramark’s new sales and retention performance.
Since our executive officers are not Aramark NEOs, their annual incentive performance objectives are different and are designed to relate to the AUS business. Ms. Scott’s annual incentive performance objectives are based 100% on the financial performance of the AUS business. The annual incentives of our other executive officers are based 20% on the level of consolidated performance of the three metrics identified above and 80% on the financial performance of the AUS business.
Fiscal 2022 Annual Incentive Outcomes
Based on the performance metrics established by the Aramark Compensation Committee and Aramark’s 2022 performance, the Aramark Compensation Committee determined Aramark achieved 109.3% of the target payout for certain of its named executive officers assessed exclusively on consolidated performance. For our executive officers, the target payout differed due to the weighting of the consolidated performance and the AUS financial performance, as described above.

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Fiscal 2022 Annual Incentives Earned by the NewCo Executive Officers
__________________
(1)The Net New Sales calculation represents the annualized value of gross new business less the annualized value of lost business. Net New Sales is an internal statistical metric used to evaluate Aramark’s net new sales and retention performance and with respect to the AUS business, AUS’s new net sales and retention performance.
(2)The AOI margin calculation represents the revenue and operating income for the businesses adjusted to exclude the revenue and operating income of the Next Level and Union Supply acquisitions. Operating income is also adjusted to exclude the amortization expense of acquisition-related intangible assets. For the AUS business measures, the Next Level and Union Supply acquisitions are not part of the business and therefore not factored in.
(3)Reconciliation of Free Cash Flow to measures calculated in accordance with GAAP is provided in Annex A to the Aramark Proxy Statement. The Free Cash Flow for purposes of the AUS business performance represents net cash provided by operating activities less net purchases of property and equipment and other for the AUS business.

Confidential Treatment Requested by Epic NewCo, Inc.
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Based on the results of the performance metrics approved by the Aramark Compensation Committee, the NewCo executive officers’ earned annual incentive award for fiscal 2022 is set forth in the table below.

NewCo Executive Officer	Job Title	Base Salary	x	Target Award %	x	Actual Earned %	=	Actual Payout
Kim Scott	President, CEO	$775,000		100%		81.2%		$629,245
Rick Dillon*	EVP, CFO	$600,000		75%		64.9%		$163,249
Tim Donovan**	EVP, General Counsel	$500,000		60%		56.7%		$188,107
Angela Kervin	EVP, CHRO	$274,275		35%		30.3%		$83,080
__________________
*The amount of the award was prorated at 41.9% based on the effective date of Mr. Dillon’s employment of May 9, 2022.
**The amount of the award was prorated at 66.3% based on the effective date of Mr. Donovan’s employment of January 18, 2022.
Fiscal 2023 Annual Incentive Performance Metrics and Weightings
The Aramark annual incentive plan for fiscal 2023 for AUS uses the same performance metrics that were used in 2022 for our executive officers.
Long Term Incentives (LTI)
Long Term Incentive Grant Targets
Aramark’s long-term equity incentive plan is designed to focus executives on the achievement of specific long-term performance goals directly aligned with Aramark’s strategic operating plans. We intend that our long-term equity plan will also be designed to align the interests of our executives with the achievement of long-term growth and performance following the separation.
For fiscal years 2022 and 2023, the Aramark Compensation Committee approved LTI awards composed of a mix of PSUs, RSUs and options to provide a long-term incentive component to the pay mix of its NEOs. The total annual grants by Aramark to the NewCo executive officers during each of the fiscal years ending 2022 and 2023 are as follows:

NewCo Executive Officer	Job Title	Fiscal 2022 Grant (November 18, 2021)		Fiscal 2023 Grant (November 17, 2022)
		LTI Target		LTI Target
Kim Scott	President, CEO	$1,750,000		$1,750,000
Rick Dillon	EVP, CFO	$	n/a	$850,000
Tim Donovan	EVP, General Counsel	$	n/a	$600,000
Angela Kervin	EVP, CHRO	$150,000		$135,000
We expect that Ms. Scott’s annual long-term incentive equity awards will be increased after the separation, subject to approval by NewCo’s Board of Directors, as set forth in the Scott Offer Letter, to a target value of at least $3,600,000. It is also expected, subject to the approval by NewCo’s Board of Directors, as set forth in the Scott Offer Letter, that upon the separation (or as soon as practical thereafter), Ms. Scott will receive an incentive grant with respect to shares of NewCo with a target value of $3,600,000.
Fiscal 2022 Long Term Incentive Grant Allocations (granted in November 2021)
As reflected in the table below, half of the fiscal 2022 LTI target grant value for Ms. Scott is comprised of PSUs, of which 60% of the resulting payout (if any) can be modified +/- 25% based on Aramark’s TSR relative to the fiscal 2022 performance peer group. For our other executive officers, the LTI target grant value is comprised of 30% PSUs, 30% stock options and 40% RSUs. We intend to provide for LTI awards although the make-up of the

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mix of long-term incentive equity awards is expected to differ following the separation from those applicable prior to the separation.

**PSUs**
**50%**

**Stock Options**
**30%**

**RSUs**
**20%**

**30%**
**3-Year Compound Annual Adjusted Revenue Growth**

***Rationale:*** *Long-term revenue growth critical as Aramark recovers from the pandemic.*

**30%**
**3-Year Compound Annual Adjusted Operating Income Growth**

***Rationale:*** *Focuses management on driving long-term profitable growth.*

**40%**
**3-Year Return on Invested Capital**

***Rationale:*** *Focuses management on generating returns through disciplined capital management. These PSUs, related to ROIC performance, are not subject to the relative TSR payout modified.*

**Payout Modified**

**3-Year Relative Total Shareholder Return (TSR) – applies only to Adjusted Revenue and Adjusted Operating Income Metrics**

***Rationale:*** *Encourages performance that not only increases shareholder value, but increases it to an extent that compares favorably relative to companies in the performance peer group.*

Fiscal 2023 Long Term Incentive Grants (granted in November 2022)
Aramark’s long term incentive plan for fiscal 2023 utilizes the same mix of PSUs, stock options and RSUs as fiscal 2022. The PSU performance targets will be based on three-year Sales Growth, Earnings Per Share, and Return on Invested Capital, each weighted 20% plus a standalone relative TSR metric weighted 40% based on the total return to Aramark’s shareholders relative to the performance of the fiscal 2023 performance peer group.

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Hire, Promotion and Retention Equity Awards
Upon their hire or promotion or to ensure their retention, our executive officers received equity awards in fiscal year 2022 and during fiscal year 2023 prior to the date of this information statement as follows:

NewCo Executive Officers	Job Title	Reason for Grant	Grant Date Value	Award Type	Grant Date
Kim Scott	President, CEO	Make Whole	$1,400,000	RSUs	10/18/2021
Rick Dillon	EVP, CFO	New Hire	$435,000	Stock options, RSUs, PSUs	6/1/2022
Tim Donovan	EVP, General Counsel	New Hire	$600,000	Stock options, RSUs, PSUs	2/10/2022
Angela Kervin	EVP, CHRO	Retention	$300,000	RSUs	7/15/2022
Angela Kervin	EVP, CHRO	Promotion	$365,000	Stock options, RSUs, PSUs	3/1/2023
Treatment of Long Term Incentive Grants upon the Separation
The treatment of Aramark PSUs, stock options and RSUs in connection with the separation is summarized in this information statement under the heading “The Separation and Distribution—Treatment of Equity-Based Compensation.”
Other Compensation Components
The Aramark Compensation Committee provides additional benefits to the Aramark named executive officers that are customary for executives of similar rank to enable our executives to focus on our business and enhance their commitment to Aramark. It is currently expected that NewCo will do the same as to the following benefits:
Severance Arrangements and Payments upon a Change of Control: Similar to the Aramark NEOs, our executive officers have employment agreements with Aramark for indefinite periods terminable by either party, and in most cases our executives are entitled to certain payments and benefits in connection with certain terminations of employment. These provisions are intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and our other constituents without concern over whether the transactions may jeopardize the executive’s own employment. These employment agreements will be assumed by us at the separation and are described below under “Employment Agreements—Potential Post-Employment Benefits and Restrictive Covenants.”
Equity awards agreements with Aramark’s named executive officers that provide for other payments in connection with a change of control contain a “double trigger” in order for the executive to receive compensation, meaning that awards will be accelerated only if the executive’s employment is terminated within a certain period following the change of control. Equity award agreements with our executive officers are subject to these same terms.
Perquisites: Aramark provides its named executive officers with other benefits that the Aramark Compensation Committee believes are reasonable and encourage retention and include those listed below. The costs of these benefits constitute a small percentage of a named executive officer’s total compensation. We expect to offer many of these same benefits to the NewCo executive officers:
•premiums paid on life insurance;
•disability insurance;
•receipt of a taxable car allowance and to the extent applicable, no cost parking at a garage near Aramark offices; and
•financial planning services.

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Market Benchmarking
The Aramark compensation program is structured to enable Aramark to maintain its competitive position for key executive talent. To establish market competitive compensation practices for all named executive officers, the Aramark Compensation Committee refers, in part, to peer group data and survey data. The Aramark Compensation Committee worked with its independent consultant, Meridian Compensation Partners LLC (“Meridian”) to develop its Compensation Peer Group as well as a Performance Peer Group which is used in determining relative total shareholder return performance for the PSUs subjective to relative TSR performance. We intend to use benchmarking data and survey data with the guidance of independent consultants.
Aramark’s Fiscal 2022 Compensation Peer Group
Companies included as Aramark’s peers focus on providing business services, have both a logistics-centered business model and a repeatable business model and are consumer-facing with large workforces.
The following table lists relevant comparative information for Aramark’s 2022 Compensation Peer Group.

Company Name	Sales ($M)	Mkt Cap ($M)	Ent. Value ($M)	Assets ($M)	# of Employees
Aramark	$16,327	$8,835	$16,746	$15,082	273,875
Executive Compensation Peer Group (n = 18)
ABM Industries Incorporated	$7,491	$3,003	$4,205	$4,608	124,000
Carnival Corporation & plc	$9,617	$14,046	$43,282	$51,917	40,000
C.H. Robinson Worldwide, Inc.	$26,132	$13,314	$15,568	$6,796	17,652
Cintas Corporation	$8,124	$40,693	$43,662	$8,261	43,000
Darden Restaurants, Inc.	$9,770	$15,496	$20,909	$10,015	178,956
Dollar General Corporation	$35,346	$54,571	$69,115	$28,239	163,000
Dollar Tree, Inc.	$27,169	$35,268	$44,175	$22,676	136,226
Expeditors Int’l of Washington, Inc.	$19,026	$16,835	$15,307	$6,608	19,070
Kohl’s Corporation	$18,901	$4,949	$11,350	$15,623	99,000
Macy’s, Inc.	$25,926	$5,540	$10,899	$16,342	88,857
ManpowerGroup Inc.	$20,401	$4,276	$5,003	$8,557	30,000
MGM Resorts International	$12,551	$14,249	$41,285	$47,330	60,500
Performance Food Group Company	$47,194	$7,415	$12,295	$12,378	34,825
Republic Services, Inc.	$12,934	$42,824	$53,449	$28,401	35,000
Royal Caribbean Cruises Ltd.	$7,219	$13,054	$34,029	$33,464	84,950
US Foods Holding Corp.	$32,154	$7,255	$12,877	$13,033	28,000
XPO Logistics, Inc.	$13,108	$6,091	$9,614	$8,503	44,000
Yum! Brands, Inc.	$6,713	$33,176	$44,993	$5,779	36,000
Source: S&P CapitalIQ (as of September 30, 2022).
All financial data as of September 30, 2022. Revenue represents trailing 12 months; Market Cap and Enterprise Value reflect a 6-month average, and Assets reflect most recent reported quarter.
Aramark’s Revenue and Assets reflect actual results as of year-end September 30, 2022.
Aramark Relative to Peer Group
Aramark Percentile Rank	50%	37%	48%	58%	Highest
Survey Data Used by Aramark
In evaluating the compensation of certain of its named executive officers, the Aramark Compensation Committee also references survey data. In fiscal 2022, the Aramark Compensation Committee referred to peer group

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data and a subset of the Willis Towers Watson 2021 CDB General Industry Executive Compensation Survey that is size-adjusted through regression analysis based on its revenue, to perform a market check of the individual components of compensation and total compensation. Aramark does not consider any specific company included in the survey to be a material factor in the review of the compensation of its named executive officers. When making pay decisions, the Aramark Compensation Committee generally targets a reasonable range around the market median of survey data but retains flexibility to position employees above or below median based on employee experience, skill-set, and performance.
Performance Peer Group for Total Shareholder Return for Aramark
In 2019, the Aramark Compensation Committee worked with Meridian to create a Performance Peer Group to be used in determining relative total shareholder return performance for the PSUs subjective to relative TSR performance. For the fiscal 2022 and fiscal 2023 PSUs, the Performance Peer Group has remained relatively unchanged from fiscal 2020 and consists of companies in the Compensation Peer Group as well as a broader list of organizations that compete with us for investor capital and face similar business dynamics and challenges. The fiscal 2022 Performance Peer Group consists of the following companies:

2022 and 2023 Performance Peer Group for Aramark (Relative TSR Peer Group for Fiscal 2022 – 2024 and Fiscal 2023 – 2025 PSUs)
1. ABM Industries Inc.	14. Expeditors International	27. Mondelez International	40. SSP Group
2. Autogrill S.p.A.	15. FedEx Corporation	28. Norwegian Cruise Line	41. Starbucks Corporation
3. C.H. Robinson Worldwide	16. Healthcare Service Group	29. Old Dominion Freight Line	42. Sysco Corporation
4. Carnival Corporation & plc	17. Hilton Worldwide Holdings	30. PepsiCo, Inc.	43. Madison Square Garden
5. CBRE Group, Inc.	18. Hyatt Hotels Corporation	31. Premier, Inc.	44. The Wendy’s Company
6. Cinemark Holdings, Inc.	19. ISS A/S	32. Rentokil Initial plc	45. UniFirst Corporation
7. Cintas Corporation	20. J.B. Hunt Transport Svcs.	33. Republic Services, Inc.	46. United Parcel Service, Inc.
8. Compass Group PLC	21. Jones Lang LaSalle	34. Restaurant Brand Int’l	47. Waste Connection, Inc.
9. Darden Restaurants	22. Landstar System, Inc.	35. Robert Half International	48. Waste Management, Inc.
10. Domino’s Pizza	23. Manpower Group Inc.	36. Royal Caribbean Cruises	49. Wyndham Destinations
11. Elior Group S.A.	24. Marriott International	37. Ryder System, Inc.	50. YUM! Brands, Inc.
12. Elis SA	25. Marriott Vacations	38. Service Corporation
13. EMCOR	26. McDonald’s Corporation	39. Sodexo S.A.
NewCo Peer Group
We expect that the initial NewCo peer group to be used for purposes of benchmarking compensation of our executive officers will consist of the 17 companies set forth below, subject to review and approval of the NewCo Compensation Committee after the separation. This peer group was used in establishing the compensation of Ms. Scott and more generally with respect to setting the compensation of our other executive officers. Companies included as NewCo’s peers consist of 17 public companies in similar industries (uniforms, apparel, textile, restaurant, and other diversified support services).

1. Caesars Entertainment, Inc.	7. Cracker Barrel Old Country Store, Inc.	13. Texas Roadhouse, Inc.
2. American Eagle Outfitters, Inc.	8. Callaway Golf Company	14. Acushnet Holdings Corp.
3. Travel + Leisure Co.	9. The Cheesecake Factory Incorporated	15. Herc Holdings Inc.
4. Wyndham Hotels & Resorts, Inc.	10. ABM Industries Incorporated	16. Healthcare Services Group, Inc.
5. Cintas Corporation	11. Bloomin’ Brands, Inc.	17. UniFirst Corporation
6. The Wendy’s Company	12. Brinker International, Inc.
Compensation Governance Policies
Independence of the Compensation Consultant
The Aramark Compensation Committee’s independent compensation consultant is selected and retained by the committee to advise on executive and director compensation and it is not intended that the consultant will do any

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other work for Aramark. The independent compensation consultant is Meridian. We expect that the NewCo Compensation Committee will also use the services of Meridian as its independent compensation consultant.
Role of Independent Compensation Consultant
The Aramark Compensation Committee’s independent compensation consultant provides the Aramark Compensation Committee with general services related to executive and director compensation, and associated governance each year. These services include market intelligence, compensation trends, suggestions about compensation program design, general views on specific requests to the committee from management regarding compensation program design or decisions, the review of the peer group, benchmarking executive pay relative to the peer group and the broader market for executive talent, and an analysis of the risk profile of the compensation system. We expect to use an independent compensation consultant for similar services.
Risk Mitigation Policies
Stock Ownership Guidelines
To align the interest of each executive officer with those of the shareholders, Aramark has implemented stock ownership guidelines for the Aramark executive officers as follows:

Aramark Named Executive Officer	Stock Ownership Guideline(1)
CEO	6x annual base salary
Other NewCo Executive Officers	3x annual base salary
__________________
(1)Prior to attainment, absolute value is determined annually based on the then-current salary and the prior fiscal year’s average of month-end stock closing prices.
For purposes of determining compliance with the Aramark guidelines, shares included are limited to those that are (i) directly or indirectly beneficially owned (held indirectly, such as through family trusts or by immediate family members) or (ii) unvested restricted stock units. Therefore, unexercised vested and unvested stock options and unearned or unvested PSUs are not considered when determining compliance with the guidelines.
Aramark’s guidelines require that the specified amount be attained by the fifth anniversary of the date the named executive officer became subject to their current ownership guideline. If an Aramark named executive officer has not attained the guideline amount by such date, one half of all shares delivered upon vesting of awards held by such named executive officer (net of withholding for tax obligations) must be retained until the guideline amount has been attained.
Under the Aramark guidelines, Ms. Scott is currently subject to a level of 3x annual base salary due to her status as a direct report to the Aramark chief executive officer and our other executive officers are subject to a level of 2x annual base salary due to their status as senior leaders. Following the distribution, we expect that NewCo will implement stock ownership guidelines for its executive officers based on customary practice at peer companies.
Prohibitions on Hedging and Restrictions on Pledging
Aramark’s Securities Trading Policy restricts pledging and prohibits its directors, officers and employees from engaging in hedging, speculative or other transactions that hedge or offset any decrease in the market value of Aramark stock (including swaps, forwards, options, futures, collars, exchange funds, and other derivative transactions or arrangements). This policy applies to all Aramark executive officers and directors subject to certain limited exceptions. We expect that NewCo will have a similar policy as of immediately following the separation.
Clawback Policy
The Aramark Compensation Committee and the Aramark Board of Directors approved a robust incentive compensation recoupment, or “clawback” policy for executive officers and the direct reports of the Aramark chief executive officer in fiscal 2015. This policy provides that if an individual was overpaid incentive compensation (annual incentive and performance-based long-term incentives) as a result of reported financial or operating results

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that were misstated and that such person engaged in misconduct that contributed to a misstatement, Aramark may seek to recover the amount of any overpayment or cancel such excess incentive compensation. In November 2018, the Aramark Compensation Committee expanded the scope of the policy to cover approximately 165 executives and to provide that Aramark can recover incentive compensation if an executive commits a material violation of law that results in significant economic or reputational damage to Aramark. Aramark and the Aramark Board of Directors intend to revisit the clawback policy prior to the date the New York Stock Exchange rulemaking regarding recoupment policies becomes effective. We expect that NewCo will adopt the same policy that is in place for Aramark at the time of the separation with respect to its executive officers and such other officers as the NewCo Compensation Committee designates.
Compensation Risk Disclosure
As part of its responsibility to set appropriate executive compensation, the Aramark Compensation Committee annually considers balance in the compensation program and its impact on Aramark’s risk management profile. We expect that the NewCo Compensation Committee will follow the same process following the separation.
Specifically, in fiscal 2022, the Aramark Compensation Committee considered whether the mix of performance-based pay, the performance metrics and the degree of difficulty of the performance goals was sufficient to encourage management to strive for strong performance without encouraging risk taking beyond established risk parameters. The Aramark Compensation Committee also considered the input of its independent compensation consultant, Meridian, regarding the risk profile of the compensation program as well as various factors that would mitigate risks associated with Aramark’s compensation program. These factors include: an effective balance between the cash and equity mix and short- and long-term focus; the use of multiple performance metrics; substantial stock ownership guidelines; a clawback policy; an anti-hedging policy; and independent committee oversight of the compensation programs.
After discussing these matters, the Aramark Compensation Committee determined that in relation to fiscal 2022, Aramark’s compensation program was appropriately structured and did not motivate individuals or groups to take risks that are reasonably likely to have a material adverse effect on Aramark. Following the separation, the NewCo Compensation Committee will be responsible for making such determination with respect to the NewCo compensation program.
Offer Letters
Aramark has entered into offer letters with the NewCo executive officers with respect to their positions with NewCo, which will continue in effect following the separation.
Kim Scott Offer Letter
Ms. Scott is party to the Scott Offer Letter with respect to her employment as President and Chief Executive Officer, AUS, commencing October 10, 2021. Effective upon the separation, the Scott Offer Letter further provides that Ms. Scott will be appointed as a member of NewCo’s Board of Directors. Under the terms of the Scott Offer Letter, Ms. Scott is entitled to an annual base salary of $775,000 and a target bonus of 100% of base salary. Upon the separation, and subject to approval by NewCo’s Board of Directors, Ms. Scott’s annual base salary will be increased to $850,000 and her target bonus will be increased to 125% of base salary.
The Scott Offer Letter contemplates annual equity grants with a target value of at least $1,750,000 that are typically made in November. Upon the separation (or as soon as practical thereafter) and subject to approval by NewCo’s Board of Directors, the Scott Offer Letter further contemplates that Ms. Scott will receive an incentive grant with respect to shares of NewCo with a target value of $3,600,000 reduced by the target value of any annual equity grants made by Aramark to Ms. Scott within 12 months of the separation. Subject to the approval of NewCo’s Board of Directors, future annual equity incentive awards will be granted with a target grant date value of at least $3,600,000.
The Scott Offer Letter also provides Ms. Scott with “make-whole awards” in the form of (i) a cash payment equal to the portion of the target annual bonus she forfeited upon her departure from her prior employer, prorated to

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reflect the time worked with her prior employer and (ii) a grant of make-whole restricted stock units having a grant date value of $1,400,000 in respect of the equity incentives forfeited upon her departure from her prior employer, which make-whole restricted stock units vest 50% on each of the first two anniversaries of the grant date subject to continued employment through each vesting date or vest 100% upon a severance qualifying termination. On October 18, 2022, 50% of Ms. Scott’s make-whole award vested.
In addition, the Scott Offer Letter provides that Ms. Scott will be entitled to enter into an employment agreement that provides for specified levels of severance on certain termination events, the material terms of which are described below under the heading “—Employment Agreements—Kim Scott Employment Agreement.”
Rick Dillon Offer Letter
Mr. Dillon is party to an offer letter, dated February 22, 2022, with an effective date of May 9, 2022, with respect to his employment as Senior Vice President, Chief Financial Officer, AUS (the “Dillon Offer Letter”). The Dillon Offer Letter provides for an annual base salary of $600,000 and a target bonus of 75% of annual base salary (prorated for fiscal year 2022 based on the effective date of Mr. Dillon’s employment).
The Dillon Offer Letter contemplates equity awards with a grant date value of $425,000 in connection with Mr. Dillon’s hiring by NewCo and annual equity awards with a grant date value of $850,000.
In addition, the Dillon Offer Letter provides that Mr. Dillon will be entitled to enter into an employment agreement, the material terms of which are described below under the heading “—Employment Agreements—Rick Dillon Employment Agreement.”
Tim Donovan Offer Letter
Mr. Donovan is party to an offer letter, dated November 11, 2021 (as revised on December 30, 2021), with an effective date of January 18, 2022, with respect to his employment as Senior Vice President, General Counsel, AUS (the “Donovan Offer Letter”). The Donovan Offer Letter provides for an annual base salary of $500,000 and a target bonus of 60% of annual base salary (prorated for the fiscal year 2022 based on the effective date of Mr. Donovan’s employment).
The Donovan Offer Letter contemplates equity awards with a grant date value of $600,000 in connection with Mr. Donovan’s hiring by NewCo and annual equity awards with a grant date value of $600,000.
The Donovan Offer Letter also contemplates that Mr. Donovan’s new hire and subsequent equity awards will contain retirement features that will provide that, if he retires with six months’ notice on a date that is at least one year after the separation or at least three years after the effective date of his employment (whichever is sooner), he will be entitled to continued vesting under the normal schedule for his equity awards and the right to exercise his vested stock options for one year following the applicable vesting date. In addition, pursuant to the Donovan Offer Letter, Mr. Donovan’s new hire and subsequent equity awards will contain similar continued vesting and exercise terms as would apply upon retirement, if Mr. Donovan’s employment is terminated due to certain qualifying events including by us other than for “cause,” or by him for “good reason.”
In addition, the Donovan Offer Letter provides that Mr. Donovan will be entitled to enter into an employment agreement, the material terms of which are described below under the heading “—Employment Agreements—Tim Donovan Employment Agreement.”
Angela Kervin Offer Letter
Ms. Kervin is party to an offer letter, dated December 22, 2022, with an effective date of January 1, 2023, with respect to her promotion to the position of Senior Vice President and Chief Human Resources Officer, AUS (the “Kervin Offer Letter”). The Kervin Offer Letter provides for an annual base salary of $450,000 and a target bonus of 60% of annual base salary.
The Kervin Offer Letter contemplates equity awards with a grant date value of $365,000 in connection with Ms. Kervin’s promotion. After the separation and subject to the approval of NewCo’s Board of Directors or an

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appropriate committee thereof, the Kervin Offer Letter contemplates annual equity awards for fiscal year 2024 with a grant date value of $500,000.
Other Terms of the Offer Letters
The offer letters with the NewCo executive officers (other than the Scott Offer Letter) provide that the equity awards will consist of 30% time-based non-qualified stock options, 30% performance stock units and 40% time-based restricted stock units consistent with the Aramark current practice which is subject to change. Following the separation and subject to the approval of the Aramark Compensation Committee, the offer letters provide the equity awards will be converted into awards with respect to NewCo common stock in accordance with the terms of the Aramark equity plan and applicable tax rules. [See “The Separation and Distribution—Treatment of Equity-Based Compensation.”]
The offer letters also provide for a car allowance of $1,100 per month, reimbursement of $7,500 for financial planning services, matching charitable contributions of up to $10,000 per fiscal year, four weeks of vacation, and with respect to Ms. Kervin and Mr. Dillon, coverage under the Aramark executive leadership relocation policy, which includes a tax gross-up for certain expenses.
Employment Agreements
Potential Post-Employment Benefits and Restrictive Covenants
Each of our executive officers has entered into an agreement with Aramark relating to employment and post-employment competition, which we refer to as “employment agreements.” The employment agreements entitle our executive officers to benefits upon certain terminations of employment and subject our executive officers to restrictive covenants pertaining to confidentiality, competitive activities, non-solicitation and assignment of certain works of authorship, inventions and intellectual property. All of the employment agreements contain a provision entitling the executive officers to certain benefits if the spin-off (accompanied by serving in an executive position) does not occur. These employment agreements will be assigned by Aramark to NewCo effective as of the separation.
Kim Scott Employment Agreement
Under Ms. Scott’s employment agreement, dated September 20, 2021, if after the distribution Ms. Scott’s employment is terminated (i) by us for any reason other than “cause,” (ii) by Ms. Scott for “good reason,” or (iii) by Ms. Scott due to a “company breach termination” (as such terms are defined in her employment agreement), then subject to the execution and nonrevocation of a release of claims, Ms. Scott will receive:
•severance payments equal to her monthly base salary for 18 months made in the course of our normal payroll cycle (the applicable payment period, the “severance pay period”);
•pro rata bonus provided for the year of termination at the time of the regular payment based on actual performance outcomes;
•target bonus multiplied by 1.5 payable in substantially equal installments in accordance with the normal payroll cycle over the severance pay period;
•participation in our basic medical and life insurance programs during the period over which she receives severance payments, with her share of premiums deducted from the severance payments;
•continuation of her monthly car allowance payments if provided at the time of termination, during the severance period;
•reimbursement for professional outplacement services incurred during the applicable severance pay period, in an amount not to exceed 10% of her base salary at the time of the termination; and

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•vesting of outstanding equity awards as specified under the applicable plans and agreements, which would include the full vesting of her make-whole equity awards as set forth in the Scott Offer Letter.
Ms. Scott’s employment agreement also contains a “double trigger” change of control termination provision. If, during the two-year period following a “change of control” (as defined in her employment agreement), her employment is terminated by us without cause (or her employment is terminated prior to such change of control either at the request of a party to the change of control transaction or otherwise in connection with or in anticipation of such change of control which subsequently occurs) or she resigns with good reason (as defined in her employment agreement), she will receive:
•cash severance benefits based on a multiple of two times her base salary and two times her target bonus payable over a two-year period according to our normal payroll cycle;
•a lump sum payment equal to the portion of her target bonus attributable to the portion of the fiscal year served prior to termination, plus any earned but unpaid amounts;
•continued medical, life and disability insurance at our expense (for a two-year period following termination);
•outplacement counseling in an amount not to exceed 10% of her base salary;
•continued payment of her monthly car allowance payments, if provided at the time of termination, for a period of 24 months; and
•vesting of outstanding equity awards (or retirement plan benefits) as specified under the applicable plans and agreements, which would include the full vesting of her make-whole equity awards as set forth in the Scott Offer Letter.
If any payments in connection with a change of control would constitute excess parachute payments that are subject to excise taxes under Section 4999 of the Internal Revenue Code, such payments will be subject to a reduction to avoid any such excise taxes that may be due, if such reduction results in Ms. Scott retaining a greater after-tax amount than if Ms. Scott received the full unreduced amount and paid all taxes (including the excise taxes) due.
Rick Dillon Employment Agreement
Under Mr. Dillon’s employment agreement, dated February 25, 2022, if after the distribution Mr. Dillon’s employment is terminated by us for any reason other than “cause,” then subject to the execution and nonrevocation of a release of claims, Mr. Dillion will receive:
•severance payments equal to his monthly base salary for 12 months made in the course of our normal payroll cycle;
•pro rata bonus provided for the year of termination at the time of the regular payment based on actual performance outcomes;
•target bonus payable in substantial equal installments in accordance with the normal payroll cycle over the severance pay period;
•participation in our basic medical and life insurance programs during the period over which he receives severance payments, with his share of premiums deducted from the severance payments; and
•continuation of his monthly car allowance payments if provided at the time of termination, during the severance period.
In addition, any outstanding equity awards will be treated as specified in the applicable plans and agreements.

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Tim Donovan Employment Agreement
Under Mr. Donovan’s employment agreement, dated December 31, 2021, if after the distribution Mr. Donovan’s employment is terminated (i) by us for any reason other than “cause,” or (ii) by Mr. Donovan for “good reason,” then subject to the execution and nonrevocation of a release of claims, Mr. Donovan will receive:
•severance payments equal to his monthly base salary for 12 months made in the course of our normal payroll cycle;
•pro rata bonus provided for the year of termination at the time of the regular payment based on actual performance outcomes;
•target bonus payable in substantial equal installments in accordance with the normal payroll cycle over the severance pay period;
•participation in our basic medical and life insurance programs during the period over which he receives severance payments, with his share of premiums deducted from the severance payments; and
•continuation of his monthly car allowance payments if provided at the time of termination, during the severance period.
In addition, any outstanding equity awards will be treated as specified in the applicable plans and agreements, which would include the right to continued vesting of his awards and option exercise terms as set forth in the Donovan Offer Letter.
Angela Kervin Employment Agreement
Under Ms. Kervin’s employment agreement, dated December 22, 2022, as amended effective January 31, 2023, if after the distribution Ms. Kervin’s employment is terminated by us for any reason other than “cause,” then subject to the execution and nonrevocation of a release of claims, Ms. Kervin will receive:
•severance payments equal to her monthly base salary for 12 months made in the course of our normal payroll cycle;
•pro rata bonus provided for the year of termination at the time of the regular payment based on actual performance outcomes;
•target bonus payable in substantial equal installments in accordance with the normal payroll cycle over the severance pay period;
•participation in our basic medical and life insurance programs during the period over which she receives severance payments, with her share of premiums deducted from the severance payments;
•continuation of her monthly car allowance payments if provided at the time of termination, during the severance period; and
•relocation benefits to facilitate relocation to Argyle, Texas in the event of a “spin trigger termination.”
In addition, any outstanding equity awards will be treated as specified in the applicable plans and agreements.

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Restrictive Covenants
Under their employment agreements, our executive officers are each subject to (i) non-disclosure and non-disparagement obligations, (ii) a two-year non-solicitation covenant and (iii) a two-year non-competition covenant; provided that after the distribution such period of restriction is reduced to:
•18 months in the case of Ms. Scott if her employment is terminated (i) by us for any reason other than “cause,” (ii) by Ms. Scott for “good reason,” (iii) by Ms. Scott due to a “company breach termination,” or (iv) within two years following a “change in control”;
•one year in the case of Mr. Dillon if his employment is terminated by us for any reason other than “cause”;
•one year in the case of Mr. Donovan if his employment is terminated (i) by us for any reason other than “cause,” or (ii) by Mr. Donovan for “good reason”; and
•one year in the case of Ms. Kervin if her employment is terminated by us for any reason other than “cause.”
Executive Compensation Tables
As none of our executive officers were previously serving as an executive officer of Aramark, there are no executive compensation tables provided.

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DIRECTOR COMPENSATION
During 2022, NewCo was not an independent public company and did not pay any compensation to non-employee directors. It is expected that the initial NewCo non-employee director compensation program in effect as of immediately following the distribution will be as set forth below. The NewCo non-employee director compensation program will be subject to review and modification by NewCo’s Board of Directors or a committee thereof following the distribution.
Annual Retainer
NewCo’s non-employee director compensation program is expected to provide the following: (1) an annual cash retainer equal to $100,000 paid in four equal installments quarterly, in arrears; and (2) an annual grant of NewCo equity with a grant date value equal to $140,000, which will be granted (a) on or following the distribution date on a pro-rated basis (assuming a 12-month award cycle) for each director’s service on NewCo’s Board of Directors during the period commencing on the distribution date and ending on January 30, 2024 (the approximate date prior to the date on which NewCo’s annual meeting of stockholders would have been scheduled, if one were required) and (b) annually thereafter, on the date of NewCo’s annual meeting of stockholders for so long as the director remains a member of NewCo’s Board of Directors. Annual grants will vest subject to the director’s continued service on NewCo’s Board of Directors on the date of the subsequent annual meeting of stockholders (with the initial annual grant to vest on January 30, 2024), and the shares in respect thereof are generally deliverable on the first day of the seventh month following the date the non-employee director ceases to serve on NewCo’s Board of Directors.
Special Grant
In consideration for the independent advisory services provided by certain directors through the distribution date, upon the distribution such directors will receive a special grant of deferred stock units with a grant date value equal to an amount determined by multiplying (1) the number of full and partial months from and including January 2023 to and including the month in which the distribution date occurs by (2) $20,000, which deferred stock units will be fully vested on the date of grant and otherwise have the terms established for Aramark non-employee director deferred stock unit awards, subject to the approval of NewCo’s Board of Directors.

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NEWCO 2023 STOCK INCENTIVE PLAN
The material terms of the NewCo 2023 Stock Incentive Plan (the “Plan”) are summarized below. This summary does not contain all the information about the Plan. This summary is qualified in its entirety by reference to, and should be read together with the full text of, the Plan.
Purpose and Eligibility
The purpose of the Plan is to provide a means through which NewCo and its affiliates may attract and retain key personnel and to provide a means whereby NewCo’s directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in NewCo, or be paid incentive compensation, which may (but need not) be measured by reference to the value of NewCo’s common stock, thereby strengthening their commitment to NewCo’s welfare and aligning their interests with those of NewCo’s stockholders. Employees and directors of NewCo or any of its affiliates as well as consultants or advisors to NewCo are eligible to participate in the Plan. Pursuant to the terms of the employee matters agreement, certain employees, officers and directors of NewCo and Aramark and their respective subsidiaries will receive equity-based compensation awards under the Plan issued in connection with the adjustment of outstanding Aramark equity-based compensation awards upon the distribution (“Assumed Aramark Awards”).
Administration
The Plan will be administered by the NewCo Compensation Committee, a subcommittee or other committee of NewCo’s Board of Directors as may be appointed pursuant to the Plan or NewCo’s Board of Directors (as applicable, the “NewCo Committee”). The NewCo Committee has the sole and plenary authority to establish the terms and conditions of any award and any amendments thereto consistent with the provisions of the Plan. The NewCo Committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or any award granted under, the Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the NewCo Committee deems appropriate for the proper administration of the Plan; accelerate the vesting or exercisability of, payment for or lapse of restrictions on awards; and to make any other determination and take any other action that the NewCo Committee deems necessary or desirable for the administration of the Plan.
Shares Subject to the Plan
The Plan provides that the total number of shares of NewCo common stock that may be issued under the Plan is [          ] (inclusive of Assumed Aramark Awards). Additionally, no more than 2,000,000 shares of NewCo common stock may be issued upon the exercise of incentive stock options and the maximum number of shares of NewCo common stock that may be granted during any calendar year to any non-employee director serving on NewCo’s Board of Directors, taken together with any cash fees earned by such non-employee director during such calendar year, shall not exceed $1,000,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). To the extent an award under the Plan is forfeited, canceled, terminated or expires unexercised, in each case, after the effective date of the Plan, the number of shares of NewCo common stock subject to such award will become available again for grant under the Plan. Notwithstanding the above, shares of NewCo common stock that are used to pay the exercise price of an award or to satisfy tax withholding obligations, including shares redeemed as part of a “net exercise” settlement, will no longer be available for future grant under the Plan.
Awards may, in the sole discretion of the NewCo Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by NewCo or with which NewCo combines (referred to as “substitute awards”). The number of shares of NewCo common stock underlying any substitute awards will not be counted against the total number of shares of NewCo common stock available for awards under the Plan.
Minimum Vesting Term on Employee Awards
Subject to certain acceleration events as proscribed in the Plan or any award agreement thereunder, awards will be subject to a one-year minimum vesting requirement, excluding, for this purpose, (i) any award granted to a non-

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employee director on the date of NewCo’s annual meeting of stockholders that vests (or, if applicable, becomes exercisable) on the date of NewCo’s next annual meeting of stockholders; provided that such next annual meeting is held no earlier than 50 weeks after the prior annual meeting and (ii) any award granted as a substitute award; provided, however, that 5% of the shares of NewCo common stock that are authorized to be issued under the Plan may be issued pursuant to awards that do not meet such vesting (and, if applicable, exercisability) requirements. Such minimum vesting periods do not apply to the Assumed Aramark Awards.
Options
The NewCo Committee may grant non-qualified stock options and incentive stock options under the Plan. All stock options granted under the Plan are required to have a per share exercise price that is not less than 100% of the fair market value of NewCo common stock underlying such stock options on the date the option is granted, and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the option is intended to qualify as an incentive stock option, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the Plan will be ten years from the initial date of grant, or five years with respect to any stock options intended to qualify as incentive stock options granted to a participant who owns stock representing more than 10% of the voting power of all classes of stock of NewCo or any of its affiliates.
The purchase price for the shares as to which a stock option is exercised may be paid to NewCo, to the extent permitted by law and subject to the limitations set forth in the Plan: (i) in cash; (ii) by surrender of shares of NewCo common stock having a fair market value equal to the aggregate exercise price for the shares being purchased; (iii) through a “net exercise” arrangement, where a number of shares with a fair market value equal to the exercise price is withheld by NewCo in satisfaction of the exercise price and/or tax withholding obligations; (iv) in other property having a fair market value on the date of exercise equal to the purchase price; (v) through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the stock option and to deliver to NewCo the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased; or (vi) a combination of the foregoing methods. No fractional shares will be issued or delivered pursuant to the Plan or any award, and the NewCo Committee will determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto will be canceled, terminated or otherwise eliminated.
Stock Appreciation Rights
The NewCo Committee may grant stock appreciation rights under the Plan. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, shares or a combination of cash and shares, as determined by the NewCo Committee) equal to the product of (i) the excess of (a) the fair market value on the exercise date of one share of NewCo common stock, over (b) the strike price per share, times (ii) the number of shares of NewCo common stock covered by the stock appreciation right being exercised. The strike price per share of a stock appreciation right granted in tandem with an option will be the exercise price of the related option, and in the case of a stock appreciation right granted independent of an option, the fair market value on the date of grant (other than in the case of stock appreciation rights granted in substitution of previously granted awards).
Restricted Shares and Restricted Stock Units
The NewCo Committee may grant restricted shares of NewCo common stock or restricted stock units, representing the right to receive, upon the expiration of the applicable restricted period, one share of NewCo common stock for each restricted stock unit, or, if provided in a restricted stock unit award agreement, in the sole discretion of the NewCo Committee, the cash value thereof (or any combination thereof). As to restricted shares of NewCo’s common stock, subject to the other provisions of the Plan, the holder will generally have the rights and privileges of a shareholder as to such restricted shares of NewCo common stock, including, without limitation, the right to vote such restricted shares of NewCo common stock. A holder of restricted stock units will have no rights as a shareholder until such time as the award has vested and any other applicable conditions and/or criteria have been satisfied and the shares of NewCo common stock underlying the award have been issued to the holder.

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Stock Bonus Awards
The NewCo Committee may issue unrestricted NewCo common stock, or other awards denominated in shares of NewCo common stock, either alone or in tandem with other awards, under the Plan.
Deferred Stock Units
The NewCo Committee may grant deferred stock units under the Plan. Generally, each deferred stock unit will entitle the holder thereof to receive one share of NewCo common stock on the date the deferred stock unit becomes vested or upon a specified settlement date thereafter (which settlement date may, but is not required to, be the date of the participant’s termination of relationship). A holder of deferred stock units will have no rights as a shareholder until such time as the award has vested and any other applicable conditions and/or criteria have been satisfied and the shares of NewCo common stock underlying the award have been issued to the holder.
Dividend Equivalents
The NewCo Committee may grant dividend equivalents based on dividends declared on the NewCo common stock, to be credited as of the dividend payment dates during the period between the date an award is granted to a participant and the date such award vests, is exercised, is distributed or expires, as determined by the NewCo Committee. Such dividend equivalents will be converted to cash, additional awards or additional shares of NewCo common stock by such formula and at such time and subject to such limitations as may be determined by the NewCo Committee. The Plan precludes the payment of dividends or dividend equivalent rights on performance-based awards unless and until the corresponding performance-based award has been earned in accordance with its terms.
Performance Compensation Awards
The NewCo Committee may also grant stock- or cash-based performance-based awards under the Plan. The NewCo Committee has sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply.
The NewCo Committee will establish the objective performance goals for each participant. The performance criteria that will be used to establish the performance goals will be based on the attainment of target levels of, a targeted percentage increase in, or solely the achievement of, one or more of the following NewCo or business group measures (which may be expressly modified by the NewCo Committee with respect to the relevant performance period): (i) earnings before interest and taxes (“EBIT”), (ii) return on net assets, (iii) net income, (iv) after-tax return on investment, (v) sales, (vi) revenues, (vii) earnings per share, (viii) total shareholder return, (ix) return on equity, (x) return on investment, (xi) total business return, (xii) return on gross investment, (xiii) operating cash flow, (xiv) free cash flow, (xv) operating income, (xvi) pretax income, (xvii) return on invested capital, (xviii) stock price appreciation, (xix) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (xx) margin based upon any of EBIT, operating income, pretax income, EBITDA or any other profit measure or (xxi) any other measure selected by the NewCo Committee. The measures may be based on NewCo’s absolute performance or its performance relative to a peer group or other external measure of selected performance. The performance criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from, GAAP, and may be adjusted when established (or at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. The NewCo Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance criteria specified above.
Assumed Aramark Awards
Each Assumed Aramark Award will be subject to the terms and conditions of the equity compensation plan and award agreement to which such equity award was subject immediately prior to the distribution, subject to the adjustment of such equity award by the Aramark Compensation Committee and the terms of the employee matters agreement; provided that, following the distribution, such award will relate solely to NewCo common stock and be administered by the NewCo Committee in accordance with the administrative procedures in effect under the Plan.

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Change in Capital Structure and Similar Events
Subject to the provisions of the Plan regarding change in control, in the event of (a) any dividend, extraordinary cash dividend or other distribution (whether in the form of securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of shares of NewCo common stock or other securities, issuance of warrants or other rights to acquire shares of NewCo common stock or other securities, or other similar corporate transaction or event that affects the shares of NewCo common stock, or (b) unusual or nonrecurring events affecting NewCo, any of its affiliates, or the financial statements of NewCo or any of its affiliates, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the NewCo Committee in its sole discretion to be necessary or appropriate, then the NewCo Committee must make any such adjustments in such manner as it may deem equitable, including, without limitation, any or all of: (i) adjusting any or all of (A) the number of shares of NewCo common stock or other securities which may be delivered in respect of awards or with respect to which awards may be granted under the Plan and (B) the terms of any outstanding award, including, without limitation, (1) the number of shares of NewCo common stock subject to outstanding awards or to which outstanding awards relate, (2) the exercise price or strike price with respect to any award or (3) any applicable performance measures; (ii) providing for a substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for participants to exercise outstanding awards prior to the occurrence of such event; and (iii) cancelling any one or more outstanding awards and causing to be paid to the holders, in cash, shares of NewCo common stock, other securities or other property, or any combination, the value of such awards, if any, as determined by the NewCo Committee (which, if applicable, may be based upon the price per share of NewCo common stock received or to be received by other shareholders of NewCo in such event), including, without limitation, in the case of options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of NewCo common stock subject to the option or stock appreciation right over the aggregate exercise price thereof.
Effect of Change of Control
Except to the extent otherwise provided in an award agreement, in the event of (i) the occurrence of a change of control of NewCo (a “Change of Control”) and (ii) thereafter, a termination of relationship of a participant by NewCo without cause or by the participant for good reason (if applicable) that occurs prior to the second anniversary of the date of such Change of Control, then, notwithstanding any provision of the Plan to the contrary (including the provisions authorizing mandatory adjustments upon an equity restructuring and equitable adjustments upon certain events), with respect to all or any portion of the participant’s outstanding award or awards: (a) the then-outstanding options and stock appreciation rights will become immediately exercisable on the date of the termination of relationship; (b) the period of restriction applicable to awards will expire as of the date of the termination of relationship (including, without limitation, a waiver of any applicable performance goals); (c) performance periods in effect on the date the termination of relationship will end on such date, and all applicable performance goals will be deemed to have been achieved at the applicable “target” levels of performance; and (d) all awards that have been previously deferred are to be settled in full as soon as practicable, but if and only if, with respect to an award which provides for the deferral of compensation and is subject to Section 409A of the Internal Revenue Code, (I) such termination of relationship occurs prior to the second anniversary of the Change of Control and (II) such settlement does not contradict any pre-existing deferral election under any other plan, program or arrangement of NewCo or any of its affiliates then in effect.
Nontransferability of Awards
An award will not be transferable or assignable by a participant, except by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against NewCo or any of its affiliates. However, the NewCo Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfer to a participant’s family members, any trust established solely for the benefit of participant or such participant’s family members, any partnership or limited liability company of which participant, or participant and participant’s family members, are

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.
Amendment and Termination
NewCo’s Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time, except that no such amendment, alteration, suspension, discontinuation or termination may be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement (including the rules or requirements of any securities exchange or interdealer quotation system on which NewCo’s shares may be listed). In addition, any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.
Clawback Provisions
All awards (including any proceeds, gains or other economic benefit actually or constructively received by a participant in respect of such awards) will be subject to the provisions of any clawback policy implemented by NewCo or set forth in the applicable award agreement, including, without limitation, any clawback policy adopted to comply with the requirements of applicable law and NYSE rules and regulations. In addition, Assumed Aramark Awards will remain subject to the Aramark clawback policy.
Plan Duration
Prior to the distribution, it is expected that the Plan will be approved, effective as of the date of the distribution, by NewCo’s Board of Directors and by a wholly owned subsidiary of Aramark as the sole stockholder of NewCo. The Plan will expire on the tenth anniversary of the effective date of the Plan and no award may be granted under the Plan on or after the tenth anniversary, but awards theretofore granted will continue in full force and effect beyond that date in accordance with their terms.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements with Aramark
Following the separation and distribution, Aramark and NewCo will operate separately, each as an independent public company. Aramark plans to dispose of all of the NewCo common stock that it retains after the distribution, which may include dispositions through one or more subsequent exchanges for debt, distributions to Aramark stockholders, exchanges for Aramark shares or one or more sales of such shares for cash.
Prior to the separation and distribution, NewCo and Aramark will enter into the separation and distribution agreement, which is referred to in this information statement as the “separation and distribution agreement.” NewCo will also enter into various other agreements that will outline the terms and conditions of the separation and distribution and provide a framework for NewCo’s relationship with Aramark after the separation and distribution, such as a transition services agreement, a tax matters agreement, an employee matters agreement and a stockholder and registration rights agreement. The agreements listed above will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part.
The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, forms of which will be filed as exhibits to an amendment to the registration statement of which this information statement is a part and which are incorporated by reference into this information statement.
Separation and Distribution Agreement
Transfer of Assets and Assumption of Liabilities
The separation and distribution agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be transferred to each of NewCo and Aramark as part of the separation of AUS from Aramark into an independent, publicly traded company, and will provide for when and how these transfers and assumptions will occur. In particular, the separation and distribution agreement will provide that, among other things, subject to the terms and conditions contained therein:
•certain assets related to AUS, which this information statement refers to as the “NewCo Assets,” will be retained by or transferred to NewCo or one of its subsidiaries. Subject to certain exceptions, assets that are exclusively related to AUS will be NewCo Assets;
•certain liabilities related to AUS or the NewCo Assets, which this information statement refers to as the “NewCo Liabilities,” will be retained by or transferred to NewCo. Subject to certain exceptions, liabilities that arise out of or are resulting from AUS, including liabilities of various legal entities that will be subsidiaries of NewCo following the separation, will be NewCo Liabilities; and
•all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the NewCo Assets and the NewCo Liabilities (such assets and liabilities, other than the NewCo Assets and the NewCo Liabilities, this information statement refers to as the “Aramark Assets” and “Aramark Liabilities,” respectively) will be retained by or transferred to Aramark.
Except as expressly set forth in the separation and distribution agreement or any ancillary agreement, neither Aramark nor NewCo will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either of NewCo or Aramark, or as to the legal sufficiency of any document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, that

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
any necessary consents or governmental approvals are not obtained, or that any requirements of law, agreements, security interests or judgments are not complied with.
Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. The separation and distribution agreement will provide that in the event that the transfer of certain assets and liabilities (or a portion thereof) to NewCo or Aramark, as applicable, does not occur prior to the separation, then until such assets or liabilities (or a portion thereof) are able to be transferred, NewCo or Aramark, as applicable, will hold such assets on behalf and for the benefit of the transferee, and will pay, perform and discharge such liabilities, for which the transferee will reimburse NewCo or Aramark, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.
The Distribution
The separation and distribution agreement will also govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, Aramark will distribute to its stockholders that hold Aramark common stock as of the record date for the distribution [          ] of the issued and outstanding shares of NewCo common stock on a pro rata basis. Stockholders will receive cash in lieu of any fractional shares.
Conditions to the Distribution
The separation and distribution agreement will provide that the distribution is subject to satisfaction (or waiver by Aramark in its sole and absolute discretion) of certain conditions. These conditions are described under “The Separation and Distribution—Conditions to the Distribution.” Aramark will have the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent that it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.
Claims
In general, each party to the separation and distribution agreement will assume liability for all pending, threatened and unasserted legal matters arising from its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.
Releases
The separation and distribution agreement will provide that NewCo and its affiliates will release and discharge Aramark and its affiliates from all liabilities assumed by NewCo as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date arising from AUS, the NewCo Assets and the NewCo Liabilities and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation and distribution agreement. Aramark and its affiliates will release and discharge NewCo and its affiliates from all liabilities retained by Aramark and its affiliates as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date arising from the Aramark Business, the Aramark Assets and the Aramark Liabilities, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation and distribution agreement.
These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include the separation and distribution agreement and the other agreements described under “Certain Relationships and Related Party Transactions.”

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Indemnification
In the separation and distribution agreement, NewCo will agree to indemnify, defend and hold harmless Aramark, each of their respective affiliates, and each of Aramark’s affiliates’ directors, officers, employees and agents, from and against all liabilities arising out of or resulting from:
•the NewCo Liabilities;
•NewCo’s failure or the failure of any other person to pay, perform or otherwise promptly discharge any of the NewCo Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;
•except to the extent arising from an Aramark Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of NewCo by Aramark that survives the distribution;
•any breach by NewCo of the separation and distribution agreement or any of the ancillary agreements; and
•any untrue statement or alleged untrue statement or omission or alleged omission of a material fact in the Form 10 or in this information statement or other related disclosure document (as amended or supplemented), except for any such statements or omissions made explicitly in Aramark’s name.
Aramark will agree to indemnify, defend and hold harmless NewCo, each of NewCo’s affiliates and each of NewCo’s affiliates’ directors, officers, employees and agents from and against all liabilities arising out of or resulting from:
•the Aramark Liabilities;
•the failure of Aramark or any other person to pay, perform or otherwise promptly discharge any of the Aramark Liabilities in accordance with their respective terms whether prior to, at or after the distribution;
•except to the extent arising from a NewCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Aramark by NewCo that survives the distribution;
•any breach by Aramark of the separation and distribution agreement or any of the ancillary agreements; and
•any untrue statement or alleged untrue statement or omission or alleged omission of a material fact made explicitly in Aramark’s name in the Form 10 or in this information statement or other related disclosure document (as amended or supplemented).
The separation and distribution agreement will also establish procedures with respect to claims subject to indemnification and related matters.
Indemnification with respect to taxes, and the procedures related thereto, will be governed by the tax matters agreement.
Insurance
The separation and distribution agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and set forth procedures for the administration of insured claims and related matters.
Further Assurances
In addition to the actions specifically provided for in the separation and distribution agreement, except as otherwise set forth therein or in any ancillary agreement, NewCo and Aramark will agree in the separation and distribution agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements.
Dispute Resolution
The separation and distribution agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between NewCo and Aramark related to the separation or distribution and that are unable to be resolved through good faith discussions between NewCo and Aramark. If such efforts are not successful, one of the parties in dispute may submit the dispute, controversy or claim to nonbinding mediation and if such efforts are still not successful, either party may commence binding arbitration, in each case subject to or as otherwise set forth in the provisions of the separation and distribution agreement.
Expenses
Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, the party incurring the expense will be responsible for all fees, costs and expenses incurred in connection with the separation prior to the distribution date.
Other Matters
Other matters governed by the separation and distribution agreement will include, among others, approvals and notifications of transfer, termination of intercompany agreements, shared contracts, financial information certifications, transition committee provisions, confidentiality, access to and provision of records, privacy and data protection, production of witnesses, privileged matters, and financing arrangements.
Amendment and Termination
The separation and distribution agreement will provide that it may be terminated, and the separation and distribution agreement may be amended, modified or abandoned, at any time prior to the distribution date in the sole and absolute discretion of Aramark without the approval of any person, including NewCo.
The separation and distribution agreement will provide that no provision of the separation and distribution agreement or any ancillary agreement may be waived, amended, supplemented or modified by a party without the written consent of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.
After the distribution date, the separation and distribution agreement may not be terminated, except by an agreement in writing signed by both NewCo and Aramark.
In the event of a termination of the separation and distribution agreement, no party, nor any of its directors, officers or employees, will have any liability of any kind to the other parties or any other person.
Transition Services Agreement
NewCo and Aramark will enter into a transition services agreement in connection with the separation pursuant to which NewCo and Aramark and their respective affiliates will provide each other, on an interim, transitional basis, various services, including, but not limited to, administrative, information technology and cybersecurity support services and certain finance, treasury, tax and governmental function services. The services will be provided in a manner consistent with past practices or otherwise how such services are currently performed within Aramark. The pricing is expected to be on a cost or cost-plus basis (based on actual costs incurred by the party rendering the services plus a fixed percentage) or an hourly rate. The party receiving each transition service will be provided with reasonable information that supports the charges for such transition service by the party providing the service.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The services will commence on the distribution date and terminate no later than 24 months following the distribution date. The receiving party may terminate any services by giving prior written notice to the provider of such services and paying any applicable wind-down charges.
Subject to certain exceptions, the liabilities of each party providing services under the transition services agreement will generally be limited to the aggregate charges actually paid to such party by the other party in the prior 12 months (or such shorter period if 12 months have not elapsed) pursuant to the transition services agreement. The transition services agreement also will provide that the provider of a service will not be liable to the recipient of such service for any lost profits, special, indirect, incidental, consequential, punitive, exemplary, remote, speculative or similar damages.
Tax Matters Agreement
In connection with the separation, NewCo and Aramark will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.
The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution or certain related transactions fail to qualify as transactions that are tax-free for U.S. federal income tax purposes (other than any cash that Aramark stockholders receive in lieu of fractional shares). Under the tax matters agreement, NewCo will generally agree to indemnify Aramark and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain related transactions, to the extent caused by any representation by NewCo being incorrect or an acquisition of NewCo’s stock or assets or by any other action undertaken or failure to act by NewCo. This indemnification will apply even if Aramark has permitted NewCo to take an action that would otherwise have been prohibited under the tax-related covenants described below.
Pursuant to the tax matters agreement, NewCo will agree to covenants that contain restrictions intended to preserve the tax-free status of the distribution and certain related transactions. NewCo may take certain actions prohibited by these covenants only if NewCo obtains and provides to Aramark an IRS ruling or an opinion from a U.S. tax counsel or accountant of recognized national standing, in each case satisfactory to Aramark in its sole and absolute discretion, to the effect that such action would not jeopardize the tax-free status of these transactions, or if NewCo obtains prior written consent of Aramark, in its sole and absolute discretion, waiving such requirement. NewCo will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions, for all relevant time periods. During the period ending two years after the date of the distribution, the tax matters agreement will include specific restrictions on NewCo’s (i) discontinuing the active conduct of NewCo’s trade or business; (ii) issuance or sale of stock or other securities (including securities convertible into NewCo stock, but excluding certain compensatory arrangements); (iii) liquidating or merging or consolidating with any other person; (iv) amending NewCo’s certificate of incorporation (or other organizational documents) or taking any other action, whether through a stockholder vote or otherwise, affecting the voting rights of NewCo common stock; (v) sales of assets outside the ordinary course of business; and (vi) entering into any other corporate transaction which would cause NewCo to undergo a 50% or greater change in its stock ownership in the aggregate.
Employee Matters Agreement
NewCo and Aramark will enter into an employee matters agreement in connection with the separation to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The employee matters agreement will govern certain compensation and employee benefit obligations with respect to former employees of Aramark and current employees and non-employee directors of each company.
The employee matters agreement will provide that, unless otherwise specified, each party will be responsible for liabilities associated with current and former employees of such party and its subsidiaries for purposes of post-separation compensation and benefits matters.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The employee matters agreement will also govern the terms of equity-based awards granted by Aramark prior to the separation. See “The Separation and Distribution—Treatment of Equity-Based Compensation.”
Stockholder and Registration Rights Agreement
NewCo will enter into a stockholder and registration rights agreement with Aramark pursuant to which it will agree that, upon the request of Aramark, NewCo will use its reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of NewCo common stock retained by Aramark. In addition, Aramark will agree to vote any shares of NewCo common stock that it retains immediately after the separation in proportion to the votes cast by NewCo’s other stockholders. In connection with such agreement, Aramark will grant NewCo a proxy to vote its shares of NewCo common stock in such proportion. This proxy, however, will be automatically revoked as to any particular share upon any sale or transfer of such share from Aramark to a person other than Aramark, and neither the voting agreement nor proxy will limit or prohibit any such sale or transfer.
Other Arrangements
AUS has entered into, or NewCo intends to enter into, the following commercial agreements with Aramark and its related entities on arm’s-length terms.
Uniform and Workplace Supplies Rental Services Agreements
AUS has entered into agreements under which it provides uniform and workplace supplies rental services to Aramark businesses in the United States. AUS recorded associated revenues of $39.0 million, $28.4 million and $32.7 million for the fiscal years ended September 30, 2022, October 1, 2021 and October 2, 2020, respectively, in connection with such agreements. In connection with the separation, NewCo intends to enter into a master agreement with Aramark that consolidates the existing agreements and governs NewCo’s provision of uniform and workplace supplies rental services to Aramark.
AUS has entered into an agreement under which AUS provides uniform and workplace supplies rental services to Aramark businesses and to third party members of Aramark-owned group purchasing organizations (“GPOs”) in Canada, including Complete Purchasing Services, Quasep, and Gespra. AUS recorded associated revenues of $3.5 million, $2.2 million and $3.3 million for the fiscal years ended September 30, 2022, October 1, 2021 and October 2, 2020, respectively, and has made associated payments to Aramark of $0.4 million, $0.2 million and $0.3 million for the fiscal years ended September 30, 2022, October 1, 2021 and October 2, 2020, respectively, in connection with such agreement. NewCo intends for this agreement to continue after the separation.
Uniforms and Workplace Supplies Direct Sale Agreements
AUS sells uniforms and workplace supplies to Aramark businesses in the United States and Canada. AUS recorded associated revenues of $8.0 million, $7.3 million and $11.6 million for the fiscal years ended September 30, 2022, October 1, 2021 and October 2, 2020, respectively, in connection with such transactions. In connection with the separation, NewCo intends to enter into a master agreement that governs the direct sale of uniforms and workplace supplies to Aramark in the United States and Canada.
Avendra Agreements
AUS has entered into an agreement under which it provides uniform and workplace supplies rental services to third party members of Avendra, an Aramark owned GPO, in the United States. AUS recorded associated revenues of $0.5 million, $0.1 million and zero for the fiscal years ended September 30, 2022, October 1, 2021 and October 2, 2020, respectively, and has made associated payments to Aramark of $15,000, $1,000 and zero for the fiscal years ended September 30, 2022, October 1, 2021 and October 2, 2020, respectively, in connection with such agreement. NewCo intends for this agreement to continue after the separation.
AUS entered into an agreement effective September 2021 under which it provides uniform and workplace supplies rental services to third party members of Avendra in Canada. AUS recorded associated revenues of $0.1 million and $0.1 million for the fiscal years ended September 30, 2022 and October 1, 2021, respectively, and has made associated payments to Aramark of $7,000 and zero for the fiscal years ended September 30, 2022 and

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
October 1, 2021, respectively, in connection with such agreement. NewCo intends for this agreement to continue after the separation.
AUS purchases certain products directly from third-party suppliers on terms negotiated by Avendra. These purchases are currently made by AUS as an affiliate of Aramark. AUS has entered into an agreement under which it will continue to purchase products from third-party suppliers as a member of Avendra after the separation. AUS has made payments to such third-party suppliers of $5.3 million, $5.0 million and $4.4 million for the fiscal years ended September 30, 2022, October 1, 2021 and October 2, 2020, respectively, in connection with such purchases made through Avendra. After the separation, NewCo will pay Aramark a nominal procurement fee in connection with purchases made under this agreement.
Breakroom Services Agreements
AUS has entered into agreements under which it receives coffee and other breakroom-related services and supplies from Aramark Refreshment Services, a subsidiary of Aramark. AUS made associated payments to Aramark of $0.5 million, $0.4 million and $0.4 million for the fiscal years ended September 30, 2022, October 1, 2021 and October 2, 2020, respectively, in connection with such agreements. NewCo intends for these agreements to continue after the separation.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences of the distribution to “U.S. holders” (as defined below) of Aramark common stock. This summary is based on the Internal Revenue Code (the “Code”), U.S. Treasury Regulations promulgated thereunder, administrative interpretations and court decisions as in effect as of the date of this information statement, all of which may change at any time, possibly with retroactive effect. Any such change or interpretation could affect the tax consequences described below. This discussion assumes that the separation and the distribution, together with certain related transactions, were or will be consummated in accordance with the separation and distribution agreement and the other agreements related to the separation and as described in this information statement.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Aramark common stock that is, for U.S. federal income tax purposes:
•a citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust, if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all the substantial decisions of such trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
This discussion addresses only the consequences to U.S. holders of shares of Aramark common stock who hold such shares as capital assets. It does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder of Aramark common stock in light of that stockholder’s particular circumstances, nor does it address any tax consequences to stockholders subject to special treatment under the U.S. federal income tax laws, including:
•dealers or brokers in securities, commodities or foreign currencies;
•tax-exempt organizations;
•banks or other financial institutions, regulated investment companies or insurance companies;
•real estate investment trusts;
•traders in securities that elect mark-to-market treatment;
•entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes and their partners and investors;
•individual retirement and other tax-deferred accounts and holders who hold Aramark stock in any such account;
•U.S. expatriates;
•investors who are not U.S. holders;
•holders who at any time own or owned (directly, indirectly or constructively) 5% or more of our stock (by vote or value);
•holders that have a functional currency other than the U.S. dollar;
•persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

Confidential Treatment Requested by Epic NewCo, Inc.
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•holders who acquired Aramark common stock pursuant to the exercise of employee stock options or similar derivative securities or otherwise as compensation; or
•holders who own Aramark common stock as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction.
This discussion does not address any state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences, any considerations under any alternative minimum tax or any considerations under U.S. federal laws other than those pertaining to the U.S. federal income tax.
If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Aramark common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Aramark common stock should consult such partner’s own tax advisor.
The discussion of U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the distribution. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances.
ACCORDINGLY, ALL HOLDERS OF ARAMARK COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME OR OTHER TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM.
IRS Ruling and Tax Opinion
It is a condition to the distribution that Aramark receive a private letter ruling from the IRS and opinions of its outside tax advisors, in each case, satisfactory to the Aramark Board of Directors, regarding certain U.S. federal income tax matters relating to the separation and distribution and which shall not have been withdrawn or rescinded. The receipt and continued effectiveness of the IRS private letter ruling and the opinions of outside tax advisors are separate conditions to the distribution, either or all of which may be waived by the Aramark Board of Directors in its sole and absolute discretion. The IRS private letter ruling and the opinions of Aramark’s outside tax advisors will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Aramark and NewCo, including facts, assumptions, representations, statements and undertakings relating to the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations and statements are or become inaccurate or incomplete, or if any such undertaking is not complied with, Aramark may not be able to rely on the IRS private letter ruling and/or the opinions of Aramark’s outside tax advisors, and the conclusions reached therein could be jeopardized.
Notwithstanding Aramark’s receipt of the IRS private letter ruling and the opinions of its outside tax advisors, the IRS could determine on audit that the distribution or certain related transactions are taxable for U.S. federal income tax purposes if it determines that any of the facts, assumptions, representations, statements and undertakings upon which the ruling and the opinions were based are incorrect or have been violated, or if it disagrees with any of the conclusions in the opinions. Accordingly, notwithstanding Aramark’s receipt of the IRS private letter ruling and the opinions of its outside tax advisors, there can be no assurance that the IRS will not assert that the distribution or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes, or that a court would not sustain such a challenge.
Distribution
The distribution is intended to qualify as a transaction described in Section 355 of the Code. If the distribution so qualifies, then, for U.S. federal income tax purposes:
•Aramark will generally not recognize income, gain or loss on the distribution;
•except with respect to the receipt of cash in lieu of fractional shares of NewCo common stock, holders of Aramark common stock will not recognize income, gain or loss on the receipt of NewCo common stock in the distribution;

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
•a U.S. holder’s aggregate tax basis in its shares of Aramark common stock and NewCo common stock (including any fractional shares deemed received, as described below) immediately after the distribution will be the same as the aggregate tax basis of the shares of Aramark common stock held by the U.S. holder immediately before the distribution, allocated between such shares of Aramark common stock and NewCo common stock in proportion to their relative fair market values; and
•a U.S. holder’s holding period in the NewCo common stock received in the distribution (including any fractional shares deemed received, as described below) will include the holding period of the Aramark common stock with respect to which such NewCo common stock was received.
U.S. holders that have acquired different blocks of Aramark common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis in, and the holding period of, the NewCo common stock distributed with respect to such blocks of Aramark common stock.
A U.S. holder that receives cash in lieu of a fractional share of NewCo common stock in the distribution will generally be treated as having received such fractional share pursuant to the distribution and then as having sold such fractional share for cash. Taxable gain or loss will be recognized in an amount equal to the difference between (i) the amount of cash received in lieu of the fractional share and (ii) the U.S. holder’s tax basis in the fractional share, as described above. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for its NewCo common stock, as described above, exceeds one year at the effective time of the distribution. Long-term capital gains are generally subject to preferential U.S. federal income tax rates for certain non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations under the Code.
If the distribution were determined not to qualify for tax-free treatment under Section 355 of the Code, Aramark would generally be subject to tax as if it sold the NewCo common stock in a taxable transaction. Aramark would recognize taxable gain in an amount equal to the excess of (i) the total fair market value of the shares of NewCo common stock distributed in the distribution over (ii) Aramark’s aggregate tax basis in such shares of NewCo common stock (unless Aramark and NewCo jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (a) the Aramark group would recognize taxable gain as if NewCo had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of NewCo common stock and the assumption of all of its liabilities and (b) NewCo would obtain a related step-up in the basis of its assets). In addition, each U.S. holder who receives NewCo common stock in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of the NewCo common stock received by the U.S. holder in the distribution. In general, such distribution would be taxable as a dividend to the extent of Aramark’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the distribution exceeds such earnings and profits, the distribution would generally constitute a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its shares of Aramark common stock, with any remaining amount of the distribution taxed as capital gain. A U.S. holder would have a tax basis in its shares of NewCo common stock equal to their fair market value. Certain U.S. holders may be subject to special rules governing taxable distributions, such as those that relate to the dividends received deduction and extraordinary dividends.
Even if the distribution otherwise qualifies under Section 355 of the Code, the distribution would be taxable to Aramark (but not to its U.S. holders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Aramark or NewCo, directly or indirectly (including through acquisitions of stock after the completion of the distribution), as part of a plan or series of related transactions that includes the distribution. Current law generally creates a presumption that any direct or indirect acquisition of stock of Aramark or NewCo within two years before or after the distribution is part of a plan that includes the distribution, although the parties may be able to rebut that presumption in certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature and subject to a comprehensive analysis of the facts and circumstances of the particular case. If the IRS were to determine that direct or indirect acquisitions of stock of Aramark or NewCo, either before or after the distribution, were part of a plan that includes the distribution, such determination could cause Section 355(e) of the Code to apply to the distribution, which could result in a material tax liability.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Under the tax matters agreement that NewCo will enter into with Aramark, NewCo generally will be required to indemnify Aramark for any taxes incurred by Aramark that arise as a result of NewCo taking or failing to take, as the case may be, certain actions that result in the distribution and certain related transactions failing to qualify as tax-free for U.S. federal income tax purposes. For a more detailed discussion, see “Certain Relationships and Related Party Transactions—Tax Matters Agreement.”
Backup Withholding and Information Reporting
Payments of cash to U.S. holders in lieu of fractional shares of NewCo common stock may be subject to information reporting and backup withholding (currently, at a rate of 24%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR HOLDERS OR CATEGORIES OF HOLDERS. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
DESCRIPTION OF MATERIAL INDEBTEDNESS
The following summary sets forth information based on NewCo’s current expectations about the financing arrangements anticipated to be entered into in connection with the separation and distribution. However, NewCo has not yet entered into any definitive agreements with respect to such financing arrangements, and, accordingly, the terms of such financing arrangements have not yet been determined, remain under discussion and are subject to change, including as a result of market conditions.
On the distribution date, NewCo expects to enter into senior secured financing with a syndicate of banks, financial institutions and/or other institutional lenders, with JPMorgan Chase Bank, N.A. acting as the administrative agent and the collateral agent, in an expected aggregate amount of $1,800 million, consisting of one or more senior secured term loan facilities in an expected aggregate amount of $1,500 million (the “Term Loan Facilities”) and a revolving credit facility in an expected aggregate amount of $300 million (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Credit Facilities”). The Term Loan Facilities are expected to mature no more than five years from the date thereof. Interest on the loans under the Credit Facilities is expected to be calculated by reference to the Secured Overnight Financing Rate (“SOFR”) or an alternative base rate, plus an applicable margin, which in the case of any SOFR loan will include a customary spread adjustment.
The obligations under the Credit Facilities are expected to be guaranteed by NewCo’s existing and future wholly owned domestic material subsidiaries, subject to certain customary exceptions. Borrowings under the Credit Facilities are expected to be secured by first priority liens on substantially all the assets of NewCo and the guarantors, subject to certain customary exceptions.
The Credit Facilities are expected to contain representations and warranties, affirmative, negative and financial covenants and events of default customary for secured financings of this type, including limitations with respect to liens, fundamental changes, indebtedness, restricted payments, dispositions, investments and affiliate transactions, in each case, subject to a number of important exceptions and qualifications.
NewCo’s debt balance will be determined based on internal capital planning and take into account factors and assumptions including the anticipated business plan, optimal debt levels, operating activities, general economic conditions, credit rating and desired financing capacity.
In connection with the separation and distribution, NewCo expects to borrow under the Term Loan Facilities and make a cash transfer of approximately $1,468 million to Aramark. NewCo expects to incur debt issuance costs of approximately $12.6 million in connection with such borrowings. Upon completion of the distribution, NewCo expects to have approximately $1,500 million of total combined indebtedness under the Credit Facilities, all of which is expected to be incurred pursuant to the Term Loan Facilities, in addition to the Revolving Credit Facility and any incremental indebtedness that will be used to fund working capital and other liquidity needs as necessary.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Before the separation and distribution, all the outstanding shares of NewCo common stock will be owned beneficially and of record by a wholly owned subsidiary of Aramark. Following the separation and distribution, NewCo expects to have outstanding an aggregate of approximately [          ] shares of common stock based upon approximately [          ] shares of Aramark common stock issued and outstanding on [          ], 20[     ], excluding treasury shares, assuming no exercise of any shares issued under Aramark equity compensation awards and applying the distribution ratio.
Securities Owned by Certain Beneficial Owners
The following table sets forth information concerning those persons known to NewCo that are expected to be the beneficial owner of more than 5% of NewCo’s outstanding common stock immediately following the completion of the distribution. The table below is based on information available as of [          ], 20[     ], and based upon the assumption that, for every share of Aramark common stock held by such persons, they will receive [          ] shares of NewCo common stock. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

Name and Address of Beneficial Owner	Title of Security	Amount and Nature of Beneficial Ownership	Percentage of Class
Aramark	Common Stock	[ ]	[ ]
[ ]	Common Stock	[ ]	[ ]
Stock Ownership of Directors and Executive Officers
The following table sets forth information concerning the expected beneficial ownership of NewCo common stock by (i) each director, (ii) the named executive officers and (iii) all NewCo directors and executive officers as a group immediately following the completion of the distribution, based on information available as of [          ], 20[     ], and based on the assumption that, for every share of Aramark common stock held by such persons, they will receive [          ] shares of NewCo common stock. Each person has the sole power to vote and dispose of the shares he or she beneficially owns.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class
Kim Scott	[ ]	[ ]
Rick Dillon	[ ]	[ ]
Tim Donovan	[ ]	[ ]
Angela Kervin	[ ]	[ ]
[ ]	[ ]	[ ]

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
DESCRIPTION OF NEWCO CAPITAL STOCK
NewCo’s certificate of incorporation and bylaws will be amended and restated prior to the distribution. The following briefly summarizes the material terms of NewCo capital stock that will be contained in its amended and restated certificate of incorporation and amended and restated bylaws. These summaries do not describe every aspect of these securities and documents and are subject to all the provisions of NewCo’s amended and restated certificate of incorporation or amended and restated bylaws that will be in effect at the time of the distribution, and are qualified in their entirety by reference to these documents, which you should read for complete information on its capital stock as of the time of the distribution. The amended and restated certificate of incorporation and amended and restated bylaws, each in a form expected to be in effect at the time of the distribution, will be included as exhibits to NewCo’s registration statement on Form 10, of which this information statement forms a part. NewCo will include its amended and restated certificate of incorporation and amended and restated bylaws, as in effect at the time of the distribution, in a Current Report on Form 8-K filed with the SEC. The following also summarizes certain relevant provisions of the Delaware General Corporation Law, or the DGCL.
General
NewCo’s authorized capital stock will consist of [          ] shares of common stock, par value $0.01 per share, and [          ] shares of preferred stock, par value $0.01 per share. NewCo’s Board of Directors may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, NewCo expects that approximately [          ] shares of its common stock will be issued and outstanding (based on [          ] shares of Aramark common stock outstanding on [          ]), and that no shares of its preferred stock will be issued and outstanding.
Common Stock
Each holder of NewCo common stock will be entitled to one vote for each share on all matters to be voted upon by the holders of NewCo common stock, and there will be no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of NewCo common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its Board of Directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of NewCo, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.
Holders of NewCo common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the NewCo common stock. After the distribution, all outstanding shares of NewCo common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of NewCo common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that NewCo may designate and issue in the future.
Preferred Stock
Under the terms of NewCo’s amended and restated certificate of incorporation, its Board of Directors will be authorized, subject to limitations prescribed by the DGCL, and by its amended and restated certificate of incorporation, to issue preferred stock in one or more series without further action by the holders of its common stock. NewCo’s Board of Directors will have the discretion, subject to limitations prescribed by the DGCL and by NewCo’s amended and restated certificate of incorporation, to determine the designations, powers, rights, preferences, qualifications, limitations and restrictions, including voting rights, dissolution rights, dividend rights, conversion rights, exchange rights and redemption rights, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of common stockholders until NewCo’s Board of Directors determines the specific rights of the holders of that series. However, the effects might include, among other things (1) restricting dividends on NewCo common stock, (2) diluting the voting power of NewCo common stock, (3) impairing the liquidation rights of NewCo common stock or (4) delaying or preventing a change in control of NewCo without further action by the stockholders. NewCo expects that there will be no shares of its preferred stock issued and outstanding immediately following the distribution.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Anti-Takeover Effects of Governance Provisions
Certain provisions of Delaware law and NewCo’s amended and restated certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or change in control of NewCo that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of NewCo’s Board of Directors and in the policies formulated by NewCo’s Board of Directors and could discourage certain types of transactions that may involve an actual or threatened change of control.
•Size of the Board. NewCo’s amended and restated certificate of incorporation and bylaws will provide that NewCo’s Board of Directors has the sole authority to fix the number of directors on the Board.
•Blank Check Preferred Stock. NewCo’s amended and restated certificate of incorporation will authorize NewCo’s Board of Directors to designate and issue, without any further vote or action by the NewCo stockholders, up to [          ] shares of preferred stock from time to time in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control of NewCo.
•No Stockholder Action by Written Consent. NewCo’s amended and restated certificate of incorporation will expressly exclude the right of NewCo stockholders to act by written consent. Stockholder action must therefore take place at an annual meeting or at a special meeting of NewCo stockholders.
•Requirements for Advance Notification of Stockholder Nominations and Proposals. NewCo’s amended and restated bylaws will require stockholders seeking to nominate persons for election as directors at an annual or special meeting of stockholders, or to bring other business before an annual or special meeting (other than a proposal submitted under Rule 14a-8 under the Exchange Act), to provide timely notice in writing. A stockholder’s notice to NewCo’s Corporate Secretary must be in proper written form and must set forth certain information, as required under NewCo’s amended and restated bylaws, related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination is made as well as their control persons and information about the proposal or nominee for election to NewCo’s Board of Directors.
•Amendments to Bylaws. NewCo’s amended and restated certificate of incorporation and bylaws will provide that NewCo’s Board of Directors will have the authority to amend and repeal the NewCo amended and restated bylaws without a stockholder vote.
•Exclusive Forum. NewCo’s amended and restated certificate of incorporation will provide that, unless NewCo (through approval of NewCo’s Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NewCo, (ii) any action or proceeding asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of NewCo to NewCo or NewCo’s stockholders, including any claim alleging aiding and abetting of such a breach of fiduciary duty, (iii) any action or proceeding asserting a claim against NewCo or any current or former director or officer or other employee of NewCo arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or NewCo’s amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended from time to time), (iv) any action or proceeding asserting a claim related or involving NewCo or any current or former director or officer or other employee of NewCo governed by the internal affairs doctrine, or (v) any action or proceeding as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware. If and only if the Court of Chancery of the State of Delaware dismisses any such action or proceeding for lack of subject matter jurisdiction, such action may be brought in another state court located within the State of Delaware (or, if no state court located within

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
the State of Delaware has jurisdiction, the federal district court for the District of Delaware). These exclusive forum provisions will apply to all covered actions, including any covered action in which the plaintiff chooses to assert a claim or claims under federal law in addition to a claim or claims under Delaware law. These exclusive forum provisions will not apply to actions asserting only federal law claims under the Securities Act or the Exchange Act, regardless of whether the state courts in the State of Delaware have jurisdiction over those claims. Although NewCo believes the exclusive forum provision benefits it by providing increased consistency in the application of law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against NewCo’s directors and officers.
•Business Combinations with Interested Stockholder. NewCo is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the time that such person or entity becomes an interested stockholder, unless (i) prior to the time that such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (A) owned by persons who are directors and also officers and (B) in employee stock plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer, or (iii) at or following the time that such stockholder become an interested stockholder, the board of directors and two-thirds of the shares (other than owned by the interested stockholder) approve the transaction. A corporation may “opt out” of Section 203 of the DGCL in its certificate of incorporation. NewCo will not “opt out” of, and will be subject to, Section 203 of the DGCL.
Limitation on Liability of Directors and Indemnification of Directors and Officers
Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting, with exceptions, the monetary liability of a director to the corporation or its stockholders for breach of the director’s fiduciary duties. NewCo’s amended and restated certificate of incorporation will include provisions that eliminate the liability of directors and certain senior officers to NewCo or its stockholders for monetary damages for a breach of fiduciary duties as directors to the fullest extent permitted by Delaware law. Under Delaware law, such a provision may not eliminate or limit a director’s monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) the payment of unlawful dividends or stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.
NewCo’s amended and restated bylaws will generally provide indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL. Prior to the completion of the distribution, NewCo also intends to enter into indemnification agreements with each of its directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement of expenses provisions contained under Delaware law.
Listing
NewCo intends to apply to have its shares of common stock listed on the NYSE under the symbol “[     ].”
Sale of Unregistered Securities
On February 24, 2023, NewCo issued one thousand (1,000) shares of its common stock to Aramark Services, Inc. pursuant to Section 4(a)(2) of the Securities Act. NewCo did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Transfer Agent and Registrar
After the distribution, the transfer agent and registrar for NewCo common stock will be Computershare Trust Company, N.A.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
WHERE YOU CAN FIND MORE INFORMATION
NewCo has filed a registration statement on Form 10 with the SEC with respect to the shares of its common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to NewCo and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on or connected to any website referenced in this information statement is not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.
As a result of the distribution, NewCo will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.
NewCo intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.
You should rely only on the information contained in this information statement or to which this information statement has referred you. NewCo has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
CHANGES IN ARAMARK UNIFORM SERVICES’ CERTIFYING ACCOUNTANT
On August 18, 2022, the Audit Committee of Aramark engaged RSM US LLP (“RSM”) as Aramark Uniform Services’ independent registered public accounting firm for the fiscal year ended October 2, 2020 (“fiscal 2020”) and to serve as AUS’s independent registered public accounting firm effective on August 18, 2022. On November 1, 2022, the Audit Committee of Aramark engaged Deloitte and Touche LLP (“Deloitte”) as AUS’s independent registered public accounting firm for the fiscal years ended October 1, 2021, and September 30, 2022.
The Audit Committee of Aramark dismissed RSM as AUS’s independent registered public accounting firm effective at the time of the filing of the registration statement on Form 10 of which this information statement is a part, on March 17, 2023. RSM’s report, dated March 17, 2023, on AUS’s Combined Financial Statements for fiscal 2020 did not contain any adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended October 1, 2021, and September 30, 2022, and in the subsequent interim period through March 17, 2023, (i) there were no disagreements with RSM (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to RSM’s satisfaction, would have caused RSM to make reference thereto in its reports; and (ii) there were no “reportable events” (as defined by Item 304(a)(1)(v) of Regulation S-K).
AUS provided RSM with a copy of the foregoing disclosures and requested that RSM provide a letter addressed to the SEC stating whether it agrees with such disclosures. A copy of RSM’s letter is filed as Exhibit 16.1 to the registration statement on Form 10 of which this information statement is a part.
During the fiscal years ended October 1, 2021, and September 30, 2022, and the subsequent interim period through August 18, 2022, neither AUS nor anyone on AUS’s behalf consulted Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on AUS’s financial statements, and neither a written report nor oral advice was provided to AUS that Deloitte concluded was an important factor considered by AUS in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Aramark
Opinion on the Financial Statement
We have audited the accompanying balance sheet of Epic NewCo, Inc. (the “Company”), a wholly owned subsidiary of Aramark, as of February 24, 2023, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of February 24, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matters
Critical audit matters are matters arising from the current-period audit of the financial statement that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statement and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.
/s/ Deloitte & Touche LLP
Philadelphia, PA
March 17, 2023
We have served as the Company’s auditor since 2023.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
EPIC NEWCO, INC.
BALANCE SHEET
FEBRUARY 24, 2023
(in dollars)

ASSETS
Subscription Receivable	$10
Total Assets	$10

LIABILITIES AND EQUITY
Liabilities	$—
Total Liabilities	—
Commitments and Contingencies (see Note 3)
Equity:
Common stock, par value $0.01 per share, 1,000 shares authorized, 1,000 shares issued and outstanding	10
Total Equity	10
Total Liabilities and Equity	$10
The accompanying notes are an integral part of the Financial Statement.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
EPIC NEWCO, INC.
NOTES TO FINANCIAL STATEMENT
NOTE 1.    ORGANIZATION:
Epic NewCo, Inc. (the “Company”) was formed as a Delaware corporation on February 22, 2023. Pursuant to a reorganization, the Company will become a holding company whose assets are expected to include all of the outstanding equity interest of Aramark Uniform Services, a business of Aramark. The Company will, through Aramark Uniform Services, continue to conduct the business now conducted by such entities. As a result, the Company will consolidate the financial results of Aramark Uniform Services at a future date when the Aramark Uniform Services business of Aramark is contributed to the Company in a separation and distribution transaction.
NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
The Balance Sheet has been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Separate statements of income, comprehensive income, changes in equity and cash flows have not been presented in the financial statements because there have been no material operating or non-operating activities in this entity.
Subscription Receivable
Subscription receivable represents cash not yet collected from stockholders for the issuance of common stock. As of February 24, 2023, the subscription receivable balance of $10.00 was the result of the issuance of 1,000 shares to Aramark Services, Inc., a subsidiary of Aramark.
Use of Estimates
The preparation of the balance sheet in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could materially differ from those estimates.
NOTE 3.    COMMITMENTS AND CONTINGENCIES:
From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of business. As of March 17, 2023, the Company is not subject to any material litigation nor is the Company aware of any material litigation threatened against it.
NOTE 4.    EQUITY:
The Company is authorized to issue 1,000 shares of common stock, par value $0.01 per share (“Common Stock”). As of February 24, 2023, the Company has issued 1,000 shares of Common Stock in exchange for a subscription agreement to receive $10.00 from Aramark Services, Inc.
NOTE 5.    SUBSEQUENT EVENTS:
The Company has evaluated events and transactions that occurred after the date of our accompanying Balance Sheet through March 17, 2023, the date this financial statement was available for issuance, for potential recognition or disclosure in the financial statement. There were no material recognized or unrecognized subsequent events.
******

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
.
EPIC NEWCO, INC.
CONDENSED BALANCE SHEETS (UNAUDITED)
MARCH 31, 2023 AND FEBRUARY 24, 2023
(in dollars)

	March 31,	February 24,
	2023	2023
ASSETS
Subscription Receivable	$10	$10
Total Assets	$10	$10

LIABILITIES AND EQUITY
Liabilities	$—	$—
Total Liabilities	—	—
Commitments and Contingencies (see Note 3)
Equity:
Common stock, par value $0.01 per share, 1,000 shares authorized, 1,000 shares issued and outstanding	10	10
Total Equity	10	10
Total Liabilities and Equity	$10	$10
The accompanying notes are an integral part of the Condensed Financial Statements.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
EPIC NEWCO, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
NOTE 1.ORGANIZATION:
Epic NewCo, Inc. (the “Company”) was formed as a Delaware corporation on February 22, 2023. Pursuant to a reorganization, the Company will become a holding company whose assets are expected to include all of the outstanding equity interest of Aramark Uniform Services, a business of Aramark. The Company will, through Aramark Uniform Services, continue to conduct the business now conducted by such entities. As a result, the Company will consolidate the financial results of Aramark Uniform Services at a future date when the Aramark Uniform Services business of Aramark is contributed to the Company in a separation and distribution transaction.
NOTE 2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
The Condensed Balance Sheets have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) applicable to interim financial statements. Accordingly, certain information related to our significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These condensed financial statements reflect, in the opinion of management, all material adjustments (which include only normally recurring adjustments) necessary to fairly state, in all material respects, our financial position for the period presented. Separate statements of income, comprehensive income, changes in equity and cash flows have not been presented in the financial statements because there have been no material operating or non-operating activities in this entity.
Subscription Receivable
Subscription receivable represents cash not yet collected from stockholders for the issuance of common stock. As of February 24, 2023, the subscription receivable balance of $10.00 was the result of the issuance of 1,000 shares to Aramark Services, Inc., a subsidiary of Aramark. As of March 31, 2023, the subscription receivable remains outstanding.
Use of Estimates
The preparation of the balance sheets in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Actual results could materially differ from those estimates.
NOTE 3.COMMITMENTS AND CONTINGENCIES:
From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of business. As of May 26, 2023, the Company is not subject to any material litigation nor is the Company aware of any material litigation threatened against it.
NOTE 4.EQUITY:
The Company is authorized to issue 1,000 shares of common stock, par value $0.01 per share (“Common Stock”). The Company has issued 1,000 shares of Common Stock in exchange for a subscription agreement to receive $10.00 from Aramark Services, Inc. All shares of Common Stock were held by Aramark Services, Inc. at March 31, 2023 and February 24, 2023.
NOTE 5.SUBSEQUENT EVENTS:
The Company has evaluated events and transactions that occurred after the date of our accompanying Condensed Balance Sheets through May 26, 2023, the date these condensed financial statements were available for issuance, for potential recognition or disclosure in the condensed financial statements. There were no material recognized or unrecognized subsequent events.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Aramark
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Aramark Uniform Services, a business of Aramark, (the “Company”) as of September 30, 2022 and October 1, 2021, the related combined statements of income, comprehensive income, cash flows, and parent’s equity for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2022 and October 1, 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Insurance – Refer to Note 1 to the financial statements
Critical Audit Matter Description
Aramark (the “Parent”) insures portions of its risk in general liability, automobile liability, workers’ compensation liability and property liability through a wholly owned captive insurance subsidiary, to enhance its risk financing strategies. Parent’s reserves for retained costs associated with the Parent’s casualty program are estimated through actuarial methods, with the assistance of third-party actuaries, using loss development assumptions based on claims history. The Parent allocates certain costs associated to the captive insurance subsidiary to the Company. The Company does not recognize liabilities related to claims from general liability, automobile liability, workers’ compensation liability and property liability on the combined balance sheets as the Parent’s captive insurance

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
subsidiary is the primary responsible party related to these obligations. The Parent’s captive insurance subsidiary had estimated reserves of approximately $61.7 million and $62.3 million at September 30, 2022 and October 1, 2021, respectively, related to claims arising from the Company’s operations.
We identified the valuation of insurance reserves and the allocation of associated costs to the Company as a critical audit matter because estimating projected settlement value of reported and unreported claims arising from the Company’s operations involves significant estimation by management. This required high degree of auditor judgment and an increased extent of effort, including the need to involve our actuarial specialists.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the insurance reserves and allocation of costs to the Company included the following, among others:
•We tested the effectiveness of internal controls over management’s estimate of insurance reserves, including controls over the underlying historical claims data, the actuarial methodology used, and the loss development assumptions selected by management that are used to calculate the insurance reserves.
•We evaluated the inputs used by management to estimate the insurance reserves by:
◦Reading the Company’s insurance policies and comparing the coverage and terms to the assumptions used by management.
◦Testing the underlying historical claims data that served as the basis for the actuarial analysis.
•With the assistance of our actuarial specialists, we:
◦Evaluated the actuarial method used by management to estimate the insurance reserves.
◦Compared management’s prior-year assumptions of expected development and ultimate loss to actuals incurred during the current year to identify potential bias in the determination of the insurance reserves.
◦Developed independent estimates of the insurance reserves, including loss data and industry claim development factors, and compared our estimates to management’s estimates.
•We tested the allocation of costs associated to the captive insurance subsidiary to the Company.
/s/ Deloitte & Touche LLP
Philadelphia, PA
March 17, 2023
We have served as the Company’s auditor since 2022.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Aramark
Opinion on the Financial Statements
We have audited the accompanying combined statements of income, comprehensive income, cash flows, and parent’s equity for the year ended October 2, 2020, and the related notes to the Combined Financial Statements (collectively, the “financial statements”) of Aramark Uniform Services and affiliates (the “Company”). In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of the Company and its cash flows for the year ended October 2, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ RSM US LLP
We served as the Company’s auditor from 2022 to 2023.
Blue Bell, Pennsylvania
March 17, 2023

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
ARAMARK UNIFORM SERVICES
COMBINED BALANCE SHEETS
SEPTEMBER 30, 2022 AND OCTOBER 1, 2021
(in thousands)

	September 30,	October 1,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$23,736	$41,106
Receivables (net of allowances: 2022 - $29,100; 2021 - $34,104)	368,714	317,276
Inventories	183,439	203,438
Rental merchandise in service	393,140	353,705
Other current assets	18,252	16,399
Total current assets	987,281	931,924
Property and Equipment, at cost:
Land, buildings and improvements	579,915	569,879
Equipment	1,027,224	982,819
	1,607,139	1,552,698
Less - Accumulated depreciation	(957,540)	(887,248)
Total property and equipment, net	649,599	665,450
Goodwill	963,375	964,896
Other Intangible Assets	264,264	276,911
Operating Lease Right-of-use Assets	72,567	74,809
Other Assets	195,926	194,393
Total Assets	$3,133,012	$3,108,383
LIABILITIES AND PARENT’S EQUITY
Current Liabilities:
Current maturities of financing lease obligations	$20,482	$22,283
Current operating lease liabilities	20,899	21,352
Accounts payable	167,125	133,368
Accrued payroll and related expenses	119,032	121,708
Accrued expenses and other current liabilities	74,657	84,611
Total current liabilities	402,195	383,322
Noncurrent Financing Lease Obligations	86,783	81,691
Noncurrent Operating Lease Liabilities	54,017	56,255
Deferred Income Taxes	201,826	184,261
Other Noncurrent Liabilities	52,379	70,869
Total Liabilities	797,200	776,398
Commitments and Contingencies (see Note 11)
Parent’s Equity:
Net parent investment	2,367,492	2,343,591
Accumulated other comprehensive loss	(31,680)	(11,606)
Total parent’s equity	2,335,812	2,331,985
Total Liabilities and Parent’s Equity	$3,133,012	$3,108,383
The accompanying notes are an integral part of these Combined Financial Statements

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
ARAMARK UNIFORM SERVICES
COMBINED STATEMENTS OF INCOME
FOR THE FISCAL YEARS ENDED
SEPTEMBER 30, 2022, OCTOBER 1, 2021 AND OCTOBER 2, 2020
(in thousands)

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
Revenue	$2,687,005	$2,456,577	$2,561,996
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization)	1,909,676	1,765,635	1,813,985
Depreciation and amortization	134,352	133,306	137,158
Selling, general and administrative expenses	450,734	461,397	461,133
Total Operating Expenses	2,494,762	2,360,338	2,412,276
Operating Income	192,243	96,239	149,720
Interest Expense and Other, net	2,284	(1,120)	206
Income Before Income Taxes	189,959	97,359	149,514
Provision for Income Taxes	48,280	23,089	37,867
Net Income	$141,679	$74,270	$111,647
The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
ARAMARK UNIFORM SERVICES
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE FISCAL YEARS ENDED
SEPTEMBER 30, 2022, OCTOBER 1, 2021 AND OCTOBER 2, 2020
(in thousands)

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
Net Income	$141,679	$74,270	$111,647
Other Comprehensive (Loss) Income, net of tax:
Pension plan adjustments	1,697	355	(2,598)
Foreign currency translation adjustments	(21,771)	6,362	(319)
Other Comprehensive (Loss) Income, net of tax	(20,074)	6,717	(2,917)
Comprehensive Income	$121,605	$80,987	$108,730
The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
ARAMARK UNIFORM SERVICES
COMBINED STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEARS ENDED
SEPTEMBER 30, 2022, OCTOBER 1, 2021 AND OCTOBER 2, 2020
(in thousands)

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
Cash flows from operating activities:
Net Income	$141,679	$74,270	$111,647
Adjustments to reconcile Net Income to Net cash provided by operating activities:
Depreciation and amortization	134,352	133,306	137,158
Deferred income taxes	20,603	(615)	(13,060)
Share-based compensation expense	17,398	15,427	6,818
Personal protective equipment charges	26,183	34,472	—
Changes in operating assets and liabilities:
Receivables	(53,860)	(30,909)	19,290
Inventories	(631)	6,508	(59,256)
Rental merchandise in service	(42,226)	(10,514)	46,688
Other current assets	(2,586)	503	421
Accounts payable	31,398	10,298	(12,104)
Accrued expenses	(31,456)	15,183	(6,460)
Changes in other noncurrent liabilities	(2,183)	1,251	1,479
Changes in other assets	(4,140)	(6,544)	(7,311)
Other operating activities	(1,684)	1,699	5,981
Net cash provided by operating activities	232,847	244,335	231,291
Cash flows from investing activities:
Purchases of property and equipment and other	(76,449)	(90,138)	(58,074)
Disposals of property and equipment	7,316	2,706	26,640
Acquisition of certain businesses, net of cash acquired	(17,200)	(15,767)	(11,995)
Other investing activities	200	43	56
Net cash used in investing activities	(86,133)	(103,156)	(43,373)
Cash flows from financing activities:
Payments of financing lease obligations	(28,041)	(29,917)	(32,125)
Net cash distributions to Parent	(134,502)	(95,596)	(143,008)
Net cash used in financing activities	(162,543)	(125,513)	(175,133)
Effect of foreign exchange rates on cash and cash equivalents	(1,541)	1,102	117
(Decrease) Increase in cash and cash equivalents	(17,370)	16,768	12,902
Cash and cash equivalents, beginning of period	41,106	24,338	11,436
Cash and cash equivalents, end of period	$23,736	$41,106	$24,338
The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
ARAMARK UNIFORM SERVICES
COMBINED STATEMENTS OF PARENT’S EQUITY
FOR THE FISCAL YEARS ENDED
SEPTEMBER 30, 2022, OCTOBER 1, 2021 AND OCTOBER 2, 2020
(in thousands)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Parent’s Equity
Balance, September 27, 2019	$2,386,829	$(15,406)	$2,371,423
Net Income	111,647		111,647
Net Transfers to Parent	(136,189)		(136,189)
Other Comprehensive Loss		(2,917)	(2,917)
Balance, October 2, 2020	$2,362,287	$(18,323)	$2,343,964
Net Income	74,270		74,270
Net Transfers to Parent	(92,966)		(92,966)
Other Comprehensive Income		6,717	6,717
Balance, October 1, 2021	$2,343,591	$(11,606)	$2,331,985
Net Income	141,679		141,679
Net Transfers to Parent	(117,778)		(117,778)
Other Comprehensive Loss		(20,074)	(20,074)
Balance, September 30, 2022	$2,367,492	$(31,680)	$2,335,812
The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
ARAMARK UNIFORM SERVICES
NOTES TO COMBINED FINANCIAL STATEMENTS
NOTE 1.    NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
On May 10, 2022, Aramark announced that its Board of Directors approved a plan to separate its Uniform and Career Apparel business (“Aramark Uniform Services”, “Newco” or “the Company”). Under the plan, Aramark would execute a separation of the Company by way of a pro rata distribution of common stock of Epic NewCo, Inc. to Aramark stockholders at the close of business on the record date of the separation. The proposed separation is intended to be a tax-free transaction to Aramark and Aramark’s stockholders for United States federal income tax purposes.
Aramark Uniform Services is a leading provider of uniforms and workplace supplies across the United States and Canada. The Company provides uniforms, mats, towels, linens, restroom supplies, first-aid supplies and safety products. The Company’s customer base participates in a wide variety of industries, including manufacturing, hospitality, retail, food processing, pharmaceuticals, healthcare and automotive. The Company serves customers ranging from small, family-owned operations with a single location to large corporations and national franchises with multiple locations. The Company’s customers value the uniforms and workplace supplies it delivers as its services and products can help them reduce operating costs, enhance their brand image, maintain a safe and clean workplace and focus on their core business. The Company leverages its broad footprint and its supply chain, delivery fleet and route logistic capabilities to serve customers on a recurring basis, typically weekly, and primarily through multi-year contracts. In addition, the Company offers customized uniforms through direct sales agreements, typically for large, regional or national companies.
The Company manages and evaluates its business activities based on geography and, as a result, determined that its United States and Canada businesses are its operating segments. The Company’s operating segments are also its reportable segments. The United States and Canada reportable segments both provide a range of uniforms and workplace supplies programs. The Company’s uniforms business (“Uniforms”) generates revenue from the rental, servicing and direct sale of uniforms to customers, including the design, sourcing, manufacturing, customization, personalization, delivery, laundering, sanitization, repair and replacement of uniforms. The uniform options include shirts, pants, outerwear, gowns, scrubs, high visibility garments, particulate-free garments and flame-resistant garments, along with shoes and accessories. The Company’s workplace supplies business (“Workplace Supplies”) generates revenue from the rental and servicing of workplace supplies, including managed restroom supply services, first-aid supplies and safety products, floor mats, towels and linens.
Basis of Presentation
The Combined Financial Statements reflect the combined historical results of operations, comprehensive income and cash flows for the years ended September 30, 2022, October 1, 2021 and October 2, 2020 and the financial position as of September 30, 2022 and October 1, 2021 for the Company and are denominated in United States (“U.S.”) dollars. The Combined Financial Statements have been derived from Aramark’s historical accounting records and were prepared on a standalone basis in accordance with generally accepted accounting principles in the United States (“ U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The assets, liabilities, revenue and expenses of the Company have been reflected in these Combined Financial Statements on a historical cost basis, as included in the consolidated financial statements of Aramark, using the historical accounting policies applied by Aramark. Historically, separate financial statements have not been prepared for the Company, and it has not operated as a standalone business from Aramark. The historical results of operations, financial position and cash flows of the Company presented in these Combined Financial Statements may not be indicative of what they would have been had the Company actually been an independent standalone public company, nor are they necessarily indicative of the Company’s future results of operations, financial position and cash flows.
The Company’s business has historically functioned together with other Aramark businesses. Accordingly, the Company relied on certain of Aramark’s corporate support functions to operate. The Combined Financial Statements

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
include all revenues and costs directly attributable to the Company and an allocation of expenses related to certain Aramark corporate functions (see Note 4). These expenses have been allocated to the Company on the basis of direct usage where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount or other drivers. The Company considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had the Company operated as an independent, standalone public entity, nor are they indicative of the Company’s future expenses.
Following the separation, certain functions that Aramark provided to the Company prior to the separation will either continue to be provided to the Company by Aramark under transition services agreements or will be performed using the Company’s own resources or third-party service providers. The Company expects to incur certain one-time charges in its establishment as a standalone public company, as well as ongoing additional costs associated with operating as an independent, publicly traded company. It is impracticable to estimate the costs that would have been incurred as a standalone public company during fiscal 2022, fiscal 2021 and fiscal 2020.
The Combined Financial Statements include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Company.
The Company’s cash flows within the United States segment are transferred to Aramark regularly as part of Aramark’s centralized cash management program. The Company’s cash flows within the Canada segment are reinvested locally. The cash and cash equivalents held by Aramark at the corporate level are not specifically identifiable to the Company and therefore were not allocated to any of the periods presented. Only cash amounts specifically attributable to the Company are reflected in the Combined Balance Sheets. Transfers of cash, both to and from Aramark’s central cash management system, are reflected as a component of “Net parent investment” on the Combined Balance Sheets and in “Net cash used in financing activities” on the accompanying Combined Statements of Cash Flows.
Aramark’s long-term borrowings and related interest expense, exclusive of certain financing lease obligations, have not been attributed to the Company for any of the periods presented because the borrowings are neither directly attributable to the Company nor is the Company the primary legal obligor of such borrowings.
All intercompany transactions and balances within the Company have been eliminated. Transactions between the Company and Aramark have been included in these Combined Financial Statements and are considered related party transactions (see Note 4).
The “Provision for Income Taxes” in the Combined Statements of Income has been calculated as if the Company filed a separate tax return and was operating as a standalone company. Therefore, income tax expense, cash tax payments and items of current and deferred income taxes may not be reflective of the Company’s actual tax balances prior to or subsequent to the distribution.
Fiscal Year
The Company’s fiscal year is the 52- or 53-week period which ends on the Friday nearest to September 30th. The fiscal years ended September 30, 2022 and October 1, 2021 were each 52-week periods, and the fiscal year ended October 2, 2020 was a 53-week period.
New Accounting Standards Updates
Adopted Standards (from most to least recent date of issuance)
In March 2022, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update (“ASU”) which expanded the scope of existing guidance to allow entities to apply the portfolio layer method to portfolios of all financial assets, including both pre-payable and non-pre-payable financial assets. The Company early adopted the ASU during fiscal 2022, which did not have a material impact on the Combined Financial Statements.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
In January 2020, the FASB issued an ASU which provided clarification and improvements to existing guidance related to accounting for certain equity securities upon the application or discontinuation of equity method accounting and the measurement of forward contracts and purchased options on certain securities. The Company adopted the ASU during fiscal 2022, which did not have a material impact on the Combined Financial Statements.
In March 2019, the FASB issued an ASU which provided clarification regarding three issues related to the lease recognition standard. The guidance was effective for the Company in fiscal 2020 when the lease accounting standard was adopted. See below for further discussion regarding the impact of the lease accounting provisions related to this standard.
In July 2018, the FASB issued two ASUs regarding the lease recognition standard. The guidance provided clarification on issues identified regarding the adoption of the standard, provided an additional transition method to adopt the standard and provided an additional practical expedient to lessors. The guidance was effective for the Company in fiscal 2020 when the lease accounting standard was adopted. See below for further discussion regarding the impact of the lease accounting provisions related to this standard.
In February 2018, the FASB issued an ASU which allowed for the reclassification of stranded tax effects resulting from the Tax Cuts and Jobs Act (the “TCJA”) from accumulated other comprehensive income to retained earnings. The Company adopted the guidance in fiscal 2020, which did not have an impact on the Combined Financial Statements.
In September 2017, the FASB issued an ASU to provide additional implementation guidance with respect to the lease accounting standard. The Company adopted the standard in fiscal 2020 in conjunction with the lease recognition standard. See below for further discussion regarding the impact of the lease accounting provisions related to this standard.
In June 2016, the FASB issued an ASU to require entities to account for expected credit losses on financial instruments, including trade receivables. The expected credit loss model replaced the incurred credit loss model, that generally required a loss to be incurred before it was recognized. The forward-looking credit loss model required the Company to consider historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount in estimating credit losses. The amended guidance required financial assets that are measured at amortized cost be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of financial assets. The Company adopted this guidance on October 3, 2020 (the first day of fiscal 2021) using a modified retrospective approach. This approach allowed the new standard to be applied retrospectively through a cumulative-effect adjustment to retained earnings recognized upon adoption. The adoption of this guidance did not have a material impact on the Combined Financial Statements.
In February 2016, the FASB issued an ASU requiring lessees to recognize most leases on their balance sheets as operating lease liabilities with corresponding operating lease right-of-use assets and to disclose key information about lease arrangements. Recognition of expense on the Combined Statements of Income continues in a manner similar to previous guidance. The Company adopted this guidance on September 28, 2019 (the first day of fiscal 2020).
In connection with the new lease guidance, the Company completed a comprehensive review of its lease arrangements in order to determine the impact of this ASU on its Combined Financial Statements and related disclosures. The Company identified and implemented appropriate changes to business processes, controls and systems to support recognition and disclosure under the new standard.
The Company adopted Accounting Standards Codification 842 (“ASC 842” or the “new lease standard”) using the modified retrospective transition approach with an adjustment that recognized “Operating Lease Right-of-use Assets,” “Current operating lease liabilities” and “Noncurrent Operating Lease Liabilities” on the Combined Financial Statements. Adoption of the new lease standard resulted in the recognition of operating lease liabilities and associated operating lease right-of-use assets. Deferred rent, tenant improvement allowances and prepaid rent were reclassified into operating lease right-of-use assets. There was no material impact to the Combined Statements of Income or Combined Statements of Cash Flows as a result of adoption.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Standards Not Yet Adopted (from most to least recent date of issuance)
In September 2022, the FASB issued an ASU to enhance the transparency of supplier finance programs, which may be referred to as reverse factoring, payables finance or structured payables arrangements. The guidance will require that a buyer in a supplier finance program disclose the program’s nature, activity and potential magnitude. The guidance is effective for the Company in the first quarter of fiscal 2024, and early adoption is permitted. The Company is currently evaluating the impact of this standard.
In November 2021, the FASB issued an ASU which required that an entity provide certain annual disclosures when they have received government assistance. The guidance is effective for the Company in the first quarter of fiscal 2023 and early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Combined Financial Statements.
In October 2021, the FASB issued an ASU which requires that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Accounting Standards Codification 606, Revenue from Contracts with Customers as if it had originated the contracts. The guidance is effective for the Company in the first quarter of fiscal 2024 and early adoption is permitted. The Company is currently evaluating the impact of this standard.
Other new accounting pronouncements recently issued or newly effective were not applicable to the Company, did not have a material impact on the Combined Financial Statements or are not expected to have a material impact on the Combined Financial Statements.
Revenue Recognition
The Company generates and recognizes over 92% of its total revenue from route servicing contracts on both Uniforms, which the Company generally manufactures, and Workplace Supplies, such as mats, towels, and linens that are procured from third-party suppliers. Revenue from these contracts represent a single-performance obligation and are recognized over time as services are performed based on the nature of services provided and contractual rates (output method). The Company generates its remaining revenue primarily from the direct sale of uniforms to customers, with such revenue being recognized when the Company’s performance obligation is satisfied, typically upon the transfer of control of the promised product to the customer. Revenue is recognized in an amount that reflects the consideration the Company expects to be entitled to in exchange for the services or products described above and is presented net of sales and other taxes we collect on behalf of governmental authorities.
Certain customer route servicing contracts include terms and conditions that include components of variable consideration, which are typically in the form of consideration paid to a customer based on performance metrics specified within the contract. Some contracts provide for customer discounts or rebates that can be earned through the achievement of specified volume levels. Each component of variable consideration is earned based on the Company’s actual performance during the measurement period specified within the contract. To determine the transaction price, the Company estimates the variable consideration using the most likely amount method, based on the specific contract provisions and known performance results during the relevant measurement period. When assessing if variable consideration should be limited, the Company evaluates the likelihood of whether uncontrollable circumstances could result in a significant reversal of revenue. The Company’s performance period generally corresponds with the monthly invoice period. No significant constraints on the Company’s revenue recognition were applied during fiscal 2022, fiscal 2021 or fiscal 2020. The Company reassesses these estimates during each reporting period. The Company maintains a liability for these discounts and rebates within “Accrued expenses and other current liabilities” on the Combined Balance Sheets. Variable consideration can also include consideration paid to a customer at the beginning of a contract. This type of variable consideration is capitalized as an asset (in “Other Assets” on the Combined Balance Sheets) and is amortized over the life of the contract as a reduction to revenue in accordance with the accounting guidance for revenue recognition.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the Combined Financial Statements and accompanying notes.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The Company utilizes key estimates in preparing the financial statements including environmental estimates, goodwill, intangibles, insurance reserves, income taxes and long-lived assets. These estimates are based on historical information, current trends and information available from other sources. Actual results could materially differ from those estimates.
Fair Value of Financial Assets and Financial Liabilities
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value are classified based upon the level of judgment associated with the inputs used to measure their fair value. The hierarchical levels related to the subjectivity of the valuation inputs are defined as follows:
•Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets
•Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument
•Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement
Recurring Fair Value Measurements
The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and financing leases. Management believes that the carrying value of cash and cash equivalents, accounts receivable, accounts payable and financing leases are representative of their respective fair values.
Nonrecurring Fair Value Measurements
The Company’s assets measured at fair value on a nonrecurring basis include long-lived assets, indefinite-lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Any resulting asset impairment would require that the asset be recorded at its fair value. The resulting fair value measurement of the assets are considered to be Level 3 measurements.
Acquisitions
The Company completed business acquisitions with aggregate purchase price of approximately $17.2 million, $15.8 million and $12.0 million during fiscal 2022, fiscal 2021 and fiscal 2020, respectively. The results of operations of these acquisitions have been included in the Company’s combined financial results since their respective acquisition dates. These acquisitions were not significant in relation to the Company’s combined financial results and, therefore, pro forma financial information has not been presented.
Merger and Integration Costs
During fiscal 2021 and fiscal 2020, the Company incurred merger and integration costs of $22.2 million and $24.6 million, respectively, as a result of the AmeriPride acquisition that occurred during fiscal year 2018. The expenses mainly related to costs for transitional employees and integration-related consulting costs and charges related to plant consolidations, mainly asset write-downs, the implementation of a new laundry enterprise resource planning system and other expenses.
Comprehensive Income
Comprehensive income includes all changes to parent’s equity during a period, except those related to the net parent investment. Components of comprehensive income include net income, pension plan adjustments (net of tax) and changes in foreign currency translation adjustments (net of tax).

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The summary of the components of comprehensive income is as follows (in thousands):

	Fiscal Year Ended
	September 30,			October 1,			October 2,
	2022			2021			2020
	Pre-Tax Amount	Tax Effect	After-Tax Amount	Pre-Tax Amount	Tax Effect	After-Tax Amount	Pre-Tax Amount	Tax Effect	After-Tax Amount
Net Income			$141,679			$74,270			$111,647
Pension plan adjustments	2,621	(924)	1,697	1,020	(665)	355	(3,693)	1,095	(2,598)
Foreign currency translation adjustments	(22,893)	1,122	(21,771)	6,079	283	6,362	(239)	(80)	(319)
Other Comprehensive (Loss) Income	(20,272)	198	(20,074)	7,099	(382)	6,717	(3,932)	1,015	(2,917)
Comprehensive Income			$121,605			$80,987			$108,730
Accumulated other comprehensive loss consists of the following (in thousands):

	September 30,	October 1,
	2022	2021
Pension plan adjustments	$(4,414)	$(6,111)
Foreign currency translation adjustments(1)	(27,266)	(5,495)
	$(31,680)	$(11,606)
__________________
(1)Significant change in foreign currency translation adjustment in fiscal 2022 due to the strengthening of the U.S. dollar against the Canadian dollar.
Currency Translation
The Company’s Canadian subsidiary’s functional currency is the local currency of operations, and the net assets of its Canadian operations are translated into U.S. dollars using current exchange rates. The U.S. dollar results that arise from such translation are included as a component of accumulated other comprehensive loss in parent’s equity.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
Receivables
Receivables represents amounts due from customers and is presented net of allowance for credit losses. Judgment and estimates are used in determining the collectability of receivables and evaluating the adequacy of the allowance for credit losses. The Company estimates and reserves for its credit loss exposure based on historical experience, current general and specific industry economic conditions and reasonable and supportable forecasts that affect the collectability of the reported amount in estimating credit losses. Credit loss expense is classified within “Cost of services provided (exclusive of depreciation and amortization)” in the Combined Statements of Income. When an account is considered uncollectible, it is written off against the allowance for credit losses. The amounts

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
recognized in fiscal years 2022, 2021 and 2020 relating to allowance for credit losses, which are netted against “Receivables” in the Combined Balance Sheets, are as follows (in thousands):

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
Balance, beginning of year	$34,104	$31,968	$17,519
Additions: Charged to Income (1)	9,704	12,152	29,386
Reductions: Deductions from Reserves(2)	(14,708)	(10,016)	(14,937)
Balance, end of year	$29,100	$34,104	$31,968
__________________
(1)Significant increase in fiscal 2020 due to credit loss uncertainty linked to COVID-19.
(2)Amounts determined not to be collectible and charged against the reserve and translation.
Inventories
Inventories are valued at the lower of cost (principally the first-in, first-out method) or net realizable value. The Company records valuation adjustments to its inventories if the cost of inventory on hand exceeds the amount it expects to realize from the ultimate sale or disposal of the inventory. These estimates are based on management’s judgment regarding future demand and market conditions and analysis of historical experience. As of September 30, 2022 and October 1, 2021, the Company’s reserve for inventory was approximately $48.8 million and $42.2 million, respectively. The inventory reserve is determined based on history and projected customer consumption and specific identification. During fiscal 2022, the Company decided to no longer sell personal protective equipment (“PPE”), which required inventory charges to reduce the carrying value of PPE to a zero net realizable value. The Company recorded $26.2 million and $34.4 million in inventory charges within “Cost of services provided (exclusive of depreciation and amortization)” in the Combined Statements of Income during fiscal 2022 and fiscal 2021, respectively, to reflect the net realizable value of PPE inventory.
The components of inventories are as follows (in thousands):

	September 30,	October 1,
	2022	2021
Raw Materials	$23,463	$42,181
Work in Process	1,998	1,307
Finished Goods	157,978	159,950
	$183,439	$203,438
Rental merchandise in service
Rental merchandise in service represents personalized work apparel, linens and other rental items in service. Rental merchandise in service is valued at cost less amortization, calculated using the straight-line method. Rental merchandise in service is amortized over its useful life, which primarily range from one to four years. The amortization rates are based on the Company’s specific experience and wear tests performed by the Company. These factors are critical to determining the amount of rental merchandise in service and related Cost of services provided (exclusive of depreciation and amortization) that are presented in the Combined Financial Statements. Material differences may result in the amount and timing of operating income if management makes significant changes to these estimates.
During the fiscal years ended September 30, 2022, October 1, 2021 and October 2, 2020, the Company recorded $313.4 million, $300.2 million and $351.6 million, respectively, of amortization related to rental merchandise in service within “Cost of services provided (exclusive of depreciation and amortization)” on the Combined Statements of Income.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Other current assets
“Other current assets” as presented in the Combined Balance Sheets is primarily comprised of prepaid insurance and prepaid taxes and licenses.
Property and Equipment
Property and equipment are stated at cost and are depreciated over their estimated useful lives on a straight-line basis. When a decision has been made to dispose of property and equipment prior to the end of the previously estimated useful life, depreciation estimates are revised to reflect the use of the asset over the shortened estimated useful life. Gains and losses on dispositions are included in operating results. Maintenance and repairs are charged to current operations and replacements, and significant improvements that extend the useful life of the asset are capitalized. The estimated useful lives for the major categories of property and equipment are 10 to 40 years for buildings and improvements and three to 10 years for equipment. Depreciation expense during fiscal 2022, fiscal 2021 and fiscal 2020 was $103.3 million, $102.3 million and $103.9 million, respectively.
During fiscal 2020, the Company received $25.0 million of insurance proceeds from one of its insurance carriers related to property damage and business interruption from a tornado in Nashville, Tennessee. The Company recorded a gain during fiscal 2020 of approximately $16.3 million, included in “Cost of services provided (exclusive of depreciation and amortization)” on the Combined Statements of Income, from these proceeds, which represents the excess of previously incurred losses, including the write-down of the damaged property and equipment and business interruption expenses. The Company allocated $21.5 million of the insurance proceeds to the recovery of the damaged building and equipment and is included within “Net cash used in investing activities” on the Combined Statements of Cash Flows for the fiscal year ended October 2, 2020. The remaining $3.5 million of insurance proceeds is included within “Net cash provided by operating activities” on the Combined Statements of Cash Flows to offset the business interruption expenses incurred during the fiscal year ended October 2, 2020.
Other Assets
“Other assets” as presented in the Combined Balance Sheets is primarily comprised of employee sales commissions, computer software costs, equity method investments, consideration payable to a customer at the beginning of the contract, noncurrent pension assets, preparation costs and long-term receivables.
Employee sales commissions represent commission payments made to employees related to new or retained business contracts (see Note 6). Computer software costs represent capitalized costs incurred to purchase or develop software for internal use, and are amortized over the estimated useful life of the software, generally a period of three to 10 years.
The Company accounts for investments in unconsolidated entities where it exercises significant influence, but does not have control, using the equity method. Under the equity method of accounting, the Company recognizes its share of the investee’s net income or loss. Equity method investments represent the 39% ownership interest in ARATEX, a Japanese uniform solutions company.
Accrued Expenses and Other Current Liabilities
“Accrued Expenses and Other Current Liabilities” as presented in the Combined Balance Sheets is primarily comprised of current deferred income, taxes, insurance, environmental reserves (see Note 11), rebates and a deferral related to the employer portion of social security taxes as permitted under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).
Other Noncurrent Liabilities
“Other Noncurrent Liabilities” as presented in the Combined Balance Sheets is primarily comprised of environmental reserves (see Note 11), asset retirement obligations (see Note 11) and noncurrent deferred income.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Insurance
Aramark insures portions of its risk in general liability, automobile liability, workers’ compensation liability and property liability through a wholly owned captive insurance subsidiary (the “Captive”), to enhance its risk financing strategies. The Captive is subject to regulations within its domicile of Bermuda, including regulations established by the Bermuda Monetary Authority (the “BMA”) relating to levels of liquidity and solvency as such concepts are defined by the BMA. The Captive was in compliance with these regulations as of September 30, 2022. Aramark allocates certain costs associated to the Captive to the Company. The Company does not recognize liabilities related to claims from general liability, automobile liability, workers’ compensation liability and property liability on the Combined Balance Sheets as Aramark’s Captive subsidiary is the primary responsible party related to these obligations. Aramark’s Captive insurance subsidiary had estimated reserves of approximately $61.7 million and $62.3 million at September 30, 2022 and October 1, 2021, respectively, related to claims arising from the Company’s operations. Aramark’s reserves for retained costs associated with Aramark’s casualty program are estimated through actuarial methods, with the assistance of third-party actuaries, using loss development assumptions based on claims history.
Environmental Matters
Capital expenditures for ongoing environmental compliance measures were recorded in Property and Equipment and related expenses were included in the normal operating expenses of conducting business. The Company accrued for environmental-related activities for which commitments or clean-up plans have been developed and when such costs could be reasonably estimated based on industry standards and professional judgment. Accrued amounts were primarily recorded on an undiscounted basis (see Note 11).
Income Taxes
The Company’s operations are included in the tax returns of Aramark. Aramark remits funds to or receives refunds from governmental jurisdictions on behalf of the Company’s operations related to income taxes. In the future, as a standalone entity, the Company will file tax returns on its own behalf. Income taxes are presented in the Combined Financial Statements, whereas current and deferred income tax assets and liabilities of Aramark are attributed to the Company in a manner that is systematic, rational and consistent with the asset and liability method prescribed by the accounting guidance for income taxes. The income tax provision of the Company is prepared using the separate return method, which applies the accounting guidance for income taxes to the standalone financial statements as if the Company was a separate taxpayer and a standalone enterprise. The Company believes the assumptions supporting the allocation and presentation of income taxes on a separate return basis are reasonable.
The Company has reviewed its needs in the United States for possible repatriation of undistributed earnings of its Canadian subsidiary and continues to invest earnings outside of the United States to fund foreign investments or meet foreign working capital and property and equipment needs. As a result, the Company is permanently reinvested with respect to all of its historical foreign earnings related to its Canadian subsidiary of $17.2 million and $3.5 million as of September 30, 2022 and October 1, 2021, respectively. The foreign withholding tax associated with remitting these earnings is immaterial as of September 30, 2022 and October 1, 2021. Deferred taxes are not provided on undistributed earnings of its Canadian subsidiary that are indefinitely reinvested.
Aramark conducts business and files tax returns in numerous countries and currently has tax audits in progress in a number of tax jurisdictions. The Company’s operations are included in the tax returns of Aramark. In evaluating the exposure associated with various tax filing positions, the Company records accruals for uncertain tax positions, based on the technical support for the positions, past audit experience with similar situations and the potential interest and penalties related to the matters. The effects of tax adjustments and settlements from taxing authorities are presented in the Combined Financial Statements in the period to which they relate as if the Company was a separate filer.
Aramark maintains valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances are included in the tax provision in the period of change. In determining whether a valuation allowance is warranted, Aramark’s management evaluates factors such as prior

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
earnings history, expected future earnings, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset.
Net Parent Investment
“Net parent investment” in the Combined Balance Sheets is presented in lieu of stockholders’ equity and represents Aramark’s historic investment in the Company, the accumulated net earnings after taxes of the Company and the net effect of the transactions with the allocations from Aramark. All transactions reflected in “Net parent investment” in the accompanying Combined Balance Sheets have been considered as financing activities for purposes of the Combined Statements of Cash Flows.
For additional information, see Basis of Presentation above and Note 4.
Interest Expense and Other, net
“Interest Expense and Other, net” as presented in the Combined Statements of Income is primarily comprised of interest expense recognized on financing leases (see Note 7) and the Company’s share of the financial results for its equity method investment.
Impact of COVID-19
COVID-19 adversely affected global economies, disrupted global supply chains and labor force participation and created significant volatility and disruption of financial markets. COVID-19 related disruptions negatively impacted the Company’s financial and operating results beginning in the second quarter of fiscal 2020 through the first half of fiscal 2021. The Company’s financial results started to improve during the second half of fiscal 2021 and continued to improve throughout fiscal 2022 as COVID-19 restrictions were lifted and operations re-opened.
The CARES Act provided for deferred payment of the employer portion of social security taxes through the end of calendar 2020, with 50% of the deferred amount due December 31, 2021 and the remaining 50% due December 31, 2022. Deferred social security taxes of $16.6 million were paid in fiscal 2022. Social security taxes of $16.6 million remain deferred, which are recorded as liabilities within “Accrued expenses and other current liabilities” on the Company’s Combined Balance Sheets as of September 30, 2022. Subsequent to September 30, 2022, the remaining deferred social security taxes of $16.6 million were paid.
Regarding our operations within Canada, the Canadian government provided companies with various forms of relief from COVID-19, including labor related tax credits. These labor related tax credits were generally earned if companies retained employees on their payroll, rather than furloughing or terminating employees as a result of the business disruption caused by COVID-19. The Company qualified for these tax credits. The Company recorded approximately $0.4 million, $17.9 million and $23.0 million of labor related tax credits within “Cost of services provided (exclusive of depreciation and amortization)” and “Selling, general and administrative expenses” on the Combined Statements of Income during the fiscal years ended September 30, 2022, October 1, 2021 and October 2, 2020, respectively. The Company does not expect to receive additional tax credits related to COVID-19 relief at this time.
The Company accounts for these labor related tax credits as a reduction to the expense that they were intended to compensate in the period in which the corresponding expense was incurred and there was reasonable assurance the Company would both receive the tax credits and comply with all conditions attached to the tax credits.
Supplemental Cash Flow Information
During fiscal 2022, fiscal 2021 and fiscal 2020, the Company executed finance lease transactions. The present value of the future rental obligations was $28.9 million, $27.6 million and $20.8 million for the respective periods, which is included in “Property and Equipment, at cost” and “Noncurrent Financing Lease Obligations” on the Combined Balance Sheets.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
NOTE 2.    SEVERANCE:
During fiscal 2021, the Company approved action plans to streamline and improve the efficiency and effectiveness of its operations, including a series of facility consolidations and closures. As a result of these actions, severance charges of $9.0 million were recorded within “Selling, general and administrative expenses” and “Cost of services provided (exclusive of depreciation and amortization)” on the Combined Statements of Income for the fiscal year ended October 1, 2021.
During fiscal 2020, the Company made changes to its organization as a result of COVID-19. These actions included headcount reductions, which resulted in severance charges of $4.9 million during the fiscal year ended October 2, 2020, which were recorded in “Cost of services provided (exclusive of depreciation and amortization)” and “Selling, general and administrative expenses” on the Combined Statements of Income.
The following table summarizes the unpaid obligations for severance and related costs as of September 30, 2022, which are included in “Accrued payroll and related expenses” on the Combined Balance Sheets.

	October 1,		Payments and	September 30,
(dollars in millions)	2021	Charges	Other	2022
Fiscal 2021 Severance	$9.0	$—	$(5.6)	$3.4
Fiscal 2020 Severance	0.2	—	(0.2)	—
Total	$9.2	$—	$(5.8)	$3.4
The following table summarizes the unpaid obligations for severance and related costs as of October 1, 2021, which are included in “Accrued payroll and related expenses” on the Combined Balance Sheets.

	October 2,		Payments and	October 1,
(dollars in millions)	2020	Charges	Other	2021
Fiscal 2021 Severance	$—	$9.0	$—	$9.0
Fiscal 2020 Severance	4.6	(1.1)	(3.3)	0.2
Total	$4.6	$7.9	$(3.3)	$9.2
NOTE 3.    GOODWILL AND OTHER INTANGIBLE ASSETS:
Goodwill represents the excess of the fair value of consideration paid for an acquired entity over the fair value of assets acquired and liabilities assumed in a business combination. Goodwill is not amortized and is subject to an impairment test that is conducted annually or more frequently if a change in circumstances or the occurrence of events indicates that potential impairment exists, using discounted cash flows. Based on Aramark’s historical structure, goodwill for the Company is retained within one reporting unit. The annual impairment test is performed as of the end of the fiscal month of August. If results of the qualitative assessment indicate a more likely than not determination or if a qualitative assessment is not performed, a quantitative test is performed by comparing the estimated fair value, calculated using a discounted cash flow method, of the reporting unit with its estimated net book value.
During the fourth quarter of fiscal 2022, fiscal 2021 and fiscal 2020, the annual impairment test for goodwill was performed by Aramark for the Company’s sole reporting unit using a quantitative testing approach. During the second quarter of fiscal 2020, an interim impairment test for goodwill was performed by Aramark for the Company’s sole reporting unit using a quantitative testing approach due to an identified triggering event caused by Aramark’s stock price declining as a result of the COVID-19 pandemic. The test compared the estimated fair value using a discounted cash flow method of the reporting unit with its book value. Based on the evaluations performed, the fair value of the Company’s reporting unit significantly exceeded its respective carrying amount, and therefore, goodwill was not impaired for any of the periods.
The determination of fair value for the reporting unit includes assumptions, which are considered Level 3 inputs, that are subject to risk and uncertainty. The discounted cash flow calculations are dependent on several

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
subjective factors, including the timing of future cash flows, the underlying margin projection assumptions, future growth rates and the discount rate. If assumptions or estimates in the fair value calculations change or if future cash flows, margin projections or future growth rates vary from what was expected, this may impact the impairment analysis and could reduce the underlying cash flows used to estimate fair values and result in a decline in fair value that may trigger future impairment charges.
Changes in total goodwill during fiscal 2022 are as follows (in thousands):

	October 1,			September 30,
	2021	Acquisitions	Translation	2022
United States	$896,237	$—	$—	$896,237
Canada	68,659	—	(1,521)	67,138
Total	$964,896	$—	$(1,521)	$963,375
Changes in total goodwill during fiscal 2021 are as follows (in thousands):

	October 2,			October 1,
	2020	Acquisitions	Translation	2021
United States	$896,210	$27	$—	$896,237
Canada	68,168	—	491	68,659
	$964,378	$27	$491	$964,896
Other intangible assets consist of (in thousands):

	September 30,			October 1,
	2022			2021
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Customer relationship assets	$383,801	$(135,748)	$248,053	$369,135	$(109,949)	$259,186
Trade names	16,211	—	16,211	17,725	—	17,725
	$400,012	$(135,748)	$264,264	$386,860	$(109,949)	$276,911
During fiscal 2022 and fiscal 2021, the Company acquired customer relationship assets with values of $15.1 million and $14.5 million, respectively. Customer relationship assets are being amortized principally on a straight-line basis over the expected period of benefit with a weighted average life of approximately 14 years. The Canadian Linen trade name is an indefinite lived intangible asset and is not amortized, but is evaluated for impairment at least annually or more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. The Company utilized the “relief-from-royalty” method, which considers the discounted estimated royalty payments that are expected to be avoided as a result of the trade name being owned. The Company completed its annual trade name impairment test for fiscal 2022, fiscal 2021 and fiscal 2020, which did not result in an impairment charge. Amortization of other intangible assets for fiscal 2022, fiscal 2021 and fiscal 2020 was approximately $25.9 million, $25.0 million and $25.3 million, respectively.
Based on the recorded balances at September 30, 2022, total estimated amortization of all acquisition-related intangible assets for fiscal years 2023 through 2027 are as follows (in thousands):

2023	$25,999
2024	25,911
2025	26,312
2026	25,920
2027	25,659

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
NOTE 4.    RELATED PARTY TRANSACTIONS AND PARENT COMPANY INVESTMENT
Corporate Allocations
The Company’s Combined Financial Statements include general corporate expenses of Aramark, which were not historically allocated to the Company for certain support functions that are provided on a centralized basis by Aramark and are not recorded at the Company level, such as expenses related to finance, supply chain, human resources, information technology, share-based compensation, insurance and legal, among others (collectively, “General Corporate Expenses”). For purposes of these Combined Financial Statements, General Corporate Expenses have been allocated to the Company. General Corporate Expenses are included in the Combined Statements of Income in “Selling, general and administrative expenses” and “Cost of services provided” for the impact related to Aramark’s gasoline and diesel derivative agreements. These expenses have been allocated to the Company on the basis of direct usage where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount or other drivers. Management believes the assumptions underlying the Combined Financial Statements, including the assumptions regarding allocating General Corporate Expenses from Aramark, are reasonable. Nevertheless, the Combined Financial Statements may not include all of the actual expenses that would have been incurred and may not reflect the Company’s combined results of operations, financial position and cash flows had it been a standalone public company during the periods presented. Actual costs that would have been incurred if the Company had been a standalone public company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.
During the years ended September 30, 2022, October 1, 2021 and October 2, 2020, General Corporate Expenses allocated to the Company were $37.5 million, $30.6 million and $24.8 million, respectively.
Transactions with the Parent
In the ordinary course of business, the Company provides uniforms to certain food and support services contracts of Aramark in the United States and Canada, the terms of which are at fair market value. During the years ended September 30, 2022, October 1, 2021 and October 2, 2020, these related party revenues were $47.6 million, $36.0 million and $44.9 million, respectively, with related costs of $43.3 million, $33.9 million and $41.4 million, respectively. Amounts receivable from Aramark for such revenues as of September 30, 2022 and October 1, 2021 were $0.9 million and $0.8 million, respectively.
Parent Company Investment
All significant intercompany transactions between the Company and Aramark have been included in the Combined Financial Statements. The total net effect of these intercompany transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as “Net parent investment.”
NOTE 5.    DERIVATIVE INSTRUMENTS:
Aramark enters into contractual derivative arrangements to manage changes in market conditions related to exposure to fluctuating gasoline and diesel fuel prices at the Company. Derivative instruments utilized during the period include gasoline and diesel fuel agreements. All derivative instruments are recognized as either assets or liabilities on the balance sheet of Aramark at fair value at the end of each quarter. The counterparties to Aramark’s contractual derivative agreements are all major international financial institutions. Aramark is exposed to credit loss in the event of nonperformance by these counterparties. Aramark continually monitors its positions and the credit ratings of its counterparties, and does not anticipate nonperformance by the counterparties.
Aramark’s contractual derivative arrangements have not been included within the Company’s Combined Balance Sheets as the Company did not enter into such arrangements. The corresponding impact on earnings related to the contractual derivative arrangements have been allocated to the Company as the arrangements relate to gasoline and diesel fuel utilized within the Company’s operations.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Derivatives not Designated in Hedging Relationships
Aramark entered into a series of pay fixed/receive floating gasoline and diesel fuel agreements based on the Department of Energy weekly retail on-highway index in order to limit its exposure to price fluctuations for gasoline and diesel fuel mainly for the Company’s operations. As of September 30, 2022, Aramark has contracts for approximately 8.5 million gallons outstanding through September of fiscal 2023 related to the Company. Aramark does not record its gasoline and diesel fuel agreements as hedges for accounting purposes. The impact on earnings related to the change in fair value of these unsettled contracts related to the Company was a loss of $4.6 million for fiscal 2022, a gain of $3.9 million for fiscal 2021 and a loss of $1.1 million for fiscal 2020.
The following table summarizes the location of loss (gain) for the Company’s derivatives not designated as hedging instruments in the Combined Statements of Income (in thousands):

		Fiscal Year Ended
		September 30,	October 1,	October 2,
	Income Statement Location	2022	2021	2020
Gasoline and diesel fuel agreements	Cost of services provided (exclusive of depreciation and amortization)	$(3,212)	$(7,220)	$5,152
NOTE 6.    REVENUE RECOGNITION:
Disaggregation of Revenue
The following table presents revenue disaggregated by revenue source (in millions):

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
United States:
Uniforms	$1,067.8	$1,076.3	$1,158.1
Workplace Supplies	1,379.2	1,174.5	1,199.8
Total United States	2,447.0	2,250.8	2,357.9

Canada:
Uniforms	$100.8	$100.5	$99.8
Workplace Supplies	139.2	105.3	104.3
Total Canada	240.0	205.8	204.1

Total Revenue	$2,687.0	$2,456.6	$2,562.0
Contract Balances
The Company defers sales commissions earned by its sales force that are considered to be incremental and recoverable costs of obtaining a contract. The deferred costs are amortized using the portfolio approach on a straight-line basis over the average period of benefit, approximately 9.0 years, and are assessed for impairment on a periodic basis. Determination of the amortization period and the subsequent assessment for impairment of the contract cost asset requires judgment. The Company expenses sales commissions as incurred if the amortization period is one year or less. As of September 30, 2022 and October 1, 2021, the Company has $99.0 million and $95.5 million, respectively, of employee sales commissions recorded as assets within “Other Assets” on the Company’s Combined Balance Sheets. During the fiscal years ended September 30, 2022, October 1, 2021 and October 2, 2020, the Company recorded $19.2 million, $18.0 million and $16.7 million, respectively, of expense

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
related to employee sales commissions within “Selling, general and administrative expenses” on the Combined Statements of Income.
NOTE 7.    LEASES:
The Company has lease arrangements primarily related to real estate, vehicles and equipment, which generally have terms of one to 30 years. Finance leases primarily relate to vehicles. The Company assesses whether an arrangement is a lease, or contains a lease, upon inception of the related contract. A right-of-use asset and corresponding lease liability are not recorded for leases with an initial term of 12 months or less (“short-term leases”).
As a result of adopting ASC 842 on September 28, 2019 (the first day of fiscal 2020), the Company recognized operating lease liabilities and operating lease right-of-use assets on its Combined Balance Sheets. Operating lease right-of-use assets represent the Company’s right to use the underlying assets for the lease term, and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease liabilities and operating lease right-of-use assets are recognized at the lease commencement date based on the estimated present value of the lease payments over the lease term. Deferred rent, tenant improvement allowances and prepaid rent are included in the operating lease right-of-use asset balances. Lease expense is recognized on a straight-line basis over the expected lease term. The Company has lease agreements with lease and non-lease components. Non-lease components are combined with the related lease components and accounted for as lease components for all classes of underlying assets.
As permitted under the transition guidance upon adoption of ASC 842, the Company elected the following practical expedients:
•the simplified approach to not recast comparative periods and to apply the new lease standard on a prospective basis beginning in the year of initial adoption;
•the package of practical expedients to not reassess the lease determination, lease classification or initial direct costs for leases commenced prior to adoption;
•the component election to not separate lease and non-lease components in all arrangements that contain a lease; and
•the short-term lease recognition exemption whereby lease-related assets and liabilities are not recognized for arrangements with initial lease terms of one year or less.
The Company did not elect the use of the hindsight expedient for determining the lease term.
Variable lease payments, which primarily consist of real estate taxes, common area maintenance charges, insurance costs and other operating expenses, are not included in the operating lease right-of-use asset or operating lease liability balances and are recognized in the period in which the expenses are incurred. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain they will be exercised or not, respectively. Options to extend lease terms that are reasonably certain of exercise are recognized as part of the operating lease right-of-use asset and operating lease liability balances.
The Company is required to discount its future minimum lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, the incremental borrowing rate. The Company primarily uses Aramark’s incremental borrowing rate as the discount rate. The Company uses a portfolio approach to determine the incremental borrowing rate based on the geographic location of the lease and the remaining lease term. The incremental borrowing rate is calculated using a base line rate plus an applicable margin.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The following table summarizes the location of the operating and finance leases in the Company’s Combined Balance Sheets (in thousands), as well as the weighted average remaining lease term and weighted average discount rate:

		September 30,	October 1,
Leases	Balance Sheet Location	2022	2021
Assets:
Operating	Operating Lease Right-of-use Assets	$72,567	$74,809
Finance	Property and Equipment, net	99,294	97,950
Total lease assets		$171,861	$172,759
Liabilities:
Current
Operating	Current operating lease liabilities	$20,899	$21,352
Finance	Current maturities of financing lease obligations	20,482	22,283
Noncurrent
Operating	Noncurrent Operating Lease Liabilities	54,017	56,255
Finance	Noncurrent Financing Lease Obligations	86,783	81,691
Total lease liabilities		$182,181	$181,581

Weighted average remaining lease term (in years)
Operating leases		5.1	5.3
Finance leases		5.7	5.6
Weighted average discount rate
Operating leases		3.6%	3.7%
Finance leases		3.9%	4.6%

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The following table summarizes the location of lease related costs in the Combined Statements of Income (in thousands):

		Fiscal Year Ended
		September 30,	October 1,	October 2,
Lease Cost	Income Statement Location	2022	2021	2020
Operating lease cost(1):
Fixed lease costs	Cost of services provided (exclusive of depreciation and amortization) / Selling, general and administrative expenses	$25,376	$27,698	$29,143
Variable lease costs	Cost of services provided (exclusive of depreciation and amortization) / Selling, general and administrative expenses	9,114	7,529	7,865
Short-term lease costs	Cost of services provided (exclusive of depreciation and amortization) / Selling, general and administrative expenses	6,371	5,430	6,255
Finance lease cost(2):
Amortization of right-of-use-assets	Depreciation and amortization	29,135	28,162	27,533
Interest on lease liabilities	Interest Expense and Other, net	3,205	3,399	3,929
Net lease cost		$73,201	$72,218	$74,725
__________________
(1)Excludes sublease income, which is immaterial.
(2)Excludes variable lease costs, which are immaterial.
Supplemental cash flow information related to leases for the period reported is as follows (in thousands):

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases(1)	$25,189	$27,102	$28,324
Operating cash flows from finance leases	3,205	3,399	3,951
Financing cash flows from finance leases	28,042	29,917	32,124
Lease assets obtained in exchange for lease obligations:
Operating leases	$20,416	$19,107	$27,617
Finance leases	28,895	27,578	20,814
__________________
(1)For fiscal 2022, excludes cash paid for variable and short-term lease costs of $9.1 million and $6.4 million, respectively, that are not included within the measurement of lease liabilities. For fiscal 2021, excludes cash paid for variable and short-term lease costs of $7.5 million and $5.4 million, respectively, that are not included within the measurement of lease liabilities. For fiscal 2020, excludes cash paid for variable and short-term lease costs of $7.9 million and $6.3 million, respectively, that are not included within the measurement of lease liabilities.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Future minimum lease payments under non-cancelable leases as of September 30, 2022 are as follows (in thousands):

	Operating leases	Finance leases	Total
2023	$23,245	$23,720	$46,965
2024	18,634	22,198	40,832
2025	14,218	19,775	33,993
2026	8,865	16,544	25,409
2027	5,618	12,840	18,458
Thereafter	12,504	22,744	35,248
Total future minimum lease payments	$83,084	$117,821	$200,905
Less: Interest	(8,168)	(10,556)	(18,724)
Present value of lease liabilities	$74,916	$107,265	$182,181
NOTE 8.    EMPLOYEE PENSION AND PROFIT SHARING PLANS:
Defined Contribution Retirement Plans
In the United States and Canada, the Company maintains qualified contributory defined contribution retirement plans for all Company employees meeting certain eligibility requirements, with Company contributions to the plans based on earnings performance or salary level. The total expense of the above plans for Company employees for fiscal 2022, fiscal 2021 and fiscal 2020 was $8.7 million, $8.6 million and $5.7 million, respectively, which were recorded in “Cost of services provided (exclusive of depreciation and amortization)” and “Selling, general and administrative expenses” on the Combined Statements of Income.
Multiemployer Defined Benefit Pension Plans
The Company contributes to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements (“CBAs”) that cover its union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following respects:
1.Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.
2.If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.
3.If the Company chooses to stop participating in some of its multiemployer plans, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.
The Company’s participation in these plans for fiscal 2022 is outlined in the table below. The “EIN/Pension Plan Number” column provides the Employee Identification Number (EIN) and the three-digit plan number, if applicable. Unless otherwise noted, the most recent Pension Protection Act (PPA) zone status available in 2022 and 2021 is for the plans’ two most recent fiscal year-ends. The zone status is based on information that the Company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the critical and declining zone are generally less than 65% funded and projected to become insolvent in the next 15 or 20 years depending on the ratio of active to inactive participants, plans in the critical zone are generally less than 65% funded, and plans in the green zone are at least 80% funded. The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented. The contributions columns represent the recurring, required contributions made by the Company, which are typically based upon the number of employees participating within the plan. The last column lists the expiration date(s) of the

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
CBA(s) to which the plans are subject. There have been no significant changes that affect the comparability of fiscal 2022, fiscal 2021 and fiscal 2020 contributions.

		Pension Protection Act Zone Status			Contributions by the Company (in thousands)
Pension Fund	EIN/Pension Plan Number	2022	2021	FIP/RP Status Pending/ Implemented	2022	2021	2020	Surcharge Imposed	Range of Expiration Dates of CBAs
National Retirement Fund	13-6130178/ 001	Critical	Critical	Implemented	$2,400	$2,545	$2,607	No	3/25/2022 - 7/31/2026
Central States SE and SW Areas Pension Plan	36-6044243/ 001	Critical and Declining	Critical and Declining	Implemented	3,971	3,842	3,969	No	9/25/2020 - 9/22/2028
Retail, Wholesale and Department Store International Union and Industry Pension Fund(1)	63-0708442/ 001	Critical and Declining	Critical and Declining	Implemented	408	425	410	No	4/15/2022 - 5/19/2023
Local No. 731, I.B. of T. Pension Fund	36-6513567/ 001	Green	Green	N/A	997	852	925	No	5/1/2026
Other funds					8,369	8,422	9,030
Total contributions					$16,145	$16,086	$16,941
__________________
(1)Over 60% of the Company’s participants in this fund are covered by a single CBA that expires on 5/19/2023.
The Company provided more than 5% of the total contributions for the following plans and plan years:

Pension Funds	Contributions to the plan exceeded more than 5% of total contributions (as of the plan’s year-end)
National Retirement Fund	12/31/2021, 12/31/2020 and 12/31/2019
NOTE 9.    INCOME TAXES:
The components of Income Before Income Taxes by source of income are as follows (in thousands):

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
United States	$172,948	$74,002	$132,127
Non-United States	17,011	23,357	17,387
	$189,959	$97,359	$149,514
The Provision for Income Taxes consists of (in thousands):

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
Current:
Federal	$19,663	$12,435	$35,459
State and local	6,958	4,833	11,096
Non-United States	1,056	6,436	4,372
	27,677	23,704	50,927
Deferred:
Federal	13,070	1,326	(10,271)
State and local	3,322	311	(2,625)
Non-United States	4,211	(2,252)	(164)
	20,603	(615)	(13,060)
	$48,280	$23,089	$37,867

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The Provision for Income Taxes varies from the amount determined by applying the United States Federal statutory rate to Income Before Income Taxes as a result of the following (all percentages are as a percentage of Income Before Income Taxes):

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
United States statutory income tax rate	21.0%	21.0%	21.0%
Increase (decrease) in taxes, resulting from:
State income taxes, net of Federal tax benefit	4.2	4.2	4.5
Foreign taxes	0.9	1.6	0.8
Foreign valuation allowances	—	(2.3)	(0.4)
Permanent book/tax differences	—	(0.1)	0.2
Uncertain tax positions	0.1	0.4	0.4
Tax credits & other	(0.8)	(1.1)	(1.2)
Effective income tax rate	25.4%	23.7%	25.3%
The effective tax rate is based on expected income, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which it operates. Judgment is required in determining the effective tax rate and in evaluating the tax return positions. Reserves are established when positions are “more likely than not” to be challenged and not sustained. Reserves are adjusted at each financial statement date to reflect the impact of audit settlements, expiration of statutes of limitation, developments in tax law and ongoing discussions with tax authorities. Accrued interest and penalties associated with uncertain tax positions are recognized as part of the income tax provision.
As of September 30, 2022 and October 1, 2021, the components of Deferred Income Taxes are as follows (in thousands):

	September 30,	October 1,
	2022	2021
Deferred tax liabilities:
Property and equipment	$63,148	$63,485
Other intangible assets including goodwill	70,982	64,408
Rental merchandise in service	66,572	66,442
Operating Lease Right-of-use Asset	18,625	19,350
Employee compensation and benefits	14,119	6,760
Other	7,954	6,138
Gross deferred tax liability	241,400	226,583
Deferred tax assets:
Accruals and allowances	18,200	18,668
Operating lease liabilities	19,304	20,017
NOL/credit carryforward and other	2,070	3,637
Gross deferred tax asset	39,574	42,322
Net deferred tax liability	$201,826	$184,261
As of September 30, 2022 and October 1, 2021, the Company did not have a valuation allowance against deferred tax assets.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits follows (in thousands):

	September 30,	October 1,	October 2,
	2022	2021	2020
Balance, beginning of year	$2,854	$2,560	$1,951
Additions based on tax positions taken in the current year	109	432	609
Reductions for remeasurements, settlements and payments	—	(138)	—
Balance, end of year	$2,963	$2,854	$2,560
Generally, a number of years may elapse before a tax reporting year is audited and finally resolved. With few exceptions, Aramark is no longer subject to United States federal, state or local examinations by tax authorities before 2015. While it is often difficult to predict the final outcome or the timing of or resolution of a particular tax matter, Aramark does not anticipate any adjustments resulting from United States federal, state or foreign tax audits that would result in a material change to the financial condition or results of operations. Adequate amounts are established for any adjustments that may result from examinations for tax years after 2015. However, an unfavorable settlement of a particular issue may impact the Company.
NOTE 10.    SHARE-BASED COMPENSATION:
The Company has no share-based compensation plans. Certain employees of the Company have historically participated in Aramark’s Stock Incentive Plan (“Aramark Stock Plan”).
All awards granted under Aramark Stock Plan will settle in shares of Aramark common stock and are approved by Aramark’s Compensation Committee of the Board of Directors or another committee authorized by Aramark’s Board of Directors. As such, all related equity account balances, other than allocations of share-based compensation expense (see Note 4), remain at the Aramark level. The following disclosure represents share-based compensation attributable to the Company based on the awards and terms previously granted to Company employees under Aramark’s share-based payment plans and is representative of only those employees who are dedicated to the Company. Share-based compensation expense allocated to the Company for Aramark corporate employees who are not dedicated to the Company are included as a component of General Corporate Expenses. The allocation of share-based compensation expense for Aramark corporate employees was $4.2 million, $3.6 million and $0.2 million, respectively in fiscal 2022, 2021 and 2020.
The following table summarizes the share-based compensation expense (reversal) and related information for Time-Based Options (“TBOs”), Time-Based Restricted Stock Units (“RSUs”), Performance Stock Units (“PSUs”) and Employee Stock Purchase Plan (“ESPP”) classified as “Selling, general and administrative expenses” on the Combined Statements of Income (in millions).

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
TBOs	$1.1	$2.3	$1.2
RSUs(1)	9.0	8.3	6.5
PSUs(2)	0.5	—	(1.1)
ESPP(3)	2.6	1.2	—
	$13.2	$11.8	$6.6
Taxes related to share-based compensation	$2.7	$2.8	$1.7
__________________
(1)Share-based compensation expense for RSUs increased during fiscal 2021 compared to fiscal 2020 due to the shortening of the vesting period on the annual grants issued in September 2020 from four years to three years and the accelerated timing of the issuance of the fiscal 2021 annual grant.
(2)Share-based compensation expense related to PSUs during fiscal 2022 was due to the issuance of new 2022 PSU grants. No PSUs were issued in fiscal 2021. Share-based compensation expense was reduced during fiscal 2020 based on lower than estimated target attainment on

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
plan metrics on each of the fiscal 2018, fiscal 2019 and fiscal 2020 PSU grants, resulting in the reversal of previously recognized share-based compensation expense of $2.7 million.
(3)Share-based compensation expense related to the ESPP increased during fiscal 2022 compared to fiscal 2021 as the program was available for the entirety of fiscal 2022 as compared to only a portion of fiscal 2021. Share-based compensation expense related to the ESPP increased during fiscal 2021 compared to fiscal 2020 as the program began mid-year on April 1, 2021.
No compensation expense was capitalized. Prior to the fourth quarter of fiscal 2020, Aramark applied a forfeiture assumption of approximately 6.4% per annum in the calculation of such expenses. During the fourth quarter of fiscal 2020, Aramark increased its estimated forfeiture assumption to 9.0% per annum based on actual forfeiture activity, which remained in effect throughout fiscal 2021 and 2022.
The below table summarizes the unrecognized compensation expense as of September 30, 2022 related to non-vested awards and the weighted-average period they are expected to be recognized:

	Unrecognized Compensation Expense (in millions)	Weighted-Average Period (Years)
TBOs	$1.7	1.9
RSUs	12.2	1.7
PSUs	1.4	2
Total	$15.3
Stock Options
Time-Based Options
Aramark’s annual TBO grants for fiscal 2022 were awarded in November 2021, while Aramark’s annual TBO grants for fiscal 2021 were awarded early in September 2020. The fiscal 2022 and 2021 TBO grants vest solely based upon continued employment over a three-year time period. TBO grants prior to September 2020 vest solely based upon continued employment over a four-year time period. All TBOs remain exercisable for 10 years from the date of grant.
The fair value of the TBOs granted was estimated using the Black-Scholes option pricing model. Prior to June of fiscal 2020, the expected volatility was based on a blended average of the historic volatility of Aramark’s and its competitors’ stock price over the expected term of the stock options. Beginning in June of fiscal 2020, the expected volatility is based on the historic volatility of Aramark’s stock price over the expected term of the stock options. The expected life represents the period of time that options granted are expected to be outstanding and is calculated using the simplified method, as permitted under SEC rules and regulations, due to the method providing a reasonable estimate in comparison to actual experience. The simplified method uses the midpoint between an option’s vesting date and contractual term. The risk-free rate is based on the United States Treasury security with terms equal to the expected life of the option as of the grant date. Compensation expense for TBOs is recognized on a straight-line basis over the vesting period during which employees perform related services.
The table below presents the weighted average assumptions and related valuations for TBOs.

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
Expected volatility	41%	41%	33%
Expected dividend yield	1.18% - 1.29%	1%	1.04% - 1.81%
Expected life (in years)	6.00	6.00	6.17
Risk-free interest rate	1.35% - 2.96%	1%	0.40% - 1.71%
Weighted-average grant-date fair value	$13.4	$12.4	$9.0

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
A summary of TBO activity is presented below:

Options	Shares (000s)	Weighted-Average Exercise Price	Aggregate Intrinsic Value ($000s)	Weighted-Average Remaining Term (Years)
Outstanding at October 1, 2021	916	$32.52
Granted	134	$36.65
Exercised	(261)	$25.97
Forfeited and expired	(89)	$34.69
Outstanding at September 30, 2022	700	$35.48	$597	4.5
Exercisable at September 30, 2022	487	$35.56	$418	2.8
Expected to vest at September 30, 2022	194	$35.30	$164	8.5

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
Total intrinsic value exercised (in millions)	$3.1	$2.8	$1.0
Total fair value that vested (in millions)	1.7	1.7	1.0
Time-Based Restricted Stock Units
Aramark’s annual RSU grants for fiscal 2022 were awarded in November 2021, while Aramark’s annual RSU grants for fiscal 2021 were awarded early in September 2020. For RSU grants awarded during or subsequent to September 2020, the RSU agreement provides that 33% of each grant will vest and be settled in shares on each of the first three anniversaries of the date of grant, subject to the participant’s continued employment with Aramark through each such anniversary. For RSU grants awarded prior to September 2020, the RSU agreement provides that 25% of each grant will vest and be settled in shares on each of the first four anniversaries of the grant date, subject to the participant’s continued employment with Aramark through each such anniversary. The grant-date fair value of RSUs is based on the fair value of Aramark’s common stock. Participants holding RSUs will receive the benefit of any dividends paid on shares in the form of additional RSUs. The unvested units are subject to forfeiture if employment is terminated other than due to death, disability or retirement, and the units are nontransferable while subject to forfeiture.

Restricted Stock Units	Units (000s)	Weighted Average Grant-Date Fair Value
Outstanding at October 1, 2021	479	$34.54
Granted	372	$36.43
Vested	(208)	$34.09
Forfeited	(86)	$34.56
Outstanding at September 30, 2022	557	$35.94

	Fiscal Year Ended
	September 30,	October 1,	October 2,
	2022	2021	2020
Total fair value that vested (in millions)	$7.1	$9.7	$4.4
Performance Stock Units
Under the Aramark Stock Plan, Aramark is authorized to grant PSUs to its employees. A participant is eligible to become vested in a number of PSUs equal to a percentage, higher or lower, of the target number of PSUs granted based on the level of Aramark’s achievement of the performance condition. During fiscal 2020, Aramark granted

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
PSUs subject to the level of achievement of adjusted revenue growth, adjusted operating income growth, return on invested capital and a total shareholder return multiplier for the cumulative performance period of three years and the participant’s continued employment with Aramark. During fiscal 2022, Aramark granted PSUs subject to the level of achievement of adjusted revenue growth, adjusted operating income growth and a total shareholder return multiplier for the cumulative performance period of three years and the participant’s continued employment with Aramark. Aramark also granted PSUs during fiscal 2022 subject to the level of achievement of actual return on invested capital for the cumulative performance period of three years and the participant’s continued employment with Aramark. Aramark is accounting for the fiscal 2022 grants as performance-based awards, with a market condition, valued utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award and establishes fair value based on the most likely outcome. The grant-date fair value of the PSUs is based on the fair value of Aramark’s common stock. No share-based compensation expense was recorded during fiscal 2022 or 2021 related to PSUs awards granted during fiscal 2019 and fiscal 2020, respectively, as the performance targets for the awards were not met.

Performance Stock Units	Units (000s)	Weighted Average Grant-Date Fair Value
Outstanding at October 1, 2021	102	$38.77
Granted	49	$39.87
Vested	—	$—
Forfeited	(54)	$43.73
Outstanding at September 30, 2022	97	$40.17
Employee Stock Purchase Plan
On February 2, 2021, Aramark’s stockholders approved the Aramark 2021 ESPP. The ESPP allows eligible employees to contribute up to 10% of their eligible pay toward the quarterly purchase of Aramark’s common stock, subject to an annual maximum dollar amount. The purchase price is 85% of the lesser of the (i) fair market value per share of Aramark’s common stock as determined on the purchase date or (ii) fair market value per share of Aramark’s common stock as determined on the first trading day of the quarterly offering period. Purchases under the ESPP are made in March, June, September, and December.
NOTE 11.    COMMITMENTS AND CONTINGENCIES:
The Company has capital and other purchase commitments of approximately $11.5 million at September 30, 2022, primarily in connection with commitments for the purchase of raw materials from vendors.
From time to time, the Company and its subsidiaries are a party to various legal actions, proceedings and investigations involving claims incidental to the conduct of their business, including actions by customers, employees, government entities and third parties, including under federal, state, international, national, provincial and local employment laws, wage and hour laws, discrimination laws, immigration laws, human health and safety laws, import and export controls and customs laws, environmental laws, false claims or whistleblower statutes, tax codes, antitrust and competition laws, customer protection statutes, procurement regulations, intellectual property laws, supply chain laws, the Foreign Corrupt Practices Act and other anti-corruption laws, lobbying laws, motor carrier safety laws, data privacy and security laws, or alleging negligence and/or breaches of contractual and other obligations. Based on information currently available, advice of counsel, available insurance coverage, established reserves and other resources, the Company does not believe that any such actions are likely to be, individually or in the aggregate, material to its business, financial condition, results of operations or cash flows. However, in the event of unexpected further developments, it is possible that the ultimate resolution of these matters, or other similar matters, if unfavorable, may be materially adverse to the Company’s business, financial condition, results of operations or cash flows.
The Company is involved with environmental investigation and remediation activities at some of its currently and formerly owned sites (including sites which were previously owned and/or operated by businesses acquired by the Company). The Company initially provides for estimated costs of environmental-related activities relating to its

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
past operations and third-party sites for which commitments or clean-up plans have been developed and when such costs can be reasonably estimated based on industry standards and professional judgment. These estimated costs, which are mostly undiscounted, are determined based on currently available facts regarding each site. If the reasonably estimable costs can only be identified as a range and no specific amount within that range can be determined more likely, the minimum of the range is used. The Company continuously assesses its potential liability for investigation and remediation-related activities and adjusts its environmental-related accruals as information becomes available upon which more accurate costs can be reasonably estimated. As of September 30, 2022 and October 1, 2021, the Company has $6.3 million and $7.2 million, respectively, recorded as liabilities within “Accrued expenses and other current liabilities” and $18.0 million and $19.4 million, respectively, recorded as liabilities within “Other Noncurrent Liabilities” on the Company’s Combined Balance Sheets.
The Company records the fair value of a liability for an asset retirement obligation both as an asset and a liability when there is a legal obligation associated with the retirement of a tangible long-lived asset and the liability can be reasonably estimated. The Company has identified certain conditional asset retirement obligations at various current and closed facilities. These obligations relate primarily to asbestos abatement, underground storage tank closures and restoration of leased properties to the original condition. Using investigative, remediation and disposal methods that are currently available to the Company, the estimated costs of these obligations were accrued. As of September 30, 2022 and October 1, 2021, the Company has $12.1 million and $11.6 million, respectively, recorded as liabilities within “Other Noncurrent Liabilities” on the Company’s Combined Balance Sheets.
NOTE 12.    BUSINESS SEGMENTS:
The Company manages and evaluates its business activities based on geography and, as a result, determined that its United States and Canada businesses are its operating segments. The United States and Canada operating segments both provide a full range of uniform programs, managed restroom supply services and first-aid and safety products, as well as ancillary items such as floor mats, towels and linens. The Company’s operating segments are also its reportable segments. Corporate includes administrative expenses not specifically allocated to an individual segment. The Company evaluates the performance of each operating segment based on several factors of which the primary financial measure is operating income. The accounting policies of the operating segments are the same as those described in Note 1.
COVID-19 had a negative impact on revenue, operating income, capital expenditures and other identifiable assets for all segments in fiscal 2021 and fiscal 2020. The Company’s financial results began to improve during the second half of fiscal 2021 and throughout fiscal 2022 as lockdowns were lifted and operations re-opened.
Financial information by segment is as follows (in millions):

	Fiscal Year Ended
	September 30,	October 1,	October 2,
Revenue	2022	2021	2020
United States	$2,447.0	$2,250.8	$2,357.9
Canada	240.0	205.8	204.1
	$2,687.0	$2,456.6	$2,562.0

	Fiscal Year Ended
	September 30,	October 1,	October 2,
Operating Income	2022	2021	2020
United States	$243.0	$136.3	$177.0
Canada	18.0	22.7	21.3
Total Segment Operating Income	261.0	159.0	198.3
Corporate	(68.8)	(62.8)	(48.6)
Total Operating Income	$192.2	$96.2	$149.7

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83

	Fiscal Year Ended
	September 30,	October 1,	October 2,
Reconciliation to Income Before Income Taxes	2022	2021	2020
Total Operating Income	$192.2	$96.2	$149.7
Interest Expense and Other, net	2.3	(1.1)	0.2
Income Before Income Taxes	$189.9	$97.3	$149.5

	Fiscal Year Ended
	September 30,	October 1,	October 2,
Depreciation and Amortization	2022	2021	2020
United States	$122.3	$121.0	$124.3
Canada	11.5	11.7	12.2
Corporate	0.6	0.6	0.7
	$134.4	$133.3	$137.2

	Fiscal Year Ended
	September 30,	October 1,	October 2,
Capital Expenditures	2022	2021	2020
United States	$72.1	$84.8	$53.7
Canada	4.3	5.3	4.4
	$76.4	$90.1	$58.1

	September 30,	October 1,
Property and Equipment, net	2022	2021
United States	$574.1	$577.6
Canada	69.4	81.3
Corporate	6.1	6.6
	$649.6	$665.5

	September 30,	October 1,
Total Assets	2022	2021
United States	$2,844.0	$2,793.1
Canada	273.0	299.0
Corporate	16.0	16.3
	$3,133.0	$3,108.4
NOTE 13.    SUBSEQUENT EVENTS:
The Company has evaluated events and transactions that occurred after the date of our accompanying Combined Balance Sheets through March 17, 2023, the date these Combined Financial Statements were available for issuance, for potential recognition or disclosure in the Combined Financial Statements. There were no material recognized or unrecognized subsequent events.
******

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
.
ARAMARK UNIFORM SERVICES
CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)
MARCH 31, 2023 AND SEPTEMBER 30, 2022
(in thousands)

	March 31,	September 30,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$10,493	$23,736
Receivables (net of allowances: 2023 - $24,078; 2022 - $29,100)	379,647	368,714
Inventories	213,571	183,439
Rental merchandise in service	393,263	393,140
Other current assets	14,948	18,252
Total current assets	1,011,922	987,281
Property and Equipment, net	652,419	649,599
Goodwill	963,585	963,375
Other Intangible Assets	251,696	264,264
Operating Lease Right-of-use Assets	63,584	72,567
Other Assets	203,308	195,926
Total Assets	$3,146,514	$3,133,012
LIABILITIES AND PARENT’S EQUITY
Current Liabilities:
Current maturities of financing lease obligations	$24,511	$20,482
Current operating lease liabilities	20,564	20,899
Accounts payable	153,908	167,125
Accrued payroll and related expenses	96,439	119,032
Accrued expenses and other current liabilities	73,302	74,657
Total current liabilities	368,724	402,195
Noncurrent Financing Lease Obligations	97,556	86,783
Noncurrent Operating Lease Liabilities	52,001	54,017
Deferred Income Taxes	202,852	201,826
Other Noncurrent Liabilities	52,449	52,379
Total Liabilities	773,582	797,200
Commitments and Contingencies (see Note 8)
Parent’s Equity:
Net parent investment	2,398,824	2,367,492
Accumulated other comprehensive loss	(25,892)	(31,680)
Total parent’s equity	2,372,932	2,335,812
Total Liabilities and Parent’s Equity	$3,146,514	$3,133,012
The accompanying notes are an integral part of these Condensed Combined Financial Statements.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
ARAMARK UNIFORM SERVICES
CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED
MARCH 31, 2023 AND APRIL 1, 2022
(in thousands)

	Six Months Ended
	March 31,	April 1,
	2023	2022
Revenue	$1,400,002	$1,324,112
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization)	995,576	921,967
Depreciation and amortization	67,507	66,868
Selling, general and administrative expenses	243,151	230,499
Total Operating Expenses	1,306,234	1,219,334
Operating Income	93,768	104,778
Interest Expense and Other, net	(351)	3,055
Income Before Income Taxes	94,119	101,723
Provision for Income Taxes	23,796	25,902
Net Income	$70,323	$75,821
The accompanying notes are an integral part of these Condensed Combined Financial Statements.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
ARAMARK UNIFORM SERVICES
CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED
MARCH 31, 2023 AND APRIL 1, 2022
(in thousands)

	Six Months Ended
	March 31,	April 1,
	2023	2022
Net Income	$70,323	$75,821
Other Comprehensive Income, net of tax:
Pension plan adjustments	—	3,008
Foreign currency translation adjustments	5,788	1,000
Other Comprehensive Income, net of tax	5,788	4,008
Comprehensive Income	$76,111	$79,829
The accompanying notes are an integral part of these Condensed Combined Financial Statements.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
ARAMARK UNIFORM SERVICES
CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED
MARCH 31, 2023 AND APRIL 1, 2022
(in thousands)

	Six Months Ended
	March 31,	April 1,
	2023	2022
Cash flows from operating activities:
Net Income	$70,323	$75,821
Adjustments to reconcile Net Income to Net cash provided by operating activities:
Depreciation and amortization	67,507	66,868
Deferred income taxes	753	11,104
Share-based compensation expense	7,950	8,465
Asset write-downs	7,698	—
Changes in operating assets and liabilities:
Receivables	(10,220)	(30,993)
Inventories	(29,919)	(3,986)
Rental merchandise in service	607	(13,503)
Other current assets	3,353	2,580
Accounts payable	(13,493)	12,486
Accrued expenses	(26,464)	(39,411)
Other operating activities	(9,330)	(3,038)
Net cash provided by operating activities	68,765	86,393
Cash flows from investing activities:
Purchases of property and equipment and other	(32,345)	(24,192)
Disposals of property and equipment	10,652	6,138
Acquisition of certain businesses, net of cash acquired	—	(17,200)
Net cash used in investing activities	(21,693)	(35,254)
Cash flows from financing activities:
Payments of financing lease obligations	(13,852)	(14,434)
Net cash distributions to Parent	(46,941)	(53,313)
Net cash used in financing activities	(60,793)	(67,747)
Effect of foreign exchange rates on cash and cash equivalents	478	257
Decrease in cash and cash equivalents	(13,243)	(16,351)
Cash and cash equivalents, beginning of period	23,736	41,106
Cash and cash equivalents, end of period	$10,493	$24,755
The accompanying notes are an integral part of these Condensed Combined Financial Statements.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
ARAMARK UNIFORM SERVICES
CONDENSED COMBINED STATEMENTS OF PARENT’S EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED
MARCH 31, 2023 AND APRIL 1, 2022
(in thousands)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Parent’s Equity
Balance, September 30, 2022	$2,367,492	$(31,680)	$2,335,812
Net Income	70,323		70,323
Net Transfers to Parent	(38,991)		(38,991)
Other Comprehensive Income		5,788	5,788
Balance, March 31, 2023	$2,398,824	$(25,892)	$2,372,932

	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Parent’s Equity
Balance, October 1, 2021	$2,343,591	$(11,606)	$2,331,985
Net Income	75,821		75,821
Net Transfers to Parent	(45,523)		(45,523)
Other Comprehensive Income		4,008	4,008
Balance, April 1, 2022	$2,373,889	$(7,598)	$2,366,291
The accompanying notes are an integral part of these Condensed Combined Financial Statements.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
ARAMARK UNIFORM SERVICES
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)
NOTE 1.NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
On May 10, 2022, Aramark announced that its Board of Directors approved a plan to separate its Uniform and Career Apparel business (“Aramark Uniform Services”, “Newco” or “the Company”). Under the plan, Aramark would execute a separation of the Company by way of a pro rata distribution of common stock of Epic NewCo, Inc. to Aramark stockholders at the close of business on the record date of the separation. The proposed separation is intended to be a tax-free transaction to Aramark and Aramark’s stockholders for United States federal income tax purposes.
Aramark Uniform Services is a leading provider of uniforms and workplace supplies across the United States and Canada. The Company provides uniforms, mats, towels, linens, restroom supplies, first-aid supplies and safety products. The Company’s customer base participates in a wide variety of industries, including manufacturing, hospitality, retail, food processing, pharmaceuticals, healthcare and automotive. The Company serves customers ranging from small, family-owned operations with a single location to large corporations and national franchises with multiple locations. The Company’s customers value the uniforms and workplace supplies it delivers as its services and products can help them reduce operating costs, enhance their brand image, maintain a safe and clean workplace and focus on their core business. The Company leverages its broad footprint and its supply chain, delivery fleet and route logistic capabilities to serve customers on a recurring basis, typically weekly, and primarily through multi-year contracts. In addition, the Company offers customized uniforms through direct sales agreements, typically for large, regional or national companies.
The Company manages and evaluates its business activities based on geography and, as a result, determined that its United States and Canada businesses are its operating segments. The Company’s operating segments are also its reportable segments. The United States and Canada reportable segments both provide a range of uniforms and workplace supplies programs. The Company’s uniforms business (“Uniforms”) generates revenue from the rental, servicing and direct sale of uniforms to customers, including the design, sourcing, manufacturing, customization, personalization, delivery, laundering, sanitization, repair and replacement of uniforms. The uniform options include shirts, pants, outerwear, gowns, scrubs, high visibility garments, particulate-free garments and flame-resistant garments, along with shoes and accessories. The Company’s workplace supplies business (“Workplace Supplies”) generates revenue from the rental and servicing of workplace supplies, including managed restroom supply services, first-aid supplies and safety products, floor mats, towels and linens.
Basis of Presentation
The Condensed Combined Financial Statements reflect the combined historical results of operations, comprehensive income and cash flows for the six months ended March 31, 2023 and April 1, 2022 and the financial position as of March 31, 2023 and September 30, 2022 for the Company and are denominated in United States (“U.S.”) dollars. The Condensed Combined Financial Statements have been derived from Aramark’s historical accounting records and were prepared on a standalone basis in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) applicable to interim financial statements. Accordingly, certain information related to our significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These Condensed Combined Financial Statements reflect, in the opinion of management, all material adjustments (which include only normally recurring adjustments) necessary to fairly state, in all material respects, our financial position, results of operations and cash flows for the periods presented.
The assets, liabilities, revenue and expenses of the Company have been reflected in these Condensed Combined Financial Statements on a historical cost basis, as included in the consolidated financial statements of Aramark, using the historical accounting policies applied by Aramark. Historically, separate financial statements have not been prepared for the Company, and it has not operated as a standalone business from Aramark. The historical

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
results of operations, financial position and cash flows of the Company presented in these Condensed Combined Financial Statements may not be indicative of what they would have been had the Company actually been an independent standalone public company, nor are they necessarily indicative of the Company’s future results of operations, financial position and cash flows.
The Company’s business has historically functioned together with other Aramark businesses. Accordingly, the Company relied on certain of Aramark’s corporate support functions to operate. The Condensed Combined Financial Statements include all revenues and costs directly attributable to the Company and an allocation of expenses related to certain Aramark corporate functions (see Note 4). These expenses have been allocated to the Company on the basis of direct usage where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount or other drivers. The Company considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had the Company operated as an independent, standalone public entity, nor are they indicative of the Company’s future expenses.
Following the separation, certain functions that Aramark provided to the Company prior to the separation will either continue to be provided to the Company by Aramark under transition services agreements or will be performed using the Company’s own resources or third-party service providers. The Company expects to incur certain one-time charges in its establishment as a standalone public company, as well as ongoing additional costs associated with operating as an independent, publicly traded company. It is impracticable to estimate the costs that would have been incurred as a standalone public company during the six months ended March 31, 2023 and April 1, 2022.
The Condensed Combined Financial Statements include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Company.
The Company’s cash flows within the United States segment are transferred to Aramark regularly as part of Aramark’s centralized cash management program. The Company’s cash flows within the Canada segment are reinvested locally. The cash and cash equivalents held by Aramark at the corporate level are not specifically identifiable to the Company and therefore were not allocated to any of the periods presented. Only cash amounts specifically attributable to the Company are reflected in the Condensed Combined Balance Sheets. Transfers of cash, both to and from Aramark’s central cash management system, are reflected as a component of “Net parent investment” on the Condensed Combined Balance Sheets and in “Net cash used in financing activities” on the accompanying Condensed Combined Statements of Cash Flows.
Aramark’s long-term borrowings and related interest expense, exclusive of certain financing lease obligations, have not been attributed to the Company for any of the periods presented because the borrowings are neither directly attributable to the Company nor is the Company the primary legal obligor of such borrowings.
All intercompany transactions and balances within the Company have been eliminated. Transactions between the Company and Aramark have been included in these Condensed Combined Financial Statements and are considered related party transactions (see Note 4).
The “Provision for Income Taxes” in the Condensed Combined Statements of Income has been calculated as if the Company filed a separate tax return and was operating as a standalone company. Therefore, income tax expense, cash tax payments and items of current and deferred income taxes may not be reflective of the Company’s actual tax balances prior to or subsequent to the distribution.
New Accounting Standards Updates
Adopted Standards (from most to least recent date of issuance)
In November 2021, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update (“ASU”) which required that an entity provide certain annual disclosures when they have received government assistance. The guidance was effective for the Company in the first quarter of fiscal 2023. The Company adopted the

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
ASU prospectively and adoption of this guidance did not have a material impact on the Condensed Combined Financial Statements.
Standards Not Yet Adopted (from most to least recent date of issuance)
In September 2022, the FASB issued an ASU to enhance the transparency of supplier finance programs, which may be referred to as reverse factoring, payables finance or structured payables arrangements. The guidance will require that a buyer in a supplier finance program disclose the program’s nature, activity and potential magnitude. The guidance is effective for the Company in the first quarter of fiscal 2024, and early adoption is permitted. The Company is currently evaluating the impact of this standard.
In October 2021, the FASB issued an ASU which requires that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Accounting Standards Codification 606, Revenue from Contracts with Customers as if it had originated the contracts. The guidance is effective for the Company in the first quarter of fiscal 2024 and early adoption is permitted. The Company is currently evaluating the impact of this standard.
Other new accounting pronouncements recently issued or newly effective were not applicable to the Company, did not have a material impact on the Condensed Combined Financial Statements or are not expected to have a material impact on the Condensed Combined Financial Statements.
Revenue Recognition
The Company generates and recognizes over 92% of its total revenue from route servicing contracts on both Uniforms, which the Company generally manufactures, and Workplace Supplies, such as mats, towels, and linens that are procured from third-party suppliers. Revenue from these contracts represent a single-performance obligation and are recognized over time as services are performed based on the nature of services provided and contractual rates (output method). The Company generates its remaining revenue primarily from the direct sale of uniforms to customers, with such revenue being recognized when the Company’s performance obligation is satisfied, typically upon the transfer of control of the promised product to the customer. Revenue is recognized in an amount that reflects the consideration the Company expects to be entitled to in exchange for the services or products described above and is presented net of sales and other taxes we collect on behalf of governmental authorities.
Certain customer route servicing contracts include terms and conditions that include components of variable consideration, which are typically in the form of consideration paid to a customer based on performance metrics specified within the contract. Some contracts provide for customer discounts or rebates that can be earned through the achievement of specified volume levels. Each component of variable consideration is earned based on the Company’s actual performance during the measurement period specified within the contract. To determine the transaction price, the Company estimates the variable consideration using the most likely amount method, based on the specific contract provisions and known performance results during the relevant measurement period. When assessing if variable consideration should be limited, the Company evaluates the likelihood of whether uncontrollable circumstances could result in a significant reversal of revenue. The Company’s performance period generally corresponds with the monthly invoice period. No significant constraints on the Company’s revenue recognition were applied during the six months ended March 31, 2023 and April 1, 2022. The Company reassesses these estimates during each reporting period. The Company maintains a liability for these discounts and rebates within “Accrued expenses and other current liabilities” on the Condensed Combined Balance Sheets. Variable consideration can also include consideration paid to a customer at the beginning of a contract. This type of variable consideration is capitalized as an asset (in “Other Assets” on the Condensed Combined Balance Sheets) and is amortized over the life of the contract as a reduction to revenue in accordance with the accounting guidance for revenue recognition.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the Condensed Combined Financial Statements and accompanying notes. The Company utilizes key estimates in preparing the financial statements including

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
environmental estimates, goodwill, intangibles, insurance reserves, income taxes and long-lived assets. These estimates are based on historical information, current trends and information available from other sources. Actual results could materially differ from those estimates.
Fair Value of Financial Assets and Financial Liabilities
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value are classified based upon the level of judgment associated with the inputs used to measure their fair value. The hierarchical levels related to the subjectivity of the valuation inputs are defined as follows:
•Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets
•Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument
•Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement
Recurring Fair Value Measurements
The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and financing leases. Management believes that the carrying value of cash and cash equivalents, accounts receivable, accounts payable and financing leases are representative of their respective fair values.
Nonrecurring Fair Value Measurements
The Company’s assets measured at fair value on a nonrecurring basis include long-lived assets, indefinite-lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Any resulting asset impairment would require that the asset be recorded at its fair value. The resulting fair value measurement of the assets are considered to be Level 3 measurements.
Comprehensive Income
Comprehensive income includes all changes to parent’s equity during a period, except those related to the net parent investment. Components of comprehensive income include net income, pension plan adjustments (net of tax) and changes in foreign currency translation adjustments (net of tax).
The summary of the components of comprehensive income is as follows (in thousands):

	Six Months Ended
	March 31,			April 1,
	2023			2022
	Pre-Tax Amount	Tax Effect	After-Tax Amount	Pre-Tax Amount	Tax Effect	After-Tax Amount
Net Income			$70,323			$75,821
Pension plan adjustments	—	—	—	3,709	(701)	3,008
Foreign currency translation adjustments	6,143	(355)	5,788	546	454	1,000
Other Comprehensive Income	6,143	(355)	5,788	4,255	(247)	4,008
Comprehensive Income			$76,111			$79,829

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Accumulated other comprehensive loss consists of the following (in thousands):

	March 31,	September 30,
	2023	2022
Pension plan adjustments	$(4,414)	$(4,414)
Foreign currency translation adjustments	(21,478)	(27,266)
	$(25,892)	$(31,680)
Currency Translation
The Company’s Canadian subsidiary’s functional currency is the local currency of operations, and the net assets of its Canadian operations are translated into U.S. dollars using current exchange rates. The U.S. dollar results that arise from such translation are included as a component of accumulated other comprehensive loss in parent’s equity.
Inventories
Inventories are valued at the lower of cost (principally the first-in, first-out method) or net realizable value. The Company records valuation adjustments to its inventories if the cost of inventory on hand exceeds the amount it expects to realize from the ultimate sale or disposal of the inventory. These estimates are based on management’s judgment regarding future demand and market conditions and analysis of historical experience. As of March 31, 2023 and September 30, 2022, the Company’s reserve for inventory was approximately $21.3 million and $48.8 million, respectively. The decrease in the Company’s reserve was primarily due to the write off and disposal of Personal Protective Equipment inventory. The inventory reserve is determined based on history and projected customer consumption and specific identification.
The components of inventories are as follows (in thousands):

	March 31,	September 30,
	2023	2022
Raw Materials	$40,854	$23,463
Work in Process	1,807	1,998
Finished Goods	170,910	157,978
	$213,571	$183,439
Rental merchandise in service
Rental merchandise in service represents personalized work apparel, linens and other rental items in service. Rental merchandise in service is valued at cost less amortization, calculated using the straight-line method. Rental merchandise in service is amortized over its useful life, which primarily range from one to four years. The amortization rates are based on the Company’s specific experience and wear tests performed by the Company. These factors are critical to determining the amount of rental merchandise in service and related Cost of services provided (exclusive of depreciation and amortization) that are presented in the Condensed Combined Financial Statements. Material differences may result in the amount and timing of operating income if management makes significant changes to these estimates.
During the six months ended March 31, 2023 and April 1, 2022, the Company recorded $169.9 million and $151.2 million, respectively, of amortization related to rental merchandise in service within “Cost of services provided (exclusive of depreciation and amortization)” on the Condensed Combined Statements of Income.
Operating Lease Right-of-use Assets and Property and Equipment
During the six months ended March 31, 2023, the Company completed a strategic review of certain administrative locations, taking into account facility capacity and current utilization, among other factors. Based on this review, the Company vacated or otherwise reduced its usage at certain of these locations, resulting in an analysis of the recoverability of the assets associated with the locations. As a result, the Company recorded an impairment

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
charge of $7.7 million within its United States segment, which is included in “Selling, general and administrative expenses” in the Condensed Combined Statements of Income for the six months ended March 31, 2023. The non-cash impairment charge consisted of operating lease right-of-use assets ($7.1 million) and other costs ($0.6 million).
During the six months ended March 31, 2023, the Company completed the sale of a property for cash proceeds of $9.6 million. As a result, the Company recorded a gain on disposal of $6.8 million within the United States segment, which is included in “Cost of services provided (exclusive of depreciation and amortization) in the Condensed Combined Statements of Income for the six months ended March 31, 2023.
Insurance
Aramark insures portions of its risk in general liability, automobile liability, workers’ compensation liability and property liability through a wholly owned captive insurance subsidiary (the “Captive”), to enhance its risk financing strategies. The Captive is subject to regulations within its domicile of Bermuda, including regulations established by the Bermuda Monetary Authority (the “BMA”) relating to levels of liquidity and solvency as such concepts are defined by the BMA. The Captive was in compliance with these regulations as of March 31, 2023. Aramark allocates certain costs associated to the Captive to the Company. The Company does not recognize liabilities related to claims from general liability, automobile liability, workers’ compensation liability and property liability on the Condensed Combined Balance Sheets as Aramark’s Captive subsidiary is the primary responsible party related to these obligations. Aramark’s Captive insurance subsidiary had estimated reserves of approximately $77.0 million and $61.7 million at March 31, 2023 and September 30, 2022, respectively, related to claims arising from the Company’s operations. Aramark’s reserves for retained costs associated with Aramark’s casualty program are estimated through actuarial methods, with the assistance of third-party actuaries, using loss development assumptions based on claims history.
Net Parent Investment
“Net parent investment” in the Condensed Combined Balance Sheets is presented in lieu of stockholders’ equity and represents Aramark’s historic investment in the Company, the accumulated net earnings after taxes of the Company and the net effect of the transactions with the allocations from Aramark. All transactions reflected in “Net parent investment” in the accompanying Condensed Combined Balance Sheets have been considered as financing activities for purposes of the Condensed Combined Statements of Cash Flows.
For additional information, see Basis of Presentation above and Note 4.
Supplemental Cash Flow Information
The Coronavirus Aid, Relief and Economic Security Act provided for deferred payment of the employer portion of social security taxes through the end of calendar 2020, with 50% of the deferred amount due December 31, 2021 and the remaining 50% due December 31, 2022. Deferred social security taxes of $16.2 million were paid during both the six months ended March 31, 2023 and April 1, 2022.
NOTE 2.SEVERANCE:
During fiscal 2023, the Company approved headcount reductions to streamline and improve the efficiency and effectiveness of operational and administrative functions. As a result of these actions, severance charges of $6.6 million were recorded within “Selling, general and administrative expenses” on the Condensed Combined Statements of Income for the six months ended March 31, 2023. As of March 31, 2023, the Company had an accrual of approximately $5.1 million related to unpaid severance obligations.
NOTE 3.GOODWILL AND OTHER INTANGIBLE ASSETS:
Goodwill represents the excess of the fair value of consideration paid for an acquired entity over the fair value of assets acquired and liabilities assumed in a business combination. Goodwill is not amortized and is subject to an impairment test that is conducted annually or more frequently if a change in circumstances or the occurrence of events indicates that potential impairment exists, using discounted cash flows.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Changes in total goodwill during the six months ended March 31, 2023 are as follows (in thousands):

	September 30,			March 31,
	2022	Acquisitions	Translation	2023
United States	$896,237	$—	$—	$896,237
Canada	67,138	—	210	67,348
Total	$963,375	$—	$210	$963,585
Other intangible assets consist of (in thousands):

	March 31,			September 30,
	2023			2022
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Customer relationship assets	$383,886	$(148,777)	$235,109	$383,801	$(135,748)	$248,053
Trade names	16,587	—	16,587	16,211	—	16,211
	$400,473	$(148,777)	$251,696	$400,012	$(135,748)	$264,264
Amortization of intangible assets for the six months ended March 31, 2023 and April 1, 2022 was approximately $13.0 million and $12.9 million, respectively.
NOTE 4.RELATED PARTY TRANSACTIONS AND PARENT COMPANY INVESTMENT
Corporate Allocations
The Company’s Condensed Combined Financial Statements include general corporate expenses of Aramark, which were not historically allocated to the Company for certain support functions that are provided on a centralized basis by Aramark and are not recorded at the Company level, such as expenses related to finance, supply chain, human resources, information technology, share-based compensation, insurance and legal, among others (collectively, “General Corporate Expenses”). For purposes of these Condensed Combined Financial Statements, General Corporate Expenses have been allocated to the Company. General Corporate Expenses are included in the Condensed Combined Statements of Income in “Selling, general and administrative expenses” with the impact related to Aramark’s gasoline and diesel derivative agreements included in “Cost of services provided.” These expenses have been allocated to the Company on the basis of direct usage where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount or other drivers. Management believes the assumptions underlying the Condensed Combined Financial Statements, including the assumptions regarding allocating General Corporate Expenses from Aramark, are reasonable. Nevertheless, the Condensed Combined Financial Statements may not include all of the actual expenses that would have been incurred and may not reflect the Company’s combined results of operations, financial position and cash flows had it been a standalone public company during the periods presented. Actual costs that would have been incurred if the Company had been a standalone public company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.
During the six months ended March 31, 2023 and April 1, 2022, General Corporate Expenses allocated to the Company were $16.1 million and $15.9 million, respectively.
Transactions with the Parent
In the ordinary course of business, the Company provides uniforms to certain food and support services contracts of Aramark in the United States and Canada, the terms of which are at fair market value. During the six months ended March 31, 2023 and April 1, 2022, these related party revenues were $26.8 million and $23.1 million, respectively, with related costs of $24.5 million and $20.8 million, respectively. Amounts receivable from Aramark for such revenues as of March 31, 2023 and September 30, 2022 were $1.1 million and $0.9 million, respectively.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Parent Company Investment
All significant intercompany transactions between the Company and Aramark have been included in the Condensed Combined Financial Statements. The total net effect of these intercompany transactions is reflected in the Condensed Combined Statements of Cash Flows as a financing activity and in the Condensed Combined Balance Sheets as “Net parent investment.”
NOTE 5.DERIVATIVE INSTRUMENTS:
Aramark enters into contractual derivative arrangements to manage changes in market conditions related to exposure to fluctuating gasoline and diesel fuel prices at the Company. Derivative instruments utilized during the period include gasoline and diesel fuel agreements. All derivative instruments are recognized as either assets or liabilities on the balance sheet of Aramark at fair value at the end of each quarter. The counterparties to Aramark’s contractual derivative agreements are all major international financial institutions. Aramark is exposed to credit loss in the event of nonperformance by these counterparties. Aramark continually monitors its positions and the credit ratings of its counterparties, and does not anticipate nonperformance by the counterparties.
Aramark’s contractual derivative arrangements have not been included within the Company’s Condensed Combined Balance Sheets as the Company did not enter into such arrangements. The corresponding impact on earnings related to the contractual derivative arrangements have been allocated to the Company as the arrangements relate to gasoline and diesel fuel utilized within the Company’s operations.
Derivatives not Designated in Hedging Relationships
Aramark entered into a series of pay fixed/receive floating gasoline and diesel fuel agreements based on the Department of Energy weekly retail on-highway index in order to limit its exposure to price fluctuations for gasoline and diesel fuel mainly for the Company’s operations. As of March 31, 2023, Aramark has contracts for approximately 5.2 million gallons outstanding through December of fiscal 2024 related to the Company. Aramark does not record its gasoline and diesel fuel agreements as hedges for accounting purposes. The impact on earnings related to the change in fair value of these unsettled contracts related to the Company was a gain of $0.6 million for the six months ended March 31, 2023 and a loss of $0.3 million for the six months ended April 1, 2022.
The following table summarizes the location of loss (gain) for the Company’s derivatives not designated as hedging instruments in the Condensed Combined Statements of Income (in thousands):

		Six Months Ended
		March 31,	April 1,
	Income Statement Location	2023	2022
Gasoline and diesel fuel agreements	Cost of services provided (exclusive of depreciation and amortization)	$420	$(3,755)

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
NOTE 6.REVENUE RECOGNITION:
Disaggregation of Revenue
The following table presents revenue disaggregated by revenue source (in millions):

	Six Months Ended
	March 31,	April 1,
	2023	2022
United States:
Uniforms	$538.7	$536.3
Workplace Supplies	736.0	669.4
Total United States	1,274.7	1,205.7

Canada:
Uniforms	$50.7	$50.2
Workplace Supplies	74.6	68.2
Total Canada	125.3	118.4

Total Revenue	$1,400.0	$1,324.1
Contract Balances
The Company defers sales commissions earned by its sales force that are considered to be incremental and recoverable costs of obtaining a contract. The deferred costs are amortized using the portfolio approach on a straight-line basis over the average period of benefit, approximately 9.0 years, and are assessed for impairment on a periodic basis. Determination of the amortization period and the subsequent assessment for impairment of the contract cost asset requires judgment. The Company expenses sales commissions as incurred if the amortization period is one year or less. As of March 31, 2023 and September 30, 2022, the Company has $101.4 million and $99.0 million, respectively, of employee sales commissions recorded as assets within “Other Assets” on the Company’s Condensed Combined Balance Sheets. During the six months ended March 31, 2023 and April 1, 2022, the Company recorded $9.9 million and $9.5 million, respectively, of expense related to employee sales commissions within “Selling, general and administrative expenses” on the Condensed Combined Statements of Income.
NOTE 7.LEASES:
The Company has lease arrangements primarily related to real estate, vehicles and equipment, which generally have terms of one to 30 years. Finance leases primarily relate to vehicles. The Company assesses whether an arrangement is a lease, or contains a lease, upon inception of the related contract. A right-of-use asset and corresponding lease liability are not recorded for leases with an initial term of 12 months or less (“short-term leases”).
Variable lease payments, which primarily consist of real estate taxes, common area maintenance charges, insurance costs and other operating expenses, are not included in the operating lease right-of-use asset or operating lease liability balances and are recognized in the period in which the expenses are incurred. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain they will be exercised or not, respectively. Options to extend lease terms that are reasonably certain of exercise are recognized as part of the operating lease right-of-use asset and operating lease liability balances.
The Company is required to discount its future minimum lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, the incremental borrowing rate. The Company primarily uses Aramark’s incremental borrowing rate as the discount rate. The Company uses a portfolio approach to determine the

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
incremental borrowing rate based on the geographic location of the lease and the remaining lease term. The incremental borrowing rate is calculated using a base line rate plus an applicable margin.
The following table summarizes the location of the operating and finance leases in the Company’s Condensed Combined Balance Sheets (in thousands), as well as the weighted average remaining lease term and weighted average discount rate:

		March 31,	September 30,
Leases	Balance Sheet Location	2023	2022
Assets:
Operating	Operating Lease Right-of-use Assets	$63,584	$72,567
Finance	Property and Equipment, net	116,073	99,294
Total lease assets		$179,657	$171,861
Liabilities:
Current
Operating	Current operating lease liabilities	$20,564	$20,899
Finance	Current maturities of financing lease obligations	24,511	20,482
Noncurrent
Operating	Noncurrent Operating Lease Liabilities	52,001	54,017
Finance	Noncurrent Financing Lease Obligations	97,556	86,783
Total lease liabilities		$194,632	$182,181

Weighted average remaining lease term (in years)
Operating leases		4.9	5.1
Finance leases		5.7	5.7
Weighted average discount rate
Operating leases		4.1%	3.6%
Finance leases		4.2%	3.9%

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The following table summarizes the location of lease related costs in the Condensed Combined Statements of Income (in thousands):

		Six Months Ended
		March 31,	April 1,
Lease Cost	Income Statement Location	2023	2022
Operating lease cost(1):
Fixed lease costs	Cost of services provided (exclusive of depreciation and amortization) / Selling, general and administrative expenses	$11,929	$12,795
Variable lease costs	Cost of services provided (exclusive of depreciation and amortization) / Selling, general and administrative expenses	4,837	4,415
Short-term lease costs	Cost of services provided (exclusive of depreciation and amortization) / Selling, general and administrative expenses	4,118	2,955
Finance lease cost(2):
Amortization of right-of-use-assets	Depreciation and amortization	15,025	14,530
Interest on lease liabilities	Interest Expense and Other, net	1,995	1,615
Net lease cost		$37,904	$36,310
__________________
(1)Excludes sublease income, which is immaterial.
(2)Excludes variable lease costs, which are immaterial.
Supplemental cash flow information related to leases for the period reported is as follows (in thousands):

	Six Months Ended
	March 31,	April 1,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases(1)	$12,179	$12,896
Operating cash flows from finance leases	1,995	1,615
Financing cash flows from finance leases	13,852	14,434
Lease assets obtained in exchange for lease obligations:
Operating leases	$8,589	$8,963
Finance leases	17,930	10,719
__________________
(1)For the six months ended March 31, 2023, excludes cash paid for variable and short-term lease costs of $4.8 million and $4.1 million, respectively, that are not included within the measurement of lease liabilities. For the six months ended April 1, 2022, excludes cash paid for variable and short-term lease costs of $4.4 million and $3.0 million, respectively, that are not included within the measurement of lease liabilities.

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
Future minimum lease payments under non-cancelable leases as of March 31, 2023 are as follows (in thousands):

	Operating leases	Finance leases	Total
2023 (remaining six months)	$11,888	$14,769	$26,657
2024	21,222	28,242	49,464
2025	16,251	25,279	41,530
2026	10,616	21,348	31,964
2027	7,194	17,095	24,289
Thereafter	13,627	27,684	41,311
Total future minimum lease payments	$80,798	$134,417	$215,215
Less: Interest	(8,233)	(12,350)	(20,583)
Present value of lease liabilities	$72,565	$122,067	$194,632
NOTE 8.SHARE-BASED COMPENSATION:
The Company has no share-based compensation plans. Certain employees of the Company have historically participated in Aramark’s Stock Incentive Plan (“Aramark Stock Plan”).
All awards granted under Aramark Stock Plan will settle in shares of Aramark common stock and are approved by Aramark’s Compensation Committee of the Board of Directors or another committee authorized by Aramark’s Board of Directors. As such, all related equity account balances, other than allocations of share-based compensation expense (see Note 4), remain at the Aramark level. The following disclosure represents share-based compensation attributable to the Company based on the awards and terms previously granted to Company employees under Aramark’s share-based payment plans and is representative of only those employees who are dedicated to the Company. Share-based compensation expense allocated to the Company for Aramark corporate employees who are not dedicated to the Company are included as a component of General Corporate Expenses. The allocation of share-based compensation expense for Aramark corporate employees was $2.0 million and $2.2 million for the six months ended March 31, 2023 and April 1, 2022, respectively.
The following table summarizes the share-based compensation expense and related information for Time-Based Options (“TBOs”), Time-Based Restricted Stock Units (“RSUs”), Performance Stock Units (“PSUs”) and Employee Stock Purchase Plan (“ESPP”) classified as “Selling, general and administrative expenses” on the Condensed Combined Statements of Income (in millions).

	Six Months Ended
	March 31,	April 1,
	2023	2022
TBOs	$0.6	$0.6
RSUs	4.3	4.3
PSUs	0.5	0.2
ESPP	0.6	1.2
	$6.0	$6.3
Taxes related to share-based compensation	$1.4	$1.3

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
The below table summarizes the number of shares granted and the weighted-average grant-date fair value per unit during the six months ended March 31, 2023:

	Shares Granted (in millions)	Weighted-Average Grant-Date Fair Value (dollars per share)
TBOs	0.1	$16.93
RSUs	0.2	$40.23
PSUs	0.1	$48.64
Total	0.4
NOTE 9.COMMITMENTS AND CONTINGENCIES:
From time to time, the Company and its subsidiaries are a party to various legal actions, proceedings and investigations involving claims incidental to the conduct of their business, including actions by customers, employees, government entities and third parties, including under federal, state, international, national, provincial and local employment laws, wage and hour laws, discrimination laws, immigration laws, human health and safety laws, import and export controls and customs laws, environmental laws, false claims or whistleblower statutes, tax codes, antitrust and competition laws, customer protection statutes, procurement regulations, intellectual property laws, supply chain laws, the Foreign Corrupt Practices Act and other anti-corruption laws, lobbying laws, motor carrier safety laws, data privacy and security laws, or alleging negligence and/or breaches of contractual and other obligations. Based on information currently available, advice of counsel, available insurance coverage, established reserves and other resources, the Company does not believe that any such actions are likely to be, individually or in the aggregate, material to its business, financial condition, results of operations or cash flows. However, in the event of unexpected further developments, it is possible that the ultimate resolution of these matters, or other similar matters, if unfavorable, may be materially adverse to the Company’s business, financial condition, results of operations or cash flows.
The Company is involved with environmental investigation and remediation activities at some of its currently and formerly owned sites (including sites which were previously owned and/or operated by businesses acquired by the Company). The Company initially provides for estimated costs of environmental-related activities relating to its past operations and third-party sites for which commitments or clean-up plans have been developed and when such costs can be reasonably estimated based on industry standards and professional judgment. These estimated costs, which are mostly undiscounted, are determined based on currently available facts regarding each site. If the reasonably estimable costs can only be identified as a range and no specific amount within that range can be determined more likely, the minimum of the range is used. The Company continuously assesses its potential liability for investigation and remediation-related activities and adjusts its environmental-related accruals as information becomes available upon which more accurate costs can be reasonably estimated. As of March 31, 2023 and September 30, 2022, the Company has $6.9 million and $6.3 million, respectively, recorded as liabilities within “Accrued expenses and other current liabilities” and $18.3 million and $18.0 million, respectively, recorded as liabilities within “Other Noncurrent Liabilities” on the Company’s Condensed Combined Balance Sheets.
The Company records the fair value of a liability for an asset retirement obligation both as an asset and a liability when there is a legal obligation associated with the retirement of a tangible long-lived asset and the liability can be reasonably estimated. The Company has identified certain conditional asset retirement obligations at various current and closed facilities. These obligations relate primarily to asbestos abatement, underground storage tank closures and restoration of leased properties to the original condition. Using investigative, remediation and disposal methods that are currently available to the Company, the estimated costs of these obligations were accrued. As of March 31, 2023 and September 30, 2022, the Company has $12.4 million and $12.1 million, respectively, recorded as liabilities within “Other Noncurrent Liabilities” on the Company’s Condensed Combined Balance Sheets.
NOTE 10.BUSINESS SEGMENTS:
The Company manages and evaluates its business activities based on geography and, as a result, determined that its United States and Canada businesses are its operating segments. The United States and Canada operating

Confidential Treatment Requested by Epic NewCo, Inc.
pursuant to 17 C.F.R. Section 200.83
segments both provide a full range of uniform programs, managed restroom supply services and first-aid and safety products, as well as ancillary items such as floor mats, towels and linens. The Company’s operating segments are also its reportable segments. Corporate includes administrative expenses not specifically allocated to an individual segment. The Company evaluates the performance of each operating segment based on several factors of which the primary financial measure is operating income. The accounting policies of the operating segments are the same as those described in Note 1.
Financial information by segment is as follows (in millions):

	Six Months Ended
	March 31,	April 1,
Revenue	2023	2022
United States	$1,274.7	$1,205.7
Canada	125.3	118.4
	$1,400.0	$1,324.1

	Six Months Ended
	March 31,	April 1,
Operating Income	2023	2022
United States	$132.1	$126.8
Canada	6.9	9.9
Total Segment Operating Income	139.0	136.7
Corporate	(45.2)	(31.9)
Total Operating Income	$93.8	$104.8

	Six Months Ended
	March 31,	April 1,
Reconciliation to Income Before Income Taxes	2023	2022
Total Operating Income	$93.8	$104.8
Interest Expense and Other, net	(0.3)	3.1
Income Before Income Taxes	$94.1	$101.7
NOTE 11.SUBSEQUENT EVENTS:
The Company has evaluated events and transactions that occurred after the date of our accompanying Condensed Combined Balance Sheets through May 26, 2023, the date these Condensed Combined Financial Statements were available for issuance, for potential recognition or disclosure in the Condensed Combined Financial Statements. There were no material recognized or unrecognized subsequent events.